Filed Pursuant to Rule 424(b)(3)
File No. 333-73720

Chadmoore Wireless Group, Inc.

Proxy Statement

Nextel Communications, Inc.

Prospectus

ASSET SALE AND DISSOLUTION AND LIQUIDATION PROPOSALS

The Asset Sale:

      Chadmoore Wireless Group, Inc. is seeking approval of the Agreement and Plan of Reorganization, dated August 21, 2000, as amended August 31, 2000, February 20, 2001, June 29, 2001 and November 16, 2001, among Nextel Communications, Inc., Nextel Finance Company, a wholly owned subsidiary of Nextel, and Chadmoore, which we refer to as the “asset sale agreement.” Assuming approval of the asset sale agreement, at the closing of the asset sale, Nextel will either issue shares of its class A common stock or deliver cash to Chadmoore with an aggregate value of up to about $130 million, which is subject to reduction for, among other things, Chadmoore’s indebtedness to Barclays Bank PLC.

The Dissolution and Plan of Liquidation:

      Chadmoore is also seeking approval of a proposal to approve the dissolution of Chadmoore and a plan of liquidation. If approved, the dissolution and liquidation will take effect only if the asset sale is completed.

Tax Consequences:

      The tax treatment of the above proposals is unclear and will depend, in part, on events that are not currently known. Depending on these events, the asset sale and the dissolution and liquidation together may or may not constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. If both of the proposals are adopted, Chadmoore will proceed with the transaction whether or not it is taxable. If both of the proposals are adopted, Chadmoore receives shares of Nextel common stock, and the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, the asset sale and the dissolution and liquidation together should be treated as a tax-free reorganization. In that case, the asset sale and the distribution of shares of Nextel common stock to the shareholders should not be taxable to Chadmoore or its shareholders.

Proxy Statement/ Prospectus:

      This document constitutes the proxy statement of Chadmoore regarding the two proposals above and the prospectus of Nextel for shares of its class A common stock that may be issued to Chadmoore.

Nextel Communications, Inc.:

      Nextel’s common stock is quoted on The Nasdaq National Market under the symbol “NXTL.”

Chadmoore Wireless Group, Inc.:

      Chadmoore’s common stock is quoted on the National Association of Securities Dealers over-the-counter bulletin board under the symbol “MOOR.OB.”

       You should read the “Risk Factors” section that begins on page 28 of this proxy statement/ prospectus for a description of some of the risks that you should consider in evaluating the asset sale and the dissolution and liquidation.

       Neither the Securities and Exchange Commission nor any state securities commission has approved the shares of Nextel common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is December 14, 2001,

and it is first being mailed to shareholders on or about December 19, 2001.

REFERENCES TO ADDITIONAL INFORMATION

      As used in this proxy statement/prospectus, “Nextel” refers to Nextel Communications, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated. This proxy statement/prospectus incorporates important business and financial information about Nextel that is not included in or delivered with this proxy statement/ prospectus. You may obtain copies of documents that Nextel files with the Securities and Exchange Commission and incorporates by reference into this proxy statement/prospectus from the Securities and Exchange Commission or, without charge, by requesting them in writing or by telephone from:

Nextel Communications, Inc.

2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: Investor Relations
Telephone: (703) 433-4300

      See “Where You Can Find More Information.” If you would like to request documents in advance of the special meeting, please do so by January 18, 2002 in order to receive them in advance of the special meeting.

      “Nextel,” “Nextel Direct Connect,” “Nextel Wireless Web” and “Nextel Worldwide” are trademarks or service marks of Nextel. “Chadmoore” and “Power To Talk Communications” are trademarks or service marks of Chadmoore. “Motorola” and “iDEN” are trademarks or service marks of Motorola, Inc.

      As used in this proxy statement/prospectus, “Chadmoore” refers to Chadmoore Wireless Group, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

      Nextel has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Nextel, and Chadmoore has supplied all information contained in this proxy statement/prospectus relating to Chadmoore. Nextel and Chadmoore have provided information relating to the asset sale, and Chadmoore has provided information relating to the dissolution and liquidation of Chadmoore.

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LIST OF ANNEXES

Annex A	Asset Sale Agreement, as amended
Annex B-1	Articles of Dissolution of Chadmoore Wireless Group, Inc.
Annex B-2	Plan of Liquidation of Chadmoore Wireless Group, Inc.
Annex B-3	Creditor Liquidating Trust Agreement
Annex B-4	Shareholder Liquidating Trust Agreement
Annex C	Sections 7-113-101 through 7-113-302 of the Colorado Business Corporation Act
Annex D	Opinion of Berwind Financial, L.P.
Annex E	Form of Voting Agreement

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QUESTIONS AND ANSWERS ABOUT THE ASSET SALE

AND THE DISSOLUTION AND LIQUIDATION

Q1:	Why is the Chadmoore board of directors proposing to sell Chadmoore’s operating assets to Nextel?

Al:	The Chadmoore board of directors believes that the asset sale is in the best interests of the Chadmoore shareholders because:

•	Chadmoore will imminently run out of cash if equity or debt financing is not obtained or a sale is not consummated;

•	despite numerous attempts to solicit proposals, the Chadmoore board of directors was not able to obtain a suitable proposal for equity or debt financing that would enable the company to continue operating as a going concern or to arrange for an acquisition of Chadmoore by merger;

•	the Chadmoore board of directors believes that Chadmoore’s significant existing indebtedness and Chadmoore’s strained relationship with its largest secured creditor, GATX Capital Corporation, have made, and will continue to make, structuring an equity or debt financing difficult; and

•	the Chadmoore board of directors believes that, due to the intangible nature of Chadmoore’s assets, the Chadmoore shareholders would receive much less for their shares if Chadmoore were liquidated without selling substantially all of its operating assets to Nextel.

Q2:	Will Chadmoore receive shares of Nextel common stock or cash in the asset sale?

A2:	Assuming the 20-day average closing price of a share of Nextel common stock is greater than $10.00, Nextel must issue shares of its common stock in payment of the purchase price. If that 20-day average closing price is $10.00 or less, Nextel may elect to pay the purchase price in cash rather than in shares of its common stock. In that event, however, Chadmoore may require Nextel to pay the purchase price in shares of Nextel common stock valued at $10.00 per share instead of the 20-day average closing price.

If Nextel pays the purchase price in cash, the asset sale and the dissolution and liquidation together would not qualify as a tax-free reorganization. It is likely, however, that, if Nextel elects to pay the purchase price in cash, Chadmoore would accept the cash payment rather than the lower purchase price represented by a payment in shares of Nextel common stock.

It is also unlikely that the transaction would be tax-free if Nextel pays in shares of its common stock valued at $10.00 per share in the event that the 20-day average closing price of a share of Nextel common stock is sufficiently less than $10.00 per share. There is also a materially increased risk that the asset sale and the dissolution and liquidation may not constitute a tax-free reorganization if the asset sale agreement is approved by the shareholders, but the dissolution and plan of liquidation is not approved.

If the transaction does not qualify as a tax-free reorganization, it would result in substantially less value to you.

Q3:	What will be the value of the shares of Nextel common stock or cash received by Chadmoore in the asset sale?

A3:	Assuming the 20-day average closing price of a share of Nextel common stock is greater than $10.00 or assuming that Nextel delivers cash, the shares of Nextel common stock issued or cash delivered to Chadmoore would have an aggregate value of about $130 million.

If the 20-day average closing price of a share of Nextel common stock is $10.00 or less and Nextel elects to pay in cash, but Chadmoore requires Nextel to issue shares of its common stock, the shares issued would have an aggregate value of less than $130 million.

The actual purchase price received by Chadmoore will be reduced by the amount of Chadmoore’s indebtedness to Barclays Bank and is subject to further reduction to the extent Chadmoore fails to deliver specified assets to Nextel. Chadmoore currently estimates that if the asset sale were to occur on February 15, 2002, its indebtedness to Barclays Bank would be about $25.6 million.

If the shareholders approve the asset sale agreement and the dissolution and plan of liquidation, Nextel pays for the assets with shares of its common stock and the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, the outstanding indebtedness to Barclays Bank will be reduced to the extent Chadmoore applies any of the proceeds from a $6.5 million loan to be made by Recovery Equity Investors II, L.P., Chadmoore’s largest shareholder, prior to the closing of the asset sale (see “Q4”). Chadmoore intends to apply about $5.2 million from this loan to the Barclays Bank indebtedness prior to the closing of the asset sale, which will reduce the amount of the Barclays Bank indebtedness outstanding to about $20.4 million. As a result, the maximum value of the shares of Nextel common stock (assuming a 20-day average closing price greater than $10.00 per share) to be received by Chadmoore would be about $109.6 million.

If the asset sale and the dissolution and liquidation do not qualify as a tax-free reorganization, Recovery Equity Investors II would not make the loan, in which case Chadmoore’s indebtedness to Barclays Bank would be higher, and the maximum value of the shares of Nextel common stock or cash to be received by Chadmoore would be about $104.4 million.

If the 20-day average closing price of a share of Nextel common stock is $10.00 or less, and Nextel elects to pay in cash, but Chadmoore requires Nextel to issue shares of Nextel common stock, the shares issued would have a lower value than described above.

To the extent Chadmoore fails to deliver channels above an agreed amount, the value of the shares of Nextel common stock to be issued or cash to be delivered to Chadmoore will be further reduced to the extent of the value of each undelivered channel.

Q4:	In what circumstances will Chadmoore receive a loan from Recovery Equity Investors II?

A4:	If the shareholders approve the asset sale agreement and the dissolution and plan of liquidation, Nextel pays for the assets with shares of its common stock and the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, Recovery Equity Investors II will loan to Chadmoore prior to the closing of the asset sale $6.5 million in cash in exchange for a promissory note, which will be payable, at Recovery Equity Investors II’s option, no later than seven days after the closing date of the asset sale, in cash, together with a facility fee of $975,000, or, on the closing date of the asset sale, in the number of shares of Nextel common stock equal to 115% of the principal amount of the promissory note. In the event Recovery Equity Investors II elects to be paid in cash and Chadmoore fails to pay the cash amount within seven days after closing, the debt will bear interest at 10% per annum. Recovery Equity Investors II has advised Chadmoore that it currently intends to elect payment in shares of Nextel common stock.

Q5:	In connection with the distribution of Chadmoore’s assets in the dissolution and liquidation, can you summarize for me the principal sources and uses of shares of Nextel common stock or cash to be received in the asset sale?

A5:	Before Chadmoore may distribute the shares of Nextel common stock or cash that it will receive in the asset sale, it must settle some of its liabilities and obligations and establish reserves to cover any additional liabilities and obligations. The following is a summary of the estimated principal sources and uses of Chadmoore’s assets after payment of the Barclays Bank debt and before distribution to holders of Chadmoore common stock and some options and warrants to purchase shares of Chadmoore common stock, and assumes that Chadmoore delivers at least the minimum number of channels to Nextel and that the asset sale occurs on February 15, 2002:

	Assuming receipt of

	Nextel
	common
	stock*	Cash

	(in thousands)

Adjusted shares of Nextel common stock or cash payable in the asset sale (see “Q3”)	$109,600	$104,400

Plus:

Estimated additional assets available before distribution	3,676	2,014

Less:

Payment to GATX Capital (see “Q6”)	21,496	21,496

Repayment of Recovery Equity Investors II loan or “make-whole” payment	7,475	544

Liquidation preference and accrued dividends on series C preferred stock held by Recovery Equity Investors II, net of warrant exercise price (see “Q12”)	706	706

Other estimated liabilities	27,599	27,599

Tax payable by Chadmoore	—	17,029

Estimated distribution to equity holders (see “Q17”)	$56,000	$39,040

*	Assumes that the asset sale and the dissolution and liquidation together qualify as a tax-free reorganization and that the indebtedness to Barclays Bank is reduced by $5.2 million (see “Q3”).

Assuming that all persons holding warrants will exercise those warrants if the exercise price is below the anticipated amount to be distributed per share, and giving effect to the net exercise of some options and warrants, the Chadmoore shareholders would receive a fraction of a share of Nextel common stock valued at about $0.79 per share (valued as of the closing date) or cash of about $0.57 per share.

If the 20-day average closing price of a share of Nextel common stock is $10.00 or less and Chadmoore exercises its right to require Nextel to pay the purchase price in shares of Nextel common stock rather than in cash (as described above in “Q2”), the value of the shares of Nextel common stock to be received by Chadmoore would be less, and the per share value to you would also be less, than indicated above. In addition, the asset sale would likely be taxable to Chadmoore, and the subsequent distribution to you of any shares of Nextel common stock would likely be taxable to you.

You would also receive less value if Chadmoore fails to deliver channels above an agreed amount to Nextel in the asset sale or if Chadmoore’s debts, liabilities or other obligations exceed management’s current estimates.

Q6:	What will Chadmoore do with the shares of Nextel common stock or cash it receives as a result of the asset sale?

A6:	Immediately following the closing of the asset sale, Chadmoore will distribute a portion of the shares of Nextel common stock or cash to its largest secured creditor, GATX Capital. If Chadmoore satisfies its indebtedness to GATX Capital with shares of Nextel common stock (rather than cash), Chadmoore is obligated to make arrangements satisfactory to GATX Capital so that GATX Capital will receive an amount equal to the indebtedness owed to it as of the closing date of the asset sale, net of any decrease in the value of the Nextel common stock, and net of any brokerage fees and other costs. Chadmoore currently estimates that if the asset sale were to occur on February 15, 2002, its indebtedness to GATX Capital would be about $21.5 million (including fees of about $2.35 million).

Q7:	How does Chadmoore intend to comply with its obligation to ensure that GATX Capital receives an amount equal to the indebtedness as of the closing date of the asset sale, net of any decrease in the value of Nextel common stock, and net of any brokerage fees and other costs?

A7:	GATX Capital has advised Chadmoore that it intends to sell any shares of Nextel common stock it receives in the public market immediately after the closing of the asset sale, which may result in a decline in the trading price of Nextel common stock. In order to ensure that GATX Capital receives an amount equal to the indebtedness as of the closing date of the asset sale, net of any decrease in the value of the Nextel common stock as a result of the sale in the public market of any of these shares or otherwise, and net of any brokerage fees and other costs, Chadmoore will pledge to GATX Capital additional shares of Nextel common stock in order to cover any shortfall in value. Chadmoore estimates that brokerage fees will be about $215,000, but cannot make any estimate of the value of additional shares of Nextel common stock that it may deliver to GATX Capital as a result of the potential decline in the market value of the Nextel common stock.

Q8:	If the shareholders approve the asset sale agreement and the dissolution and plan of liquidation of Chadmoore, what will happen on the closing date of the asset sale?

A8:	If Chadmoore receives shares of Nextel common stock in the asset sale and Chadmoore determines that the asset sale and the dissolution and liquidation qualify as a tax-free reorganization, after delivery of shares of Nextel common stock or cash valued at $21.5 million to GATX Capital and $7.475 million to Recovery Equity Investors II, it will determine the amount of assets reasonably sufficient under Colorado law to be set aside to cover all known, contingent, unliquidated and unknown claims of its creditors, including the estimated expenses of the dissolution and liquidation. Chadmoore currently estimates the amount to be set aside for creditors will be about $24.4 million, and that the expenses of the dissolution and liquidation will be about $3.2 million.

If Chadmoore receives shares of Nextel common stock in the asset sale, on the closing date of the asset sale, Chadmoore intends to sell in the public market or otherwise shares of Nextel common stock sufficient to fund the $3.2 million in estimated expenses during the period of the dissolution and liquidation. It may also sell up to $24.4 million in additional shares of Nextel common stock in the public market or otherwise in order to generate cash to begin to satisfy claims of its creditors. Any gain on sales of shares of Nextel common stock that occurs on the closing date is expected to be offset by Chadmoore’s net operating losses to the extent these losses are available.

Because the net operating losses of Chadmoore will transfer to Nextel as part of the tax-free reorganization immediately after the closing date of the asset sale, any gain on sales of shares of Nextel common stock by Chadmoore after that date (offset by available items of deduction after that date) will be taxable to Chadmoore and cannot be offset by remaining net operating losses. Chadmoore will, therefore, have an incentive to sell as many shares of Nextel common stock as possible on the closing date of the asset sale for the purpose of satisfying claims of creditors.

Chadmoore may sell up to $27.6 million in shares of Nextel common stock. The actual number of shares of Nextel common stock to be sold on the closing date of the asset sale will be determined by a special committee of the Chadmoore board of directors. In making its decision, the special committee will consider, among other things, the effect of the sales of shares on the trading price of the Nextel common stock, the benefits to Chadmoore and its shareholders of limiting Chadmoore’s tax liability, and the market risk of selling shares at a later date.

In addition, an investment banking firm has orally agreed to make Chadmoore an offer to purchase, on the closing date, the remaining block of shares of Nextel common stock set aside for GATX Capital and for claims of creditors and expenses. The special committee will evaluate this offer and will take into account market conditions, the terms of the offer, including the applicable discount, and other factors as it deems advisable. The special committee will then decide whether to sell the remaining shares in a block sale or to hold them for later sale.

If Chadmoore receives cash in the asset sale, it will determine and set aside the amount of cash and other assets reasonably sufficient under Colorado law to cover all known, contingent, unliquidated and unknown claims of its creditors, including the estimated expenses of the dissolution and liquidation.

Q9:	Assuming Nextel pays in shares of its common stock, what will Chadmoore do with the shares it does not sell on the closing date?

A9:	If Chadmoore determines that the asset sale and the dissolution and liquidation together qualify as a tax-free reorganization and any shares set aside for payment to creditors remain unsold after the closing date, Chadmoore will transfer a portion of these shares to a liquidating trust solely for the benefit of the Chadmoore creditors. This trust, which we refer to as the “creditor liquidating trust,” will be managed by specified members of the current management of Chadmoore serving as trustees.

The trustees of the creditor liquidating trust will settle valid claims of creditors and correspondingly sell the shares of Nextel common stock from time to time solely for the purpose of satisfying these settled claims.

Upon transfer of the shares to the creditor liquidating trust, which will hold these shares solely for the benefit of creditors and not for the benefit of Chadmoore or its shareholders, Chadmoore should be treated for federal income tax purposes as having transferred the shares directly to its creditors. By transferring the shares of Nextel common stock into this trust and relinquishing all rights to these shares (or the proceeds from the sale of any shares) upon any transfer, Chadmoore should be able to avoid the recognition of gain that would have been required had Chadmoore sold the shares directly and used the proceeds to satisfy the claims of its creditors.

To the extent that the value of the shares of Nextel common stock or proceeds from the sale of any shares in the creditor liquidating trust exceeds the amount necessary to satisfy all valid claims of creditors, the excess will be donated to the American Red Cross.

Because the shares of Nextel common stock in the creditor liquidating trust (including any appreciation in the value of the shares) will not be available for the benefit of the Chadmoore shareholders, Chadmoore expects to transfer into the creditor liquidating trust only the minimum number of shares (or the proceeds from the sale of these shares) it believes is necessary to satisfy known and anticipated claims and, to the extent shares of Nextel common stock are sold on the closing date, cash to pay the estimated costs and expenses of the dissolution and liquidation.

Under Colorado law, however, it will be necessary to set aside additional assets of Chadmoore, including additional shares of Nextel common stock, to satisfy contingent and unknown claims that may arise during the liquidation period. These additional assets will be transferred to a second liquidating trust primarily for the benefit of the Chadmoore shareholders, which we refer to as the “shareholder liquidating trust.”

If Chadmoore receives shares of Nextel common stock in the asset sale, in order for the asset sale and the dissolution and liquidation together to qualify as a tax-free reorganization, Chadmoore must dissolve prior to one year after the closing date of the asset sale. In the event that Chadmoore receives shares of Nextel common stock in the asset sale, and the asset sale and the dissolution and liquidation qualify as a tax-free reorganization, the shareholder liquidating trust and the creditor liquidating trust will permit Chadmoore to dissolve and, as required under Colorado law, pay its liabilities after Chadmoore’s dissolution.

If, however, Chadmoore receives shares of Nextel common stock in the asset sale and the asset sale and the dissolution and liquidation do not qualify as a tax-free reorganization, Chadmoore will not be required to dissolve within one year of the closing date of the asset sale. In this event, neither the creditor nor the shareholder liquidating trust will be necessary, and Chadmoore will distribute a portion of the shares of Nextel common stock to its equity holders within one year, and the remainder will be sold, as necessary, to satisfy the claims of creditors during the five-year liquidation period. Thereafter, the remaining assets, if any, will be distributed to equity holders of Chadmoore.

Q10:	If Nextel pays the purchase price in cash, will Chadmoore transfer the cash to the liquidating trusts?

A10:	No. As in the case of a taxable transaction in which Chadmoore receives shares of Nextel common stock, if Chadmoore receives cash in the asset sale, Chadmoore will not be required to dissolve within one year of the closing date of the asset sale. In this event, neither the creditor nor the shareholder liquidating trust will be necessary, and Chadmoore will distribute a portion of the cash to its equity holders within one year, and the remainder will be used to satisfy claims of creditors during the five-year liquidation period. Thereafter, the remaining assets, if any, will be distributed to equity holders of Chadmoore.

Q11:	When will Chadmoore dissolve?

A11:	If the dissolution and plan of liquidation is approved, as soon as practicable after the closing of the asset sale, Chadmoore will file its articles of dissolution with the Secretary of State of Colorado, cease its operations, close its stock transfer record books and delist its shares of common stock from the over-the-counter bulletin board. Thereafter, its activities will be confined to preserving the value of and selling its remaining assets and otherwise winding up its affairs.

Q12:	Assuming both the asset sale agreement and the dissolution and plan of liquidation are approved, when will shares of Nextel common stock or cash be distributed to the Chadmoore shareholders?

A12:	Because creditors of Chadmoore are entitled to be paid prior to the Chadmoore equity holders, the Chadmoore equity holders will receive assets only after adequate provision under Colorado law has been made for the claims of its creditors. To the extent that there are assets of Chadmoore available for distribution to the Chadmoore equity holders after provision for creditors has been made, the assets will be distributed to the Chadmoore equity holders as follows:

•	First, Recovery Equity Investors II, the sole holder of Chadmoore series C preferred stock, will receive, in preference to any payments to holders of Chadmoore common stock, in exchange for its shares of series C preferred stock and accrued and unpaid dividends on those shares, the number of shares of Nextel common stock or cash reflecting:

—	the stated value of the Chadmoore series C preferred stock reduced by an amount reflecting the exercise price of one of its warrants; and

—	the amount of all accrued and unpaid dividends on the shares of Chadmoore series C preferred stock.

Because the stated value of the shares of Chadmoore series C preferred stock plus accrued and unpaid dividends as of February 28, 2002 (about two weeks after the assumed closing date of the asset sale) will be about $4.6 million, and the exercise price of the warrant is about $3.9 million, Recovery Equity Investors II will be entitled to shares of Nextel common stock or cash with a value equal to the difference, which is about $706,000.

•	Second, to the extent there are assets of Chadmoore available for distribution after payment to the holder of Chadmoore series C preferred stock, holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock will receive pro rata an initial distribution of shares of Nextel common stock or cash (with the distribution to holders of options being equal to the difference between the exercise price and the amount per share to be distributed to holders of Chadmoore common stock, net of any applicable withholding tax not otherwise paid by the holder).

•	Third, to the extent there are any assets of Chadmoore available for distribution during the liquidation period, holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock will receive pro rata distributions of shares of Nextel common stock or cash (with the distribution to holders of options being equal to the difference between the exercise price and the total cumulative amount per share to be distributed to holders of Chadmoore common stock, net of any applicable withholding tax not otherwise paid by the holder).

Chadmoore expects that the initial payment, if any, to holders of Chadmoore series C preferred stock, common stock and some options and warrants to acquire shares of Chadmoore common stock will occur within about two weeks after the closing date of the asset sale. Any payments after that time will occur, if at all, when the trustees of the shareholder liquidating trust or the Chadmoore board of directors, as the case may be, determines that additional assets may be distributed in accordance with Colorado law. In any event, it is expected that, if any assets remain at the end of the five-year liquidation period, those assets will be distributed at that time to holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock.

Q13:	Which holders of options and warrants to acquire shares of Chadmoore common stock are entitled to receive distributions in the liquidation?

A13:	The Chadmoore board of directors has accelerated vesting of all options to acquire shares of Chadmoore common stock effective as of the closing date of the asset sale, has extended the term of those options through the filing date of the articles of dissolution and has determined that, unless they elect otherwise, the holders of these options outstanding as of the filing date of Chadmoore’s articles of dissolution will be entitled, in lieu of any rights under these options, to participate in the liquidation on a deemed “net” exercise basis. This means that a holder of an option will be entitled to distributions in the liquidation to the extent the distributions exceed the exercise price of his or her option.

For example, if a person holds an option to acquire shares of Chadmoore common stock at a price of $0.50 per share, and the initial distribution to holders of Chadmoore common stock is $0.70 per share, that person will receive a distribution equal to $0.20 per option, less any applicable withholding tax not otherwise paid by the holder. If the initial distribution is only $0.45 per share, the person holding that option may still receive a distribution, but if and only to the extent that the cumulative amount per share of the distributions over the liquidation period exceeds $0.50 per share.

In addition, Chadmoore and Recovery Equity Investors II have agreed that one warrant held by Recovery Equity Investors II will be deemed exercised using a portion of the stated value of the series C preferred stock, and that another warrant will be deemed exercised on a net exercise basis. In each case, Recovery Equity Investors II and Chadmoore have agreed that the number of shares of Chadmoore common stock issuable pursuant to the warrants, as well as the aggregate exercise price of each of these warrants, will be determined by them as of the day before the closing date of the asset sale based on the total anticipated amount per share to be distributed to holders of Chadmoore common stock.

Holders of warrants to acquire shares of Chadmoore common stock, other than Recovery Equity Investors II, who do not exercise their warrants before the filing date of the articles of dissolution of Chadmoore, will not be entitled to participate in the proceeds distributed in the liquidation.

Q14:	If the liquidating trusts are used, how long will they remain in existence?

A14:	Unless terminated earlier as required or permitted by Colorado law, the liquidating trusts will exist for at least five years following the filing date of the articles of dissolution in order to resolve and settle all known, contingent, unliquidated and unknown liabilities of Chadmoore. The existence of the liquidating trusts may be extended to cover valid claims brought within the five-year period, but not yet resolved within that time period, and claims that arise and are not otherwise barred by applicable law. To satisfy the requirements of a tax-free reorganization, however, the liquidating trusts will be terminated no later than the date when their existence is no longer required under Colorado law.

Q15:	Why are the liquidating trusts being used in the event of a tax-free transaction in which Chadmoore receives shares of Nextel common stock in the asset sale?

A15:	The liquidating trusts are being used to comply with the federal tax laws relating to tax-free reorganizations in an effort to minimize the tax impact of the dissolution and liquidation on Chadmoore and its shareholders. Specifically, the purpose of the creditor liquidating trust is to establish a trust to hold shares of Nextel common stock solely for the benefit of the creditors of Chadmoore. So long as neither Chadmoore nor its shareholders has any interest whatsoever in the creditor liquidating trust, no income should be recognized by Chadmoore or its shareholders on either the transfer of the shares of Nextel common stock into the creditor liquidating trust or the subsequent sale of these shares for the benefit of creditors.

The trustees of the creditor liquidating trust will not report as income to the Chadmoore shareholders any proceeds from the sale of shares of Nextel common stock for the benefit of creditors because there should be no tax impact to the shareholders. This result, however, is not certain, and you are urged to consult with your tax advisor.

The shareholder liquidating trust is being used because it is a requirement of a tax-free reorganization that Chadmoore liquidate within one year from the closing date of the asset sale. Because Colorado law requires that Colorado corporations remain in liquidation for a period of at least five years, it is necessary for the assets of Chadmoore remaining at the end of the first year after the asset sale to be transferred to a successor entity.

So long as Chadmoore confines its post-closing date activities to winding up its affairs and facilitating an orderly dissolution, dissolves within one year from the closing date of the asset sale, transfers its assets to the liquidating trusts, the liquidating trusts confine their activities to satisfying claims of creditors and, in the case of the shareholder liquidating trust, to distributing any remaining assets to the Chadmoore shareholders, and, in the case of the creditor liquidating trust, to donating any remaining assets to the American Red Cross, the liquidation requirements of a tax-free reorganization should be deemed to have been met. As a result, Chadmoore should still be in compliance with the requirements of Colorado law.

Q16:	What about the assets of Chadmoore that are not transferred to Nextel in the asset sale?

A16:	There will be some assets of Chadmoore that will not be transferred to Nextel in the asset sale. These include some licenses subject to encumbrances and various other assets incidental to Chadmoore’s business.

During the one-year period following the closing date of the asset sale, Chadmoore will liquidate the remaining assets so that only shares of Nextel common stock or cash will be transferred to the liquidating trusts. During this one-year period following the asset sale, Chadmoore will not engage in any business or income-generating activities. Chadmoore may, however, continue to operate some of the non-transferred licenses in order to preserve the title and value of these licenses until they can be liquidated.

The proceeds of the sale of any non-transferred assets will be used first to satisfy creditors, including the expenses of the dissolution and liquidation. The sale of any of these assets will be taxable to Chadmoore to the extent of any gain realized.

Q17:	What will I receive for my shares of Chadmoore common stock?

A17:	Assuming that Chadmoore delivers at least the minimum number of channels to Nextel, after payment of some known debts, liabilities and other obligations, establishment of the liquidating trusts and payments in respect of the shares of Chadmoore series C preferred stock, about $56.0 million (valued as of the closing date) in shares of Nextel common stock or about $39.0 million in cash will be available for distribution to holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock.

Further, Chadmoore has assumed that all persons holding warrants not otherwise provided for in the plan of liquidation will exercise those rights by payment of the exercise price prior to the dissolution to the extent the exercise price of the warrant is below the anticipated amount to be distributed for each share of Chadmoore common stock. Holders of warrants to acquire shares of Chadmoore common stock, other than Recovery Equity Investors II, who do not exercise their warrants before the filing date of the articles of dissolution of Chadmoore, will not be entitled to participate in the proceeds distributed in the liquidation.

Based on these assumptions, for each share of Chadmoore common stock, a holder would receive a fraction of a share of Nextel common stock valued at about $0.79 as of the closing date or a cash payment of about $0.57.

Q18:	What if Chadmoore receives shares of Nextel common stock in the asset sale and the shares decrease in value after the closing of the asset sale?

A18:	Chadmoore hopes to distribute shares of Nextel common stock to its shareholders as soon as practicable after the filing date of the articles of dissolution, which is expected to be about two weeks after the closing date of the asset sale. During that period the shares of Nextel common stock may decrease in value.

You should consider, for example, that both GATX Capital and Chadmoore will likely be selling a significant number of shares of Nextel common stock in the public market immediately after the closing of the asset sale, which may result in a decline in the trading price of Nextel common stock.

Any decrease in value will result in fewer shares being available for distribution to you because more shares will be needed to satisfy the claims of creditors, to fund expenses and to satisfy Chadmoore’s obligations to the holder of the shares of Chadmoore series C preferred stock. If the value of the shares of Nextel common stock decreases, you would receive a lower value than described in the preceding answer.

Q19:	What happens if Chadmoore’s estimates are not correct?

A19:	To the extent Chadmoore does not deliver all of the specified assets to Nextel, it will receive fewer shares of Nextel common stock or, in the event it receives cash in the asset sale, less cash. Further, to the extent Chadmoore’s debts, liabilities or other obligations exceed management’s current estimates, the value of the shares of Nextel common stock or the amount of cash to be distributed to holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock will be reduced from the estimates above.

For example, if Chadmoore fails to deliver channels to Nextel to the extent that the value of the shares of Nextel common stock issued or cash delivered to Chadmoore were reduced by $10 million, a Chadmoore shareholder would receive about $0.65 per share in shares of Nextel common stock or about $0.48 per share in cash. You would also receive less value if the amount of debts, liabilities and other obligations to be paid by Chadmoore exceeds management’s estimates.

In addition, there are other events that might impact the value of distributions to you. Chadmoore cannot be sure what amount will ultimately be distributed to you.

Q20:	What if Chadmoore fails to make an adequate reserve for all known, contingent, unliquidated and unknown liabilities?

A20:	The Chadmoore board of directors will reserve or contribute to the liquidating trusts an amount of assets it believes is reasonably sufficient to pay off all known, contingent, unliquidated and unknown liabilities that arise within about five years from the filing date of the articles of dissolution. These include claims under pending litigation and the costs of administering the dissolution and liquidation, including the liquidating trusts.

If the amount reserved or contributed to the liquidating trusts is not sufficient to cover all valid claims, and you have received a distribution of shares of Nextel common stock or cash, you will be liable to any creditors with a valid unpaid claim. Your liability is limited to the aggregate amount you received in distribution, and you are entitled to contribution from all persons who received a distribution for their pro rata share of any valid claim.

Q21:	When will the asset sale take effect?

A21:	Nextel and Chadmoore are working toward completing the asset sale as quickly as possible. In addition to your approval, we must also obtain approval of the Federal Communications Commission and satisfy various waiting period requirements under the antitrust laws.

The Federal Communications Commission has adopted an order consenting to the assignment of Chadmoore’s specialized mobile radio licenses to Nextel.

Nextel and Chadmoore received notice from the antitrust authorities that the waiting period was terminated on December 10, 2001.

We hope to complete the asset sale promptly after the special meeting.

Q22:	May I sell or assign my Chadmoore shares of common stock after the filing date of Chadmoore’s articles of dissolution?

A22:	Effective upon the filing of its articles of dissolution, Chadmoore will close its stock transfer books and delist its shares of common stock from the over-the-counter bulletin board. Thereafter, Chadmoore will not recognize any purported transfers of shares of Chadmoore common stock. Your beneficial interests in the shareholder liquidating trust will not be transferable or assignable except by will, intestate succession or otherwise by operation of law. All distributions of assets pursuant to the plan of liquidation will be made only to persons who were holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock as of the filing date of the articles of dissolution.

Q23:	When will the dissolution and liquidation of Chadmoore be complete?

A23:	The dissolution and liquidation will be completed when the shareholder liquidating trust or Chadmoore, as the case may be, distributes its remaining assets to the holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock. Because the statutory period to bring a claim under Colorado law is the later of five years after dissolution or four months after a valid claim arises, the shareholder liquidating trust or Chadmoore, as the case may be, will remain in existence for at least five years following the filing date of the articles of dissolution.

Q24:	If the asset sale agreement is approved, but the dissolution and plan of liquidation is not approved, what will Chadmoore do with the shares of Nextel common stock or cash it receives in the asset sale?

A24:	Chadmoore will complete the asset sale and rather than distributing the shares of Nextel common stock or cash to you pursuant to the proposed plan of liquidation, after setting aside a sufficient reserve for claims of creditors, will distribute the consideration received from Nextel within one year from the asset sale and will discontinue operations. In that case, there is a materially increased risk that the asset sale and the distribution of Nextel common stock other than pursuant to the dissolution and liquidation as proposed would not qualify as a tax-free reorganization.

Q25:	Will I continue to receive periodic reports from Chadmoore or the shareholder liquidating trust?

A25:	Chadmoore will continue to file reports under the Securities Exchange Act of 1934 until it transfers its assets to the shareholder liquidating trust, at which time the shareholder liquidating trust will become a reporting company. Chadmoore and/or the shareholder liquidating trust intend to seek relief from the Securities and Exchange Commission from the reporting requirements of the Exchange Act. If this relief is granted, you will then receive only limited information about Chadmoore or the shareholder liquidating trust from time to time. See “Proposal 2: The Dissolution and Liquidation — Deregistration of Shares of Chadmoore Common Stock.”

Q26:	What are the tax implications to me of the asset sale and the dissolution?

A26:	The tax implications of the asset sale and the dissolution and liquidation are unclear and will depend, in part, on events that are not currently known. The asset sale and the dissolution and liquidation together may or may not constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Assuming Nextel issues shares of its common stock and assuming the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, Chadmoore has attempted to structure the asset sale and the dissolution and liquidation together to qualify as a tax-free reorganization.

If this structure is effective for that purpose, Chadmoore expects to receive an opinion from KPMG LLP at the closing of the asset sale to the effect that the asset sale and the dissolution and liquidation together should qualify as a tax-free reorganization. The tax-free status of the asset sale and the dissolution and liquidation, however, is not a condition to completion of the transaction. If the asset sale and the dissolution and liquidation qualify as a tax-free reorganization, you will not have to pay taxes on any shares of Nextel common stock you receive in the transaction until you sell or otherwise dispose of those shares.

Although a transaction qualifies as a tax-free reorganization, the transferring corporation and/or its shareholders may, nonetheless, be required to recognize gain (and pay federal income taxes) as a result of the transaction. If the total value of all consideration you receive in the liquidation exceeds your tax basis in your shares of Chadmoore common stock, you may be required to recognize this gain to the extent of the amount of any property, other than shares of Nextel common stock, received by you, including your receipt of an interest in any property other than shares of Nextel common stock. You may be deemed to have received property other than shares of Nextel common stock as a result of the transfer of property to the shareholder liquidating trust, to the extent not offset by any liabilities of Chadmoore that are assumed by the shareholder liquidating trust.

It is possible that the trustees will not be in a position to distribute assets from the shareholder liquidating trust in time or in sufficient amounts to pay any tax to which you may be subject.

As noted above, however, the asset sale and the dissolution and liquidation may not constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This would be the case if Nextel pays the purchase price in cash, or if Nextel pays the purchase price in shares of Nextel common stock, but the value of the shares of Nextel common stock issued in the asset sale does not equal 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel. There is a materially increased risk that the asset sale and the dissolution and liquidation also may not constitute a tax-free reorganization if the asset sale agreement is approved by the shareholders, but the dissolution and plan of liquidation is not approved.

If the asset sale and the dissolution and liquidation together do not constitute a tax-free reorganization:

•	Chadmoore would recognize taxable gain or loss on the asset sale (subject to any offset for available net operating loss carryforwards of Chadmoore); and

•	the Chadmoore shareholders would recognize taxable gain or loss equal to the difference between the fair market value of the consideration they receive, including the fair market value of any shares of Nextel common stock, and their tax basis in the shares of Chadmoore stock.

Q27:	What should I do now in order to vote on the asset sale agreement and the dissolution and the plan of liquidation?

A27:	After carefully reading and considering the information contained in this proxy statement/prospectus, please vote in one of the following ways:

•	complete, sign and mail the accompanying proxy card in the enclosed envelope;

•	if your shares are held in “street name” by your bank, broker or other record holder, follow the instructions you received from them to vote your shares; or

•	if you are a registered shareholder (that is, you own your shares of record), attend the shareholders meeting and vote in person.

If you sign and send in your proxy card without specifying how to vote your shares, your shares will be voted for approval of the asset sale agreement and for approval of the dissolution and plan of liquidation.

Q28:	May I change my vote after I have mailed in a signed proxy card?

A28:	Yes. You may change your vote in one of the following ways at any time before your proxy is voted at the special meeting:

•	you may revoke your proxy by written notice delivered to the secretary of Chadmoore;

•	you may submit a new, later dated proxy card;

•	if your shares are held by your bank, broker or other record holder, you should follow the instructions you received from them; or

•	if you are a registered shareholder, you may attend the special meeting and vote in person.

Q29:	If my shares are held in “street name” by my bank, broker or other record holder, will they vote my shares for me?

A29:	Your bank, broker or other record holder will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your bank, broker or other record holder regarding how to instruct them to vote your shares. If you do not return your proxy card or if they do not properly vote your shares, your shares will not be voted on the proposed asset sale agreement or the dissolution and plan of liquidation, which will have the same effect as voting against these proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of your bank, broker or other record holder, you must contact them and request a document called a “legal proxy.” You must bring this legal proxy to the meeting in order to vote in person.

WHO CAN HELP ANSWER YOUR QUESTIONS

      If you have additional questions about the asset sale or the dissolution and liquidation you should contact:

Chadmoore Wireless Group, Inc.

2875 East Patrick Lane, Suite G, Las Vegas NV 89120
Attention: Corporate Secretary
Telephone Number: (702) 740-5633

      If you would like additional copies of this proxy statement/prospectus, or if you have questions about the special meeting, where to send your proxy card or other aspects of your vote, you should contact:

MacKenzie Partners, Inc.

156 Fifth Avenue
New York, NY 10010
Telephone Number: (800) 322-2885

SUMMARY

      This summary highlights selected information, but does not contain all of the information that is important to you. To understand fully the asset sale and the dissolution and liquidation, you should read carefully this entire document and the documents to which we have referred you. See “Where You Can Find More Information” (page 140). We have included page references parenthetically to direct you to a more complete description of each topic presented in this summary.

The Companies (Pages 97 and 98)

Chadmoore Wireless Group, Inc.
2875 East Patrick Lane, Suite G
Las Vegas, Nevada 89120
(702) 740-5633

      Chadmoore is one of the largest holders in the United States of frequencies in the 800 MHz band for commercial specialized mobile radio service. Chadmoore’s operating territory covers about 55 million people in about 180 markets, primarily in second and third tier cities throughout the United States. Chadmoore also entered the 900 MHz market with the purchase of 16 ten-channel wide-area licenses in seven metropolitan trading areas during 2000. Also known as dispatch, one-to-many or Power To Talk Communications, Chadmoore’s commercial specialized mobile radio service provides voice communications for companies with mobile workforces that have a need to frequently communicate with their entire fleet, discrete subgroups or individuals of their fleet.

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4300

      Nextel provides a wide array of digital wireless communications services throughout the United States. Nextel offers a differentiated, integrated package of digital wireless communications services under the Nextel brand name, primarily to business users. Nextel’s digital mobile network constitutes one of the largest integrated wireless communications systems utilizing a single transmission technology in the United States. This digital technology, developed by Motorola, is referred to as the integrated Digital Enhanced Network, or iDEN, technology. In addition to its domestic operations, Nextel has ownership interests in international wireless companies through its substantially wholly owned subsidiary, Nextel International, Inc.

Overview of the Asset Sale and the Dissolution and Liquidation

The Asset Sale (Page 60)

      Chadmoore proposes to sell its operating assets and limited liabilities to a wholly owned subsidiary of Nextel. We anticipate completing the asset sale during the first quarter of 2002.

The Dissolution and Liquidation (Page 87)

      Chadmoore proposes that it be dissolved and liquidated contingent upon the closing of the asset sale.

What Chadmoore Will Receive in the Asset Sale (Page 48)

      As a result of the asset sale, Chadmoore will receive shares of Nextel common stock or cash. The purchase price payable by Nextel in exchange for the assets will be reduced to the extent of the indebtedness owed by Chadmoore to Barclays Bank and will be reduced further if Chadmoore is unable to deliver specified assets to Nextel. The purchase price may also be adjusted depending on the 20-day average closing price of a share of Nextel common stock prior to the closing date of the asset sale.

      Assuming the 20-day average closing price of a share of Nextel common stock is greater than $10.00, Nextel must issue shares of its common stock in payment of the purchase price. If that 20-day average closing price is $10.00 or less, Nextel may elect to pay the purchase price in cash rather than in shares of common stock, but in that event, however, Chadmoore may require Nextel to pay the purchase price in shares of Nextel common stock valued at $10.00 per share instead of the 20-day average closing price.

      If Nextel pays the purchase price in cash, the asset sale and the dissolution and liquidation together would not qualify as a tax-free reorganization. It is likely, however, that, if Nextel elects to pay the purchase price in cash, Chadmoore would accept the cash payment rather than the lower purchase price represented by a payment in shares of Nextel common stock.

      It is also unlikely that the transaction would be tax-free if Nextel pays in shares of its common stock valued at $10.00 per share in the event that the 20-day average closing price of a share of Nextel common stock is sufficiently less than $10.00 because, in this case, it is likely that the value of the shares of Nextel common stock issued in the asset sale would not equal 80% or more of the gross fair market value of all of the properties of Chadmoore including any Chadmoore properties not acquired by Nextel. There is also a materially increased risk that the asset sale and the dissolution and liquidation may not constitute a tax-free reorganization if the asset sale agreement is approved by the shareholders, but the dissolution and plan of liquidation is not approved.

      If the transaction does not qualify as a tax-free reorganization, the transaction would result in substantially less value to you.

What You will Receive as a Result of the Asset Sale and the Dissolution and Liquidation (Page 53)

      If the asset sale and the dissolution and liquidation together qualify as a tax-free reorganization in which Chadmoore receives shares of Nextel common stock, Chadmoore will form the liquidating trusts and will transfer to them an amount of assets that, in the reasonable judgment of its board of directors, will be sufficient to satisfy the requirements of Colorado law in order to provide adequately for the payment of any known, contingent, unliquidated and unknown liabilities of Chadmoore and to satisfy the costs of the dissolution and liquidation, including administering the liquidating trusts.

      If the asset sale and the dissolution and liquidation do not qualify as a tax-free reorganization, Chadmoore will not form the liquidating trusts, but instead will set aside the assets that would have been transferred to those trusts to satisfy claims of creditors.

      Chadmoore will then file its articles of dissolution with the Secretary of State of Colorado, cease its operations, close its stock transfer record books and delist the shares of its common stock from the over-the-counter bulletin board.

      After filing the articles of dissolution and setting aside assets or transferring assets to the liquidating trusts to satisfy claims of creditors, any remaining shares of Nextel common stock or cash will then be distributed first to Recovery Equity Investors II, the holder of Chadmoore series C preferred stock, and then pro rata to holders of record of Chadmoore common stock and holders of some options and warrants to acquire shares of Chadmoore common stock, in each case to those persons who were record holders or holders of these options or warrants at the time of the filing of the articles of dissolution or, in limited circumstances, to their permitted transferees or assigns.

      After payment of all liabilities and resolution of all valid claims, any assets remaining in the shareholder liquidating trust will be distributed pro rata to persons who were holders of record of Chadmoore common stock and holders of some options and warrants at the time of the filing of the articles of dissolution or, in limited circumstances, to their permitted transferees or assigns. After payment of all liabilities and resolution of all valid claims, any assets remaining in the creditor liquidating trust will be donated to the American Red Cross.

      If the liquidating trusts are not established, any assets held by Chadmoore, after payment of all liabilities and resolution of all valid claims, will be distributed pro rata to persons who were holders of record of Chadmoore common stock and holders of some options and warrants at the time of the filing of the articles of dissolution or, in limited circumstances, to their permitted transferees or assigns.

      Chadmoore currently estimates that if the asset sale were to occur on February 15, 2002, its indebtedness to Barclays Bank would be about $25.6 million. If the asset sale qualifies as a tax-free reorganization, this outstanding indebtedness will be reduced to the extent Chadmoore applies any of the proceeds from a $6.5 million loan to be made by Recovery Equity Investors II prior to the closing of the asset sale. Chadmoore intends to apply about $5.2 million from this loan to the Barclays Bank indebtedness prior to the closing of the asset sale, which will reduce the amount of the Barclays Bank indebtedness outstanding to about $20.4 million.

      Assuming that Chadmoore delivers all required assets and that the 20-day average closing price per share of Nextel common stock is greater than $10.00, Nextel would issue shares of its common stock to Chadmoore valued at about $109.6 million. In that event, based on Chadmoore’s current estimates of its obligations and liabilities and assuming the exercise of some options and warrants to acquire shares of Chadmoore common stock, Chadmoore estimates that about $0.79 per share (based on the value of shares of Nextel common stock as of the closing date) would be available for distribution to the Chadmoore equity holders over the next several years.

      Based upon the same assumptions, except that Chadmoore fails to deliver channels to Nextel such that the shares of Nextel common stock issued to Chadmoore are reduced by $10 million, a Chadmoore shareholder would receive about $0.65 per share (based on the value of shares of Nextel common stock as of the closing date) instead of about $0.79 per share.

      Alternatively, if the purchase price is paid in cash, the asset sale would not qualify as a tax-free reorganization. In that event, Recovery Equity Investors II will not make the loan, and Nextel would deliver to Chadmoore about $104.4 million in cash, based on the first set of assumptions stated above regarding the channels delivered. In this case, a Chadmoore shareholder would receive about $0.57 per share in cash instead of about $0.79 per share in shares of Nextel common stock. If about $94.4 million in cash is delivered, based on the second set of assumptions stated above regarding the channels not delivered, a Chadmoore shareholder would receive about $0.48 per share in cash. In addition, there are other possible events that might impact the value of distributions to the Chadmoore equity holders. Chadmoore cannot be sure what amount will ultimately be distributed to you.

      If the amount reserved or contributed to the liquidating trusts is not sufficient to cover all valid claims, and you have received a distribution of shares of Nextel common stock or cash, you will be liable to any creditors with a valid unpaid claim. Your liability is limited to the aggregate amount you have received in the distribution, and you are entitled to contribution from all persons who received a distribution for their pro rata share of any valid claim.

Material Federal Income Tax Considerations (Page 56)

      The tax implications of the asset sale and the dissolution and liquidation are unclear and will depend, in part, on events that are not currently known. The asset sale and the dissolution and liquidation together may or may not constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

      Assuming Nextel issues shares of its common stock and assuming the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, Chadmoore has attempted to structure the asset sale and the dissolution and liquidation together to qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code, in which case no gain or loss generally would be recognized by the Chadmoore shareholders who receive, under the plan of liquidation, shares of Nextel common stock in exchange for shares of Chadmoore stock. The Chadmoore shareholders, however, may be required to recognize gain (but not loss) to the extent the shareholders receive property other than shares of Nextel common stock, including property other than shares of Nextel common stock that the Chadmoore shareholders may be deemed to receive as a result of their receipt of interests in the shareholder liquidating trust.

      Assuming Nextel issues shares of its common stock, the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, and that both the asset sale agreement and the dissolution and plan of liquidation are approved by the Chadmoore shareholders, it is expected that Chadmoore will receive an opinion of KPMG at the closing of the asset sale to the effect that the asset sale and the dissolution and liquidation together should be treated as a tax-free reorganization for federal income tax purposes. That opinion would be based on specified assumptions and representations from Chadmoore. No rulings have been, or will be, requested from the Internal Revenue Service regarding any tax matters. Treatment of the asset sale and the dissolution and liquidation as a tax-free reorganization under the Internal Revenue Code is not a condition to the obligations of Nextel or Chadmoore to consummate the asset sale.

      As noted above, however, the asset sale and the dissolution and liquidation may not constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This would be the case if Nextel pays the purchase price in cash, or if Nextel pays the purchase price in shares of Nextel common stock, but the value of the shares of Nextel common stock issued in the asset sale does not equal 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel. There is a materially increased risk that the asset sale and the dissolution and liquidation may not constitute a tax-free reorganization if the asset sale agreement is approved by the shareholders, but the dissolution and plan of liquidation is not approved.

      If the asset sale and the dissolution and liquidation do not constitute a tax-free reorganization:

•	Chadmoore would recognize taxable gain or loss on the asset sale (subject to any offset for available net operating loss carryforwards of Chadmoore); and

•	the Chadmoore shareholders would recognize taxable gain or loss equal to the difference between the fair market value of the consideration they receive, including the fair market value of the shares of Nextel common stock, and their tax basis in the shares of Chadmoore stock.

      Each Chadmoore shareholder should consult his or her own tax advisor concerning the tax consequences of the asset sale and the dissolution and liquidation in his or her particular individual circumstances. See “The Asset Sale and the Dissolution and Liquidation — Material Federal Income Tax Considerations.”

The Asset Sale (Page 60)

Reasons for the Asset Sale (Page 66)

      The Chadmoore board of directors believes that the asset sale is in the best interests of the Chadmoore shareholders because:

•	Chadmoore will imminently run out of cash if equity or debt financing is not obtained or a sale is not consummated;

•	despite numerous attempts to solicit proposals, the Chadmoore board of directors was not able to obtain a suitable proposal for equity or debt financing that would enable the company to continue operating as a going concern or to arrange for an acquisition of Chadmoore by merger;

•	the Chadmoore board of directors believes that Chadmoore’s significant existing indebtedness and Chadmoore’s strained relationship with its largest secured creditor, GATX Capital, have made, and will continue to make, structuring an equity or debt financing difficult; and

•	the Chadmoore board of directors believes that, due to the intangible nature of Chadmoore’s assets, the Chadmoore shareholders would receive much less for their shares if Chadmoore were liquidated without selling substantially all of its operating assets to Nextel.

      From Nextel’s perspective, the acquisition of Chadmoore’s operating assets will expand its overall spectrum position in the second and third tier markets served by Chadmoore.

Opinion of Financial Advisor (Page 68)

      The full text of the opinion of Berwind Financial, L.P. is attached as Annex D to this proxy statement/ prospectus. You should read the opinion carefully in its entirety.

      Berwind Financial, as financial advisor to the Chadmoore board of directors, has delivered its written opinion to the Chadmoore board of directors that, as of October 29, 2001, assuming, among other things, that the asset sale is tax-free and Chadmoore receives consideration of at least $103.4 million, or the asset sale is not tax-free and Chadmoore receives consideration, after taxes, of at least $103.4 million, the financial terms of the proposed asset sale are fair, from a financial point of view, to holders of Chadmoore common stock.

Voting Agreements (Page 86)

      The form of voting agreement is attached as Annex E to this proxy statement/prospectus. You should read the voting agreement in its entirety.

      Directors of Chadmoore and the principal shareholder of Chadmoore, Recovery Equity Investors II, have entered into voting agreements with Nextel. The voting agreements require these persons to vote all shares of Chadmoore common stock beneficially owned by them in favor of approval of the asset sale agreement as it has been amended. These persons were not paid additional consideration by Nextel in connection with the voting agreements, although Recovery Equity Investors II was given inducements by Chadmoore as described below.

      On the record date, the Chadmoore shareholders who entered into the voting agreements collectively held 10.38 million shares (about 22.7%) of the outstanding shares of Chadmoore common stock. This percentage does not include shares subject to options or warrants that these shareholders may be deemed to own beneficially.

Dissenters’ Appraisal Rights (Page 74)

      Chadmoore is organized under Colorado law. Under Colorado law, any holder of Chadmoore common stock who does not vote in favor of approval of the asset sale agreement, as well as the holder of shares of Chadmoore series C preferred stock, will have a right to dissent and receive from Chadmoore the fair cash value of his or her Chadmoore shares of stock in accordance with Colorado law. In order to preserve the right to exercise dissenters’ appraisal rights, a dissenting Chadmoore shareholder must deliver to Chadmoore, before the vote on the asset sale is taken at the Chadmoore special meeting, a written demand for payment for his or her shares in the manner provided under Sections 7-113-202 and 7-113-204 of the Colorado Business Corporation Act, a copy of which is attached as Annex C to this proxy statement/prospectus, and holders of Chadmoore common stock must not vote in favor of the asset sale agreement. Any holder of Chadmoore common stock or Chadmoore series C preferred stock who wishes to follow this procedure should deliver, prior to the vote at the special meeting, a written demand to: Chadmoore Wireless Group, Inc., 2875 East Patrick Lane, Suite G, Las Vegas, Nevada 89120, Attention: Corporate Secretary.

Accounting Treatment (Page 73)

      The asset sale will be treated as a “purchase” for accounting purposes.

Regulatory Approvals (Page 73)

      Nextel and Chadmoore have made filings and taken other actions, and will continue to take actions, necessary to obtain governmental approvals in connection with the proposed transactions, including filings with the Federal Communications Commission and the antitrust authorities.

      The Federal Communications Commission has adopted an order consenting to the assignment of Chadmoore’s specialized mobile radio licences to Nextel.

      The antitrust authorities notified Nextel and Chadmoore that the waiting period was terminated on December 10, 2001.

Comparison of Shareholder Rights (Page 122)

      To the extent you receive a distribution of shares of Nextel common stock, you will become a shareholder of Nextel, which is a Delaware corporation. As a result, you will have different rights as a Nextel shareholder under Delaware law than you currently have as a Chadmoore shareholder under Colorado law.

Material Provisions of the Asset Sale Agreement (Page 77)

      The asset sale agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the asset sale agreement in its entirety because it is the legal document that governs the asset sale.

Conditions to the Completion of the Asset Sale (Page 83)

      The asset sale will be completed if a number of conditions are met (or, where permitted, waived), including the following:

•	holders of Chadmoore common stock approve the asset sale agreement;

•	all necessary governmental approvals, including from the Federal Communications Commission and the antitrust authorities, are obtained; and

•	no law, injunction or order prohibits the asset sale.

      In addition, Nextel does not have to complete the asset sale if, among other things:

•	all indebtedness owed to Barclays Bank is not satisfied; or

•	the aggregate value of specialized mobile radio wireless channels delivered to Nextel by Chadmoore under the asset sale agreement is not at least $65 million.

Termination of the Asset Sale Agreement (Page 85)

      Nextel and Chadmoore may agree to terminate the asset sale agreement at any time. In addition, either party may terminate the agreement if:

•	the other party breaches its representations, warranties or obligations under the asset sale agreement in any material respect and does not or cannot cure the breach;

•	holders of Chadmoore common stock do not approve the asset sale agreement;

•	the parties do not complete the asset sale by March 31, 2002;

•	any consent required to consummate the transactions contemplated by the asset sale agreement is denied by a final order of a governmental or regulatory authority; or

•	a law or regulation makes the transaction illegal or any order or injunction permanently prohibits the transaction.

Comparative Per Share Market Price Information (Page 113)

      You can obtain quotes for shares of Nextel common stock and shares of Chadmoore common stock in newspapers, on the Internet or from your broker. On August 18, 2000, the last trading day before we announced the asset sale, Nextel common stock closed at $57.25 per share and Chadmoore common stock closed at $0.80 per share. On December 13, 2001, a share of Nextel common stock closed at $10.48 and a share of Chadmoore common stock closed at $0.52.

The Dissolution and Liquidation

Material Provisions of the Liquidating Trust Agreements (Page 92)

      Forms of the liquidating trust agreements are attached as Annexes B-3 and B-4 to this proxy statement/ prospectus. You are urged to read the forms of the liquidating trust agreements in their entirety.

      If the asset sale and the dissolution and liquidation together qualify as a tax-free reorganization in which Chadmoore receives shares of Nextel common stock, after selling shares of Nextel common stock in the public market or otherwise on the closing date of the asset sale, Chadmoore will transfer some of the remaining shares of Nextel common stock to the creditor liquidating trust.

      Chadmoore expects to transfer into the creditor liquidating trust only the minimum number of shares of Nextel common stock (or the proceeds from the sale of these shares) it believes is necessary to satisfy known and anticipated claims and, to the extent shares of Nextel common stock are sold before the closing date, cash to pay the estimated costs and expenses of the dissolution and liquidation. The balance of the shares of Nextel common stock set aside for creditors, but not contributed to the creditor liquidating trust, including those set aside for contingent and unknown claims, will initially be held by Chadmoore and within one year after the closing date of the asset sale will be placed into the shareholder liquidating trust.

      The sole purpose of the creditor liquidating trust will be to liquidate its assets to satisfy the claims of creditors.

      The creditor liquidating trust will be managed by three trustees, who will initially be Robert W. Moore, Rick D. Rhodes and Stephen K. Radusch, each of whom are executive officers of Chadmoore. After two years from the filing date of the articles of dissolution, it is expected that only Messrs. Moore and Radusch will continue to act as trustees.

      The sole responsibility of the trustees of the creditor liquidating trust will be the settlement of valid claims and the orderly liquidation of the shares of Nextel common stock to satisfy these claims. It is expected that cash will be distributed to creditors immediately after the sale of any shares of Nextel common stock. The trustees will not be permitted to engage in any speculative trading with respect to the shares of Nextel common stock.

      Unless the time period of the creditor liquidating trust is extended by the trustees under limited circumstances, the creditor liquidating trust will terminate upon the earliest to occur of:

•	the date on which the existence of the trust is no longer required by Colorado law;

•	a termination required under Colorado law; or

•	about five years from the date it is created.

      If there are any residual assets remaining in the creditor liquidating trust after all valid claims are satisfied, the assets will be donated to the American Red Cross.

      As of the date of this proxy statement/ prospectus, based on Chadmoore’s current estimates of its liabilities, the Chadmoore board of directors estimates that it will contribute assets with a value of about $27.6 million to the creditor liquidating trust. This amount is subject to change and will not be known until the closing of the asset sale.

      Holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock as of the filing date of the articles of dissolution will hold the beneficial interests in the shareholder liquidating trust. The shareholder liquidating trust agreement also provides for three trustees, who will also initially be Messrs. Moore, Rhodes and Radusch. The trustees will not be entitled to any compensation other than that which they will receive as trustees of the creditor liquidating trust.

      The duties of the trustees of the shareholder liquidating trust, among other things, are to transfer assets to the creditor liquidating trust if necessary to fund any shortfall resulting from the settlement of valid claims and to distribute the remaining assets in the shareholder liquidating trust to the beneficiaries, including holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock.

      Unless the time period of the shareholder liquidating trust is extended by the trustees under limited circumstances, the shareholder liquidating trust will terminate upon the earliest to occur of:

•	the date on which the existence of the trust is no longer required by Colorado law;

•	a termination required under Colorado law; or

•	about five years from the date it is created.

      Because a distribution of assets by the shareholder liquidating trust is considered a distribution of assets to the holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock, sales of stock by the shareholder liquidating trust may result in a tax liability to these persons. See “Material Federal Income Tax Consequences.”

      Beneficial interests in the liquidating trusts may not be transferred except by will, intestate succession or otherwise by operation of law. Other than shares of Nextel common stock, the liquidating trusts generally may not hold any listed stocks or securities, any readily marketable assets, any operating assets of an operating business, any unlisted stock of a single issuer that represents eighty percent or more of the stock of the issuer, or any general or limited partnership interest. The trustees may not receive or retain cash in excess of a reasonable amount to meet expenses, charges and obligations of the trust, the trustees and the trust assets, and to satisfy, discharge or otherwise resolve all liabilities under the trusts.

      Fees and costs of each of the liquidating trusts will be paid from the assets of the trusts.

Recommendation of the Chadmoore Board of Directors to the Shareholders (Page 47)

      The Chadmoore board of directors has unanimously determined that the asset sale and the dissolution and liquidation are fair to you and in your best interests. The Chadmoore board of directors unanimously recommends that you vote for approval of the asset sale agreement and for approval of the dissolution and plan of liquidation.

The Special Meeting (Page 45)

      The special meeting will be held at 10:00 a.m., local time, on January 28, 2002, at the Holiday Inn, 300 J Street, Sacramento, California 95814.

Voting Rights; Votes Required for Approval (Pages 45 and 46)

      You are entitled to vote at the special meeting if you owned shares of Chadmoore common stock as of the close of business on the record date of December 10, 2001. On the record date, there were 45,700,172 shares of Chadmoore common stock entitled to vote at the special meeting. Holders of Chadmoore common stock will have one vote at the special meeting for each share of common stock they owned on the record date.

      The affirmative vote of at least a majority of the outstanding shares of Chadmoore common stock is required to approve each of the asset sale agreement and the dissolution and plan of liquidation. Recovery Equity Investors II, the holder of the shares of Chadmoore series C preferred stock, is not entitled to vote the shares of series C preferred stock at the special meeting. Recovery Equity Investors II, however, also owns shares of Chadmoore common stock, which it has agreed to vote in favor of the asset sale agreement.

Share Ownership of Chadmoore’s Officers and Directors and their Affiliates (Page 117)

      On the record date, Chadmoore’s officers and directors and their affiliates owned and were entitled to vote about 10.38 million shares or about 22.7% of the outstanding shares of Chadmoore common stock. These officers and directors and their affiliates have committed to vote in favor of the asset sale agreement and have expressed an intention to vote in favor of the dissolution and plan of liquidation.

Interests of Chadmoore’s Officers and Directors and their Affiliates (Page 118)

      You should be aware that a number of Chadmoore’s officers and directors and their affiliates have interests in the asset sale and the dissolution and liquidation that are different from, or in addition to, yours. These interests include the following:

•	Chadmoore has granted options to purchase up to about 3.33 million shares of its common stock to its executive officers and some of its non-management directors. These options will be fully vested on the date of the asset sale and, pursuant to the plan of liquidation, the holders of these options will be entitled to receive distributions under the plan of liquidation based on the net value of the option at the time of distribution.

•	Chadmoore has determined to make a cash payment at the closing of the asset sale to some members of its management and some non-management directors in the aggregate amount of about $3.0 million. These stay-put cash payments will be held in escrow until the earlier of a recipient’s termination without cause and six months following the closing of the asset sale but are subject to forfeiture in the event the recipient voluntarily leaves Chadmoore or is terminated for cause within six months after the closing date of the asset sale. The recipients of the stay-put cash payments include Mr. Moore, Mr. Rhodes, Mr. Radusch, Alyson A. Sheradin, vice president, operations and director of human resources, Michelle A. McClure, legal and regulatory affairs manager, Vincent F. Hedrick, senior vice president-sales and marketing, Riaz Ali, vice president engineering, and Janice H. Pellar, Gary L. Stanford, and Mark F. Sullivan, each of whom is a non-management director of Chadmoore.

•	Chadmoore has entered into employment agreements with each of Messrs. Moore, Rhodes, Radusch and Hedrick and Ms. Sheradin, which provide that, if Chadmoore terminates the officer’s employment within one year of the closing date of the asset sale or if the officer voluntarily terminates his or her employment with Chadmoore for specified reasons during that same period, that officer will be entitled to receive various benefits. Because Chadmoore believes the asset sale will constitute constructive termination of these officers:

—	each of Messrs. Moore, Rhodes, Radusch and Hedrick and Ms. Sheradin is expected to receive shortly after the closing of the asset sale, a lump sum payment that is generally equal to 2.99 times the average annual compensation paid to him or her during the five tax years ended prior to the closing date of the asset sale or any shorter period that the officer has been employed by Chadmoore; and

—	each of Messrs. Moore, Rhodes and Radusch is also expected to receive an additional payment equal to the amount of any excise taxes that are imposed on any amounts in excess of the lump sum payment made to him (plus the amount of any excise taxes and any federal, state or local income or payroll taxes that are imposed on the additional payment).

•	If any of Messrs. Moore, Rhodes or Radusch or Ms. Sheradin is asked by the Chadmoore board of directors to continue his or her employment until the end of the first year following the closing date of the asset sale, each of these persons has agreed to do so and Chadmoore will pay that person, in addition to his or her regular salary payments, a lump sum payment equal to his or her annual compensation at the end of the earlier of that one-year period or the termination of his or her employment.

•	Messrs. Moore, Radusch and Rhodes have each agreed to act as trustees of the liquidating trusts. During the first year after the filing date of the articles of dissolution, the three trustees will receive only their compensation as executive officers of Chadmoore and will receive no separate compensation for serving as trustees. During the second year after the filing date of the articles of dissolution, each of the trustees will be paid $7,500 per month, of which $5,000 will be paid currently and $2,500 will be deferred until the completion of that second year of service. During the third through fifth years of service, Mr. Rhodes will no longer serve as a trustee, Mr. Moore will be paid $6,500 per month and Mr. Radusch will be paid $6,000 per month.

•	Pursuant to an agreement with Recovery Equity Investors II, an affiliate of Chadmoore that beneficially owns, on a fully diluted basis, about 41.6% of the outstanding shares of Chadmoore common stock, Chadmoore has agreed to permit Recovery Equity Investors II to exchange all of its shares of Chadmoore series C preferred stock, all accrued and unpaid dividends on these shares and one of its two warrants for a specified number of shares of Nextel common stock or cash. The number of shares of Nextel common stock or cash received by Recovery Equity Investors II in this exchange will be equal to the number of shares of Nextel common stock or cash it would have received had it exercised in full the warrant it is exchanging by using a portion of the stated value of the Chadmoore series C preferred stock to pay the warrant exercise price, plus the remaining stated value of the Chadmoore series C preferred stock and the amount of all accrued and unpaid dividends. Because the stated value of the series C preferred stock plus accrued and unpaid dividends exceeds the warrant exercise price by about $706,000, Recovery Equity Investors II will be entitled to receive an additional number of shares of Nextel common stock or cash equal in value to that amount.

•	In addition, Chadmoore has agreed to permit Recovery Equity Investors II to exchange its second warrant allowing it to purchase up to about 9.8 million shares of Chadmoore common stock at an exercise price of $0.001 per share on a deemed net exercise basis directly for shares of Nextel common stock or cash. The number of shares of Nextel common stock or cash will be equal to the number of shares of Nextel common stock or cash that Recovery Equity Investors II would have received if it had exercised the warrant it is exchanging in full on a net exercise basis and received shares of Chadmoore common stock.

Because the number of shares issuable pursuant to this second warrant and the other warrant described above, as well as the aggregate exercise price of each of the warrants, is to be as agreed to by Chadmoore and Recovery Equity Investors II on the day preceding the closing date of the asset sale (based on the estimated total proceeds to be distributed to the shareholders), it is impossible to determine definitively the value that Recovery Equity Investors II will receive pursuant to the warrants. See “Interests of Chadmoore’s Officers and Directors and their Affiliates — Letter Agreement with Recovery Equity Investors II.”

•	If the shareholders approve the asset sale agreement and the dissolution and plan of liquidation, Nextel pays for the assets with shares of its common stock and the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, Recovery Equity Investors II will loan to Chadmoore prior to the closing of the asset sale $6.5 million in cash in exchange for a promissory note, which will be payable, at Recovery Equity Investors II’s option, no later than seven days after the closing date of the asset sale, in cash, together with a facility fee of $975,000, or, on the closing date of the asset sale, in the number of shares of Nextel common stock equal to 115% of the principal amount of the promissory note. In the event that Recovery Equity Investors II elects to be paid in cash and Chadmoore fails to pay the cash amount within seven days after the closing, the debt will also bear interest at 10% per annum. Recovery Equity Investors II has advised Chadmoore that it currently intends to elect payment in shares of Nextel common stock. About $5.2 million of the loan proceeds will be paid to Barclays Bank immediately prior to the closing of the asset sale to reduce the outstanding balance of the Barclays Bank indebtedness.

•	If the asset sale does not qualify as a tax-free reorganization, Recovery Equity Investors II will not make the loan, but will be entitled to receive $543,700 in cash immediately following the closing as a “make-whole” payment for its consent to the deemed net exercise of all outstanding options to acquire shares of Chadmoore common stock and the resulting reduction in shares of Chadmoore common stock issuable under the warrants to acquire shares of Chadmoore common stock held by Recovery Equity Investors II.

•	Immediately following the closing of the asset sale, regardless of the tax treatment of the asset sale, Chadmoore will pay Recovery Equity Investors II all accrued and unpaid fees due under the Advisory Agreement, dated as of May 1, 1998, between Chadmoore and Recovery Equity Investors II, in the amount of about $338,500. In addition, Chadmoore has agreed to pay Recovery Equity Investors II an additional $364,600 in fees under the advisory agreement.

•	Recovery Equity Investors II has advised Chadmoore that it intends to seek reimbursement of some fees of its counsel related to the asset sale and the dissolution and liquidation, although the amount of those fees has not been quantified. As Chadmoore has not received the request, it is not able to take a position regarding the request and has made no commitment in regard thereto.

Summary Consolidated Financial Information of Nextel Communications, Inc.

      The financial information below for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 has been derived from Nextel’s audited consolidated financial statements. The financial information as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001 has been derived from Nextel’s unaudited condensed consolidated financial statements. This information reflects all adjustments necessary for the fair presentation of this information. All of these adjustments were normal and recurring, except for the effect of the change in accounting principles described below for the nine months ended September 30, 2000. You should not expect the results of operations of interim periods to be an indication of results for a full year. This information is only a summary and should be read in conjunction with Nextel’s historical financial statements contained in reports filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

      Change in accounting principle. Effective January 1, 2000, Nextel adopted the Securities and Exchange Commission’s Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements.” Based on this guidance, Nextel changed its revenue recognition method. Nextel now recognizes handset sales as operating revenues on a straight-line basis over periods of up to four years, the estimated customer relationship periods. Costs of handset sales are recognized over the same periods in amounts equivalent to the revenues recognized from the handset sales. The direct and incremental handset costs in excess of the revenues generated from handset sales are expensed immediately as these amounts exceed Nextel’s minimum contractual revenues. Under the prior method of accounting, Nextel recognized revenues from sales and related costs of handsets sold when title passed to the customer.

      Nextel has accounted for the adoption of SAB No. 101 as a change in accounting principle and, therefore, has not restated the financial statements of years prior to 2000. Additional information regarding this accounting change can be found in note 1 to the consolidated financial statements appearing in Nextel’s annual report on Form 10-K for the year ended December 31, 2000.

      For all periods presented, Nextel has classified revenues from digital handset and accessory sales within operating revenues and the related costs of digital handset and accessory sales within cost of revenues. Nextel had previously classified these amounts within selling, general and administrative expense.

      Other (expense) income, net. As more fully discussed in note 4 to the consolidated financial statements appearing in Nextel’s annual report on Form 10-K for the year ended December 31, 2000, other (expense) income, net in 2000 includes a $275 million gain realized from the exchange of Nextel’s stock in Clearnet Communications, Inc. for stock in TELUS Corporation as a result of the acquisition of Clearnet by TELUS. Other (expense) income, net in 2001 includes a $188 million charge related to the other-than-temporary decline in the fair market value of Nextel’s investment in TELUS and a $71 million foreign currency transaction loss primarily related to the weakening of the Brazilian real relative to the U.S. dollar.

      Income tax provision. In 1997, due to operating losses and the change in useful lives of some intangible assets, Nextel increased its valuation allowance for deferred tax assets resulting in a tax provision of $259 million.

						Nine Months
						Ended
	Year Ended December 31,					September 30,

	1996	1997	1998	1999	2000	2000	2001

	(in millions, except per share data)

Statement of operations data

Operating revenues	$462	$985	$2,295	$3,786	$5,714	$4,068	$5,615

Cost of revenues	402	686	1,218	1,579	2,172	1,549	2,114

Selling, general and administrative	305	711	1,297	1,672	2,278	1,642	2,236

Restructuring and impairment charges	—	—	—	—	—	—	169

Depreciation and amortization	401	526	832	1,004	1,265	898	1,270

Operating loss	(646)	(938)	(1,052)	(469)	(1)	(21)	(174)

Interest expense, net	(206)	(378)	(622)	(782)	(849)	(614)	(893)

Other (expense) income, net	(11)	7	(37)	(47)	106	(93)	(340)

Income tax benefit (provision)	307	(259)	192	28	33	24	47

Loss before extraordinary item	(556)	(1,568)	(1,519)	(1,270)	(711)	(704)	(1,360)

Extraordinary item — (loss) gain on early retirement of debt, net of income tax of $0	—	(46)	(133)	(68)	(104)	(104)	469

Mandatorily redeemable preferred stock dividends	—	(29)	(149)	(192)	(209)	(155)	(172)

Loss attributable to common stockholders	$(556)	$(1,643)	$(1,801)	$(1,530)	$(1,024)	$(963)	$(1,063)

Loss per share attributable to common stockholders, basic and diluted:

Loss before extraordinary item attributable to common stockholders	$(1.25)	$(3.21)	$(2.99)	$(2.29)	$(1.21)	$(1.14)	$(1.99)

Extraordinary item	—	(0.09)	(0.24)	(0.10)	(0.14)	(0.14)	0.61

	$(1.25)	$(3.30)	$(3.23)	$(2.39)	$(1.35)	$(1.28)	$(1.38)

Weighted average number of common shares outstanding	446	498	557	639	756	754	771

	December 31,
						September 30,
	1996	1997	1998	1999	2000	2001

	(in millions)

Balance sheet data

Cash, cash equivalents and short-term investments, including restricted portion	$145	$433	$321	$5,808	$4,674	$4,227

Property, plant and equipment, net	1,804	3,226	4,915	6,152	8,791	9,974

Intangible assets, net	4,143	4,875	5,183	4,889	5,982	6,497

Total assets	6,472	9,228	11,573	18,410	22,686	23,660

Long-term debt, capital lease and finance obligations, including current portion	2,785	5,046	7,719	11,503	14,731	16,655

Mandatorily redeemable preferred stock	—	529	1,578	1,770	1,881	2,053

Stockholders’ equity	2,809	1,913	230	2,574	2,028	1,182

Summary Consolidated Financial Information of Chadmoore Wireless Group, Inc.

     The financial information below for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 has been derived from Chadmoore’s audited consolidated financial statements. The financial information as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001 has been derived from Chadmoore’s unaudited condensed consolidated financial statements. This unaudited information reflects, in management’s opinion, all adjustments necessary for the fair presentation of this information. All these adjustments were normal and recurring. You should not expect the results of operations of interim periods to be an indication of results for a full year. This information is only a summary and should be read in conjunction with Chadmoore’s historical consolidated financial statements that are included in this proxy statement/prospectus. See “Chadmoore Wireless Group, Inc. and Subsidiaries Index to Financial Statements.”

						Nine Months
						Ended
						September 30,
	Year Ended December 31,					(unaudited)

	1996	1997	1998	1999	2000	2000	2001

	(in thousands, except per share data)

Statement of operations data

Operating revenues	$1,816	$1,900	$3,149	$6,074	$7,375	$5,680	$3,861

Cost of revenues	813	952	1,096	1,969	2,241	1,673	1,720

Selling, general and administrative	7,104	6,730	7,909	10,165	12,650	8,740	5,755

Depreciation and amortization	379	688	1,233	2,033	2,306	1,659	1,812

Cost on settlement on license dispute	—	144	—	—	—	—	—

Write down of licenses	—	—	—	—	5,152	—	—

Write down of inventory	—	—	—	—	320	—	—

Operating loss	(6,480)	(6,614)	(7,089)	(8,093)	(15,294)	(6,392)	(5,426)

Interest expense, net	(3,301)	(1,238)	(1,682)	(3,598)	(4,959)	(3,710)	(4,558)

Minority interest	—	19	(97)	(251)	(275)	(194)	(175)

Write down of management agreements and license to estimated fair value	—	(7,167)	—	—	—	—	—

Write down of investment in JJ&D, LLC	—	(443)	—	—	—	—	—

Gain on settlement of debt	47	840	—	—	—	—	—

Standstill agreement expenses	—	—	(183)	—	—	—	—

Gain on sale of intangible assets	—	—	730	374	124	—	—

Other, net	(127)	(76)	—	—	—	62	(70)

Loss before extraordinary item	(9,861)	(14,679)	(8,321)	(11,568)	(20,404)	(10,234)	(10,229)

Extraordinary item from early extinguishment of debt	—	—	—	(195)	—	—	—

Net loss	(9,861)	(14,679)	(8,321)	(11,763)	(20,404)	(10,234)	(10,229)

Preferred stock preferences	(1,203)	—	—	—	—	—	—

Series B preferred stock dividend	—	—	(70)	(18)	—	—	—

Redeemable preferred stock dividend and accretion	—	—	(290)	(532)	(694)	(459)	(620)

Loss applicable to common shareholders	$(11,064)	$(14,679)	$(8,681)	$(12,313)	$(21,098)	$(10,693)	$(10,849)

Loss applicable to common shareholders before extraordinary item	$(0.79)	$(0.73)	$(0.27)	$(0.28)	$(0.41)	$(0.21)	$(0.20)

Preferred stock preferences	(0.10)	—	—	—	—	—	—

Basic and diluted loss per share	$(0.89)	(0.73)	$(0.27)	$(0.28)	$(0.41)	$(0.21)	$(0.20)

Basic and diluted weighted average shares outstanding	12,384	20,062	32,187	43,274	51,990	51,194	52,935

						September 30,
	December 31,					(unaudited)

	1996	1997	1998	1999	2000	2001

	(in thousands)

Balance sheet data

Cash and cash equivalents	$1,463	$959	$579	$5,603	$108	$245

Property and equipment, net	3,164	5,809	12,682	14,188	12,938	11,504

Intangible assets, net	37,209	34,621	41,118	38,816	33,963	34,146

Total assets	43,128	42,008	55,520	62,220	51,744	49,819

Long-term debt, including current portion	2,748	7,252	16,408	40,422	46,216	53,188

Redeemable preferred stock	—	—	975	1,507	2,201	2,821

Shareholders’ equity (deficit)	38,571	27,957	26,172	15,947	(3,305)	(14,115)

Historical and Pro Forma Per Share Data

      The following table shows selected historical, unaudited pro forma and unaudited equivalent pro forma per share data. The historical data is based on the historical consolidated financial statements of Nextel, incorporated by reference into this proxy statement/prospectus, and of Chadmoore, which appear elsewhere in this document. You should read this in conjunction with the historical consolidated financial statements and related notes of Nextel and Chadmoore. The pro forma combined book value per share data gives effect to Nextel’s purchase of Chadmoore’s assets as if the transaction had occurred as of September 30, 2001. The pro forma combined loss per share data gives effect to the transaction as if it had occurred as of beginning of the period presented. The Chadmoore pro forma equivalent data represents the Nextel Chadmoore pro forma combined book value, dividends and loss per share multiplied by the assumed exchange ratio of 0.08 of a share of Nextel common stock for each share of Chadmoore common stock. The actual exchange ratio may be different. The unaudited pro forma data is calculated assuming that Nextel issues shares of its common stock to Chadmoore in payment of the purchase price for the Chadmoore assets and that the value of a share of Nextel common stock is $10.00 and giving effect to the assumptions set forth in the first table under “The Asset Sale and the Dissolution and Liquidation — Estimated Value of the Nextel Shares of Common Stock or Cash Available for Distribution.” The unaudited pro forma data is not necessarily indicative of the results of operations or the financial position which would have occurred had the asset sale occurred on the indicated dates or which may be attained in the future.

      The asset sale is not a significant business combination for Nextel under the reporting rules of the Securities and Exchange Commission. Therefore, no pro forma financial information has been included in this proxy statement/prospectus, except as provided below.

			Nextel
			Chadmoore	Chadmoore
	Nextel	Chadmoore	Pro Forma	Pro Forma
	Historical	Historical	Combined	Equivalent

Book value per common share

Year ended December 31, 2000	$2.29	$(0.07)	$2.40	$0.19

September 30, 2001	$1.13	$(0.31)	$1.25	$0.10

Cash dividends per common share

Year ended December 31, 2000	—	—	—	—

Nine months ended September 30, 2001	—	—	—	—

Loss per share attributable to common stockholders, basic and diluted

Year ended December 31, 2000	$1.35	$0.41	$1.35	$0.11

Nine months ended September 30, 2001	$1.38	$0.20	$1.37	$0.11

RISK FACTORS

      In determining whether you should vote in favor of the asset sale agreement and the dissolution and plan of liquidation, you should consider carefully the risks associated with the asset sale and the dissolution and liquidation and the risks associated with ownership of shares of Nextel common stock, including the following factors:

Risk Factors Related to the Asset Sale and the Dissolution and Liquidation

There may be downward adjustments to the purchase price to be paid by Nextel for the assets, which could have a significant impact on the value you receive in the transaction.

      To the extent Chadmoore borrows additional money from Barclays Bank or fails to deliver all of the required assets under the asset sale agreement, Chadmoore will be entitled to fewer shares of Nextel common stock or less cash.

      The consideration to be paid by Nextel to Chadmoore is subject to reduction for amounts payable to Barclays Bank and to the extent of the value of assets not delivered. If the closing of the asset sale is delayed, Chadmoore will owe additional interest and may be required to make additional borrowings under the Barclays Bank facility. Chadmoore cannot be sure that it will not owe more, which would reduce the amount available for distribution to its shareholders. The purchase price payable by Nextel may also be reduced to the extent that specified channels of Chadmoore are not delivered to Nextel as a result of Chadmoore’s failure to remove encumbrances on those licenses or for other reasons.

      A reduction in the proceeds received by Chadmoore could have the effect of causing the transaction to be taxable to Chadmoore at the corporate level and also to you as a shareholder. Because the amount distributed to the Chadmoore shareholders would be reduced to the extent Chadmoore must pay taxes, it would result in substantially less value to them. In addition, you may also be required to pay taxes on receipt of the shares of Nextel common stock from Chadmoore to the extent you realize gain on any shares of Nextel common stock distributed to you.

There are tax uncertainties associated with the asset sale and the dissolution and liquidation.

      The tax implications of the asset sale and the dissolution and liquidation are unclear and will depend, in part, on events that are not currently known. The asset sale and the dissolution and liquidation together may or may not constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

      Assuming the holders of Chadmoore common stock approve the asset sale agreement and the dissolution and plan of liquidation, Nextel issues shares of its common stock and the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, Chadmoore has attempted to structure the asset sale and the dissolution and liquidation together to qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. Chadmoore has not sought or obtained a ruling to this effect from the Internal Revenue Service and does not intend to do so. In addition, treatment of the asset sale and the dissolution and liquidation as a tax-free reorganization is not a condition to the obligation of Nextel or Chadmoore to consummate the asset sale.

      Assuming that the above conditions are satisfied, Chadmoore expects to receive an opinion of KPMG at the closing of the asset sale to the effect that the asset sale and the dissolution and liquidation together should be treated as a tax-free reorganization. This opinion, however, will not be binding on the Internal Revenue Service and no assurance can be given that the Internal Revenue Service will not challenge the conclusion expressed in this opinion.

      In addition, there are tax uncertainties associated with any transfer of the shares of Nextel common stock into the liquidating trusts. The Chadmoore shareholders will likely recognize gain if and when the shareholder liquidating trust disposes of any shares of Nextel common stock in exchange for consideration to the extent the Chadmoore shareholders pro rata portion of this consideration exceeds their pro rata portion of the adjusted tax basis in the shares of Nextel common stock disposed of by the liquidating trusts. Although Chadmoore believes that neither Chadmoore nor its shareholders will be required to recognize gain on the transfer of any of the shares of Nextel common stock to the liquidating trusts or upon the disposition of any of the shares by the creditor liquidating trust, this belief is based on authority relating to similar, but not identical, transactions. There are no specific rules or regulations on which to rely. Moreover, Chadmoore has not sought or obtained a ruling to this effect from the Internal Revenue Service and will not obtain an opinion from KPMG to this effect. See “The Asset Sale and the Dissolution and Liquidation — Material Federal Income Tax Considerations.”

      If prior to the closing date of the asset sale, the 20-day average closing price of a share of Nextel common stock is $10.00 or less, Nextel may elect to pay the purchase price in cash rather than in shares of its common stock. In that event, however, Chadmoore may require Nextel to pay the purchase price in shares of Nextel common stock valued at $10.00 per share instead of the 20-day average closing price. If that occurred, the value of the shares of Nextel common stock issued in the asset sale may not equal or exceed 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, and the transaction may not qualify as a tax-free reorganization. If Chadmoore receives cash in the asset sale, any amounts you receive in the liquidation will be taxable to you.

Approval by the Chadmoore shareholders of the asset sale, but not the dissolution and plan of liquidation, may have material adverse tax consequences to Chadmoore and its shareholders.

      In the event the Chadmoore shareholders approve the asset sale agreement, but fail to approve the dissolution and plan of liquidation, there is a materially increased risk that the asset sale and the dissolution and liquidation together would not qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. If the asset sale and the dissolution and liquidation do not qualify as a tax-free reorganization, Chadmoore and its shareholders will suffer material adverse tax consequences. These consequences include, but are not limited to, Chadmoore incurring corporate level tax liability to the extent that the asset sale results in net taxable gain to Chadmoore, and the Chadmoore shareholders incurring a shareholder-level tax liability in the event property, including the shares of Nextel common stock or cash, is distributed to the shareholders to the extent that the value of the property exceeds the shareholders’ tax basis in their shares of Chadmoore stock.

Assuming Nextel pays the purchase price in shares of Nextel common stock, the price of a share of Nextel common stock may decline after the asset sale, and Chadmoore may not have sufficient assets to pay its liabilities or to make any distributions to the shareholders.

      On August 18, 2000, the last trading day before the announcement of the asset sale, the closing price of a share of Nextel common stock was $57.25. On December 13, 2001, the closing price for a share of Nextel common stock was $10.48. The trading price of the Nextel common stock could decline after the closing of the asset sale as a result of a variety of reasons, including overall market conditions, conditions in the market for wireless services providers or unusual selling pressure.

      You should be aware that GATX Capital, which will receive shares of Nextel common stock with a value of at least $21.5 million (if Nextel pays in shares of its common stock) on the closing date of the asset sale, has advised Chadmoore that it intends to sell those shares in the public market immediately following the closing date of the asset sale. In addition, if Nextel pays in shares of its common stock, Chadmoore may sell up to about $27.6 million in shares of Nextel common stock in the public market or otherwise on the closing date of the asset sale. These sales may create downward pressure on the trading price of the Nextel common stock. In addition, any subsequent sales of shares of Nextel common stock by the creditor liquidating trust could also create downward pressure on the trading price of the Nextel common stock.

      To the extent the value of shares of Nextel common stock received by Chadmoore declines between the closing of the asset sale and the date the shares are distributed to holders of Chadmoore common stock and some options and warrants, you will receive less value. Further, if the decline is significant, the market value of the shares of Nextel common stock received in the asset sale may not be sufficient to satisfy all of Chadmoore’s liabilities, in which event the shareholders would not receive any distributions.

You may be liable to creditors of Chadmoore if you receive a distribution and there are insufficient assets available to satisfy claims of creditors.

      Under Colorado law, the Chadmoore board of directors is charged with determining the amount of assets to be reserved to pay Chadmoore’s known, contingent, unliquidated and unknown claims, including the estimated expenses of the dissolution and liquidation. Only after sufficient assets are reserved can the board of directors distribute assets to the Chadmoore equity holders. It is impossible for the Chadmoore board of directors to know with certainty that all claims and potential claims are provided for adequately. In addition, some claims may be brought more than five years after the filing date of the articles of dissolution, subject to the applicable statute of limitations. In the event that the assets reserved are insufficient to satisfy all of the claims that arise within the applicable claim period, the unpaid creditors are entitled to compensation from the persons receiving distributions for that amount. You are liable only up to the amount of assets you receive in the distribution, and, to the extent that you are required to pay more than your pro rata amount of the claim, you may seek contribution from the other persons receiving distributions. Seeking contribution would be difficult and costly due to the large number of persons receiving distributions.

If Chadmoore needs to raise additional funds, fewer assets will be available for distribution to you.

      Chadmoore has in place a working capital facility with Barclays Bank to fund its current operations. This facility is to be repaid with funds from Nextel at the closing of the asset sale. In order for the asset sale and the dissolution and liquidation to qualify as a tax-free reorganization described in Section 368(a)(1)(C) of the Internal Revenue Code, the value of the shares of Nextel common stock issued in the exchange must equal 80% or more of the gross fair market value of all the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel. Thus, the amount of property other than shares of Nextel common stock, known as “boot,” that can be received by Chadmoore in exchange for its assets is limited.

      For purposes of calculating the amount of boot received, an assumption of liabilities is considered boot if other cash boot is received. The Internal Revenue Service is likely to treat the principal on the Barclays Bank loan facility, estimated to be about $25.6 million at February 15, 2002, as cash boot rather than as an assumption of a liability. In addition, future lease commitments of Chadmoore assumed by Nextel are estimated to be about $3.0 million at February 15, 2002. Chadmoore anticipates that it will need to pay about $1.33 million to the Federal Communications Commission at the closing of the asset sale in order to obtain releases of liens on some of the licenses it will transfer to Nextel. Chadmoore will also have working capital needs through the closing. To minimize drawing additional amounts on the Barclays Bank facility and to avoid jeopardizing the tax-free nature of the transaction, Chadmoore has entered into an agreement to obtain additional funds from Recovery Equity Investors II under specified circumstances because Chadmoore may not be able to obtain alternate financing. Chadmoore intends to use a portion of these loan proceeds to reduce the outstanding balance of the Barclays Bank indebtedness as described below.

      If the shareholders approve the asset sale agreement and the dissolution and plan of liquidation, Nextel pays for the assets with shares of its common stock and the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, Recovery Equity Investors II will loan to Chadmoore prior to the closing of the asset sale $6.5 million in cash in exchange for a promissory note, which will be payable, at Recovery Equity Investors II’s option, no later than seven days after the closing date of the asset sale, in cash, together with a facility fee of $975,000, or, on the closing date of the asset sale, in the number of shares of Nextel common stock equal to 115% of the principal amount of the promissory note. Repayment of this loan will reduce the amount of assets available for distribution to you. In the event that Recovery Equity Investors II elects to be paid in cash and Chadmoore fails to pay the cash amount within seven days after the closing, the debt will also bear interest at 10% per annum. Recovery Equity Investors II has advised Chadmoore that it currently intends to elect payment in shares of Nextel common stock. About $5.2 million of the loan proceeds will be paid to Barclays Bank immediately prior to the closing of the asset sale to reduce the outstanding balance of the Barclays Bank indebtedness to about $20.4 million.

      If the asset sale and the dissolution and liquidation together do not qualify as a tax-free reorganization, Chadmoore may still be required to raise additional funds, either debt or equity, for the reasons described above or for other purposes. If the funding is debt, it will reduce the amount of assets available for distribution to you. If the funding is equity, it will result in dilution of your equity interest, and fewer shares of Nextel common stock or less cash will be available for distribution to you.

Upon filing of the articles of dissolution, you will not be able to transfer your Chadmoore shares.

      Upon filing of the articles of dissolution with the Colorado secretary of state, Chadmoore will close its stock transfer record books and delist its securities from the over-the-counter bulletin board. From then on, Chadmoore will not recognize any transfers of shares of Chadmoore stock, except by will, intestate succession or otherwise by operation of law.

Beneficial interests in the shareholder liquidating trust will not be transferable, except by will, intestate succession or otherwise by operation of law.

      Holders of beneficial interests in the shareholder liquidating trusts will not be able to transfer the beneficial interests that they receive in the shareholder liquidating trust, except by will, intestate succession or otherwise by operation of law. The beneficial interests, therefore, will be illiquid, and former shareholders and holders of options and warrants to acquire shares of Chadmoore common stock will be required to retain their beneficial interests in the shareholder liquidating trust until this trust is completely liquidated, which may take a considerable amount of time.

Assuming Nextel pays the purchase price in shares of common stock, the Chadmoore shareholders will have no control over Nextel’s future operations.

      The Chadmoore shareholders presently have the power to approve or reject any matter requiring the approval of the shareholders under Colorado law and the Chadmoore articles of incorporation. After the asset sale, and assuming Nextel issues shares of its common stock that are distributed to the Chadmoore shareholders, the Chadmoore shareholders, in the aggregate, will hold an immaterial percentage of the outstanding shares of Nextel common stock. Even if all of the former Chadmoore shareholders voted in concert on all matters presented to the Nextel shareholders from time to time, this number of shares of Nextel common stock, without a substantial number of other holders voting the same way, will not affect the outcome of proposals voted upon by the Nextel shareholders.

Shares of Nextel common stock may be affected by factors different from those affecting shares of Chadmoore common stock.

      Upon the completion of the asset sale and the dissolution and liquidation and assuming Nextel issues shares of its common stock in the asset sale, holders of Chadmoore common stock (other than those receiving solely cash upon the exercise of dissenters’ appraisal rights) and options and warrants to acquire shares of Chadmoore common stock will become holders of Nextel common stock. Nextel’s business differs from that of Chadmoore, and Nextel’s results of operations, as well as the price of shares of Nextel common stock, may be affected by factors different from those affecting Chadmoore’s results of operations and the price of shares of Chadmoore common stock. For a discussion of Nextel’s and Chadmoore’s respective businesses, see Nextel’s annual report on Form 10-K for the fiscal year ended December 31,

2000, which is incorporated by reference in this proxy statement/prospectus, and the description of Chadmoore’s business under the caption “Business of Chadmoore.”

The Federal Communications Commission must approve the assignment of Federal Communications Commission licenses to Nextel and could delay or refuse to approve the transfer or impose conditions that could adversely affect the value of what you receive.

      The approval by the Federal Communications Commission is required for the assignment of Chadmoore’s specialized mobile radio licenses to Nextel. Completion of the asset sale is conditioned, among other factors, upon grants of the requisite Federal Communications Commission consents becoming “final.” A final Federal Communications Commission order is one that has not been stayed and is no longer subject to review by the Federal Communications Commission because the statutory period for seeking this review has expired without any request for review or stay pending.

      Although the Federal Communications Commission has adopted an order consenting to the assignment of Chadmoore’s specialized mobile radio licences to Nextel, we cannot assure you that the Federal Communications Commission will not reconsider and set aside this assignment or that the Federal Communications Commission will not subject this assignment to conditions or restrictions. This reconsideration or an imposition of adverse restrictions and/or conditions could be triggered by the Federal Communications Commission on its own motion, or by adverse public comment to the Commission. Conditions or restrictions imposed on any licenses assigned could impair the value of the licenses and reduce the value of shares of Nextel common stock to be issued or cash to be delivered by Nextel to Chadmoore.

Chadmoore might not be able to receive an optimal value from the sale of its other assets.

      The value that holders of Chadmoore common stock and some options and warrants to purchase shares of Chadmoore common stock ultimately realize as a result of the distribution of shares of Nextel common stock or cash in the dissolution and liquidation is dependent, in part, on the proceeds received from the sale or other disposition of Chadmoore’s assets not sold to Nextel. It may be difficult to obtain an optimal return when selling the assets in connection with the dissolution and liquidation.

The total value that holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock will receive upon liquidation is subject to many variables and risks, many of which will not be known at the time of the shareholder vote.

      Holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock will receive shares of Nextel common stock or cash after assets are reserved to pay Chadmoore’s creditors. The amount available for the initial distribution will depend on:

•	whether shares of Nextel common stock are valued at a price of $10.00 or below;

•	whether Chadmoore will incur tax at the corporate level on the consideration it receives from Nextel;

•	the proceeds received from the sale or other disposition of Chadmoore’s assets not sold to Nextel, which may not be as much as Chadmoore anticipates;

•	the amount of Chadmoore’s actual and potential liabilities, such as any payments made in connection with any legal proceeding, which may exceed Chadmoore’s estimates;

•	the amount of any additional indebtedness incurred prior to the closing of the asset sale;

•	the estimated costs of the liquidation; and

•	assuming Nextel pays the purchase price in shares of common stock, the value of the shares of Nextel common stock on the distribution date.

      Chadmoore’s financial estimates are based on assumptions believed to be reasonable by its management as of the date of this proxy statement/prospectus. There can be no assurance that these estimates are or will be correct. Chadmoore cannot be sure what amount will ultimately be distributed to you.

      Holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock may also receive distributions of cash or stock from the shareholder liquidating trust from time to time. The amount and timing of these distributions will depend upon the overall amount available for distribution, as well as the amount of claims and liabilities that arise during the liquidation period. The amount available for distribution may also be impacted by fluctuations in the trading price of the Nextel common stock. Historically, the trading price of the Nextel common stock has been subject to significant volatility. The risks associated with an investment in Nextel common stock are discussed under the caption “ — Risk Factors Relating to Nextel.”

The trustees might not distribute funds sufficient to pay tax liabilities arising from sales of assets by the shareholder liquidating trust.

      As discussed more fully under the heading “The Asset Sale and the Dissolution and Liquidation — Material Federal Income Tax Considerations,” for tax purposes, holders of the beneficial interests in the shareholder liquidating trust are treated as if they owned the assets of that trust. If the trustees of the shareholder liquidating trust dispose of assets to pay liabilities or if assets are transferred to the creditor liquidating trust, holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock may have taxable income. It is possible that the trustees of the shareholder liquidating trust might not distribute assets at times or in amounts sufficient to satisfy any of these tax liabilities.

You may only receive limited information regarding Chadmoore and the liquidating trusts.

      Because the beneficial interests in the liquidating trusts will not be assignable or transferable, except by will, intestate succession or otherwise by operation of law and to relieve itself or the shareholder liquidating trust of the economic burden of full reporting, Chadmoore intends to seek relief from the Securities and Exchange Commission from the reporting requirements under the Securities Exchange Act of 1934 for itself or the shareholder liquidating trust, in which case you would only receive limited information. Chadmoore anticipates that, if this relief is granted, Chadmoore or the shareholder liquidating trust, as the case may be, would continue to file annual reports containing unaudited financial statements under cover of Form 10-K, current reports on Form 8-K to disclose material events relating to the dissolution and liquidation, and any other reports that the Securities and Exchange Commission might require should it grant Chadmoore’s request for deregistration. Chadmoore or the shareholder liquidating trust, as the case may be, would also mail these reports to all beneficiaries of the shareholder liquidating trust. See “Proposal 2: The Dissolution and Liquidation — Deregistration of Shares of Chadmoore Common Stock.”

As unregistered investment companies, Chadmoore and the liquidating trusts will have limitations on activities they can participate in, including activities intended to protect the value of the shares of Nextel common stock or cash they will receive, and could become subject to substantial regulation with respect to capital structure, corporate governance and transactions with affiliates.

      Assuming Nextel issues shares of its common stock in payment of the purchase price of Chadmoore’s assets, more than 40% of Chadmoore’s assets will be comprised of shares of Nextel common stock at the closing of the asset sale. As a result, Chadmoore will be an investment company under the Investment Company Act of 1940, as amended. Upon transfer of these assets to the liquidating trusts, the liquidating trusts will also be investment companies. Because they will not be registering as investment companies with the Securities and Exchange Commission, Chadmoore and the liquidating trusts must strictly limit their activities to only those incidental to their dissolution and will not be able to engage in any other business activities. In addition, during the period of liquidation and distribution of assets to Chadmoore’s creditors and holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock, Chadmoore and the liquidating trusts will only be able to make new investments in specified short-term fixed income instruments, such as U.S. Treasury bills, money market mutual funds, certificates of deposit and high grade commercial paper. This will limit their ability to hedge against potential losses in the value of the Nextel common stock and will limit the return they can earn on investments of any available cash, which may affect the value of the cash or shares of Nextel common stock or cash you receive. Also, the liquidating trusts may have restrictions on the number of years they may hold shares of Nextel common stock, and they could be required to distribute or sell these shares during periods of unfavorable values.

      Deviations from these restrictions could result in the imposition of civil or criminal penalties or the voidability of transactions by Chadmoore or the liquidating trusts. Furthermore, they could be required to register as investment companies, which would subject them to substantial regulations governing, among other things, their capital structure, leverage, corporate governance and transactions with affiliates.

Risk Factors Relating to Nextel

Nextel has a history of net losses and negative cash flow and may not be able to satisfy its cash needs from operations.

      Since Nextel began operations in 1987, it has never generated sufficient cash flow from operations to fund its business and its expansion. If Nextel cannot achieve profitability, it may not be able to meet its debt service, working capital, capital expenditure or other cash needs. Nextel expects that losses will continue for the next several years as it builds, expands and enhances its digital mobile network. Nextel does not know when, if ever, its cash flows from its internal business operations will support its growth and continued operations. Nextel had losses attributable to common shareholders of $1.02 billion during 2000 and $1.06 billion for the nine months ended September 30, 2001. Nextel’s accumulated deficit was $7.45 billion at September 30, 2001.

If Nextel cannot obtain additional funds when needed, it may not be able to implement its business plan.

      Nextel’s long-term cash needs may be much greater than its cash on hand and availability under its existing financing agreements. Nextel may not be able to raise additional financing when needed, on acceptable terms or at all. As a result, Nextel cannot be sure that it will have adequate capital to:

•	implement future expansion and enhancement of its digital mobile network, including any enhanced integrated Digital Enhanced Network, or iDEN, services to expand wireless voice capacity, enhanced data services or potential “third generation” or “3G” mobile wireless services;

•	maintain its current levels of operation;

•	meet its debt service requirements; or

•	pursue strategic acquisitions or other opportunities to increase its spectrum holdings, including those that would be necessary to support or provide potential “3G” mobile wireless services.

      Nextel’s failure to timely achieve each of these goals could result in the delay or abandonment of some or all of its development, expansion and acquisition plans and expenditures, which could have an adverse effect on Nextel.

      Nextel’s bank credit facility as in effect on September 30, 2001 provided for total secured financing capacity of up to $6.0 billion, provided Nextel satisfies financial and other conditions. As of September 30, 2001, Nextel had borrowed $4.5 billion of this secured financing. Nextel’s ability to access the availability under its revolving credit facility is limited by various financial covenants and ratios, including the ratio of its total debt to operating cash flow. The availability of additional financing under Nextel’s bank credit facility is also subject to the satisfaction of covenants under indentures relating to its public notes. Nextel’s access to additional funds may be limited by:

•	the terms of its existing financing agreements, including restrictive covenants;

•	existing debt service requirements;

•	market conditions affecting the telecommunications industry in general; and

•	specific factors affecting its attractiveness as a borrower or investment vehicle, including:

—	the terms of options, warrants and convertible securities issued to others, that may make equity financings more difficult;

—	the ability to relocate current spectrum licensees from some frequencies in order to remove them from spectrum as to which Nextel was the highest bidder at an auction;

—	the potential commercial opportunities and risks associated with implementation of its business plan;

—	the market’s perception of its performance and assets; and

—	the actual amount of cash Nextel needs to pursue its business strategy.

      Other than its existing financing agreements, Nextel currently has no legally binding commitments or agreements with any third parties to obtain any material amount of additional debt or equity financing.

Funding requirements for Nextel’s international operations may result in less funding available for its domestic use or cause other adverse results.

      Nextel has funded a very substantial portion of the cash needs of Nextel International during 2001. To the extent Nextel provides additional funding to Nextel International, Nextel’s overall cash needs will increase, resulting in a lesser amount of cash availability to it for domestic use. Based on Nextel International’s current capital commitments and anticipated cash needs of its subsidiaries, Nextel International believes that it presently has available cash resources to fund its operations only until shortly after the end of 2001, and that it will need to rely on external sources of funding to supply cash needed to implement its business plans and continue operations thereafter. If Nextel International cannot obtain sufficient funds when needed, it may be required to write-down the carrying values of its long-lived assets, including property, plant and equipment, licenses, goodwill and other intangible assets, to their estimated fair values, which may have a material adverse impact on Nextel’s consolidated financial position and results of operations.

Nextel’s existing financing agreements contain covenants that limit how it conducts business, which may affect its ability to grow as planned.

      As a result of restrictions contained in Nextel’s financing agreements, Nextel may be unable to raise additional financing, compete effectively or take advantage of new business opportunities. This may affect Nextel’s ability to generate revenues and profits, which may adversely affect it. The indentures governing Nextel’s public notes and its existing financing agreements contain covenants that limit how Nextel conducts business by restricting its ability to:

•	incur or guarantee additional indebtedness, including additional borrowings under existing financing arrangements;

•	pay dividends and make other distributions;

•	prepay subordinated indebtedness;

•	make investments and other restricted payments;

•	create liens;

•	sell assets; and

•	engage in transactions with affiliates.

      Any future financing arrangements are expected to contain covenants similar to or more restrictive than those contained in Nextel’s existing debt financing arrangements. These future agreements may also contain other covenants, including covenants requiring Nextel to maintain specified financial ratios and satisfy financial tests.

Nextel may not be able to obtain additional spectrum, which may adversely impact its ability to implement its business plan.

      Nextel may seek to acquire additional spectrum, including through participation as a bidder or member of a bidding group in government-sponsored auctions of spectrum. Nextel may not be able to accomplish any spectrum acquisition or the necessary additional capital for that purpose may not be available on acceptable terms, or at all. If sufficient additional capital is not available, to the extent Nextel is able to complete any spectrum acquisition, the amount of funding available to it for its existing businesses would be reduced. Even if Nextel is able to acquire spectrum, it may still require additional capital to finance the pursuit of any new business opportunities associated with its acquisitions of additional spectrum, including those necessary to support or provide potential “third generation” or “3G” wireless services. This additional capital may not be available.

      Nextel cannot be sure that any spectrum auctions will occur or, if so, on their currently announced schedules. Nextel also cannot be sure:

•	in which auctions it will participate, alone or as a member of a bidding group;

•	whether it or any bidding group in which it is a participant will be a successful bidder and will be awarded spectrum licenses in any auction; and

•	what amounts would be required to be bid to prevail in any auction.

If Nextel is unable to compete effectively in the highly competitive wireless communications industry, its future growth and operating results will suffer.

      Nextel’s ability to compete effectively with other established and prospective wireless communications service providers depends on the factors below, among others.

If Nextel’s wireless communications technology does not perform in a manner that meets customer expectations, it will be unable to attract and retain customers.

      Customer acceptance of the services Nextel offers is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on its digital mobile network. Nextel may have difficulty attracting and retaining customers if it is unable to address and resolve satisfactorily performance issues as they arise or if those issues:

•	limit its ability to expand its network coverage or capacity as currently planned; or

•	were to place it at a competitive disadvantage to other wireless service providers in its markets.

Nextel’s coverage is not as extensive as that of other wireless service providers, which may limit its ability to attract and retain customers.

      Since Nextel’s digital mobile network does not provide roaming coverage on a nationwide basis as is available through some cellular and personal communication services providers, it may not be able to compete effectively against those providers. The coverage areas of these other providers include areas where Nextel’s network, or that of its affiliate Nextel Partners, Inc., has not been built or will not be built. In addition, some of its competitors provide their customers with handsets with both digital and analog capability, which expands their coverage, while Nextel has only digital capability. Nextel cannot be sure that it, either alone or together with Nextel Partners, will be able to achieve comparable system coverage or that a sufficient number of customers or potential customers will be willing to accept system coverage limitations as a trade-off for its multi-function wireless communications package.

Nextel’s channels of distribution for its digital mobile network products and services are not as extensive as some of its competitors, which may limit its ability to compete effectively.

      Since many of its competitors have established long-standing extensive networks of retail locations, including locations dedicated solely to their products, and multiple distribution channels, they have access to more potential customers than Nextel does. Although Nextel recently acquired a substantial number of the retail distribution outlets previously operated by Let’s Talk Cellular & Wireless, Inc., at this early stage of ownership and operation of these retail locations, Nextel cannot estimate with certainty what proportion of its handset additions will come through this new distribution channel or whether it will achieve the anticipated benefits of this new distribution channel to the degree or on the schedule that it hopes to achieve them. Over the past few years Nextel has increased its handset sales through its indirect distributors. However, as Nextel has expanded its retail subscriber base by increased handset sales through indirect distribution channels, as price competition in the wireless industry has intensified and as Nextel’s product and service offerings have begun to attract increasing numbers of individual and non-business users, its average revenue per handset has decreased and may continue to decrease and its customer retention has been and may continue to be adversely affected.

Nextel’s ability to grow may be limited by its ability to expand system capacity and improve the adequacy and efficiency of its information systems and business processes.

      Nextel’s inability to timely and efficiently meet the demands for its services could decrease or postpone subscriber growth, or delay or otherwise impede billing and collection of amounts owed, which would adversely affect its growth and performance. To increase the number of subscribers on its digital mobile network, Nextel must be able to, among other things, successfully plan for additional system capacity at levels needed to meet anticipated new subscribers, as well as the related increases in system usage, and obtain additional spectrum when and where required. Furthermore, Nextel must secure sufficient transmitter and receiver sites at appropriate locations in its markets to meet planned system coverage and capacity targets and obtain adequate quantities of base radios and other system infrastructure equipment, as well as adequate volumes and mix of handsets and related accessories, to meet subscriber demand and system loading rates. Since Nextel has contractual arrangements with Nextel International and Nextel Partners that contemplate the proportionate allocation of this equipment among Nextel and those entities if there is an equipment shortage, these supplies may not be available in sufficient quantities for Nextel’s domestic use.

      Nextel’s ability to improve the efficiency and speed of the processes for its customer service and accounts receivable collection functions will affect its ability to add customers. For example, the length of time between customer order to activation of service on the digital mobile network is currently longer than that of some of Nextel’s competitors. Additionally, customer reliance on Nextel’s customer service functions will increase as it adds customers, especially for those customers added through channels not involving direct face-to-face contact with a sales representative, such as phone order sales or sales through Nextel’s website.

Some of Nextel’s competitors are financially stronger than it is, which may limit its ability to compete based on price.

      Because of their resources, some of Nextel’s competitors may be able to offer services to customers at prices that are below the prices that it can offer for comparable services. As a result, if Nextel cannot compete effectively based on the prices of its service offerings, its revenues and growth may be adversely affected.

Nextel may face continuing pressure to reduce prices, which could adversely affect operating results.

      Over the past several years, as the intensity of competition among wireless communications providers in Nextel’s market areas has increased, its competitors’ prices in these markets have generally decreased. This may make it difficult for Nextel to remain competitive if wireless service providers generally continue to reduce prices. Nextel may encounter further market pressures to:

•	continue to migrate existing customers to lower priced service offering packages;

•	further restructure its digital service offering packages to offer more value;

•	reduce its digital service offering prices; or

•	respond to particular short-term, market specific situations, such as special introductory pricing or packages that may be offered by providers launching their service, or particular new product or service offerings, in a particular market.

Nextel’s digital handsets are more expensive than those of some competitors, which may affect Nextel’s growth and operating income.

      Nextel currently markets multi-function digital handsets. The higher cost of these handsets, as compared to analog handsets and digital handsets that do not incorporate a similar multi-function capability, may make it more difficult or less profitable for Nextel to attract customers. This may reduce Nextel’s growth opportunities or profitability.

If Nextel does not keep pace with rapid technological changes, it may not be able to attract and retain customers.

      The wireless telecommunications industry is experiencing significant technological change. Nextel’s digital technology could become obsolete. Nextel relies on digital technology that is not compatible with, and that competes with, other forms of digital and non-digital voice communication technology. Competition among these differing technologies can:

•	segment the user markets, which could reduce demand for specific technologies, including Nextel’s technology;

•	reduce the resources devoted by third party suppliers, including Motorola, which supplies all of Nextel’s current digital technology, to developing or improving the technology for Nextel’s systems; and

•	adversely affect market acceptance of Nextel’s services.

      The digital technology that Nextel uses may not successfully compete with the other forms of communication technologies. Further, new digital or non-digital communication transmission technology may be developed that could cause Nextel’s existing technology to become obsolete or otherwise impair market acceptance of its services.

Nextel has recently launched new wireless data and Internet connectivity services, and if these new services do not prove to be successful, its operations and growth could be adversely affected.

      In 2000, Nextel began to offer its subscribers access to digital two-way mobile data and Internet connectivity, which it currently markets under the brand name Nextel Wireless Web. Nextel cannot be sure that these services will continue to perform satisfactorily, be utilized by a sufficient number of its subscribers or produce sufficient levels of customer satisfaction or revenue. Because Nextel has less spectrum than some of its competitors, any digital two-way mobile data and Internet connectivity services that Nextel may offer could be significantly limited compared to those services offered by other wireless communications providers with larger spectrum positions.

      Nextel expects that this wireless data capability and Internet connectivity will allow it to perform fulfillment and other customer support services more economically, to differentiate itself from its competitors and to realize a source of future incremental revenue to counter the impact of increasing competition in its markets on the pricing of its basic wireless voice services packages. Nextel may not successfully realize these goals if:

•	it is unable to offer these new services profitably;

•	these new service offerings adversely impact the performance or reliability of its digital mobile network;

•	Nextel or third party developers fail to develop new applications for its customers; or

•	Nextel otherwise does not achieve a satisfactory level of customer acceptance and utilization of these services.

      Any resulting customer dissatisfaction, or failure to realize cost reductions or incremental revenue, could have an adverse impact on Nextel’s results of operations, future growth prospects and perceived value.

Nextel is considering implementing some “third generation” services in the future; however, if it is unable to do so, or to do so in an economical and competitively effective fashion, its operations and growth could be adversely affected.

      Nextel is considering implementing advanced digital technology which will allow high capacity wireless voice and high speed data transmission, and potentially other advanced digital services. The technology that Nextel would deploy to provide these types of broadband wireless telephony services is sometimes referred to as “third generation” or “3G.” Nextel is presently evaluating standards and assessing the potential demand for these third generation wireless services. Nextel is focusing these activities on maximizing its ability to deliver 3G capabilities while continuing to fully utilize its existing or enhanced digital mobile network.

      It is likely that significant capital requirements would be involved in implementing any third generation technology. Even if Nextel determines that its testing and assessment activities, and its need to meet competition from other wireless service providers who may be moving to deploy similar 3G services, should lead it to implement this third generation technology, there can be no guarantee that this technology will provide the advantages that Nextel expects. The actual amount of the funds required to finance and implement this technology may significantly exceed Nextel’s current estimate. Further, any future implementation could require additional unforeseen capital expenditures in the event of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, equipment unavailability and technological or other complications. Finally, as there are several types of third generation technologies that may not be fully compatible with each other or with other currently deployed digital technologies, if the type of technology that Nextel chooses to deploy does not gain widespread acceptance or perform as expected, its business may be adversely affected.

If competitors provide two-way radio dispatch services, Nextel will lose a competitive advantage.

      Nextel differentiates itself by providing two-way radio dispatch services that are currently not available through traditional cellular or personal communication services providers. If either personal communication services or cellular operators provide two-way radio dispatch or comparable services in the future, Nextel’s competitive advantage may be impaired. Further, some of Nextel’s competitors have attempted to compete with its Nextel Direct Connect service by offering unlimited mobile to mobile calling plan features and reduced rate calling plan features for designated small groups. If these calling plan modifications are perceived by existing and potential customers as viable substitutes for Nextel’s differentiated services, its business may be adversely affected.

Since Nextel relies on one supplier to implement its existing digital mobile network, any failure of that supplier to perform could hurt its operations.

      Motorola is currently Nextel’s sole source for most of the digital mobile network and all of the handset equipment it uses throughout its markets. If Motorola fails to deliver system infrastructure and handsets, as well as necessary technology improvements and enhancements, on a timely, cost-effective basis, Nextel may not be able to adequately service its existing subscribers or add new subscribers. Nextel expects to rely principally on Motorola or its licensees for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain its existing digital mobile network and related handset equipment for the next several years. In addition, Motorola is developing enhancements to the iDEN network designed to expand Nextel’s wireless voice capacity, which are expected to become available in 2003. Nextel cannot be sure that Motorola will deliver these enhancements within the anticipated time frame or that this technology will provide the advantages that Nextel expects.

Agreements with Motorola reduce Nextel’s operational flexibility and may adversely affect its growth or operating results.

      Nextel has entered into agreements with Motorola that impose limitations and conditions on its ability to use other technologies that would displace its existing digital mobile communications network. These agreements may operate to delay or prevent Nextel from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, Nextel’s equipment purchase agreement with Motorola requires Nextel to provide Motorola with notice of its determination that Motorola’s technology is no longer suited to its needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology.

      In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that Nextel elects to deploy, Nextel must give Motorola the opportunity to supply 50% of its infrastructure requirements for the alternate technology for three years. This may limit Nextel’s ability to negotiate with an alternate equipment supplier. Finally, if after a switch to an alternate technology Nextel does not maintain operational Motorola infrastructure equipment at the majority of its transmitter and receiver sites that are deployed at the date the switch to an alternate technology is first publicly announced, Motorola may require that all financing Motorola has provided to Nextel must then be repaid.

Regulatory and other factors could delay or prevent Nextel from offering services in new market areas, which could limit its access to new customers and affect its growth.

      Before fully implementing its digital mobile network in a new market area or expanding coverage in an existing market area, Nextel must complete systems design work, find appropriate sites and construct necessary transmission structures, receive regulatory approvals, obtain and free up frequency channels now devoted to non-digital transmissions and begin systems optimization. These processes take weeks or months to complete, and may be hindered or delayed by many factors, including unavailability of antenna sites at optimal locations, land use and zoning controversies and limitations of available frequencies. Nextel cannot know when, if ever, its digital technology will be available for commercial use in new markets or can be expanded in existing markets.

Government regulations determine how Nextel operates, which could limit its growth and strategic plans.

      The Federal Communications Commission regulates the licensing, operation, acquisition and sale of Nextel’s specialized mobile radio businesses. Nextel must meet build-out requirements within specified time limitations to retain its licenses. Future changes in regulation or legislation and Congress’ and the Federal Communications Commission’s continued allocation of additional spectrum for commercial mobile radio services, which include specialized mobile radio, cellular or personal communication services, could impose significant additional costs on Nextel either in the form of direct out of pocket costs or additional compliance obligations. These regulations also can have the effect of introducing additional competitive entrants to the already crowded wireless communications marketplace. It is possible that, in the future, Nextel may face additional regulatory prohibitions or limitations on its services. If any new regulations prohibit Nextel from providing planned services, it could be more difficult for it to compete.

      Further, some local jurisdictions have adopted legislation restricting or prohibiting the use of portable communications devices while driving motor vehicles. For example, the State of New York has enacted a statute that makes it unlawful to use a handheld mobile telephone while driving. If similar laws are enacted in other jurisdictions, Nextel may experience reduced subscriber usage and demand for its services, which could have a material adverse effect on its results of operations.

      Nextel International’s operations are subject to similar effects caused by operating in a regulated industry, since its operations are regulated by governmental and regulatory bodies in the foreign countries in which its business is conducted.

Nextel is susceptible to control by significant shareholders.

      Motorola and entities controlled by Mr. Craig O. McCaw hold significant blocks of Nextel’s outstanding stock and have the ability to exert significant influence over its affairs. An affiliate of Mr. McCaw may designate at least one fourth of Nextel’s board of directors and may select, from these McCaw representatives on the board of directors, a majority of the operations committee of Nextel’s board of directors, which has significant authority relating to its business strategy, budgets, financing arrangements and in the nomination and oversight of specified executive officers. Presently, three of the ten members of Nextel’s board of directors are designees of Mr. McCaw’s affiliates. Under its agreements with Nextel, Motorola may nominate two directors to Nextel’s board of directors.

      If Mr. McCaw and Motorola choose to act together, they could have a sufficient number of members on Nextel’s board of directors and voting interest in Nextel to exert significant influence over, among other things:

•	approval of amendments to its certificate of incorporation, mergers, sales of assets or other major corporate transactions as well as other matters submitted for shareholder vote;

•	any takeover attempt; and

•	whether particular matters are submitted for a vote of Nextel’s shareholders.

      Mr. McCaw and his affiliates have and, subject to the terms of applicable agreements, may acquire an investment or other interest in entities that provide wireless telecommunications services that could potentially compete with Nextel. Under the relevant agreements, Mr. McCaw and his controlled affiliates may not, until one year after the termination of the operations committee, participate in other two-way terrestrial-based mobile wireless communications systems in any part of North America or South America unless these opportunities have first been presented to and waived or rejected by Nextel.

Nextel’s interests may conflict with those of Motorola. Any conflict could adversely affect Nextel’s growth, operating results or strategic flexibility.

      Motorola and its affiliates engage in wireless communications businesses, and may in the future engage in additional businesses, which do or may compete with some or all of the services Nextel offers. Motorola’s right to nominate two people for election to Nextel’s board of directors could give them additional leverage if any conflict of interest were to arise. In addition, Motorola is one of Nextel’s significant shareholders, which creates potential conflicts of interest, particularly with regard to significant transactions.

Concerns about health risks associated with wireless equipment may reduce the demand for Nextel’s services.

      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Purported class actions and other lawsuits have been filed against numerous wireless carriers, including Nextel, seeking not only damages but also actions which could increase Nextel’s cost of doing business. While Nextel cannot predict the outcome of this litigation and intends to vigorously defend against these claims, Nextel cannot be sure that its business and financial condition will not be adversely affected by this litigation or public perception. The actual or perceived risk of mobile communications devices could adversely affect Nextel through a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and Nextel cannot be sure that these studies will not demonstrate a link between radio frequency emissions and health concerns.

Nextel’s investments in joint ventures, because it is not in sole control of the enterprise, may affect its growth and operating results.

      Nextel has entered into a contractual joint venture regarding its ownership interests in and arrangements with Nextel Partners, and may enter into other joint ventures or similar arrangements in the future. Outside the United States, Nextel International has entered into joint venture agreements with third-parties in some of its operating countries, and may do so in the future. These arrangements are subject to uncertainties, including risks that:

•	Nextel does not have the ability to control the joint enterprise;

•	the other participants at any time may have economic, business or legal interests or goals that are inconsistent with Nextel’s interests or goals or those of the joint enterprise;

•	a participant may be unable to meet its economic or other obligations to the joint enterprise, and Nextel may be required to fulfill some or all of those obligations or restrict the business of the affected enterprise; and

•	Nextel also may be or become obligated to acquire all or a portion of the ownership interests of some or all of the other participants in these joint enterprises.

Nextel has foreign operations which are subject to foreign regulation and international economic forces, which presents risks to its operating and financing plans.

      Nextel currently owns interests in and operates international wireless companies through Nextel International. These international operations are subject to foreign regulation and depend upon foreign economies, which present additional risks relating to:

•	political, economic and social conditions in the foreign countries where Nextel International conducts operations;

•	currency risks and exchange controls, for example, the continuing devaluation of the Brazilian currency and the ongoing debt restructuring by the Argentine government;

•	potential inflation in the applicable foreign economies;

•	the impact of import duties on the cost or prices of infrastructure equipment and handsets;

•	foreign taxation of earnings and payments received by Nextel International from its subsidiaries and affiliates; and

•	regulatory changes affecting the telecommunications industry and wireless communications.

      Nextel cannot be sure that the risks associated with its foreign operations will not adversely affect its operating results or prospects, particularly if these operations expand in scope, scale and significance.

Nextel’s commitments to issue additional shares of common stock may impair its ability to raise capital.

      Nextel currently has outstanding commitments in various forms, including warrants, options and convertible securities, to issue a substantial number of new shares of its common stock. An increase in the number of shares of its common stock that will become available for sale in the public market may adversely affect the market price of its common stock and, as a result, could impair Nextel’s ability to raise additional capital through the sale of its equity securities or convertible securities. Some of the shares subject to issuance commitments are or may be registered with the Securities and Exchange Commission and thus are or may become freely tradable, without regard to the volume limitations of Rule 144 under the Securities Act of 1933.

Nextel has significant intangible assets, which may not be adequate to satisfy its obligations in the event of a liquidation.

      If Nextel defaults on debt or if it were liquidated, the value of its assets may not be sufficient to satisfy its obligations. Nextel has a significant amount of intangible assets, such as licenses granted by the Federal Communications Commission. The value of these licenses will depend significantly upon the success of Nextel’s digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. Nextel had a net tangible book value deficit of $5.32 billion as of September 30, 2001.

Nextel’s Forward-Looking Statements Are Subject to a Variety of Factors That Could Cause Actual Results to Differ Materially from Current Beliefs.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the statements made or incorporated by reference in this proxy statement/prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that involve risks and uncertainties. Nextel cautions you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including financial variations, changes in the regulatory environment, industry growth and trend predictions. Nextel has attempted to identify, in context, some of the factors that it currently believes may cause actual future experience and results to differ from its current expectations regarding the relevant matter or subject area. The operation and results of Nextel’s wireless communications business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified in the foregoing “Risk Factors” section and elsewhere in this proxy statement/prospectus including, but not limited to:

•	general economic conditions in the geographic areas and occupational market segments that Nextel is targeting for its digital mobile network service;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet service deployment and marketing plans and customer demand;

•	the availability and cost of acquiring additional spectrum;

•	the timely development and availability of new handsets with expanded applications and features;

•	the success of efforts to improve, and satisfactorily address any issues relating to, Nextel’s digital mobile network performance;

•	the successful implementation and performance of the technology being deployed or to be deployed in Nextel’s various market areas, including technologies relating to its Nextel Wireless Web services;

•	market acceptance of Nextel’s new handset and service offerings, including its Nextel Wireless Web services and Nextel Worldwide;

•	the timely delivery and successful implementation of new technologies deployed in connection with any future enhanced iDEN or “third generation” (3G) services Nextel may offer;

•	the ability to achieve market penetration and average subscriber revenue levels sufficient to provide financial viability to Nextel’s digital mobile network business;

•	Nextel’s ability to timely and successfully accomplish required scale-up of its billing, collection, customer care and similar back-office operations to keep pace with customer growth, increased system usage rates and growth in levels of accounts receivables being generated by the digital mobile network customer base;

•	access to sufficient debt or equity capital to meet operating and financing needs;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by Nextel’s competitors, including providers of cellular and personal communication services;

•	future legislation or regulatory actions relating to specialized mobile radio services, other wireless communications services or telecommunications generally; and

•	other risks and uncertainties described from time to time in Nextel’s reports and, with specific reference to risk factors relating to international operations, in Nextel International’s reports, filed with the Securities and Exchange Commission, including the annual reports on Form 10-K for the year ended December 31, 2000, and the subsequent quarterly reports on Form 10-Q.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

      The accompanying proxy is solicited by the board of directors of Chadmoore for use at the special meeting of holders of Chadmoore common stock to be held on January 28, 2002, at 10:00 a.m., local time, or at any adjournment or postponement of the special meeting. The special meeting is scheduled to be held at the Holiday Inn, 300 J Street, Sacramento, California 95814. Chadmoore’s principal executive offices are located at 2875 East Patrick Lane, Suite G, Las Vegas, Nevada 89120. Chadmoore’s telephone number is (702) 740-5633.

Purpose of the Chadmoore Special Meeting

      The purpose of the special meeting is to approve the asset sale agreement, dated August 21, 2000, as amended August 31, 2000, February 20, 2001, June 29, 2001 and November 16, 2001, among Chadmoore, Nextel, and Nextel Finance, a subsidiary of Nextel, which provides for the transfer of substantially all of Chadmoore’s operating assets to Nextel, together with the assumption by Nextel of limited liabilities of Chadmoore, in exchange for shares of Nextel common stock to be issued or cash to be delivered to Chadmoore.

      In addition, in a separate proposal, holders of Chadmoore common stock are being asked to approve the dissolution and plan of liquidation of Chadmoore. If approved, the dissolution and plan of liquidation will take effect only if the asset sale agreement is approved and consummated.

Record Date; Outstanding Shares

      The Chadmoore board of directors has fixed the close of business on December 10, 2001 as the record date for determination of holders of Chadmoore common stock entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. On the record date, there were 45,700,172 shares of Chadmoore common stock outstanding, held by about 367 holders of record, and 10,119,614 shares of Chadmoore series C preferred stock outstanding, held by one holder of record.

Voting Rights

      Holders of the outstanding shares of Chadmoore common stock are entitled to vote on each of the two proposals being presented at the special meeting. You are entitled to one vote for each share of Chadmoore common stock held by you on the record date on the proposals to be presented to the shareholders at the special meeting. Under the terms of Chadmoore’s articles of incorporation, the holder of the outstanding shares of Chadmoore series C preferred stock is not entitled to vote on approval of either the asset sale agreement or the dissolution and plan of liquidation.

Share Ownership of Chadmoore’s Officers and Directors and their Affiliates; Voting Agreements

      As of the record date for the special meeting, Chadmoore officers and directors and their affiliates owned 10,383,928 shares of Chadmoore common stock, which represented about 22.7% of the outstanding shares of Chadmoore common stock entitled to vote at the special meeting.

      In addition, the directors of Chadmoore and Chadmoore’s principal shareholder, Recovery Equity Investors II, have entered into voting agreements under which they each have agreed to vote their shares of Chadmoore common stock in favor of the approval of the asset sale agreement as it has been amended. Further, these shareholders have indicated that they intend to vote in favor of the dissolution and plan of liquidation. As of the record date, these shareholders held 10,383,928 shares of Chadmoore common stock, which represented about 22.7% of the outstanding shares of Chadmoore common stock entitled to vote at the special meeting. See “Proposal 1: The Asset Sale — Voting Agreements.”

Vote Required

      Approval of each of the proposals requires the affirmative vote of holders of at least a majority of the shares of Chadmoore common stock outstanding and entitled to vote at the special meeting.

Quorum; Abstentions; Broker Non-Votes

      A majority of the outstanding shares of Chadmoore common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the meeting. Abstentions will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of approval of the proposals. If an executed proxy is returned by a bank, broker or other record holder holding shares of Chadmoore common stock in street name, which indicates that the bank, broker or other record holder does not have authority to vote on the proposals, those shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of approval of the proposals. Because the approval of each of the asset sale agreement and the dissolution and plan of liquidation requires the affirmative vote of at least a majority of the shares of Chadmoore common stock outstanding as of the record date, abstentions and “broker non-votes” will have the same effect as votes against each of the proposals.

Voting of Proxies; Revocation of Proxies

      The proxy card accompanying this proxy statement/prospectus is solicited on behalf of the Chadmoore board of directors for use at the special meeting. All shares of Chadmoore common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted for approval of the asset sale agreement and for approval of the dissolution and plan of liquidation. You are urged to mark the box on the proxy card to indicate how to vote your shares.

      You may revoke your proxy at any time before it is voted at the special meeting by taking any of the following actions:

•	by delivering a written notice to the secretary of Chadmoore, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by signing and delivering prior to the vote at the special meeting a subsequent proxy card relating to the same shares and bearing a later date;

•	if your shares are held by your bank, broker or other record holder, by following the directions received from them to change your instructions; or

•	if you are a registered shareholder, by appearing in person and voting at the special meeting; although attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

      Please note, however, that if your shares are held of record in the name of your bank, broker or other record holder, and you wish to vote at the special meeting, you must contact them and request a document called a “legal proxy.” You must bring this legal proxy to the meeting in order to vote in person.

      Under Colorado law, only matters that are within the purposes described in the notice of the special meeting may be brought before the special meeting. Accordingly, Chadmoore does not expect that any matters, other than approval of the asset sale agreement and approval of the dissolution and plan of liquidation, will be brought before the special meeting.

Solicitation of Proxies; Expenses

      Chadmoore will pay all expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Nextel will pay the filing fees related to the registration statement of which this proxy statement/prospectus forms a part. Chadmoore has retained MacKenzie Partners, at an estimated cost of $10,000 plus reimbursement of expenses, to assist in the solicitation of proxies. In addition to solicitation by mail, some directors, officers and employees of Chadmoore may solicit proxies from the shareholders in person, by telephone or by other electronic means. These persons will not be paid for soliciting proxies. Chadmoore and MacKenzie Partners will also request banks, brokers and other record holders holding shares beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse holders for their reasonable expenses in so doing.

Recommendation of the Chadmoore Board of Directors

      After careful consideration, the Chadmoore board of directors has determined that the asset sale and the dissolution and liquidation of Chadmoore are fair to you and in your best interests. The Chadmoore board of directors unanimously recommends that you vote for approval of both of these proposals.

THE ASSET SALE AND THE DISSOLUTION AND LIQUIDATION

      This section of the proxy statement/prospectus describes material aspects of the asset sale and the dissolution and liquidation. While we believe that the description covers the material terms of the asset sale and the dissolution and liquidation, this summary may not contain all of the information that is important to you. You should carefully read this entire document, including the annexes, and the other documents we refer to for a more complete understanding of the asset sale and the dissolution and liquidation.

Overview

      At the special meeting, holders of Chadmoore common stock will be asked to approve the asset sale agreement. The asset sale agreement provides for the acquisition by a wholly owned subsidiary of Nextel of substantially all of the operating assets, together with limited liabilities, of Chadmoore’s specialized mobile radio wireless business. If the asset sale is completed, Chadmoore will receive shares of Nextel common stock or cash for these assets. The number of shares of Nextel common stock to be issued or the amount of cash to be delivered at the closing of the asset sale will be reduced to the extent of Chadmoore’s indebtedness to Barclays Bank and will be further reduced if Chadmoore is unable to deliver specified assets to Nextel. The purchase price may also be adjusted depending on the price of a share of Nextel common stock prior to the closing of the asset sale.

      At the special meeting, holders of Chadmoore common stock will also be asked to approve a proposal to dissolve and liquidate Chadmoore. The dissolution will be a voluntary dissolution under sections 7-114-101 et seq. of the Colorado Business Corporation Act in accordance with the articles of dissolution to be filed by Chadmoore, a copy of which is attached as Annex B-1 to this proxy statement/ prospectus.

      If the shareholders approve the asset sale agreement and the dissolution and plan of liquidation, Nextel pays for the assets with shares of its common stock and the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, the transaction should qualify as a tax-free reorganization. (See “Risk Factors — Risk Factors Related to the Asset Sale and the Dissolution and Liquidation — There are tax uncertainties associated with the asset sale and the dissolution and liquidation.”)

      In that event, Recovery Equity Investors II, Chadmoore’s largest shareholder, will loan to Chadmoore prior to the closing of the asset sale $6.5 million in cash in exchange for a promissory note, which will be payable no later than seven days after the closing date of the asset sale. Chadmoore currently estimates that if the asset sale were to occur on February 15, 2002, its indebtedness to Barclays Bank would be about $25.6 million, but because about $5.2 million of the loan proceeds from Recovery Equity Investors II will be paid to Barclays Bank immediately prior to the closing of the asset sale, the amount of the Barclays Bank indebtedness outstanding will be reduced to about $20.4 million.

      Following the asset sale, the following events will occur:

•	Immediately following the closing of the asset sale, Chadmoore will distribute a portion of the shares of Nextel common stock or cash it receives to its largest secured creditor, GATX Capital. If Chadmoore satisfies its indebtedness to GATX Capital with shares of Nextel common stock (rather than cash), Chadmoore is obligated to make arrangements satisfactory to GATX Capital so that GATX Capital will receive an amount equal to the indebtedness owed it as of the closing date of the asset sale, net of any decrease in the value of the Nextel common stock, and net of any brokerage fees and other costs. Chadmoore currently estimates that, if the asset sale were to occur on February 15, 2002, its indebtedness owed to GATX Capital would be about $21.5 million (including fees of about $2.35 million).

GATX Capital has advised Chadmoore that it intends to sell any shares of Nextel common stock it receives in the public market immediately after the closing of the asset sale, which may result in a decline in the trading price of the common stock. In order to ensure that GATX Capital receives an amount equal to the indebtedness as of the closing date of the asset sale, net of any decrease in the value of the Nextel common stock as a result of the sale in the public market of any of these shares or otherwise, and net of any brokerage fees and other costs, Chadmoore will pledge to GATX Capital additional shares of Nextel common stock in order to cover any shortfall in value. Chadmoore estimates that brokerage fees will be about $215,000, but cannot make any estimate of the value of additional shares of Nextel common stock that it may deliver to GATX Capital as a result of the potential decline in the market value of the Nextel common stock.

•	Chadmoore will repay, if made, the $6.5 million loan, at Recovery Equity Investors II’s option, no later than seven days after the closing date of the asset sale, in cash, together with a facility fee of $975,000, or, on the closing date of the asset sale, in the number of shares of Nextel common stock equal to 115% of the principal amount of the promissory note. In the event Recovery Equity Investors II elects to be paid in cash and Chadmoore fails to pay the cash amount within seven days after the closing, the debt will bear interest at 10% per annum. Recovery Equity Investors II has advised Chadmoore that it currently intends to elect payment in shares of Nextel common stock. In the event that Recovery Equity Investors II elects to be paid in cash and the closing of the asset sale does not occur, this promissory note will be payable in cash immediately upon demand by Recovery Equity Investors II, together with a facility fee of $975,000. If Chadmoore fails to pay this amount upon demand, the debt will bear interest at 10% per annum.

If the asset sale does not qualify as a tax-free reorganization, Recovery Equity Investors II will not make the loan, but will be entitled to receive $543,700 in cash from Chadmoore immediately following the closing as a “make whole” payment for its consent to the deemed net exercise of all outstanding options to acquire shares of Chadmoore common stock and the resulting reduction in shares of Chadmoore common stock issuable under the warrants to acquire shares of Chadmoore common stock held by Recovery Equity Investors II.

•	Chadmoore will then determine the amount of assets reasonably sufficient under Colorado law to be set aside to cover all known, contingent, unliquidated and unknown claims of its creditors, including the estimated expenses of the dissolution and liquidation. Chadmoore currently estimates that the amount to be set aside for creditors will be about $24.4 million, and that the expenses of the dissolution and liquidation will be about $3.2 million.

•	If Chadmoore receives shares of Nextel common stock in the asset sale, on the day of the closing of the asset sale, Chadmoore intends to sell in the public market or otherwise shares of Nextel common stock sufficient to fund the $3.2 million in estimated expenses during the period of the dissolution and liquidation. It may also sell up to $24.4 million in additional shares of Nextel common stock in the public market or otherwise in order to generate cash to begin to satisfy claims of its creditors. Any gain on sales of shares of Nextel common stock that occur on the closing date is expected to be offset by Chadmoore’s net operating losses to the extent these losses are available.

Because the net operating losses will transfer to Nextel as part of the tax-free reorganization immediately after the closing date of the asset sale, any gain on sales of shares of Nextel common stock by Chadmoore after that date will be taxable to Chadmoore (offset by available items of deduction after that date) and cannot be offset by remaining net operating losses. Chadmoore will, therefore, have an incentive to sell as many shares of Nextel common stock as possible on the closing date of the asset sale for the purpose of satisfying claims of creditors. Chadmoore may sell up to $27.6 million in shares of Nextel common stock. The actual number of shares of Nextel common stock to be sold on the closing date of the asset sale will be determined by a special committee of the Chadmoore board of directors. In making its decision, the special committee will consider, among other factors, the effect of the sales of shares on the trading price of the Nextel common stock, the benefits to Chadmoore and its shareholders of limiting Chadmoore’s tax liability, and the market risk of selling shares at a later date.

In addition, an investment banking firm has orally agreed to make Chadmoore an offer to purchase, on the closing date, the remaining block of shares of Nextel common stock set aside for GATX and for claims of creditors and expenses. The special committee will evaluate this offer and will take into account market conditions, the terms of the offer, including the applicable discount, and other factors as it deems advisable. The special committee will then decide whether to sell the remaining shares in a block sale or to hold them for later sale.

•	If Chadmoore receives cash in the asset sale, it will determine and set aside the amount of cash and other assets reasonably sufficient under Colorado law to cover all known, contingent, unliquidated and unknown claims of its creditors, including the estimated expenses of the dissolution and liquidation.

•	If Chadmoore receives shares of Nextel common stock in the asset sale and determines that the asset sale and the dissolution and liquidation together qualify as a tax-free reorganization, and any of the shares set aside for payment to creditors remain unsold after the closing date, Chadmoore will transfer a portion of these shares to a liquidating trust solely for the benefit of Chadmoore’s creditors. This trust, which we refer to as the “creditor liquidating trust,” will be managed by specified members of the current management of Chadmoore serving as trustees. The trustees of the creditor liquidating trust will settle valid claims of creditors and correspondingly sell the shares of Nextel common stock from time to time solely for the purpose of satisfying these settled claims. Upon transfer of the shares to the creditor liquidating trust, which will hold the shares solely for the benefit of creditors and not for the benefit of Chadmoore or its shareholders, Chadmoore should be treated for federal income tax purposes as having transferred the shares directly to its creditors. By transferring the shares of Nextel common stock into this trust and relinquishing all rights to these shares (or the proceeds from the sale of any shares) upon any transfer, Chadmoore should be able to avoid the recognition of gain that would have been required had Chadmoore sold the shares directly and used the proceeds to satisfy the claims of its creditors. To the extent that the value of the shares of Nextel common stock or proceeds from the sale of any shares in the creditor liquidating trust exceeds the amount necessary to satisfy all valid claims of creditors, the excess will be donated to the American Red Cross.

Because the shares of Nextel common stock in the creditor liquidating trust (including any appreciation in value of the shares) will not be available for the benefit of the Chadmoore shareholders, Chadmoore expects to transfer into the creditor liquidating trust only the minimum number of shares (or proceeds from the sale of these shares) it believes necessary to satisfy known and anticipated claims and, to the extent shares of Nextel common stock are sold on the closing date, cash to pay the estimated costs of the dissolution and liquidation. Under Colorado law, however, it will be necessary to set aside additional assets of Chadmoore, including additional shares of Nextel common stock, to satisfy contingent and unknown claims that may arise during the liquidation period. These additional assets will be transferred to a second liquidating trust primarily for the benefit of the Chadmoore shareholders, which we refer to as the “shareholder liquidating trust.”

If Chadmoore receives shares of Nextel common stock in the asset sale, in order for the asset sale and the dissolution and liquidation together to qualify as a tax-free reorganization, Chadmoore must dissolve prior to one year after the closing date of the asset sale. In the event that Chadmoore receives shares of Nextel common stock in the asset sale, and the asset sale and the dissolution and liquidation qualify as a tax-free reorganization, the shareholder liquidating trust and the creditor liquidating trust will permit Chadmoore to dissolve and, as required under Colorado law, pay its liabilities after Chadmoore’s dissolution.

•	If, however, Chadmoore receives shares of Nextel common stock in the asset sale and the asset sale and the dissolution and liquidation do not qualify as a tax-free reorganization or if Chadmoore receives cash in the asset sale, Chadmoore will not be required to dissolve within one year of the closing date of the asset sale. In this event, neither the creditor nor the shareholder liquidating trust will be necessary, and Chadmoore will distribute a portion of the shares of Nextel common stock to its equity holders within one year, and the remainder will be sold, as necessary, to satisfy claims of creditors during the five-year liquidation period. Thereafter, the remaining assets, if any, will be distributed to equity holders of Chadmoore.

•	As soon as practicable after the closing of the asset sale, Chadmoore will file its articles of dissolution with the Secretary of State of Colorado, cease its operations, close its stock transfer record books and delist its shares of common stock from the over-the-counter bulletin board. Thereafter, its activities will be confined to preserving the value of and selling its remaining assets and otherwise winding up its affairs.

•	Because creditors of Chadmoore are entitled to be paid prior to the Chadmoore equity holders, the Chadmoore equity holders will receive assets only after adequate provision under Colorado law has been made for the claims of its creditors. To the extent that there are assets of Chadmoore available for distribution to the Chadmoore equity holders after provision for creditors has been made, the assets will be distributed to Chadmoore equity holders as follows:

—	First, Recovery Equity Investors II, the sole holder of Chadmoore series C preferred stock, will receive, in preference to any payments to holders of Chadmoore common stock, in exchange for its shares of series C preferred stock and accrued and unpaid dividends on those shares, the number of shares of Nextel common stock or cash reflecting:

—	the stated value of the Chadmoore series C preferred stock reduced by an amount reflecting the exercise price of one of its warrants; and

—	the amount of all accrued and unpaid dividends on the shares of Chadmoore series C preferred stock.

Because the stated value of the shares of Chadmoore series C preferred stock plus accrued and unpaid dividends as of February 28, 2002 (about two weeks after the assumed closing date of the asset sale) will be about $4.6 million and the exercise price of the warrant is about $3.9 million, Recovery Equity Investors II will be entitled to shares of Nextel common stock or cash with a value equal to the difference, which is about $706,000.

—	Second, to the extent there are assets of Chadmoore available for distribution after payments to the holder of Chadmoore series C preferred stock, holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock will receive pro rata an initial distribution of shares of Nextel common stock or cash (with the distribution to holders of options being equal to the difference between the exercise price and the amount per share to be distributed to holders of Chadmoore common stock, net of any applicable withholding tax not otherwise paid by the holder).

—	Third, to the extent there are any assets of Chadmoore available for distribution during the liquidation period, holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock will receive pro rata distributions of shares of Nextel common stock or cash (with the distribution to holders of options being equal to the difference between the exercise price and the total cumulative amount per share to be distributed to holders of Chadmoore common stock, net of any applicable withholding tax not otherwise paid by the holder).

Chadmoore expects that the initial payment, if any, to the holder of Chadmoore series C preferred stock, and the holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock will occur within about two weeks after the closing date of the asset sale. Any payments after that time will occur, if at all, when the trustees of the shareholder liquidating trust or the Chadmoore board of directors, as the case may be, determines that additional assets may be distributed in accordance with Colorado law. In any event, it is expected that, if any assets remain at the end of the five-year liquidation period, those assets will be distributed at that time to holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock.

      The Chadmoore board of directors has accelerated vesting of all options to acquire shares of Chadmoore common stock effective as of the closing date of the asset sale, has extended the term of those options through the filing date of the articles of dissolution and has determined that, unless they elect otherwise, the holders of these options outstanding as of the filing date of Chadmoore’s articles of dissolution will be entitled, in lieu of any rights under these options, to participate in the liquidation on a deemed “net” exercise basis. This means that a holder of an option will be entitled to distributions in the liquidation to the extent the distributions exceed the exercise price of his or her option.

      For example, if a person holds an option to acquire shares of Chadmoore common stock at a price of $0.50 per share, and the initial distribution to holders of Chadmoore common stock is $0.70 per share, that person will receive a distribution equal to $0.20 per option, less any applicable withholding tax not otherwise paid by the holder. If the initial distribution is only $0.45 per share, the person holding the option may still receive a distribution, but if and only to the extent that the cumulative amount of the distributions over time exceeds $0.50 per share.

      In addition, Chadmoore and Recovery Equity Investors II have agreed that one warrant held by Recovery Equity Investors II will be deemed exercised using a portion of the stated value of the series C preferred stock, and that another warrant will be deemed exercised on a net basis. In each case, Recovery Equity Investors II and Chadmoore have agreed that the number of shares of Chadmoore common stock issuable pursuant to the warrants, as well as the aggregate exercise price of each of these warrants, will be determined by them as of the day before the closing date of the asset sale based on the total anticipated amount per share to be distributed to holders of Chadmoore common stock.

      Holders of warrants to acquire shares of Chadmoore common stock, other than Recovery Equity Investors II, who do not exercise their warrants before the filing date of the articles of dissolution of Chadmoore, will not be entitled to participate in the proceeds distributed in the liquidation.

      Unless terminated earlier as required or permitted under Colorado law, the liquidating trusts will exist for at least five years following the filing date of the articles of dissolution in order to resolve and settle all known, contingent, unliquidated and unknown liabilities of Chadmoore. The existence of the liquidating trusts may be extended to cover valid claims brought within the five-year period, but not yet resolved within that time period, and claims that arise and are not otherwise barred by applicable law. To satisfy the requirements of a tax-free reorganization, however, the liquidating trusts will be terminated no later than the date when their existence is no longer required under Colorado law.

      The liquidating trusts are being used to comply with the federal tax laws relating to tax-free reorganizations in an effort to minimize the tax impact of the dissolution and liquidation on Chadmoore and its shareholders. Specifically, the purpose of the creditor liquidating trust is to establish a trust to hold shares of Nextel common stock solely for the benefit of the creditors of Chadmoore. So long as neither Chadmoore nor its shareholders has any interest whatsoever in the creditor liquidating trust, no income should be recognized by Chadmoore or its shareholders on either the transfer of the shares of Nextel common stock into the creditor liquidating trust or the subsequent sale of these shares for the benefit of creditors.

      The trustees of the creditor liquidating trust will not report as income to the Chadmoore shareholders any proceeds from the sale of shares of Nextel common stock for the benefit of creditors because there will likely be no tax impact to the shareholders. This result, however, is not certain, and you are urged to consult with your tax advisor.

      The shareholder liquidating trust is being used because it is a requirement of a tax-free reorganization that Chadmoore liquidate within one year from the closing date of the asset sale. Because Colorado law requires that Colorado corporations remain in liquidation for a period of at least five years, it is necessary for the assets of Chadmoore remaining at the end of the first year after the asset sale to be transferred to a successor entity.

      So long as Chadmoore confines its post-closing date activities to winding up its affairs and facilitating an orderly dissolution, dissolves within one year from the closing date of the asset sale, transfers its assets to the liquidating trusts, the liquidating trusts confine their activities to satisfying claims of creditors and, in the case of the shareholder liquidating trust, to distributing any remaining assets to the Chadmoore shareholders, and, in the case of the creditor liquidating trust, to donating any remaining assets to the American Red Cross, the liquidation requirements of a tax-free reorganization should be deemed to have been met. As a result, Chadmoore should still be in compliance with the requirements of Colorado law.

      There will be some assets of Chadmoore that will not be transferred to Nextel in the asset sale. These include some licenses subject to encumbrances and various other assets incidental to Chadmoore’s business.

      During the one year period following the closing date of the asset sale, Chadmoore will liquidate the remaining assets so that only shares of Nextel common stock or cash will be transferred to the liquidating trusts. During this one-year period following the asset sale, Chadmoore will not engage in any business or income-generating activities. Chadmoore may, however, continue to operate some of the non-transferred licenses in order to preserve the title and value of these licenses until they can be liquidated.

      The proceeds of the sale of any non-transferred assets will be used first to satisfy creditors, including the expenses of the dissolution and liquidation. The sale of any of these assets will be taxable to Chadmoore to the extent of any gain realized.

Estimated Value of the Shares of Nextel Common Stock or Cash Available for Distribution

      The tables below illustrate the estimated principal sources and uses of funds assuming the asset sale closes on February 15, 2002. As noted below, the value of the additional assets available before distribution, total assets available, liabilities to be settled before distribution, total liabilities settled, distribution to equity holders, shares outstanding and, distribution value per share are estimates. In addition, the number of shares of Chadmoore common stock deemed outstanding is based on the net exercise of all options to acquire shares of Chadmoore common stock as of the filing date of the articles of dissolution and the net exercise of some warrants to acquire shares of Chadmoore common stock prior to the closing of the asset sale. In addition, Chadmoore has assumed that all persons holding warrants will exercise their warrants if the exercise price is below the anticipated amount to be distributed per share. Finally, the tables below assume the asset sale and the dissolution and liquidation together qualify as a tax-free reorganization if Chadmoore receives shares of Nextel common stock, but assume it does not qualify as a tax-free reorganization if Chadmoore receives cash.

      The numbers in these tables are based on assumptions believed to be reasonable by Chadmoore’s management as of the date of this proxy statement/prospectus. Many factors affecting the assumptions made to calculate the amounts in the tables below will not be quantified at the time of the shareholder vote, therefore, you will not know, when you vote on these proposals, how much you will receive as a result of the asset sale and the dissolution and liquidation. Chadmoore cannot be sure what amount will ultimately be distributed to you.

  Estimated distribution if Chadmoore delivers all channels to Nextel

	Assuming receipt of

	Nextel
	common stock	Cash

	(in thousands, except per
	share data)

Maximum shares of Nextel common stock or cash payable in the asset sale	$130,000	$130,000

Less Barclays Bank debt	(20,400)*	(25,600)

Adjusted shares of Nextel common stock or cash payable in the asset sale	109,600	104,400

Estimated additional assets available before distribution:

Remaining proceeds from Recovery Equity Investors II loan	1,300	—

Other assets	2,376	2,014

Estimated total assets available	113,276	106,414

Less estimated liabilities to be settled before distribution:

Payment to GATX Capital	(19,146)	(19,146)

GATX Capital fee	(2,350)	(2,350)

Repayment of Recovery Equity Investors II loan or “make-whole” payment	(7,475)	(544)

Liquidation preference and accrued dividends on series C preferred stock held by Recovery Equity Investors II, net of warrant exercise price	(706)	(706)

Promissory note holders and other debt	(11,373)	(11,373)

Termination of some officer employment agreements	(2,478)	(2,478)

Excise tax payments for executive officers	(1,751)	(1,751)

Stay-put cash payments	(3,007)	(3,007)

Transaction expenses	(2,080)	(2,080)

Settlement of accounts payable and accrued liabilities	(2,351)	(2,351)

Payment to Federal Communications Commission on encumbered licenses	(1,328)	(1,328)

Operating expenses post close — year 1	(2,487)	(2,487)

Liquidating trust expenses — years 2 through 5	(744)	(744)

Tax payable by Chadmoore	—	(17,029)

Estimated total liabilities settled	(57,276)	(67,374)

Estimated distribution to equity holders	$56,000	$39,040

Estimated shares outstanding:

Actual	45,700	45,700

Warrant and net option exercises	25,548	23,164

Total number of shares outstanding	71,248	68,864

Estimated distribution value per share	$0.79	$0.57

*	Net of $5.2 million from loan by Recovery Equity Investors II.

  Estimated distribution if Chadmoore delivers $10 million less of channels to Nextel

	Assuming receipt of

	Nextel
	common stock	Cash

	(in thousands, except per
	share data)

Maximum shares of Nextel common stock or cash payable in the asset sale	$120,000	$120,000

Less Barclays Bank debt	(20,400)	(25,600)

Adjusted shares of Nextel common stock or cash payable in the asset sale	99,600	94,400

Estimated additional assets available before distribution:

Remaining proceeds from Recovery Equity Investors II loan	1,300	—

Other assets	2,376	1,977

Estimated total assets available	103,276	96,377

Less estimated liabilities to be settled before distribution:

Payment to GATX Capital	(19,146)	(19,146)

GATX Capital fee	(2,350)	(2,350)

Repayment of Recovery Equity Investors II loan or “make whole” payment	(7,475)	(544)

Liquidation preference and accrued dividends on series C preferred stock held by Recovery Equity Investors II, net of warrant exercise price	(706)	(706)

Promissory note holders and other debt	(11,373)	(11,373)

Termination of some officer employment agreements	(2,478)	(2,478)

Excise tax payments for executive officers	(1,751)	(1,751)

Stay-put cash payments	(3,007)	(3,007)

Transaction expenses	(2,080)	(2,080)

Settlement of accounts payable and accrued liabilities	(2,351)	(2,351)

Payment to Federal Communications Commission on encumbered licenses	(1,328)	(1,328)

Operating expenses post close — year 1	(2,487)	(2,487)

Liquidating trust expenses — years 2 through 5	(744)	(744)

Tax payable by Chadmoore	—	(13,529)

Estimated total liabilities settled	(57,276)	(63,874)

Estimated distribution to equity holders	$46,000	$32,503

Estimated shares outstanding:

Actual	45,700	45,700

Warrant and net option exercises	24,811	22,536

Total number of shares outstanding	70,511	68,236

Estimated distribution value per share	$0.65	$0.48

*	Net of $5.2 million from loan by Recovery Equity Investors II.

Material Federal Income Tax Considerations

      The following discussion summarizes the material United States federal income tax considerations of the asset sale and the dissolution and liquidation to a Chadmoore shareholder that holds shares of common stock or series C preferred stock as a capital asset at the time of the asset sale and the dissolution and liquidation. This discussion is based on currently existing provisions of the Internal Revenue Code, currently existing and proposed regulations promulgated under the Internal Revenue Code by the Treasury Department and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect.

      The tax implications of the asset sale and the dissolution and liquidation are unclear and will depend, in part, on events that are not currently known. The asset sale and the dissolution and liquidation together should qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code if:

•	Chadmoore receives shares of Nextel common stock in the asset sale;

•	the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel; and

•	both the asset sale agreement and the dissolution and plan of liquidation are approved by the Chadmoore shareholders.

This discussion assumes the occurrence of each of these events.

      It is expected that at the closing Chadmoore will receive a written tax opinion of KPMG, substantially to the effect that, on the basis of specified facts and representations, the following are the principal federal income tax consequences of the asset sale and the dissolution and liquidation:

•	Assuming the asset sale and the dissolution and liquidation are consummated pursuant to a single plan of reorganization, the transactions together should constitute a “reorganization” within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code. For this purpose, Chadmoore, Nextel and Nextel Finance should each be “a party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

•	No gain or loss should be recognized by a holder of shares of Chadmoore common stock or Chadmoore series C preferred stock to the extent that solely shares of Nextel common stock are received in exchange for surrender of the Chadmoore stock in the asset sale and the dissolution and liquidation. No opinion has, or will, be provided with respect to any other federal income tax consequences that may result from dividend arrearages on any Chadmoore stock exchanged in the asset sale.

•	Gain (but not loss), however, may be recognized to the extent that a Chadmoore shareholder receives property, other than shares of Nextel common stock, including property other than shares of Nextel common stock that a shareholder is deemed to have received as a consequence of receiving an interest in the shareholder liquidating trust.

•	The aggregate adjusted tax basis of the shares of Nextel common stock received in exchange for shares of Chadmoore stock in the asset sale and the dissolution and liquidation, including a fractional share of Nextel common stock for which cash is received, should be the same as the aggregate adjusted tax basis of the shares of Chadmoore stock surrendered for shares of Nextel common stock in the asset sale and the dissolution and liquidation, decreased by the amount of any property, other than shares of Nextel common stock received by a shareholder or that is deemed to have been received by a shareholder as a consequence of receiving an interest in the shareholder liquidating trust, and increased by the amount of any gain that is recognized as a result of the receipt of property, other than shares of Nextel common stock.

•	The holding period for shares of Nextel common stock received by each Chadmoore shareholder in the asset sale and the dissolution and liquidation, including a fractional share of Nextel common stock, should include the holding period of the shares of Chadmoore stock surrendered for shares of Nextel common stock in the asset sale and the dissolution and liquidation.

•	Cash received by a holder of shares of Chadmoore stock in lieu of a fractional share of Nextel common stock should be treated as received in exchange for shares of Chadmoore stock and capital gain or loss should be recognized in an amount equal to the difference between the amount of cash received and the tax basis of the exchanged shares of Chadmoore stock.

•	A holder of shares of Chadmoore stock who exercises dissenters’ appraisal rights with respect to shares of Chadmoore stock and receives a cash payment for these shares generally should recognize capital gain or loss. This gain or loss is measured by the difference between the amount of cash received and the shareholder’s basis in the shares; provided that this payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Internal Revenue Code after giving effect to the constructive ownership rules of the Internal Revenue Code. A sale of shares under an exercise of dissenters’ appraisal rights generally will not be treated as described in the proviso to the previous sentence if, as a result of the exercise, the shareholder exercising dissenters’ appraisal rights owns no shares of capital stock of Nextel, either actually or constructively within the meaning of Section 318 of the Internal Revenue Code, immediately after the asset sale.

      In connection with the tax opinion, KPMG will make various factual assumptions that are customary in similar tax opinions. The tax opinion cannot be relied upon if any of these factual assumption is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the asset sale and the dissolution and liquidation has been, or will be, requested, and the tax opinion will not be binding on the Internal Revenue Service or any court.

      KPMG has not, and will not, provide any opinion on the tax consequences to GATX Capital on the receipt by GATX Capital of any shares of Nextel common stock or any other property.

      Some of the shares of Nextel common stock and other property of Chadmoore may be placed into the liquidating trusts to satisfy any liabilities, including any contingent liabilities of Chadmoore. Beneficial interests in the shareholder liquidating trust will be distributed to the equity holders of Chadmoore pursuant to the plan of liquidation. For federal income tax purposes, the assets of the liquidating trusts should be deemed to have been distributed to each beneficial interest holder of the respective liquidating trust (that is, the Chadmoore equity holders in the case of the shareholder liquidating trust, and the Chadmoore creditors in the case of the creditor liquidating trust) in proportion to their respective beneficial interest in the liquidating trusts and, thereafter, will be deemed to be contributed by the beneficial interest holder of the respective liquidating trust.

      Chadmoore has attempted to structure the liquidating trusts in a manner that prevents the Chadmoore shareholders from being deemed to receive any property in the creditor liquidating trust. KPMG, however, will not provide any opinion on the tax consequences of owning an interest in the liquidating trusts. The shareholders of Chadmoore should seek advice from their tax counsel to determine the tax consequences of owning an interest in the shareholder liquidating trust. The following information is solely provided as a general description of rules that typically apply to persons holding an interest in a liquidating trust.

      In general, a liquidating trust is not itself subject to federal income tax. Rather, each holder of a beneficial interest in the liquidating trust will be treated as owning a pro rata share of the assets of the liquidating trust and is required to take into account, under his or her method of accounting, his or her proportionate share of each of the liquidating trust’s items of income or deduction. Because, as described above, the asset sale and the dissolution and liquidation should constitute a reorganization for federal income tax purposes, the Chadmoore shareholders should not recognize any gain or loss to the extent that the assets deemed distributed to them and contributed to the liquidating trusts consist solely of shares of Nextel common stock. If a Chadmoore shareholder, however, realizes gain in the liquidation (that is, if the total value of all the consideration received by the shareholder in the liquidation, including shares of Nextel common stock, exceeds his or her adjusted basis in his or her shares of Chadmoore stock), he or she must recognize that gain to the extent of any property, other than shares of Nextel common stock, distributed to him or her (including his or her pro rata share of the property other than shares of Nextel common stock, contributed to the shareholder liquidating trust, net of any fixed liabilities of Chadmoore that are assumed by the shareholder liquidating trust).

      The tax basis of the shares of Nextel common stock received by the Chadmoore shareholders in the liquidation, including any shares of Nextel common stock that are deemed to be received by the Chadmoore shareholders as a result of receiving a beneficial interest in the shareholder liquidating trust, will be equal to the basis of any shares of Chadmoore stock surrendered in exchange for the shares of Nextel common stock, decreased by the amount of any property, other than shares of Nextel common stock, received or deemed received as a result of the receipt of a beneficial interest in the shareholder liquidating trust, and increased by the amount of any gain that is recognized as a result of the receipt of this property other than shares of Nextel common stock. The tax basis of the shares of Chadmoore stock surrendered in the exchange should be allocated between the shares of Nextel common stock actually received and the shares of Nextel common stock deemed received and contributed to the shareholder liquidating trust.

      If the shareholder liquidating trust disposes of any of its shares of Nextel common stock, other than in a distribution to the Chadmoore shareholders, each shareholder, to the extent of his or her beneficial interest in the shares of Nextel common stock disposed of, will be required to recognize gain or loss according to the shareholder’s method of accounting. The amount of gain or loss recognized will generally be equal to the difference between his or her pro rata share of the amount realized by the shareholder liquidating trust on the disposition of those shares and the shareholder’s tax basis in those shares. Although the law on this point is not settled, if the shareholder liquidating trust makes any payments in satisfaction of liabilities of Chadmoore that were contingent as of the inception of the shareholder liquidating trust, a holder of a beneficial interest in the shareholder liquidating trust should generally be entitled to increase his or her basis (or claim a capital loss) in the shares of Nextel common stock acquired in the liquidation by an amount equal to the holder’s pro rata share of this payment.

      The shareholder liquidating trust is not required to make any distributions to fund any tax liability of the Chadmoore shareholders related to any gain of this type. Moreover, if the shareholder liquidating trust earns any income, for example interest or dividends, this income will be taxable to each holder of a beneficial interest in the shareholder liquidating trust in accordance with his or her method of accounting in the year in which the trust received this income, whether or not the shareholder liquidating trust has made any distribution to holders of a beneficial interest in the trust.

      The shareholder liquidating trust will provide to holders of its beneficial interests initially, and thereafter on an annual basis, information as is necessary for the holder of the beneficial interest to report his or her income and gain to the Internal Revenue Service, both with respect to the liquidation and thereafter.

      Treatment of the asset sale and the dissolution and liquidation as a tax-free reorganization under the Internal Revenue Code is not a condition to the obligation of Nextel or Chadmoore to consummate the asset sale. If the asset sale and the dissolution and liquidation together are not treated as a reorganization under the Internal Revenue Code or it is later determined that the asset sale and the dissolution and liquidation did not qualify as a reorganization under the Internal Revenue Code, then Chadmoore would recognize taxable gain or loss on the asset sale, subject to offset by any available net operating losses of Chadmoore, and the Chadmoore shareholders would recognize taxable gain or loss in the dissolution and liquidation equal to the difference between the fair market value of the total consideration they received, including shares of Nextel common stock they received, and their tax basis in shares of Chadmoore stock. If the asset sale and the dissolution and liquidation do not qualify as a tax-free reorganization,

Chadmoore’s existing and available net operating losses will remain available to Chadmoore and will not transfer to Nextel.

      Moreover, even if the asset sale and the dissolution and liquidation qualify as a tax-free reorganization, Chadmoore will nonetheless recognize gain for federal income tax purposes to the extent it sells a portion of the shares of Nextel common stock to pay existing claims of creditors. The gain recognized by Chadmoore on the sale of shares of Nextel common stock in connection with the tax-free reorganization may be offset by any available net operating losses of Chadmoore to the extent the shares are sold by Chadmoore on the closing date of the asset sale. In the event of a tax-free reorganization, Chadmoore’s pre-closing net operating losses will transfer to Nextel immediately after the closing date of the asset sale. Any gain recognized by Chadmoore on post-closing date sales of the shares in connection with a tax-free reorganization, therefore, cannot be offset by Chadmoore’s pre-closing net operating losses. Chadmoore’s post-closing items of deduction, if any, however, may be available to offset this gain.

      The foregoing summary of material federal income tax considerations is not intended to constitute advice regarding the federal income tax consequences of the asset sale and the dissolution and liquidation to any holder of Chadmoore stock. This summary does not discuss tax consequences under the laws of foreign, state or local governments or of any other jurisdiction or tax consequences to categories of shareholders that may be subject to special rules, such as foreign persons, banks, tax-exempt organizations, insurance companies and dealers in securities or foreign currencies, or persons holding Chadmoore stock as part of a hedging or constructive sale transaction, “straddle,” conversion transaction or other integrated transaction for tax purposes. In addition, the foregoing may not be applicable to a holder of shares of Chadmoore stock who received these shares as employee compensation or pursuant to the exercise of an employee stock option. Each holder of shares of Chadmoore stock is urged to consult his or her own tax advisor regarding the specific consequences of the asset sale and the dissolution and liquidation, including the applicable federal, state, local and foreign tax consequences to them of the asset sale and the dissolution and liquidation in light of his or her particular circumstances.

PROPOSAL 1:

THE ASSET SALE

Background of the Asset Sale

      In the fourth quarter of 1999, the board of directors of Chadmoore, concerned about the continued financial losses of Chadmoore’s operating businesses and its inability to generate sufficient cash revenues to fund its operations, directed the management of Chadmoore to investigate strategic alternatives for Chadmoore, including alliances, joint ventures, mergers and the sale of Chadmoore’s operating assets. Initially, Chadmoore management made several informal inquiries of unrelated companies regarding strategic alliances, joint ventures, mergers and other potential business combination transactions. All of these inquiries failed to materialize into further discussions between Chadmoore and the contacted parties.

      On December 21, 1999, Chadmoore retained Berwind Financial as its exclusive financial advisor in the exploration of strategic alternatives. Shortly after this time, Berwind Financial began due diligence and the drafting of a confidential financing memorandum.

      On March 14, 2000, Robert W. Moore, Chadmoore’s president and chief executive officer, Stephen K. Radusch, Chadmoore’s chief financial officer, Rick D. Rhodes, Chadmoore’s senior vice president and chief regulatory officer, Mark F. Sullivan, a director of Chadmoore, Jeffrey A. Lipkin and Joseph J. Finn-Egan, both directors of Chadmoore and the general partners of Recovery Equity Partners II, L.P., the general partner of Recovery Equity Investors II, Chadmoore’s principal shareholder, a representative of Gray Cary Ware & Freidenrich LLP, outside counsel to Chadmoore, and a representative of Berwind Financial met with Morgan E. O’Brien, Nextel’s vice chairman, Max Fainberg, Nextel’s director of corporate strategy, Geoffrey M. Stearn, Nextel’s vice president of corporate strategy, Christopher T. Rogers, Nextel’s vice president of corporate development, and a representative of Dresdner Kleinwort Wasserstein, Nextel’s financial advisor, at Nextel’s headquarters in Reston, Virginia to discuss a potential business combination. Nextel proposed to purchase Chadmoore’s assets for $100 million. Chadmoore presented a counter-offer with an enterprise valuation of $225 million. Because the respective valuations were too far apart, Chadmoore and Nextel discontinued discussions. Chadmoore continued exploring financial alternatives. In addition, Berwind Financial contacted other potential strategic acquirers of Chadmoore.

      On March 27, 2000, the Chadmoore board of directors held a special meeting at which Berwind Financial reported that Dresdner Kleinwort Wasserstein had contacted Berwind Financial and stated that Nextel was interested in further exploring a potential business combination transaction with Chadmoore. The Chadmoore board of directors was provided with information concerning a tentatively scheduled meeting with Nextel to discuss possible long-term strategic arrangements between Chadmoore and Nextel, including potential financing and/or acquisition arrangements. The board of directors discussed the information provided by Berwind Financial, including several potential strategic long-term partnerships with other telecommunications entities, the status of potential bridge financing arrangements and the status of previous discussions with lenders to arrange additional long-term financing. The Chadmoore board of directors instructed Chadmoore management to continue discussions with Nextel.

      Subsequent to the March 27, 2000 board of directors meeting, several other telecommunications entities, not including Nextel, were contacted by Messrs. Moore and Rhodes regarding a potential business combination transaction with Chadmoore. None of these contacts ultimately was successful.

      In April 2000, Messrs. Moore and Rhodes held meetings in Las Vegas, Nevada with executives of Pacific Wireless, Inc., including Pacific Wireless’ president and chief executive officer. Messrs. Moore and Rhodes also held separate discussions in April 2000 in Las Vegas with executives of Mobex Communications, Inc., including Mobex’s chairman and chief executive officer and Mobex’s general counsel. Additional discussions between Mr. Rhodes and Mobex’s general counsel occurred in Washington D.C. in mid-June 2000. The focus of all these discussions was whether a mutually beneficial business combination would be possible with either Pacific Wireless or Mobex, which would, in part, help alleviate Chadmoore’s financial problems.

      In June 2000, Messrs. Moore, Rhodes and Radusch also held meetings in Atlanta, Georgia with representatives of SouthernLINC, a division of The Southern Company. Present at these discussions, among others, were SouthernLINC’s president and chief executive officer and SouthernLINC’s regulatory affairs director. The discussions also revolved around possible business combinations that could benefit both companies and help alleviate Chadmoore’s financial problems. Although the meetings with SouthernLINC executives did result in an offer to purchase a limited portion of Chadmoore’s spectrum position in the southeastern United States, none of the other meetings with Pacific Wireless or Mobex led to a proposal.

      Beginning in April 2000, Berwind Financial contacted various capital sources in an effort to obtain for Chadmoore $25 million of equity financing and $35 million of senior debt financing. Berwind received indications of interest for a portion of the senior debt financing and for only a very limited portion of the equity financing sought.

      On April 20, 2000, Nextel contacted Mr. Lipkin and expressed a continued willingness to explore the acquisition of a portion of Chadmoore’s spectrum or to acquire either substantially all of the assets of Chadmoore or all of the outstanding shares of Chadmoore capital stock through a merger of Chadmoore with a Nextel subsidiary for total consideration of $116 million, which Nextel believed implied a value of $1.25 per share of Chadmoore capital stock.

      The members of the Chadmoore board of directors were advised of Nextel’s proposal and after discussion over the next several days among the members of the board of directors and Mr. Radusch, the board of directors asked Mr. Lipkin to respond to Nextel. By letter dated April 25, 2000, Mr. Lipkin indicated that Chadmoore had no interest in a partial asset sale and instead proposed a merger in which the Chadmoore shareholders would receive a value of $3.00 per share as opposed to the $0.81 that Chadmoore believed was the implied value in Nextel’s offer of $116 million.

      On May 4, 2000, Nextel submitted a letter of intent to Chadmoore proposing a potential acquisition of Chadmoore for total consideration, including a bridge loan, of $140 million. This letter indicated that Nextel would propose incentives for senior management of Chadmoore payable if the individual continued employment through closing or, at Nextel’s option, the first anniversary of the closing of the proposed transaction.

      On May 5, 2000, the Chadmoore board of directors met to review with Chadmoore management and Berwind Financial the rationale and status of the potential transaction with Nextel. After discussion, the Chadmoore board of directors directed Mr. Moore to contact representatives of Nextel and advise them that Nextel’s offer was too low.

      On May 8, 2000, Chadmoore presented Nextel with a letter indicating that Nextel’s counter-offer was rejected, and that Chadmoore would entertain additional discussions with Nextel if Nextel would reconsider its valuation of Chadmoore.

      On June 1, 2000, the Chadmoore board of directors met to review with Chadmoore management and Berwind Financial the status of the potential transaction with Nextel. Because Chadmoore had not received a response from Nextel to Chadmoore’s counter-offer, the board of directors concluded that the negotiations were at a temporary impasse and instructed Berwind Financial to contact Nextel to determine if that were the case.

      In mid-June 2000, Messrs. Moore and Radusch and a principal of Gray Cary met with GATX Capital, Chadmoore’s largest secured creditor, to request forbearance on the principal and interest on Chadmoore’s credit facility during the time negotiations were proceeding. For these concessions, Chadmoore agreed to pay GATX Capital $200,000.

      On June 27, 2000, a meeting was held in Reston, Virginia between representatives of Nextel, Chadmoore, Berwind Financial and Gray Cary. Mr. Lipkin, who participated as both a representative of

Recovery Equity Investors II and as a director of Chadmoore, proposed an acquisition with a valuation of $160 million. Nextel stated that it would consider the proposal and also indicated a desire to obtain agreements from the Chadmoore board of directors and Recovery Equity Investors II to vote in favor of the potential transaction.

      On July 7, 2000, Nextel presented Chadmoore with a draft of an agreement of merger and plan of reorganization with a proposed value of $150 million pursuant to which a subsidiary of Nextel would be merged into Chadmoore with all of the outstanding shares of Chadmoore capital stock being converted into shares of Nextel common stock.

      On July 10, 2000, Chadmoore and Nextel and their respective outside counsels, together with representatives of Berwind Financial, met in Reston, Virginia to discuss the possibility of a break up fee, the treatment of unvested options and the potential maximum and minimum share amounts deliverable.

      On July 14, 2000, the Chadmoore board of directors met to consider the Nextel proposal with a value of $150 million whereby a Nextel subsidiary would be merged into Chadmoore, and the terms of a Chadmoore counter-proposal with a proposed value of $160 million. Principal terms of the counter-proposal included the value of the transaction, the definition of what would constitute channel delivery and the definition of a material adverse change. The Chadmoore board of directors then reviewed a compilation of recent analysts’ reports regarding shares of Nextel common stock furnished by Berwind Financial. A principal of Gray Cary outlined the Chadmoore directors’ fiduciary duties and responsibilities in considering a proposal for a business combination. The Chadmoore board of directors reviewed and discussed the various issues relating to the exercise of its fiduciary duties. The Chadmoore board of directors then engaged in a lengthy discussion of the potential alternatives to the proposed Nextel transaction. Mr. Moore noted that Chadmoore, with the assistance of Berwind Financial, had made many attempts in the past to raise capital as an alternative to a business combination transaction, including entering into discussions with several large institutional sources of capital, but that no suitable proposal for an equity investment had ever been obtained. Representatives of Berwind Financial supplemented Mr. Moore’s presentation with an analysis of the financial aspects of the proposed transaction with Nextel, including an analysis of the proposed transaction’s fairness from a financial point of view. The Chadmoore board of directors then discussed various provisions of the draft agreement of merger and plan of reorganization. At the conclusion of this discussion, the Chadmoore board of directors authorized Chadmoore management to continue negotiations with Nextel regarding a proposed business combination, including the principal issues surrounding the value of the transaction, a revised definition of what would constitute channel delivery and the definition of a material adverse change.

      On July 17, 2000, Chadmoore presented Nextel with a revised draft of the agreement of merger and plan of reorganization containing some modifications designed to address issues of concern to Chadmoore. Principal terms of this revised draft included a value of $160 million, a revised definition of what would constitute channel delivery and a revised definition of a material adverse change.

      On July 21, 2000, representatives of Chadmoore and Nextel and their respective counsel participated in a telephone conference call to discuss the differences between the initial Nextel draft of the agreement of merger and plan of reorganization and the subsequent Chadmoore draft. During the conference call, representatives of Nextel expressed concerns about proceeding with the transaction under the terms that Chadmoore had proposed. Nextel was particularly concerned about price, the definition of what would constitute channel delivery, as well as structuring the transaction as a stock-for-stock exchange, because it did not want to assume all of Chadmoore’s liabilities and was concerned about the dilutive effect of some of the Chadmoore options and warrants.

      On July 24, 2000, Mr. Moore and Mr. O’Brien discussed alternatives to a merger. Mr. O’Brien proposed that Nextel would acquire substantially all of the assets of Chadmoore for $160 million in shares of Nextel common stock.

      On July 27, 2000, representatives of Chadmoore contacted representatives of KPMG to discuss the terms of the proposed offer by Nextel to acquire substantially all of Chadmoore’s assets, including a discussion as to whether the transaction could be structured as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code. At that meeting, Chadmoore and KPMG discussed the requirement that Chadmoore dissolve after the asset sale in order to preserve the tax-free treatment of the transaction.

      On July 28, 2000, Nextel presented Chadmoore with a revised offer pursuant to which a subsidiary of Nextel would acquire substantially all of the assets of Chadmoore for shares of Nextel common stock with a value of $160 million.

      Between July 28 and August 2, 2001, Chadmoore management provided the Chadmoore board of directors with a draft letter of intent, which provided for Nextel’s offer to purchase substantially all of Chadmoore’s assets for $160 million. Chadmoore management discussed with the Chadmoore board of directors the draft letter of intent and also discussed the issues that Chadmoore had raised with KPMG related to whether the transaction could be structured as a tax-free reorganization.

      On August 2, 2000, following further discussions between Chadmoore and Nextel management, Chadmoore and Nextel executed a letter of intent and began preparing a definitive agreement. The proposed transaction also included a bridge facility to fund Chadmoore’s expected losses until the closing date of the asset sale. Chadmoore then retained KPMG to determine whether KPMG could give an opinion that the asset sale and the dissolution and liquidation, as proposed, would be a tax-free reorganization. KPMG, after completing its analysis, concluded that with the proper documentation and a strict adherence to specific guidelines, a sale of assets for shares of Nextel common stock, which would be followed by a dissolution and liquidation, could be structured in a manner that would meet the requirements as outlined.

      On August 9, 2000, Nextel presented Chadmoore with an asset sale agreement that embodied the terms of the August 2, 2000 letter of intent, as well as bridge financing to be provided by a subsidiary of Nextel. Negotiations and drafting of a definitive agreement continued.

      On August 10, 2000, Nextel presented a draft form of voting agreement, which it proposed the Chadmoore directors and Recovery Equity Investors II sign in support of the transaction.

      On August 10 and August 11, 2000, representatives of Berwind Financial, Chadmoore, Nextel, and each of Nextel’s and Chadmoore’s respective counsels, Jones, Day, Reavis & Pogue and Gray Cary, met in Reston, Virginia to finalize the asset sale agreement. The principal issues discussed included the funding of Chadmoore’s operations between the signing and the closing of the asset sale, the maximum and minimum share amounts deliverable, the definition of a material adverse change and the definition of what would constitute channel delivery.

      On August 15, 2000, Nextel contacted Chadmoore and advised it that Nextel determined that it would prefer that the bridge financing come from a third party lender rather than a subsidiary of Nextel because of some subordination issues with GATX Capital.

      By August 18, 2000, the due diligence process had been completed, and the terms of the asset sale agreement and the voting agreements had been substantially finalized, subject to review by the board of directors of each of Nextel and Chadmoore.

      On August 21, 2000, the Chadmoore board of directors met to discuss the final draft of the asset sale agreement. Representatives of Chadmoore management presented to the Chadmoore board of directors a detailed overview of the terms proposed by Nextel. At the meeting, the Chadmoore board of directors received the following presentations:

•	Mr. Moore provided a general update regarding the status of negotiations with Nextel and GATX Capital;

•	Gray Cary again reviewed the Chadmoore directors’ fiduciary duties in considering the proposed Nextel transaction;

•	Berwind Financial reviewed its financial analysis of the proposed transaction and delivered its oral opinion, subsequently confirmed by delivery of a written opinion dated August 21, 2000, that as of that date, and based on and subject to the assumptions, qualifications and limitations stated in its written opinion, the transaction was fair from a financial point of view to holders of Chadmoore common stock;

•	Gray Cary reviewed the terms of the asset sale agreement, including changes that had been made to the draft that had been distributed to the board of directors prior to the meeting;

•	Gray Cary reviewed the terms of a proposed side letter agreement with Recovery Equity Investors II regarding the tax-free nature of the proposed Nextel transaction and the treatment of Recovery Equity Investors II’s shares of Chadmoore series C preferred stock;

•	Gray Cary reviewed the terms of the voting agreements that Nextel would require the Chadmoore directors and Recovery Equity Investors II to sign as a condition to Nextel entering into the asset sale agreement (see “— Voting Agreements”); and

•	Gray Cary reviewed the resolutions that the board of directors would need to adopt if it decided to adopt the asset sale agreement.

      The Chadmoore board of directors discussed the proposed transaction generally, including the strategic rationale and potential risks of the transaction. The board of directors then unanimously adopted the asset sale agreement and unanimously resolved to recommend approval of the asset sale agreement by the Chadmoore shareholders. The Chadmoore board of directors directed Chadmoore management to proceed with the necessary steps to obtain shareholder approval of the asset sale agreement and to prepare the necessary agreements and documents to complete the proposed transaction.

      Later in the day on August 21, 2000, the final form of asset sale agreement was signed by Chadmoore and Nextel. At the same time, the directors and Recovery Equity Investors II entered into the voting agreements provided for in the asset sale agreement. Chadmoore issued a press release announcing the signing of the asset sale agreement after the closing of the stock markets on August 21, 2000.

      The agreement provided for delivery of shares of Nextel common stock, with the exact number to be based on a value of not more than $68.60 and not less than $37.16 per share.

      Nextel then proceeded to secure immediate interim funding for Chadmoore. On August, 25, 2000, Nextel arranged for Unrestricted Subsidiary Funding Company, a wholly-owned subsidiary of Nextel, to make a subordinated secured loan to Chadmoore in the amount of $5.2 million. At the same time, Chadmoore and GATX Capital entered into an amendment and waiver of Chadmoore’s credit facility with GATX Capital whereby some provisions of the loan agreement were further amended to permit the proposed transaction and associated funding.

      In order to provide Chadmoore with needed funding until the time of the closing of the proposed asset sale, Nextel arranged for Barclays Bank to make a subordinated secured loan to Chadmoore on August 31, 2000 in a maximum aggregate principal amount of $32.5 million, which replaced the earlier loan from the Nextel subsidiary. On that same day, Chadmoore and Nextel entered into a first amendment to the asset sale agreement, pursuant to which Nextel agreed to pay any fees and interest incurred by Chadmoore in connection with the Barclays Bank loan, or, alternatively, to pay the fees and interest through a Nextel subsidiary in the event that the proposed asset sale were terminated prior to closing.

      The parties, thereafter, realized that Chadmoore could benefit if it were not required to construct some additional channels. The parties also noted that Nextel could benefit by avoiding the assumption of the third party leases on these channels. As a result, Nextel and Chadmoore entered into the second amendment to the asset sale agreement on February 20, 2001, which provided that Chadmoore could discontinue operation of specified channels while allowing the channels to be considered delivered under the asset sale agreement.

      The price of a share of Nextel common stock had declined substantially and remained at relatively low price-per-share levels into early 2001. Because of this lower price-per-share, which was below the minimum value per share of $37.16 contemplated by the asset sale agreement, Chadmoore believed it was unlikely that holders of Chadmoore common stock would approve the transaction. After April 1, 2001, the price of a share of Nextel common stock did not close at a price of $20.00 per share or above.

      In June 2001, Mr. Stearn contacted Mr. Moore and proposed to establish a set value for the shares of Nextel common stock to be issued or cash to be delivered in the asset sale at $130 million and to eliminate the minimum and maximum price for valuing the shares deliverable that was set forth in the original asset sale agreement. Based on the value of the shares of Nextel common stock at June 29, 2001 of $17.50 per share, this represented an increase in value over the price that would have been payable under the original asset sale agreement of about $55 million.

      On June 29, 2001, the Chadmoore board of directors met to consider the terms of the proposed third amendment to the asset sale agreement. Representatives of Chadmoore management presented the board of directors with a detailed description of the financial and regulatory aspects of the proposed transaction. At the meeting, the Chadmoore board of directors also heard presentations from Gray Cary regarding the board’s fiduciary duties, the terms of the amendment to the asset sale agreement and the resolutions to be adopted by the board of directors should it determine to approve the amendment. The Chadmoore board of directors then discussed the proposed amendment generally, including the effect of the substantial decline in the price of shares of Nextel common stock, the overall decline in the United States stock markets, general economic conditions, potential alternatives available to Chadmoore, timing of the proposed closing and general financial terms. The board of directors also considered the opinion of Berwind Financial delivered in August 2000. The board of directors noted that the new proposed base transaction price of $130 million was within the acceptable value range of the Berwind Financial opinion previously delivered in August 2000, and that Berwind Financial had orally indicated that, subject to securing an updated appraisal of Chadmoore, the terms of the revised transaction would likely be fair from a financial point of view to holders of Chadmoore common stock. The board of directors then unanimously adopted the third amendment to the asset sale agreement and directed Chadmoore management to execute and deliver the amended agreement.

      In addition, on June 29, 2001, Chadmoore and GATX Capital agreed to defer the quarterly principal payments due on or about June 30, 2001 and September 30, 2001 until the earliest of December 31, 2001 or the closing date of the asset sale. In consideration for the payment deferral, Chadmoore agreed to pay to GATX Capital a fee of $1 million on the earliest of December 31, 2001 or the closing date of the asset sale. In conjunction with the amendment of its credit facility with GATX Capital, and as additional consideration for the payment deferral, Chadmoore purchased from Barclays Bank an irrevocable standby letter of credit in the face amount of $2.7 million in favor of GATX Capital.

      Berwind Financial delivered its formal written opinion on August 6, 2001, which stated that, as of that date, and based on and subject to the assumptions, qualifications and limitations stated in its opinion, the revised transaction was fair from a financial point of view to holders of Chadmoore common stock. On October 29, 2001, Berwind Financial reissued its formal written opinion, which explicitly set forth the possibility that the asset sale may not qualify as a tax-free reorganization and the possibility that Chadmoore may fail to deliver channels to Nextel. The reissued opinion stated that, as of October 29, 2001, and assuming, among other things, that the asset sale is tax-free and Chadmoore receives consideration of at least $103.4 million, or the asset sale is not tax-free and Chadmoore receives consideration, after taxes, of at least $103.4 million, the financial terms of the proposed asset sale is fair, from a financial point of view, to holders of Chadmoore common stock.

      On November 16, 2001, Chadmoore and Nextel executed and delivered the fourth amendment to the asset sale agreement, which reduced Chadmoore’s minimum aggregate channel delivery requirement from $80 million to $65 million, commensurate with the reduction in the aggregate purchase price. In addition, on the same date, Chadmoore’s directors and Recovery Equity Investors II entered into revised voting agreements reflecting the terms of the asset sale agreement as it has been amended to date.

      On December 13, 2001, Chadmoore and GATX Capital agreed to defer payment of the $1 million fee and the $1.35 million principal payment due on or about December 31, 2001 to the earlier of the closing date of the asset sale or February 15, 2002, and that GATX Capital would draw on the $2.7 million letter of credit from Barclays Bank in favor of GATX Capital to satisfy the principal payments due on or about June 30, 2001 and September 30, 2001. In addition, Chadmoore agreed to pay GATX Capital, when due, the $606,280 interest payment due on or about December 31, 2001. Chadmoore has also agreed to pay GATX Capital, no later than January 5, 2002, an additional fee of $100,000.

Nextel’s Reasons for the Asset Sale

      From Nextel’s perspective, it believes that the acquisition of Chadmoore’s operating assets, which will expand its overall spectrum position in the second and third tier markets served by Chadmoore, will be beneficial to obtaining key objectives of Nextel’s business plan.

Recommendation of the Chadmoore Board of Directors; Reasons for the Asset Sale

      After careful consideration, the Chadmoore board of directors has determined that the sale of substantially all of Chadmoore’s operating assets to Nextel, together with the assumption by Nextel of limited liabilities of Chadmoore, as described in the asset sale agreement, as amended, is fair to you and in your best interests. The Chadmoore board of directors has approved the sale of assets to Nextel and recommends that you vote in favor of the proposal.

      In considering the recommendation by the Chadmoore board of directors, you should be aware that some of the Chadmoore officers and directors and their affiliates have interests in the sale of assets that are different from, or are in addition to, your interests. See “Interests of Chadmoore’s Officers and Directors and their Affiliates.”

      The Chadmoore board of directors considered the proposed sale of assets to Nextel as described in the asset sale agreement at special meetings of the board of directors held on July 14, 2000, August 21, 2000 and June 29, 2001. At the August 21, 2000 meeting, the Chadmoore board of directors unanimously approved the sale of assets and the transactions contemplated by the original asset sale agreement. On June 29, 2001, the Chadmoore board of directors unanimously adopted the third amendment to the revised asset sale agreement, which established a set value for the shares of Nextel common stock or cash to be delivered in the asset sale of $130 million, unless Chadmoore elects to receive shares of Nextel common stock valued below the 20-day average closing price.

      The following is a discussion of the material factors considered by the Chadmoore board of directors in concluding that the sale of assets to Nextel is fair to and in the best interests of all of the Chadmoore shareholders:

•	the continued losses generated by the operation of Chadmoore’s business;

•	the fact that Chadmoore would imminently run out of cash if equity or debt financing were not obtained or if a sale were not consummated;

•	Chadmoore’s need for additional capital to continue as a going concern;

•	despite numerous attempts in the past to solicit financing proposals, the lack of a suitable proposal for equity or debt financing that would enable the company to continue operating as a going concern or to arrange for an acquisition of Chadmoore by merger;

•	the anticipated difficulty in structuring an equity or debt financing due to Chadmoore’s significant existing indebtedness and strained relationship with its largest secured creditor, GATX Capital;

•	the intangible nature of Chadmoore’s assets, and the likelihood that in a liquidation the Chadmoore shareholders would receive much less for their shares if Chadmoore were liquidated without selling substantially all of its assets to Nextel; and

•	the anticipated benefits to the Chadmoore shareholders of an investment in Nextel as a more widely-traded public company.

      In evaluating the proposed sale of assets, the Chadmoore board of directors considered a number of sources of information, including:

•	historical information concerning the business, financial performance, condition, operations and results of operations, technology, competitive position and trends and prospects of Nextel;

•	Securities and Exchange Commission filings by Nextel;

•	current and historical market prices, volatility and trading data for shares of Nextel common stock;

•	information and advice based on the results of due diligence investigations by members of Chadmoore’s management and Chadmoore’s legal, financial and accounting advisors concerning the business, technology, products, operations, properties, assets, financial condition, operating results and prospects of Nextel;

•	the analysis and financial presentation of Berwind Financial at the August 21, 2000 meeting, which indicated that a valuation of $160 million (at the time) was fair from a financial point of view to holders of Chadmoore common stock; and

•	at the June 29, 2001 meeting, the fact that a valuation of $130 million was within the acceptable range value of the Berwind Financial opinion delivered in August 2000, and Berwind Financial’s oral indication that, subject to obtaining an updated appraisal, the financial terms would likely be fair from a financial point of view to the holders of Chadmoore common stock. The Chadmoore board of directors subsequently received the revised opinion of Berwind Financial, dated as of October 29, 2001, which stated, assuming, among other things, that the asset sale is tax-free and Chadmoore receives consideration of at least $103.4 million, or the asset sale is not tax-free and Chadmoore receives consideration, after taxes, of at least $103.4 million, that the financial terms of the proposed asset sale are fair, from a financial point of view, to holders of Chadmoore common stock.

      The Chadmoore board of directors also considered a number of potentially negative factors in its deliberations regarding the potential asset sale, including:

•	the risk that the proposed asset sale with Nextel together with the proposed dissolution and liquidation would not be treated as a tax-free reorganization;

•	the fact that a ruling would not be sought from the Internal Revenue Service as to the tax-free nature of the transaction, and that the tax opinion to be issued by KPMG would state that the relevant parts of the transaction “should,” as contrasted to “will,” constitute a tax-free reorganization; and

•	during the meetings in 2000, the possibility that, if Chadmoore were able to proceed more slowly, a more favorable transaction might surface.

      The Chadmoore board of directors also believed that, overall, the risks associated with the proposed asset sale were outweighed by the potential benefits of this transaction. For this reason, and the reasons set forth in the opinion of Chadmoore’s financial advisor, dated as of October 29, 2001, which is described in detail in the section entitled “— Opinion of Financial Advisor to Chadmoore,” the Chadmoore board of directors believes that the proposed transaction with Nextel is fair to you and in your best interests.

      The above discussion of the information and factors considered by the Chadmoore board of directors is not intended to be exhaustive, but includes all significant factors the board of directors considered. In analyzing the proposed transaction with Nextel, the Chadmoore board of directors did not view any single factor as determinative and did not quantify or assign weight to any of the factors. Rather, the members of the Chadmoore board of directors made their determination based upon the total mix of information available to them. In addition, individual members of the Chadmoore board of directors may have given different weight to different factors.

      The Chadmoore board of directors is unanimous in its recommendation that the Chadmoore shareholders vote for approval of the asset sale agreement.

Opinion of Financial Advisor to Chadmoore

      Chadmoore retained Berwind Financial to act as its financial advisor and to render a fairness opinion in connection with the asset sale. Berwind Financial rendered its opinion to the board of directors of Chadmoore that, based upon and subject to the various considerations set forth in the opinion, as of October 29, 2001, the financial terms of the proposed asset sale are fair, from a financial point of view, to holders of Chadmoore common stock. Berwind Financial delivered an opinion with a substantially identical conclusion on August 21, 2000 with respect to the transaction as originally agreed to.

      The full text of Berwind Financial’s opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex D to this proxy statement/prospectus, and you should read it in its entirety. The following summary of the opinion of Berwind Financial is qualified in its entirety by reference to the full text of the opinion.

      Berwind Financial was selected to act as Chadmoore’s financial advisor in connection with the asset sale based upon its qualifications, expertise and experience, including knowledge of and experience with merger and acquisition transactions of public companies. Berwind Financial, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, private placements and valuations for various other purposes and in the determination of adequate consideration in those types of transactions.

      On June 29, 2001, the Chadmoore board of directors adopted and executed the third amendment to the asset sale agreement. On August 6, 2001, Berwind Financial delivered its opinion to the Chadmoore board of directors stating that, as of that date, the consideration to be received in the asset sale was fair from a financial point of view to the holders of Chadmoore common stock. No limitations were imposed by the Chadmoore board of directors upon Berwind Financial with respect to the investigations made or procedures followed by Berwind Financial in rendering the opinion. On October 29, 2001, at the request of Chadmoore, Berwind Financial delivered an amended opinion, which explicitly set forth the possibility that the asset sale may not qualify as a tax-free reorganization and the possibility that Chadmoore may fail to deliver certain channels to Nextel. That amended opinion, which is attached as Annex D to this proxy statement/prospectus, also states that, as of October 29, 2001, and subject to the assumptions set forth in the opinion, the financial terms of the proposed asset sale are fair, from a financial point of view, to the holders of Chadmoore common stock.

      In rendering its opinion, Berwind Financial, among other things:

•	reviewed the historical financial performance, current financial position and general prospects of Chadmoore;

•	considered Chadmoore’s viability as a going concern;

•	reviewed the historical financial performance and current financial position of Nextel based on its publicly filed financial statements and reviewed Nextel’s general prospects based on recently published reports by Wall Street analysts;

•	reviewed the agreement and plan of reorganization and amendments;

•	studied and analyzed the stock market trading history of shares of Chadmoore and Nextel common stock;

•	considered the terms and conditions of the proposed transaction between Chadmoore and Nextel as compared with the terms and conditions of comparable transactions;

•	met with some members of Chadmoore’s senior management to discuss its respective operations, historical financial statements and future prospects;

•	considered the orderly liquidation valuation of Chadmoore’s licenses and tangible assets performed by BIA Financial Network, Inc.; and

•	conducted other financial analyses, studies and investigations as Berwind Financial deemed appropriate.

      In delivering its opinion, Berwind Financial assumed that in the course of obtaining the necessary regulatory and governmental approvals for the asset sale, no restriction would be imposed on Nextel or Chadmoore that would have a material adverse effect on the contemplated benefits of the asset sale. Berwind Financial also assumed that there would be no change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Nextel after the asset sale. Berwind Financial also assumed that the asset sale is tax-free and Chadmoore receives consideration of at least $103.4 million, or the asset sale is not tax-free and Chadmoore receives consideration, after taxes, of at least $103.4 million.

      Berwind Financial relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to Chadmoore’s financial forecasts reviewed by Berwind Financial in rendering its opinion, Berwind Financial assumed that these financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Chadmoore as to the future financial performance of Chadmoore. Berwind Financial did not make an independent evaluation or appraisal of the assets or liabilities of Chadmoore or Nextel.

      The following is a summary of selected analyses prepared by Berwind Financial and presented to the Chadmoore board of directors in connection with the opinion and analyzed by Berwind Financial in connection with the opinion.

      Comparable Companies and Comparable Acquisition Transaction Analyses. Berwind Financial compared selected financial and operating data for Chadmoore with those of a peer group of selected wireless communications providers, as of the most recent financial period publicly available. Financial data and operating ratios compared in the analysis of the Chadmoore peer group included, but were not limited to, enterprise value to revenue and enterprise value to covered population.

      Berwind Financial also compared the multiples of the latest twelve months’ revenue and covered populations with the multiples paid in recent acquisitions of wireless communications providers that Berwind Financial deemed comparable. The transactions deemed comparable by Berwind Financial included those greater than $50 million in equity value announced from 1997 to the date of its opinion, as well as acquisitions by Nextel. No company or transaction, however, used in this analysis is identical to Chadmoore or the asset sale. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

      Discounted Cash Flow Analysis. A critical assumption in a discounted cash flow analysis is that Chadmoore continues to operate as a going concern. At the time of the opinion, Chadmoore was funding operating losses through borrowings arranged by Nextel through Barclays Bank, pursuant to a subordinated credit agreement dated August 31, 2000. Termination of the asset sale would result in a cessation of the funding and require repayment of funds borrowed to date within 180 days. Thus, termination of the asset sale would substantially inhibit Chadmoore’s ability to operate as a going concern. Consequently, an accurate discounted cash flow valuation for Chadmoore if the asset sale was terminated would not include the discounted value of cash flows from operations, but rather the orderly liquidation value of assets. Thus, Berwind Financial considered the orderly liquidation valuation of Chadmoore’s licenses and tangible assets performed by BIA Financial Network, Inc., an independent firm, as of June 30, 2001.

      In connection with rendering its opinion, Berwind Financial performed a variety of financial analyses. Although the evaluation of the fairness of the financial terms of the asset sale was to some extent a subjective one based on the experience and judgment of Berwind Financial and not merely the result of mathematical analysis of financial data, Berwind Financial principally relied on the previously discussed financial valuation methodologies in its determinations. Berwind Financial believes its analyses must be considered as a whole and that selecting portions of those analyses and factors considered by Berwind Financial without considering all of those analyses and factors could create an incomplete view of the process underlying Berwind Financial’s opinions. In its analysis, Berwind Financial made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Chadmoore’s and Nextel’s control. Any estimates contained in Berwind Financial’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than these estimates.

      In reaching its opinion as to fairness, none of the analyses performed by Berwind Financial was assigned a greater or lesser weighting by Berwind Financial than any other analysis. As a result of its consideration of the aggregate of all factors present and analyses performed, Berwind Financial reached the conclusion, and opined, that the financial terms of the asset sale as set forth in the asset sale agreement are fair, from a financial point of view, to holders of Chadmoore common stock.

      Berwind Financial’s opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its opinion was delivered; events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Berwind Financial has not undertaken to reaffirm and revise its opinion or otherwise comment upon any events occurring after the date of its opinion.

      Pursuant to the terms of the engagement letter dated December 21, 1999, Chadmoore has agreed to pay Berwind Financial $125,000 for acting as financial advisor in connection with delivering its opinion. In addition, Chadmoore has also agreed to pay Berwind Financial about $525,000 upon the consummation of the asset sale as an advisory fee and to pay Berwind Financial’s reasonable expenses. Whether or not the asset sale is consummated, Chadmoore has also agreed to indemnify Berwind Financial and related persons against various liabilities relating to or arising out of its engagement.

      Berwind Financial’s opinion is directed only to the consideration to be received by holders of Chadmoore common stock in the asset sale and does not constitute a recommendation to any holder of Chadmoore common stock as to how that holder should vote at the Chadmoore special meeting.

      The foregoing provides only a summary of the opinion of Berwind Financial and is qualified in its entirety by reference to the full text of that opinion, which is set forth in Annex D to this proxy statement/prospectus.

Appraisal of BIA Financial Network, Inc.

      Chadmoore retained BIA Financial Network, Inc. to act as its appraiser in connection with the sale of its assets to Nextel at the request of Berwind Financial. BIA Financial provided its appraisal to the board of directors of Chadmoore that, based upon and subject to the various considerations set forth in the appraisal, as of June 30, 2001, the total fair market value, in an orderly liquidation, of the 800 and 900 MHz licenses and selected tangible assets of Chadmoore in all markets was about $60.5 million. The value of the assets as estimated by BIA Financial was not related to the proposed value of the asset sale to Nextel.

      The following provides only a summary of the appraisal report of BIA Financial and is qualified in its entirety by reference to the full text of the appraisal, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

      BIA Financial was selected to act as appraiser for Chadmoore in connection with the asset sale based upon its qualifications, expertise and experience, including knowledge of and experience with wireless licenses and related assets. BIA Financial, as part of its appraisal business, is engaged regularly in the valuation of assets. No limitations were imposed by the Chadmoore board of directors upon BIA Financial with respect to the investigations made or procedures followed by BIA Financial in preparing its appraisal.

      In preparing its appraisal, BIA Financial relied on a number of sources while gathering data for its report, including historical financial statements, promotional materials, previous appraisal reports prepared for Chadmoore and various Chadmoore planning documents. All license information was obtained from Chadmoore and was dated as of June 30, 2001. No site visits were performed in connection with the appraisal.

      BIA Financial received $60,200 for providing its appraisal. Chadmoore also paid BIA Financial about $67,600 in 2000 in connection with other services provided.

Identification of the Assets Valued

      As of June 30, 2001, Chadmoore’s operating territory covered about 55 million people in 187 markets, primarily in secondary and tertiary cities throughout the United States. As of June 30, 2001, Chadmoore owned 1,039 specialized mobile radio licenses in two frequency spectrums. In the 800 MHz band, as of June 30, 2001, Chadmoore owned 1,023 licenses, including 3,945 channels covering 187 markets in 42 states (including Puerto Rico and the United States Virgin Islands). In the 900 MHz band, Chadmoore owns 16 ten-channel wide-area licenses in seven metropolitan trading areas covering a population of about 19.9 million.

      Chadmoore’s tangible assets include equipment installed at the general offices in Las Vegas, Nevada, and at 209 specialized mobile radio transmitter sites spread across 42 states, Puerto Rico, and the Virgin Islands. The specific tangible assets consist of repeaters, two-way radio receive and transmit antennas, selective cavity resonators, duplexors, notch filters, and multiport combiners, power amplifiers, various controllers, uninterruptible power supplies, modems, scan boards, computer equipment, interfaces, batteries, equipment racks and housings.

Purpose and Methodology

      BIA Financial chose to rely on the market approach in its valuation of the intangible assets. The market approach is a general way of determining a value indication of a business, business ownership interest, security, or intangible asset by using one or more methods that compare the subject to similar businesses, business ownership interests, securities, or intangible assets that have been sold. The cost approach was not utilized as it does not lend itself well to the valuation of intangible assets. The income approach was not used as reliable data upon which to base a cash flow forecast could not be obtained at the time of the appraisal. For the valuation of the selected tangible assets, BIA Financial employed the cost approach, drawing on the June 2001 market value of items of similar utility and condition for replacement costs.

      The valuations in the appraisal report of BIA Financial were intended to be used to support the fairness opinion of Berwind Financial. The report is not valid for any other use.

      The results of BIA Financial’s analyses are as follows:

• Orderly liquidation value of the 800 MHz specialized mobile radio licenses	$45.1 million

• Orderly liquidation value of the 900 MHz specialized mobile radio licenses	$7.3 million

• Orderly liquidation value of selected tangible assets	$8.1 million

Valuation of 800 MHz Specialized Mobile Radio Licenses

      In the 800 MHz band, Chadmoore identified 1,023 licenses, including 3,945 channels, to be valued. Two approaches were used to estimate the value of the 800 MHz specialized mobile radio licenses. First, a modified regression analysis was employed in which Federal Communications Commission auction data was used to refine market estimates, including an 800 MHz auction conducted in September 2000.

Second, the license values were inferred from the prices of market transactions involving similar assets. A brief discussion of each of these analyses follows.

      To begin the regression analysis, BIA Financial divided the list of markets into seven general value categories and applied a range of values per license to each category of markets based on the 800 MHz auction in September 2000, market transactions and BIA Financial internal data. With these categories in place, BIA Financial then performed an extensive regression analysis on the specialized mobile radio auction results. BIA Financial evaluated about one hundred socio-economic and demographic variables in this multiple regression analysis. The results of the regression analysis were combined with its market categorizations to help determine variance within each category on a per channel basis. The resulting per channel valuation was then multiplied by the number of channels in any given market and then summed to estimate a final value for the licenses. The total fair market value of the licenses predicted by the model was $36.5 million.

      For the market transaction based valuation, BIA Financial researched recent market transactions involving licenses similar to those held by Chadmoore. Forty-eight transactions involving specialized mobile radio licenses were identified. For each of the transactions BIA Financial calculated the price per person, or “pop,” per channel multiple, which measures the ratio of price paid to the effective number of pops covered by each channel obtained. The results showed that in cases where the average number of channels per market area was 20 or less, the price per pop per channel multiple generally fell in the range of $0.02 to $0.10, with a median multiple value of $0.065. In cases where the average number of channels per market area was more than 20, the multiple fell in the range of $0.04 to $0.12, with a median multiple value of $0.094.

      BIA Financial then examined the Chadmoore licenses and determined that about 36.2% of their licensed area pops were covered by more than 20 channels with the remaining 63.8% covered by fewer than 20 channels. To estimate the value of those markets where Chadmoore has fewer than 20 channels, BIA Financial first estimated the average number of channels in these markets at 8.7. Then, BIA Financial applied the $0.065 per pop per channel multiple in these markets, and multiplied the result by the estimated 29.6 million pops covered to produce a value of the 800 MHz license channels in markets with less than 20 channels of $16.7 million. To estimate the value of those markets where Chadmoore has more than 20 channels, a similar approach was used, based on a price per pop per channel multiple of $0.094 and covered pops of 16.8 million, to produce a value of these 800 MHz license channels of $74.5 million. Summing the two channel groups produces a total value of $91.2 million.

      Each of the approaches employed as described above has a particular set of advantages and disadvantages. Accordingly, BIA Financial elected to weight the regression approach by 75% and the market analyses by 25% as its fair market value estimate for the valid 800 MHz licenses, as of June 30, 2001. This value is $50.1 million. Discounting this value by 10%, to account for the shorter time period in which the licenses must be sold in an orderly liquidation scenario, produces the final estimate of the value of the valid 800 MHz licenses in orderly liquidation, which is $45.1 million.

Valuation of 900 MHz Specialized Mobile Radio Licenses

      On June 1, 1999, Chadmoore acquired from American Wireless Network, Inc. 16 ten-channel 900 MHz wide-area licenses in 7 metropolitan trading areas. The purchase included more than 400 subscribers and the lease of all related equipment for a period of six years. To estimate the orderly liquidation value of these licenses as of June 30, 2001, BIA Financial turned to the following four techniques:

•	extrapolation of the April 1996 900 MHz Federal Communications Commission auction results;

•	observation of market transactions involving other 900 MHz licenses (two transactions);

•	observation of market transactions involving all licenses (800 and 900 MHz); and

•	observation of prices in prior market transactions involving the subject licenses themselves. The conclusions of the analysis areas follows:

—	Value suggested by extrapolation of 1996 Federal Communications Commission auction results	$1,830,494

—	Value suggested by Nextel’s purchase of Geotek’s licenses	$7,487,598

—	Value suggested by Nextel’s purchase of Arch Wireless’ licenses	$12,826,618

—	Value suggested by observation of 800 & 900 MHz channel sales	$14,666,834

—	Value suggested by prior sales of the subject licenses	$1,651,058

      To reach a final value conclusion, BIA Financial took a weighted average of the five indicators, favoring the methods based on more recent data. This weighted average value is $8,141,344. Discounting this value by 10% to account for the shorter time period in which the licenses must be sold in an orderly liquidation scenario, produces the final estimate of the orderly liquidation value of the 900 MHz licenses, as of June 30, 2001, which is $7,327,210.

Valuation of Selected Tangible Assets

      Chadmoore’s tangible assets include equipment installed at the general offices in Las Vegas, Nevada, and at 209 specialized mobile radio transmitter sites spread across 42 states, Puerto Rico, and the Virgin Islands. The specific tangible assets that are the subject of the BIA Financial report consist of the two-way radio equipment submitted on a listing by Chadmoore. The cost approach was used to estimate the fair market value of these assets, which took into consideration the initial investment, replacement cost, and depreciation associated with each asset. The total value of all the selected tangible assets was $8,108,320.

      The total orderly liquidation value of all assets valued in the report of BIA Financial is $60,566,364.

Accounting Treatment

      The asset sale will be accounted for by Nextel as a “purchase” in accordance with generally accepted accounting principles. Consequently, the aggregate consideration paid by Nextel in connection with the asset sale will be allocated by Nextel to Chadmoore’s assets and liabilities based upon their fair values, with any excess being treated as goodwill.

Closing Date

      The closing date of the asset sale will occur on a date to be specified by the parties. This date will be within ten days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the closing conditions set forth in the asset sale agreement, unless otherwise agreed to by Nextel and Chadmoore. Legal and equitable title and risk of loss to the assets of Chadmoore will not transfer to Nextel until this time. Nextel and Chadmoore each anticipate that the asset sale will be completed during the first quarter of 2002. A delay in satisfying conditions to the asset sale, however, could delay completion of the asset sale. There can be no assurances as to whether, and on what date, Nextel and Chadmoore will satisfy the conditions or that Nextel and Chadmoore will complete the asset sale. If the asset sale is not completed on or before March 31, 2002, either Nextel or Chadmoore may terminate the agreement. See “— Regulatory Matters” and “— The Asset Sale Agreement — Conditions to the Consummation of the Asset Sale.”

Regulatory Matters

      Hart-Scott-Rodino. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Nextel and Chadmoore are prohibited from completing the asset sale until:

•	notifications are given to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice;

•	specified information is furnished to the Federal Trade Commission and the Antitrust Division; and

•	specified waiting period requirements are satisfied or terminated.

      On November 30, 2001, Nextel and Chadmoore each filed in connection with the asset sale a Notification and Report Form under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division. Early termination of the waiting period under the Hart-Scott-Rodino Act relating to the asset sale was granted on December 10, 2001.

      Satisfaction of the waiting period requirement will not preclude the Antitrust Division, the Federal Trade Commission or any other party from challenging or seeking to delay or to enjoin the completion of the asset sale or from seeking the divestiture of substantial assets of Nextel or Chadmoore on antitrust or other grounds. Although Nextel and Chadmoore believe that the asset sale is legal under the U.S. antitrust laws, there can be no assurance that a challenge to the asset sale on antitrust or other grounds will not be made or, if a challenge is made, that it would not be successful.

      Federal Communications Commission. Chadmoore’s and Nextel’s mobile radio services are subject to regulation by the Federal Communications Commission under the Communications Act of 1934, as amended. Under the Communications Act, the Federal Communications Commission must determine that the proposed assignment from Chadmoore to Nextel of authorizations and licenses serves the public interest, convenience and necessity before it can approve the assignment. In making this determination, the Commission examines whether a proposed assignment is consistent with the policies of the Communications Act, including, among other things, the effect of the proposed assignment on the Commission’s policies encouraging competition.

      Chadmoore and Nextel filed with the Federal Communications Commission applications requesting the Commission’s consent to the assignment of Chadmoore’s specialized mobile radio licenses on July 6, 2001 and August 10, 2001. On November 30, 2001, the Federal Communications Commission approved the assignment of Chadmoore’s specialized mobile radio licenses to various subsidiaries of Nextel. Interested parties are allowed a period of 30 days from the date of the grant of approval to file petitions for reconsideration. The Federal Communications Commission may, during this period or within 10 days thereafter, on its own motion or in response to any such petition, elect to set aside its approval of the assignment or subject its approval to specified conditions or restrictions.

Dissenters’ Appraisal Rights

      Holders of Chadmoore common stock and series C preferred stock have the right to dissent from the asset sale and to receive payment for their shares in accordance with the provisions of Sections 7-113-101 through 7-113-302, inclusive, of the Colorado Business Corporation Act. The following discussion is not intended to be a complete statement of these provisions and is qualified in its entirety by reference to the full text of those sections, a copy of which is attached as Annex C to this proxy statement/prospectus.

      Each Chadmoore shareholder who desires payment for his or her shares or appraisal and follows the procedures specified in Sections 7-113-202 and 7-113-204 will be entitled to have the shares held of record by the shareholder exchanged for cash and appraised by a district court in Colorado in a proceeding conducted in accordance with Sections 7-113-301 and 7-113-302 of Colorado law and receive a judgment for:

•	the amount, if any, by which the court finds the fair value of the dissenters’ shares, plus interest, exceeds the amount paid by the corporation; or

•	the fair value, plus interest, of the dissenters’ shares for which the corporation elected to withhold payment under Section 7-113-208 of Colorado law, as determined by the court.

      With respect to a dissenters’ shares, the term “fair value” means in all cases the value of the shares immediately before the date of the asset sale, excluding any appreciation or depreciation in anticipation of the asset sale, except to the extent that exclusion would be inequitable.

      The procedures set forth in Sections 7-113-202 and 7-113-204 of Colorado law must be complied with strictly. Failure to follow any of these procedures may result in the termination or waiver of dissenters’ rights.

      Holders of Chadmoore common stock should note that failure to execute and return a proxy does not perfect dissenters’ rights. In addition, neither voting against the asset sale, nor abstaining from voting will constitute a demand for payment.

      Voting in favor of the asset sale, however, will waive a Chadmoore common shareholder’s dissenters’ rights with respect to the asset sale. If a holder of Chadmoore common stock returns a signed proxy card that does not specify a vote, the proxy will be voted in favor of the asset sale, which will have the effect of waiving this holder’s dissenters’ rights with respect to the asset sale.

      A shareholder who is entitled to dissent and obtain payment for his or her shares under Article 113 of Colorado law may not challenge the corporate action creating this entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      Under Sections 7-113-202 and 7-113-204 of Colorado law, holders of Chadmoore common stock who desire to exercise dissenters’ rights and who do not vote in favor of the asset sale, or the holder of Chadmoore series C preferred stock, may perfect these rights by delivering to Chadmoore, for receipt before the taking of the vote on the asset sale agreement, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the asset sale is completed. The written demand is separate from and in addition to any proxy or vote against the asset sale agreement. This written demand for payment should be delivered either in person to the corporate secretary of Chadmoore before the Chadmoore special meeting or at the Chadmoore special meeting before the vote on the asset sale agreement, or by certified mail, return receipt requested, for receipt prior to the vote on the asset sale agreement at the Chadmoore special meeting, delivered to Chadmoore at the following address: Chadmoore Wireless Group, Inc., 2875 East Patrick Lane, Suite G, Las Vegas, Nevada 89120, Attention: Corporate Secretary.

      A Chadmoore shareholder of record may assert dissenters’ rights as to fewer than all the shares of Chadmoore stock registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Chadmoore in writing of the dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights.

      A beneficial holder of shares of Chadmoore stock may assert dissenters’ rights as to the shares held on his or her behalf only if Chadmoore receives the written consent of the shareholder of record to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights and the beneficial owner so dissents with respect to all shares beneficially owned by him or her. A person who owns shares of Chadmoore stock beneficially, but not of record, and who desires to exercise his or her dissenters’ rights is, therefore, advised to consult promptly with the person or entity that is the record holder of his or her shares in order to receive and submit his or her written consent to the exercise of these rights and to ensure the timely exercise of the same.

      If the asset sale is authorized, Chadmoore will give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares. The notice will be sent no later than ten days after the effective time of the asset sale and will:

•	state that the asset sale was authorized;

•	state the effective date of the asset sale;

•	state where the shareholder must deliver a demand for payment and the address where stock certificates must be deposited;

•	inform all holders of uncertificated shares, if any, to what extent transfer of the shares will be restricted after the payment demand is received by the holders;

•	state the date of the first announcement to the news media or the shareholders of the terms of the asset sale;

•	supply a form for demanding payment, which form will require the dissenting shareholder to state an address to which payment is to be made and requires the dissenting shareholder to certify, whether or not he or she acquired beneficial ownership before the first public announcement of the asset sale;

•	set a date by which the written payment demand and certificates must be received by Chadmoore, not fewer than 30 nor more than 60 days after the date Chadmoore sends the written dissenters’ notice; and

•	be accompanied by a copy of sections 7-113-101 through 7-113-302 of Colorado law.

      A Chadmoore shareholder who receives a dissenters’ notice must demand payment in writing for his or her shares. If a dissenter fails to certify, as requested by Chadmoore in its dissenters’ notice, that he or she owned the shares before the date of the first public announcement of the asset sale, then Chadmoore may, in lieu of making the payment provided in the following paragraph, offer to make a payment only if the dissenter agrees to accept it in full satisfaction of the demand. The Chadmoore shareholder who demands payment will be required to deposit his or her share certificates in accordance with the Chadmoore dissenters’ notice. A Chadmoore shareholder who demands payment and deposits his or her certificates retains all other rights of a shareholder, except the right to transfer the shares, until the effective time of the asset sale, and thereafter has only the right to receive payment for the shares. The demand for payment and deposit of certificates is irrevocable except in the event the asset sale is not effected within 60 days after the date set for dissenters to demand payment. A Chadmoore shareholder who does not demand payment and deposit his or her certificates as required by the date specified in the dissenters’ notice, is not entitled to payment for his or her shares of Chadmoore stock.

      Upon the effective time of the asset sale, or upon receipt of a payment demand, whichever is later, Chadmoore must pay each dissenter who complied with Section 7-113-204 the amount Chadmoore estimates to be the fair value of the dissenters’ shares, plus accrued interest. The payment will be accompanied by:

•	relevant financial information;

•	Chadmoore’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenters’ right to demand payment under Section 7-113-209; and

•	a copy of Article 113 of the Colorado Business Corporation Act, which governs dissenters’ rights.

      For a period of 30 days after Chadmoore’s payment or offer to pay, a dissenter may notify Chadmoore in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her own estimate, less any payment made as described above. The dissenting shareholder may also elect to reject Chadmoore’s offer and demand payment of the fair value of the shares and interest due, if he or she believes that the amount paid under Section 7-113-206 or offered in the case of a dissenting shareholder who has not certified that he or she owned shares before the first public announcement of the asset sale is less than the fair value of the shares or that the interest due was incorrectly calculated. If a demand for payment remains unresolved, Chadmoore may, within 60 days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. The proceeding will be commenced in the district court in and for the City and County of Denver, Colorado, and the court will determine the fair value of a Chadmoore share and accrued interest. If Chadmoore does not commence the proceeding within the 60 day period, it will pay to each dissenter whose demand remains unresolved the amount demanded.

      In determining the fair value of the Chadmoore stock, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. No representation can be made as to the outcome of an appraisal proceeding. The shareholders also should be aware that the appraisal rights process is subject to uncertainties and to the possibility of lengthy and expensive litigation that could extend for a substantial period of time, without the shareholders having received any money for their shares during this period. The shareholders also should recognize that an appraisal proceeding could result in a determination of a fair value higher or lower than or equal to the per share consideration that would otherwise be received in the asset sale.

      The costs of an appraisal proceeding will be assessed against Chadmoore; however, the court may assess costs against some or all of the dissenters in amounts the court deems equitable in the circumstances, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable against the corporation or one or more dissenting shareholders.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

      This proxy statement/prospectus does not cover any resales of the shares of Nextel common stock to be received by Chadmoore in the asset sale, by the liquidating trusts or by the Chadmoore shareholders, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

      All shares of Nextel common stock received by the Chadmoore shareholders in the asset sale and the dissolution and liquidation will be freely transferable, except that shares of Nextel common stock received by persons who are deemed to be “affiliates” of Chadmoore under the Securities Act of 1933 may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Chadmoore for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Chadmoore and would not include shareholders who are not officers, directors or principal shareholders of Chadmoore. In addition, shares of Nextel common stock received by Chadmoore or the liquidating trusts may be sold by Chadmoore or the liquidating trusts only in transactions permitted by Rule 145 under the Securities Act.

      The asset sale agreement requires Chadmoore to deliver to Nextel an executed letter agreement from each affiliate to the effect that the affiliate will not offer, sell or otherwise dispose of any shares of Nextel common stock issued to that affiliate in the asset sale or otherwise owned or acquired by that affiliate in violation of the Securities Act.

      Further, to the extent, if any, that Chadmoore desires to deliver shares of Nextel common stock to its creditors in satisfaction of Chadmoore’s liabilities, it is a condition to any of these transfers that the creditor undertake to, among other things, sell those shares of Nextel common stock in accordance with Rule 145. For example, in order for Chadmoore to deliver shares of Nextel common stock to GATX Capital, Chadmoore must deliver to Nextel an undertaking from GATX Capital to sell those shares in accordance with Rule 145.

The Asset Sale Agreement

      The following is a brief summary of the material provisions of the asset sale agreement. A copy of the asset sale agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this document by reference. We urge you to read the asset sale agreement carefully and in its entirety because it is the legal document that governs the asset sale.

The Asset Sale Consideration

      Acquisition of Chadmoore Assets. At the time of closing of the asset sale, through a wholly owned subsidiary, Nextel will acquire substantially all of the operating assets related to the specialized mobile radio wireless business of Chadmoore. The assets to be acquired by Nextel by virtue of the asset sale will include all of Chadmoore’s rights and interests in specified Federal Communications Commission licenses for various 800 MHz and 900 MHz frequencies, as well as the related physical assets of the systems operated in accordance with these frequencies, including all repeater and ancillary equipment and leased property and all related intangible assets of these systems. Nextel will also acquire various liabilities of Chadmoore relating to specified leased property and specified commercial contracts. In exchange, Chadmoore will receive a number of shares of Nextel common stock or cash equal to an aggregate of $130 million (subject to the two adjustments set forth immediately below), with the number of shares of Nextel common stock to be determined by dividing $130 million by the average closing price per share of Nextel common stock for the 20 consecutive trading days immediately preceding the closing date, which we refer to as the “Nextel average price” (subject to adjustment as described below).

      First, if the aggregate value of specified 800 MHz and 900 MHz channels not delivered by Chadmoore is greater than $4.225 million, then the value of each of those channels not delivered will be subtracted from the $130 million base consideration under the asset sale agreement. Second, under the asset sale agreement, Nextel caused Barclays Bank to provide advances to Chadmoore of up to $5.2 million and to provide additional funding not to exceed more than $1.3 million per month for a period of up to 18 months from the date of the asset sale agreement. At the closing of the transactions contemplated by the asset sale agreement, Nextel has agreed that it will repay to Barclays Bank an amount equal to the aggregate of the advances made to Chadmoore less any amounts that Chadmoore will repay to Barclays Bank plus any fees and interest that Chadmoore has paid to Barclays Bank, together with interest accrued through the date of the asset sale on advances made by Barclays Bank to enable Chadmoore to pay these fees and interest. All amounts repaid by Nextel to Barclays Bank on behalf of Chadmoore will also be subtracted from the $130 million base consideration due to Chadmoore under the asset sale agreement. See “— Covenants — Funding of Chadmoore Operations.”

      We refer to the $130 million base consideration, as decreased by the value of channels not delivered and by amounts repaid by Nextel to Barclays Bank on behalf of Chadmoore, as the “adjusted enterprise value.”

      Adjustment to Shares of Nextel Common Stock. Chadmoore will receive shares of Nextel common stock equal to the adjusted enterprise value divided by the Nextel average price. If, however, the Nextel average price is $10.00 or less, Nextel may elect to pay the purchase price pursuant to the asset sale agreement in cash rather than in shares of Nextel common stock.

      In the event that Nextel elects to pay the purchase price in cash, Chadmoore has the right to elect to require Nextel to pay in shares of Nextel common stock, but the number of shares issuable would be based on a value of $10.00 per share instead of the Nextel average price.

Closing

      The closing of the asset sale will take place at a time and on a date no later than ten days after satisfaction or waiver of the conditions set forth in the asset sale agreement, unless another time or date is agreed to by the parties. Legal title, equitable title and risk of loss to the Chadmoore assets will not pass to Nextel until the Chadmoore assets are transferred at closing.

Representations and Warranties

      The asset sale agreement contains customary representations and warranties by the parties relating to, among other things:

•	the corporate organization, standing and power of each of the parties;

•	each of the parties’ corporate authority to enter into the asset sale agreement;

•	each of the parties’ noncontravention of specified agreements and documents upon execution of the asset sale;

•	the absence of litigation relating to the transactions contemplated by the asset sale;

•	engagement of and payment of fees to brokers and finders or investment bankers by each of the parties in connection with the asset sale agreement;

•	the accuracy of information contained in documents filed by each of the parties with the Securities and Exchange Commission and other regulatory entities; and

•	the accuracy of information contained in the registration statement of which this proxy statement/prospectus forms a part.

      In addition, the asset sale agreement contains additional representations and warranties by Chadmoore relating to, among other things:

•	Chadmoore’s compliance with applicable laws;

•	the subsidiaries of Chadmoore;

•	insurance policies relating to Chadmoore;

•	intellectual property matters affecting Chadmoore;

•	assets of Chadmoore;

•	financial statements of Chadmoore;

•	liabilities of Chadmoore;

•	absence of transactions by Chadmoore not in the ordinary course;

•	capital projects of Chadmoore;

•	Chadmoore’s tax matters;

•	bank accounts, executive compensation, powers of attorney and affiliates of Chadmoore;

•	real property and other assets of Chadmoore;

•	Chadmoore’s title to its assets;

•	specified material contracts of Chadmoore;

•	special liabilities relating to, among other things, acquisitions and warranties;

•	matters relating to Chadmoore’s compliance with the Employee Retirement Income Security Act of 1974;

•	the absence of untrue statements of any material fact by Chadmoore in Article 2 of the asset purchase agreement, in the schedules and annexes to the asset purchase agreement, in its filings with the Securities and Exchange Commission or in the registration statement of which this proxy statement/prospectus forms a part;

•	matters relating to Chadmoore’s compliance with Federal Communications Commission licenses, including specialized mobile radio licenses, payment of license fees, systems maintenance and management agreements;

•	third-party and governmental consents to be obtained by Chadmoore;

•	Chadmoore’s current funding requirements; and

•	Chadmoore’s capital stock, warrants and options and other rights to acquire securities.

      The asset sale agreement contains additional representations and warranties by Nextel relating to, among other things:

•	the capital structure of Nextel; and

•	the issuance and registration of shares of Nextel common stock in connection with the asset sale agreement.

Covenants

      Conduct of Business. Chadmoore has agreed that, except as permitted or contemplated by the asset sale agreement, during the period from the date of the asset sale agreement until the closing date of the asset sale, Chadmoore will not, without Nextel’s written consent:

•	dispose or contract to dispose of any specialized mobile radio channels or Federal Communications Commission licenses, except as a result of a Federal Communications Commission enforcement action or as otherwise required by law;

•	dispose or contract to dispose of any assets of the business, except in the ordinary course of business;

•	acquire or contract to acquire any specialized mobile radio channels or Federal Communications Commission licenses or any interest in an entity that has any interest in these channels or licenses;

•	voluntarily incur any absolute or contingent debt obligation, except in the ordinary course of business under currently existing lines of credit;

•	enter into any lease or contract for the purchase or sale of real estate;

•	encumber any asset relating to its specialized mobile radio wireless business, except for liens permitted under the asset sale agreement, or encumbrances of which Nextel is promptly notified in writing and that will be removed prior to the closing;

•	declare or pay any dividends or purchase or redeem any shares, notes or other securities or make any distributions to the Chadmoore shareholders;

•	increase any compensation or fail to pay year-end bonuses, except in accordance with normal compensation adjustment policies;

•	adopt any new or amend any existing employee benefit plan or employment agreement;

•	form any subsidiary;

•	make any commitments for capital improvements;

•	fail to keep its properties insured to the same extent as they were insured on the date of the asset sale agreement; or

•	agree or commit to do any of the above.

      In addition, Chadmoore has agreed to use all reasonable efforts to preserve its executory obligations under all contracts under which it manages its business, as well as those relating to site leases and licenses and an equipment agreement. Further, Chadmoore has agreed to permit Nextel’s representatives to examine its records and to furnish additional information.

      SEC Registration. The asset sale agreement provides that Chadmoore will furnish to Nextel all information necessary to enable Nextel to prepare and file with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act, of which this proxy statement/ prospectus forms a part, in connection with the shares of Nextel common stock that may be issued to Chadmoore. In preparing the registration statement, Chadmoore has agreed to take all reasonable action necessary to ensure that the registration statement does not contain any statements or omissions that would cause the filing to be misleading and to promptly notify Nextel of any events or circumstances that would require the filing to be amended or supplemented and has agreed that it will comply with the applicable requirements of the Securities Act and with all rules and regulations under the Exchange Act. In addition, Chadmoore agreed that it will instruct its accountants, Arthur Andersen LLP, to deliver to Nextel letters regarding information about Chadmoore included in the registration statement.

      Antitrust Filing. Each of Nextel and Chadmoore has agreed to make all necessary filings under the federal antitrust laws and to promptly respond to any inquiries received for additional information or documentation.

      No Solicitation. During the period of time from the date of the asset sale agreement until the closing date of the asset sale, Chadmoore has agreed that it will not, and will not authorize or permit any of its affiliates, directly or indirectly, to encourage, solicit, initiate, participate in or otherwise be a party to any discussions or negotiations with any persons that might reasonably be expected to result in a proposal or offer from any person for the acquisition of the assets or the business or for a merger, share exchange or other business combination involving Chadmoore or any proposal or offer to acquire in any manner a substantial equity interest in Chadmoore. In addition, neither the Chadmoore board of directors nor any of its committees will:

•	approve or recommend, or propose to approve or recommend, any of those proposals or offers from any person; or

•	withdraw or modify, or propose to withdraw or modify, in a manner adverse to Nextel, the Chadmoore board of directors’ approval or recommendation of the asset sale agreement.

      Notwithstanding these restrictions, nothing contained in the asset sale agreement prevents the Chadmoore board of directors from furnishing information to, or entering into discussions or negotiations with, any person not solicited by Chadmoore, or taking any of the actions described in the preceding sentence, if and only to the extent the Chadmoore board of directors has determined in good faith, after receiving advice of its outside counsel, that these actions would be required under applicable law in the exercise of its fiduciary duties. Chadmoore has agreed to notify Nextel immediately if it receives any of these types of inquiries or proposals. Further, Chadmoore will notify Nextel immediately if any person requests from it non-public information or if any person seeks to initiate or continue any negotiations or discussions with it for this purpose.

      Affiliates. Chadmoore has agreed to use all reasonable efforts to cause each person identified as an “affiliate” of Chadmoore for purposes of Rule 145 under the Securities Act to deliver to Nextel, an executed letter agreement from each affiliate to the effect that the affiliate will not offer, sell or otherwise dispose of any shares of Nextel common stock that were issued to that affiliate following the asset sale or otherwise owned or acquired by that affiliate in violation of the Securities Act. Nextel has agreed to use all reasonable efforts to ensure that information is publicly available as required to enable affiliates of Chadmoore to sell shares of Nextel common stock under Rule 145. Further, Chadmoore has agreed that it will be a condition to the transfer of shares of Nextel common stock to any person other than the Chadmoore shareholders that those persons deliver a written agreement to Nextel agreeing, among other things, to sell the shares of Nextel common stock in accordance with Rule 145. See “ — Federal Securities Laws Consequences; Stock Transfer Restriction Agreements.”

      Warrants. Chadmoore has agreed to use its reasonable best efforts to amend, if necessary, all warrants or options to acquire shares of Chadmoore common stock so that Nextel will not be obligated to issue any shares of its common stock to the holder of that warrant or option.

      Loan Documentation. In order to provide for the continued funding of its operations by Nextel, Chadmoore agreed to and has executed and delivered documents necessary to create, evidence or perfect the loans, security interests and mortgage contemplated under the terms of the asset sale agreement. See “— Funding of Chadmoore Operations.”

      Noncompetition. From the effective time of the asset sale until the time that it has completed the liquidation and distribution of the shares of Nextel common stock or cash received as consideration for its assets and its other remaining properties pursuant to a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code, Chadmoore has agreed that it will not purchase or acquire, directly or indirectly, any Federal Communications Commission licenses, other than those channels agreed under the terms of the asset sale agreement.

      Withdrawal of Federal Communications Commission Filings. Promptly following the closing of the transactions contemplated by the asset sale agreement, Chadmoore, its subsidiaries and their affiliates will withdraw any of their respective filings with the Federal Communications Commission that make any objection or opposition to positions taken by Nextel or any of its subsidiaries.

      Funding of Chadmoore Operations. The asset sale agreement provides that Nextel will cause a third-party lender to provide advances to Chadmoore of up to $5.2 million and to provide additional funding not to exceed more than $1.3 million per month for a period of up to 18 months from the date of the asset sale agreement. In order to obtain installments pursuant to this loan, from the date of the asset sale agreement until the earlier of:

•	the closing of the transactions contemplated by the asset sale agreement;

•	February 21, 2002;

•	the termination of the asset sale agreement pursuant to its terms; or

•	the filing by or against Chadmoore of a petition under the U.S. Bankruptcy Code or any similar state law proceeding,

Chadmoore will, by the fifth business day of each month beginning September 2000, submit to the lender its request for a cash advance in an amount not to exceed $1.3 million plus any fees or interest due, or expected to become due within 30 days after the date of Chadmoore’s request. The lender in turn will, within five business days of having received Chadmoore’s request, advance the funds. These advances will be secured and evidenced on terms that are reasonably satisfactory to the lender and subordinated on terms to which GATX Capital consents.

      On August 25, 2000, Chadmoore entered into a credit facility agreement with Barclays Bank to provide the advances described above. On June 29, 2001, GATX Capital agreed to defer the quarterly payments due on or about June 30, 2001 and September 30, 2001 until the earlier of December 31, 2001 or the closing date of the asset sale to Nextel. In consideration for the payment deferral, Chadmoore agreed to pay to GATX Capital a fee of $1 million on the earliest of December 31, 2001 or the closing date of the asset sale. In conjunction with the amendment of its credit facility with GATX Capital, and as additional consideration for the payment deferral, Chadmoore purchased from Barclays Bank an irrevocable standby letter of credit in the face amount of $2.7 million in favor of GATX Capital. On December 13, 2001, Chadmoore and GATX Capital agreed to defer payment of the $1 million fee and the $1.35 million principal payment due on or about December 31, 2001 to the earlier of the closing date of the asset sale or February 15, 2002, and that GATX Capital would draw on the $2.7 million letter of credit from Barclays Bank in favor of GATX Capital to satisfy the principal payments due on or about June 30, 2001 and September 30, 2001. In addition, Chadmoore agreed to pay GATX Capital, when due, the $606,280 interest payment due on or about December 31, 2001. Chadmoore has also agreed to pay GATX Capital, no later than January 5, 2002, an additional fee of $100,000.

      If the asset sale agreement is terminated pursuant to its terms, then the aggregate amount of the advances made to Chadmoore will become due and payable with interest within 180 days of that termination date. Interest will accrue on a daily basis from the date of the termination on the unpaid principal amount outstanding at an annual rate equal to the prime rate as announced by Barclays Bank.

      If the asset sale agreement is terminated for any reason, other than by completion of the asset sale, Nextel Finance has agreed to pay Chadmoore, in immediately available funds, within five days after Chadmoore provides Nextel or Nextel Finance a written statement of the amount due, with supporting detail, an amount equal to the fees and interest on the Barclays Bank loan through the date of termination.

      Standstill. During the period from the date of the asset sale agreement until the closing date of the asset sale, both Nextel and Chadmoore have agreed that neither they nor any of their respective affiliates will directly or indirectly:

•	acquire, or take any action to acquire, in any manner, any securities of the other; or

•	participate in or encourage the formation of any group that owns or seeks in any manner to acquire beneficial ownership of any securities of the other.

      Confidentiality. Except for the use of information as required in governmental filings and as Nextel and Chadmoore may agree in writing, all information received by Chadmoore and Nextel and their respective representatives under the terms of the asset sale agreement will be kept in strictest confidence by the receiving party and its representatives. The parties have agreed that, upon termination of the asset sale agreement, each will destroy or return any information obtained from the other and similarly destroy or return any information prepared by that party that contains any of the received information.

      Indemnification. The asset sale agreement provides that Chadmoore will indemnify, with some limitations, Nextel and its affiliates for all costs arising from:

•	any breach of the representations and warranties of Chadmoore contained in the asset sale agreement;

•	any failure to observe or perform any covenant or other agreement on the part of Chadmoore or any of its affiliates;

•	any of those liabilities identified as excluded liabilities in the asset sale agreement, including any liabilities or obligations of Chadmoore relating to periods prior to the closing date of the asset sale resulting from Chadmoore’s operation of its specialized mobile radio systems or ownership, use or sale of the assets of Chadmoore’s specialized mobile radio wireless business or from Chadmoore’s employment, or termination of employment, of its employees;

•	any of those assets identified as excluded assets in the asset sale agreement;

•	any claim for finders fee or brokerage or other commission in connection with the asset sale agreement;

•	any and all actions, costs and expenses incident to enforcing this indemnity; and

•	any failure to comply with the laws of any jurisdiction relating to bulk transfers that may be applicable in connection with the transfer of Chadmoore’s specialized mobile radio wireless business assets to Nextel.

      The asset sale agreement further provides that Nextel and Nextel Finance will indemnify, with some limitations, Chadmoore and its affiliates for all costs arising from:

•	any breach of the representations and warranties of Nextel or Nextel Finance contained in the asset sale agreement;

•	any failure to observe or perform any covenant or other agreement on the part of Nextel or Nextel Finance or any of their affiliates; and

•	any failure of any designee of either Nextel or Nextel Finance to promptly terminate any application pending before the Federal Communications Commission for the transfer of any specialized mobile radio license subject to the asset sale agreement, or the failure to seek cancellation of any of these applications once approved, if the asset sale agreement is terminated.

Conditions to the Consummation of the Asset Sale

      Conditions to the Obligations of the Parties. The parties’ obligations to effect the asset sale are subject to the satisfaction or waiver of various conditions on or before the date on which the asset sale is to be effected, which include the following:

•	holders of Chadmoore common stock will have approved the asset sale agreement;

•	the waiting period applicable to the completion of the asset sale under the Hart-Scott-Rodino Act will have terminated or expired;

•	all necessary consents of governmental and regulatory authorities required to be obtained by Nextel and Chadmoore in connection with the transactions contemplated by the asset sale agreement will have been obtained;

•	there will be no order or decree, statute, rule or regulation, nor will there be on file any complaint by a governmental agency seeking an order or decree, restraining, enjoining, or prohibiting the consummation of the transactions contemplated by the asset sale agreement;

•	no party to the asset sale agreement nor any of Chadmoore’s subsidiaries will have received notice from any governmental agency that it has determined to institute a suit or proceeding to restrain or enjoin the consummation of the transactions contemplated by the asset sale agreement, or to nullify or render ineffective the agreement if consummated, or to take any action that would result in the prohibition or material change in the agreement;

•	Nextel’s registration statement, of which this proxy statement/prospectus forms a part, will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued or threatened;

•	except for those matters that individually or in the aggregate will not have a material adverse effect on the assets to be sold pursuant to the asset sale agreement, the representations and warranties made by each party to the asset sale agreement will be true and correct on the closing date of the asset sale;

•	each of Nextel and Chadmoore will have delivered to the other an officer’s certificate that certifies the fulfillment of the various conditions required by it under the asset sale agreement; and

•	each of Nextel and Chadmoore will have received from the other all of the deliveries required under the asset sale agreement.

      Conditions to the Obligations of Nextel. Nextel’s obligation to effect the asset sale is subject to the satisfaction or waiver of various additional conditions on or before the date on which the asset sale is to be effected, which include the following:

•	each of the covenants and agreements of Chadmoore and its subsidiaries to be performed prior to the asset sale will have been duly performed as required by the asset sale agreement;

•	all indebtedness owed to Barclays Bank is satisfied (see “— Covenants — Funding of Chadmoore Operations”);

•	at the closing of the transactions contemplated by the asset sale agreement, the assets of Chadmoore’s specialized mobile radio wireless business will be free and clear of all liens, except for those liens permitted by the asset sale agreement;

•	the assignment of the contracts related to the systems assets of Chadmoore, which are to be assumed by Nextel, will have been completed to Nextel’s reasonable satisfaction;

•	Nextel will have received letters from Arthur Andersen, in form and substance reasonably satisfactory to Nextel;

•	at the time Nextel’s registration statement, of which this proxy statement/ prospectus forms a part, becomes effective and also at the closing of the transactions contemplated by the asset sale agreement, Chadmoore and its subsidiaries will have furnished to Nextel certificates signed by its president and secretary to the effect that, to the best of their knowledge and belief, the material contained in the registration statement that relates to Chadmoore and its subsidiaries contains no material misstatement of fact and does not omit to state any material fact necessary to make the statements not misleading;

•	Nextel will have received from each “affiliate,” as the term is defined in Rule 145 under the Securities Act, a written agreement acknowledging the restrictions on transfer of shares of Nextel common stock (see “— Covenants — Affiliates”);

•	the aggregate value of the specialized mobile radio wireless channels delivered to Nextel will be at least $65 million; and

•	Chadmoore will have amended any warrant or option exercisable for its securities so that Nextel will not be obligated to issue any shares of its common stock to the holder of that warrant or option.

      Conditions to the Obligations of Chadmoore. Chadmoore’s obligation to effect the asset sale is subject to the satisfaction or waiver of various conditions on or before the date on which the asset sale is to be effected, including that the shares of Nextel common stock issuable in connection with the transactions contemplated by the asset sale agreement will be listed, or approved for listing upon notice of issuance, by The Nasdaq National Market. In addition, each of the covenants and agreements of Nextel to be performed prior to the asset sale will have been duly performed as required by the asset sale agreement.

Termination, Fees, Amendment and Waiver

      Termination. Prior to completion of the asset sale, the asset sale agreement may be terminated and the transactions contemplated by the agreement abandoned:

•	by mutual consent of the parties to the asset sale agreement, if so authorized by each of their respective boards of directors;

•	by written notice to Chadmoore from Nextel as authorized by the Nextel board of directors, if there is a breach of any representation, warranty, covenant or agreement by Chadmoore or any of its subsidiaries, or if a representation or warranty of Chadmoore is in any respect untrue; however, if this breach is curable by Chadmoore through the exercise of its commercially reasonable efforts, then for as long as Chadmoore continues to exercise commercially reasonable efforts, Nextel may not terminate the asset sale agreement, unless as a result of these breaches, a condition to the obligation of Nextel and Nextel Finance (described above under “— Conditions to the Consummation of the Asset Sale — Conditions to the Obligations of Nextel”) would not be satisfied at the closing of the asset sale;

•	by written notice to Nextel from Chadmoore as authorized by the Chadmoore board of directors, if there is a material breach of any representation, warranty, covenant or agreement by Nextel, or if a representation or warranty of Nextel is in any material respect untrue; however, if this breach is curable by Nextel through the exercise of its commercially reasonable efforts, then for up to 30 days, but only as long as Nextel continues to exercise commercially reasonable efforts, Chadmoore may not terminate the asset sale agreement, unless as a result of these breaches, a condition to the obligation of Chadmoore (described above under “— Conditions to the Consummation of the Asset Sale — Conditions to the Obligations of Chadmoore”) would not be satisfied at the closing of the asset sale; or

•	by written notice to a party to the asset sale agreement from another party to the agreement as authorized by its board of directors, if:

—	any consent required for consummation of the transactions contemplated by the asset sale agreement is denied by a final action of a governmental or regulatory authority; or

—	consummation of any of the transactions contemplated by the asset sale agreement is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

      In addition, the asset sale agreement may be terminated if completion of the asset sale has not occurred by March 31, 2002, and the parties have not, by mutual consent, extended that date.

      Fees. In the event the asset sale agreement is terminated prior to its completion, Nextel Finance will pay to Chadmoore an amount equal to the fees and interest on the Barclays Bank indebtedness through the date of the termination.

      Effect of Termination. Termination of the asset sale agreement will not release Chadmoore or Nextel from any liability or other consequences arising from any breach or violation of the terms of the asset sale agreement prior to the effective time of any termination. The termination of the agreement will also not release any party from its obligations or duties under the asset sale agreement, except with respect to confidentiality and the obligation to pay specified expenses.

      Waiver. Any party to the asset sale agreement may, at any time prior to completion of the asset sale by action taken by its board of directors or any authorized officer, waive any of the terms or conditions of the agreement or agree to an amendment or modification to the agreement.

Voting Agreements

      The following is a description of the material terms of the voting agreements between Nextel and each of the directors of Chadmoore and the principal shareholder of Chadmoore, Recovery Equity Investors II. You should read the following summary and the form of voting agreement attached as Annex E to this proxy statement/prospectus for a full understanding of the voting agreements. The form of voting agreement is incorporated into this proxy statement/prospectus by reference.

      The voting agreements were entered into in order to induce Nextel to enter into the asset sale agreement. The voting agreements were amended in order to require those persons to vote for the asset sale agreement as it has been amended to date.

      Voting of Shares. Each party to a voting agreement has agreed to:

•	attend, in person or by proxy, the special meeting of the Chadmoore shareholders; and

•	vote the shares of Chadmoore common stock that he or she owns or has the right to vote for the adoption of the asset sale agreement.

      No Solicitation. Each party to a voting agreement has agreed not to solicit, encourage or recommend to other holders of Chadmoore common stock that:

•	they vote their shares of Chadmoore common stock against the approval the asset sale agreement;

•	they abstain from voting, or otherwise fail to vote, their shares of Chadmoore common stock in connection with the consideration of the asset sale agreement;

•	they sell, transfer, tender or otherwise dispose of their shares of Chadmoore common stock other than as contemplated in connection with the asset sale agreement; or

•	they attempt to exercise their dissenters’ appraisal rights or other similar rights.

PROPOSAL 2:

THE DISSOLUTION AND LIQUIDATION

      As soon as practicable after the asset sale is completed and assuming the dissolution and plan of liquidation is approved, Chadmoore will file its articles of dissolution and proceed with the liquidation. Chadmoore will then immediately cease all business operations, close its stock transfer record books, delist its shares from the over-the-counter bulletin board and begin to wind-up its affairs. After making the required distribution to GATX Capital, which is estimated to be about $21.5 million, and repaying the loan, if any, from Recovery Equity Investors II, which is estimated to be about $7.475 million, Chadmoore will determine the amount of assets reasonably sufficient under Colorado law to be set aside to cover all known, contingent, unliquidated and unknown claims of its creditors, including the estimated expenses of the dissolution and liquidation.

      If Chadmoore receives shares of Nextel common stock in the asset sale, on the closing date of the asset sale, Chadmoore intends to sell in the public market or otherwise shares of Nextel common stock sufficient to fund the $3.2 million in estimated expenses during the period of the dissolution and liquidation. It may also sell up to $24.4 million in additional shares of Nextel common stock in the public market or otherwise in order to generate cash to begin to satisfy claims of its creditors. The actual number of shares of Nextel common stock to be sold on the closing date of the asset sale will be determined by a special committee of the Chadmoore board of directors. In making its decision, the special committee will consider, among other things, the effect of the sales of shares on the trading price of the Nextel common stock, the benefits to Chadmoore and its shareholders of limiting Chadmoore’s tax liability, and the market risk of selling shares at a later date. In addition, an investment banking firm has orally agreed to make Chadmoore an offer to purchase, on the closing date, the remaining block of shares of Nextel common stock set aside for GATX Capital and for claims of creditors and expenses. The special committee will evaluate this offer and will take into account market conditions, the terms of the offer, including the applicable discount, and other factors as it deems advisable. The special committee will then decide whether to sell the remaining shares in a block sale or hold them for later sale.

      If Chadmoore determines that the asset sale and the dissolution and liquidation together qualify as a tax-free reorganization, and any shares set aside for payment to creditors remain unsold after the closing date, Chadmoore will transfer a portion of these shares to the creditor liquidating trust solely for the benefit of the Chadmoore creditors. Under Colorado law, however, it will be necessary to set aside additional assets of Chadmoore, including additional shares of Nextel common stock, to satisfy contingent and unknown claims that may arise during the liquidation period. These additional assets will be transferred to the shareholder liquidating trust for the benefit of shareholders (and potentially creditors).

      If Chadmoore receives shares of Nextel common stock in the asset sale, in order for the asset sale and the dissolution and liquidation together to qualify as a tax-free reorganization, Chadmoore must dissolve prior to one year after the closing date of the asset sale. In the event that Chadmoore receives shares of Nextel common stock in the asset sale, and the asset sale and the dissolution and liquidation qualify as a tax-free reorganization, the shareholder liquidating trust and the creditor liquidating trust will permit Chadmoore to dissolve and, as required under Colorado law, pay its liabilities after Chadmoore’s dissolution.

      Chadmoore expects that the initial payment, if any, to holders of Chadmoore series C preferred stock, common stock and some options and warrants to acquire shares of Chadmoore common stock will occur within about two weeks after the closing date of the asset sale. Any payments after that time will occur, if at all, when the trustees of the shareholder liquidating trust or the Chadmoore board of directors, as the case may be, determines that additional assets may be distributed in accordance with Colorado law. In any event, it is expected that, if any assets remain at the end of the five-year liquidation period, any assets held in the shareholder liquidating trust will be distributed to holders of Chadmoore common stock and some options and warrants, and any assets remaining in the creditor liquidating trust will be donated to the American Red Cross. In the case of the shareholder liquidating trust, a distribution will be made only to those persons who were holders of record or holders of those options and warrants at the time of filing of the articles of dissolution, or, in limited circumstances, to their permitted transferees or assigns.

      If, however, Chadmoore receives shares of Nextel common stock in the asset sale and the asset sale and the dissolution and liquidation together do not qualify as a tax-free reorganization, Chadmoore will not be required to dissolve within one year of the closing date of the asset sale. In this event, neither the creditor nor the shareholder liquidating trust will be necessary, and Chadmoore will distribute a portion of the shares of Nextel common stock to its equity holders within one year, and the remainder will be sold, as necessary, to satisfy the claims of creditors during the five-year liquidation period. Thereafter, the remaining assets, if any, will be distributed to equity holders of Chadmoore.

      If Chadmoore receives cash in the asset sale, it will determine and set aside the amount of cash and other assets reasonably sufficient under Colorado law to cover all known, contingent, unliquidated and unknown claims of its creditors, including the estimated expenses of the dissolution and liquidation. Further, if Chadmoore receives cash in the asset sale, Chadmoore will not be required to dissolve within one year of the closing date of the asset sale. In this event, neither the creditor nor the shareholder liquidating trust will be necessary, and Chadmoore will distribute a portion of the cash to its equity holders within one year and the remainder will be used to satisfy the claims of creditors during the five-year liquidation period. Thereafter, any remaining assets, if any, will be distributed to equity holders of Chadmoore.

      The following describes the Colorado statutory dissolution procedures, including the plan of liquidation, and provides information on the liquidating trusts.

Dissolution and Liquidation Under Colorado Law

      Dissolution Procedures. Under Colorado law, a corporation is dissolved when articles of dissolution are filed with and accepted by the Colorado Secretary of State, unless a delayed effective date, not later than 90 days after the date of filing, is specified in the articles of dissolution. The corporation will continue to exist for the purposes of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets and taking all action necessary to liquidate and wind up its business and affairs. Chadmoore intends that its articles of dissolution will take effect upon filing and will be filed shortly after the closing of the asset sale and after delivery of shares of Nextel common stock or cash to GATX Capital.

      Distribution of Assets and Disposition of Claims. Colorado law provides for two methods of disposing of claims of creditors: direct notification of claimants with known claims and disposition of all claims through publication.

      Disposition of Claims Through Notice. Disposition of known claims through notification is mandatory under Colorado law. To comply, the dissolved corporation must give written notice to known claimants within 90 days after the effective date of dissolution. The notice must:

•	describe the information to be included in a claim;

•	provide an address to which written notice of any claim must be given to the corporation; and

•	state that the claim will be barred if an action to enforce it is not commenced by a specified deadline, which cannot be less than two years after the date of the notice.

      A claim that is not commenced by the deadline set forth in the notice is barred, unless sooner barred by any other statute limiting actions. Failure by the dissolved corporation to give notice to a known claimant does not affect the disposition under this notice statute of any claim held by any other known claimant. “Claims” under this notice statute do not include contingent claims or claims based on events occurring after the dissolution. An “action to enforce a claim” includes civil actions and arbitration under agreements for binding arbitration.

      Disposition of Claims Through Publication. Disposition of other claims through publication is optional. If, however, the dissolved corporation does not publish a notice of dissolution, then actions to enforce unknown or later-arising claims will be barred by whatever statute limits these actions, which statutory period may be longer than the five-year period provided by publication. The publication statute is very broad in scope and effectively bars all claims five years after the published notice or four months after the claim arises, whichever is later. Claims that have not been extinguished by an applicable statute of limitations may be brought against a dissolved corporation at any time in the same manner as claims can be brought against an existing corporation. This is true even though the claim arises long after the notice was published.

      Any published notice must:

•	be published one time in a newspaper of general circulation in the county where the dissolved corporation’s principal office is located (or in the case of Chadmoore, its registered office in the City and County of Denver);

•	describe the information that must be included in a claim and provide an address at which any written notice of a claim must be given to the corporation; and

•	state that the claim will be barred if an action to enforce it is not commenced within five years after the publication of the notice or within four months after the claim arises, whichever is later.

      A claim that arises less than four years and eight months after the date of publication, but is not commenced by the deadline set forth in the published notice, is barred, unless sooner barred by any other statute limiting actions. “Claims” under the publication statute means any claims (except those by the State of Colorado), whether known or unknown, due or not, absolute or contingent, liquidated or unliquidated or founded on any legal theory. Again, an “action to enforce a claim” includes civil actions and arbitration under agreements for binding arbitration.

      A claim may be enforced under the disposition of claims statutes against the corporation to the extent of its undistributed assets or, if assets have been distributed in liquidation, against a shareholder, provided that a shareholder’s liability may not exceed the total value of assets distributed to that shareholder, and provided that any of these shareholders are entitled to contribution from the other shareholders. The plan of liquidation provides for contribution among all person receiving distributions based on the aggregate amount they receive.

The Plan of Liquidation

      The following description of the plan of liquidation is a summary only. You should read the entire plan of liquidation attached as Annex B-2 to this proxy statement/prospectus for a full understanding of the plan of liquidation because this summary may not contain all the information that is important to you. The plan of liquidation is incorporated into this proxy statement/prospectus by reference.

      Effectiveness of the Plan. The plan of liquidation becomes effective upon approval by the Chadmoore shareholders at the special meeting, provided that the asset sale agreement is also approved.

      Articles of Dissolution. The articles of dissolution will be filed with the Secretary of State of Colorado as soon as possible after the shareholders meeting and after issuance of the shares of Nextel common stock or delivery of cash to GATX Capital. The articles of dissolution will be effective as of the date of filing. Filing of the articles of dissolution will have the effect of closing Chadmoore’s stock transfer record books on that date. Chadmoore will cease all business other than those activities necessary to the winding up and liquidation of Chadmoore, and its name will be changed to “Chadmoore Wireless Group, Inc., a dissolved Colorado corporation 2002.”

      Distributions to creditors. The Chadmoore board of directors will, after consultation with management, outside auditors and counsel in accordance with Colorado law, determine the known, contingent, unliquidated and unknown liabilities of Chadmoore, including the estimated expenses of the dissolution and liquidation, and the amount of assets, in the reasonable judgment of the board of directors, sufficient under Colorado law to satisfy these liabilities.

      If Chadmoore receives shares of Nextel common stock in the asset sale and the asset sale and the dissolution and liquidation together qualify as a tax-free reorganization, after sales of up to $27.6 million of shares of Nextel common stock that may occur on the closing date of the asset sale, Chadmoore will transfer a portion of these shares of Nextel common stock and cash, if any, into the creditor liquidating trust to cover all known and anticipated claims of its creditors, including the estimated expenses of the dissolution and liquidation. At no time will assets in the creditor liquidating trust be distributed to Chadmoore or its shareholders. The balance of the shares or cash reserved to satisfy contingent and unknown claims that may arise during the liquidation period will be transferred into the shareholder liquidating trust, which will be used to fund any shortfall in the creditor liquidating trust. Any residual in the creditor liquidating trust will be donated to the American Red Cross. Any residual in the shareholder liquidating trust will be distributed to the holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock.

      If Chadmoore receives shares of Nextel common stock in the asset sale and the asset sale and the dissolution and liquidation do not qualify as a tax-free reorganization, the Chadmoore board of directors will establish a reserve of shares of Nextel common stock to satisfy valid claims of creditors, and any remaining shares (and any of these shares not ultimately needed to satisfy claims of creditors or expenses) will be distributed to the equity holders of Chadmoore, provided the distributions contemplated by the first two bullets under “— Distributions to the shareholders” immediately following will occur within one year of the closing of the asset sale.

      If Chadmoore receives cash in the asset sale, Chadmoore will establish a reserve of cash to satisfy claims of its creditors during the liquidation period. Any remaining cash (and any cash not ultimately needed to satisfy claims of creditors and expenses) will be distributed to the equity holders of Chadmoore. Pending disbursement of cash to creditors, Chadmoore may invest the cash only in U.S. Treasury bills, money market mutual funds, and other similar short term investments. Any non-cash assets will be sold at the highest market value reasonably obtainable, and the cash will be used to satisfy the claims of creditors or for the expenses of the dissolution.

      Distributions to the equity holders. After determination of amounts payable to or set aside for payment to creditors, Chadmoore will distribute the remaining assets to the holders of Chadmoore common stock and some options and warrants to purchase shares of Chadmoore common stock as follows:

•	First, Recovery Equity Investors II, the sole holder of Chadmoore series C preferred stock, will receive, in preference to any payments to holders of Chadmoore common stock, in exchange for its shares of series C preferred stock and accrued and unpaid dividends on those shares, the number of shares of Nextel common stock or cash reflecting:

—	the stated value of the Chadmoore series C preferred stock reduced by an amount reflecting the exercise price of one of its warrants; and

—	the amount of all accrued and unpaid dividends on the shares of Chadmoore series C preferred stock.

Because the stated value of the shares of Chadmoore series C preferred stock plus accrued and unpaid dividends as of February 28, 2002 (about two weeks after the assumed closing date of the asset sale) will be about $4.6 million, and the exercise price of the warrant is about $3.9 million, Recovery Equity Investors II will be entitled to shares of Nextel common stock or cash with a value equal to the difference, which is about $706,000.

•	Second, to the extent there are assets of Chadmoore available for distribution after payments to the holder of Chadmoore series C preferred stock, holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock will receive pro rata an initial distribution of shares of Nextel common stock or cash (with the distribution to holders of options being equal to the difference between the exercise price and the amount per share to be distributed to holders of Chadmoore common stock, net of any applicable withholding tax not otherwise paid by the holder).

•	Third, to the extent there are any assets of Chadmoore available for distribution during the liquidation period, holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock will receive pro rata distributions of shares of Nextel common stock or cash (with the distribution to holders of options being equal to the difference between the exercise price and the total cumulative amount per share to be distributed to holders of Chadmoore common stock, net of any applicable withholding tax not otherwise paid by the holder).

      As part of the distributions described above, pursuant to an agreement with Recovery Equity Investors II, an affiliate of Chadmoore that beneficially owns, on a fully diluted basis, about 41.6% of the outstanding shares of Chadmoore common stock, Chadmoore has agreed to permit Recovery Equity Investors II to exchange all of its shares of Chadmoore series C preferred stock and one of its two warrants directly for shares of Nextel common stock or cash. The number of shares of Nextel common stock or cash to be received by Recovery Equity Investors II in this exchange will be equal to the number of shares of Nextel common stock or cash it would have received had it exercised in full the warrant it is exchanging by using a portion of the stated value of the Chadmoore series C preferred stock to pay the warrant exercise price, plus the remaining stated value of the Chadmoore series C preferred stock and the amount of all accrued and unpaid dividends.

      Because the stated value of the series C preferred stock plus accrued and unpaid dividends exceeds the warrant exercise price by about $706,000, Recovery Equity Investors II will be entitled to receive an additional number of shares of Nextel common stock or cash equal in value to that amount.

      In addition, as part of the distributions described above, Chadmoore has agreed to permit Recovery Equity Investors II to exchange its second warrant allowing it to purchase up to about 9.8 million shares of Chadmoore common stock at an exercise price of $0.001 per share on a deemed net exercise basis directly for shares of Nextel common stock or cash. The number of shares of Nextel common stock or cash will be equal to the number of shares of Nextel common stock or cash that Recovery Equity Investors II would have received if it had exercised the warrant it is exchanging in full on a net exercise basis and received shares of Chadmoore common stock.

      Because the number of shares issuable pursuant to the two warrants described above, as well as the aggregate exercise price of each of the warrants, is to be as agreed to by Chadmoore and Recovery Equity Investors II on the day preceding the closing date of the asset sale (based on the estimated total proceeds to be distributed to the shareholders), it is impossible to determine definitively the value that Recovery Equity Investors II will receive pursuant to the warrants.

      The Chadmoore board of directors has accelerated vesting of all options to acquire shares of Chadmoore common stock effective as of the closing date of the asset sale, has extended the term of these options through the filing date of the articles of dissolution and has determined that, unless they elect otherwise, the holders of these options outstanding as of the filing date of the articles of dissolution will be entitled, in lieu of any rights under these options, to participate in the liquidation on a deemed net exercise basis. This means that a holder of options will be entitled to distributions in the liquidation to the extent the distributions exceed the exercise price of his or her option. For example, if a person holds an option to acquire shares of Chadmoore common stock at a price of $0.50 per share and the initial distribution to holders of Chadmoore common stock is $0.70 per share, that person will receive a distribution equal to $0.20 per option, less any applicable withholding taxes not otherwise paid by the holder. If the initial distribution is only $0.45 per share, the person holding the option may still receive a distribution, but if and only to the extent that the cumulative amount of the distributions over the liquidation period exceeds $0.50 per share.

      Chadmoore expects that the initial payment, if any, to holders of Chadmoore series C preferred stock, common stock and some options and warrants to acquire shares of Chadmoore common stock will occur within about two weeks after the closing date of the asset sale. Any payments after that time will occur, if at all, when the trustees of the shareholder liquidating trust or the Chadmoore board of directors, as the case may be, determines that additional assets may be distributed in accordance with Colorado law. In any event, it is expected that, if any assets remain at the end of the five-year liquidation period, these assets will be distributed at that time to holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock. In each case, a distribution will be made only to those holders of record or those holders of options or warrants at the time of filing of the articles of dissolution, or, in limited circumstances, to their permitted transferees or assignees.

      Cancellation of Stock. The distributions to holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock will be in complete redemption and cancellation of all outstanding shares of Chadmoore common stock and these options and warrants.

      Indemnification and Insurance. Chadmoore will continue to indemnify its officers, directors, employees and agents in accordance with applicable law, its articles and by-laws and any contractual arrangements for actions taken in connection with the plan of liquidation and in winding up the affairs of Chadmoore and will indemnify any trustee of the liquidating trusts and their agents solely to the extent provided for in the liquidating trust agreements. Chadmoore intends to obtain and maintain liability insurance, as authorized by the plan of liquidation, for the officers, directors, employees, agents and trustees as authorized by law. The cost of this insurance shall be borne by Chadmoore or the liquidating trusts, as the case may be, and is estimated to be initially about $60,000 per year.

      Amendment. The plan of liquidation may be amended by the Chadmoore board of directors at any time before or after approval by the holders of Chadmoore common stock so long as the amendment is immaterial to the rights of the creditors, holders of Chadmoore common stock or some options and warrants.

      Contribution. Any person receiving a liquidating distribution who becomes liable for the payment of any money with respect to any claim made by any creditor of Chadmoore that all or any portion of the liquidating distribution was improper under Colorado law will be entitled to contribution from each other distributee in an amount equal to the other distributees pro rata portion of the improper distribution, but no distributee will be liable for contribution in excess of the amount of the liquidating distribution paid to that person.

Liquidating Trust Agreements

      The following description of the liquidating trust agreements is a summary only. You should read the liquidating trust agreements attached as Annexes B-3 and B-4 to this proxy statement/prospectus for a full understanding of the liquidating trust agreements because this summary may not contain all of the information that is important to you. The liquidating trust agreements are incorporated by reference into this proxy statement/prospectus.

      Unless terminated earlier as required or permitted by Colorado law, the liquidating trusts will exist for at least five years following the filing date of the articles of dissolution in order to resolve and settle all known, contingent, unliquidated and unknown liabilities of Chadmoore. The existence of the liquidating trusts may be extended to cover valid claims brought within the five-year period, but not yet resolved within that time period, and claims that arise and are not otherwise barred by applicable law. To satisfy the requirements of a tax-free reorganization, however, the liquidating trusts will be terminated no later than the date when their existence is no longer required under Colorado law.

The Creditor Liquidating Trust

      General. The creditor liquidating trust will assume all the unsatisfied known, contingent, unliquidated and unknown liabilities and obligations of Chadmoore and will satisfy them in an orderly and proper manner. Because any residual in the creditor liquidating trust cannot be distributed to the shareholders, the

Chadmoore board of directors expects to transfer initially into the creditor liquidating trust only the minimum number of shares it believes are necessary to satisfy known and anticipated claims and expenses.

      Beneficiaries. The creditors of Chadmoore will be deemed to hold the beneficial interests in the creditor liquidating trust. The beneficial interests in the creditor liquidating trust will not be transferable, except by will, intestate succession or otherwise by operation of law. This would not prevent a creditor from transferring any underlying claim to a third party. The beneficiaries will not be permitted to take any action with respect to the governance or operation of the creditor liquidating trust. If there are any residual assets remaining in the creditor liquating trust after all valid claims are satisfied, the assets will be donated to the American Red Cross.

      The Trustees. The trustees of the creditor liquidating trust will be the trustees serving under the shareholder liquidating trust. The initial trustees will be Robert W. Moore, Chadmoore’s president and chief executive officer, Rick D. Rhodes, Chadmoore’s senior vice president and chief regulatory officer, and Stephen K. Radusch, Chadmoore’s chief financial officer.

      Compensation. During the first year after the filing date of the articles of dissolution, the three initial trustees will receive only their compensation as executive officers of Chadmoore and will receive no separate compensation for serving as trustees under the creditor liquidating trust. Thereafter, so long as Messrs. Moore, Rhodes and Radusch continue to serve as trustees, during the second year after the filing date of the articles of dissolution, each of the trustees will be paid $7,500 per month, of which $5,000 will be paid currently and $2,500 will be deferred until the completion of that second year of service. During the third through fifth years of service, Mr. Rhodes will no longer serve as a trustee, and Mr. Moore will be paid $6,500 per month and Mr. Radusch will be paid $6,000 per month. Any successor trustee of the creditor liquidating trust will be paid an amount determined by the beneficiaries of the shareholder liquidating trust, which amount will not exceed, in any one year, the aggregate amount described above.

      Duration. The creditor liquidating trust will terminate upon the earliest to occur of:

•	the date on which the existence of the trust is no longer required by Colorado law;

•	a termination required under Colorado law; or

•	about five years from the date it is created.

The trustees, however, may extend the five-year period if they determine that the extension is required to satisfy all of the Chadmoore liabilities the trust holds, and if the trustees receive an opinion from a qualified advisor that this extension will not cause the creditor liquidating trust to be treated as other than a liquidating trust under applicable United States Treasury regulations.

      Distributions. The trustees may make distributions of assets of the creditor liquidating trust to the creditors at times deemed appropriate by the trustees, provided that the trustees will use all reasonable efforts to distribute the proceeds of any sales of shares of Nextel common stock to the creditors as soon as possible after receipt of those proceeds.

      Final Distributions. When the trustees determine that all of the creditor liquidating trust’s liabilities have been satisfied, they will make a final donation of any remaining assets to the American Red Cross.

      Duties, Rights And Powers Of The Trustee. The creditor liquidating trust agreement gives the trustees power to effectively manage the assets and pay the liabilities of the trust. The trustees, however, are not required to diversify the assets contributed to the creditor liquidating trust, except to the extent necessary to pay or provide for the payment of liabilities.

      Restrictions on Trust Assets. The trustees will not be permitted to engage in any speculative trading with respect to the shares of Nextel common stock. Other than shares of Nextel common stock received in the asset sale, the creditor liquidating trust generally may not hold any listed stocks or securities, any readily marketable assets, any operating assets of an operating business, any unlisted stock of a single issuer that represents eighty percent or more of the stock of the issuer, or any general or limited partnership interest. The trustees may not receive or retain cash in excess of a reasonable amount to meet expenses, charges and obligations of the trust, the trustees and the trust assets, and to satisfy, discharge or otherwise resolve all liabilities under the trusts. In addition, any cash in the creditor liquidating trust not immediately paid to creditors may be invested only in United States Treasury bills, money market mutual funds and other similar short term investments.

      Prohibited Activities. The creditor liquidating trust is prohibited from engaging in:

•	the conduct of any trade or business;

•	any activity that is not necessary and consistent with the purpose of the trust; or

•	any activity that is inconsistent with the treatment of liquidating trusts under Internal Revenue Service private letter ruling standards or under applicable United States Treasury regulations.

      Insufficient Trust Assets. In the event that the assets in the creditor liquidating trust are not sufficient to pay all of the transferred liabilities and expenses, the trustees may deliver a written request to the shareholder liquidating trust for the transfer of additional assets to the creditor liquidating trust.

      Trustee’s Duty of Care. In discharging his duties as a trustee, each trustee must use the same degree of care as an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he reasonably believes to be in the best interests of the creditor liquidating trust. A trustee, however, is generally still liable for his own negligent action or negligent failure to act, and his own willful misconduct.

      Indemnification. The trustees and each person employed by the trustees will be indemnified out of the assets of the creditor liquidating trust for any losses incurred by him or her in connection with his or her duties as a trustee or employee or agent, unless he or she has acted in bad faith or with willful misfeasance, gross negligence or reckless disregard of his or her duties. The trustees may purchase, in their discretion, liability insurance for the trustees and those employees and agents to cover any losses incurred by him or her in connection with his or her duties.

      Limitation on Lawsuits. With respect to the creditor liquidating trust, the beneficiaries of this trust do not have the right to institute any action against any party, other than the trustees of the creditor liquidating trust.

      Amendment. The creditor liquidating trust agreement cannot be amended in any way that would materially adversely impact the beneficiaries of the trust or would result in Chadmoore or the equity holders of Chadmoore having any interest in the creditor liquidating trust.

The Shareholder Liquidating Trust

      General. Chadmoore will transfer assets to the shareholder liquidating trust that are, in the reasonable judgment of the Chadmoore board of directors and taking into account the assets transferred to the creditor liquidating trust, sufficient to satisfy all remaining known, contingent, unliquidated and unknown liabilities of Chadmoore, which will include the estimated expenses of administering the shareholder liquidating trust. If the creditor liquidating trust does not have sufficient assets, the shareholder liquidating trust will guarantee, solely to the extent of the then-current value of its assets, the payment of any liability of the creditor liquidating trust.

      Beneficiaries. Subject to the rights of creditors of Chadmoore, the holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock, as of the filing date of the articles of dissolution, will hold the beneficial interests in the shareholder liquidating trust. The beneficial interests in the shareholder liquidating trust will not be transferable, except by will, intestate succession or otherwise by operation of law. It is currently estimated that Recovery Equity Investors II will own beneficially about 40% of the beneficial interests in the shareholder liquidating trust.

      Meetings. Meetings of beneficiaries may be called by the trustees or by beneficiaries having an aggregate beneficial interest of at least 25% of the total beneficial interests.

      The Trustees. The shareholder liquidating trust agreement provides for up to three trustees for two years, each of which may be a natural person or a corporation incorporated under the laws of a state of the United States and authorized to act as a fiduciary under the laws of the State of Colorado. The initial trustees will be Messrs. Moore, Rhodes and Radusch. At least two of these trustees will remain as trustees for the duration of the trust. Any trustee may resign upon notice and may be removed by a vote of beneficiaries having an aggregate of at least a majority of the beneficial interests in the trust. Successor trustees are elected by a majority vote of holders of beneficial interests. The trustees of the shareholder liquidating trust will also serve as trustees of the creditor liquidating trust.

      Compensation. The trustees will not receive any compensation for their services under the shareholder liquidating trust, but will receive compensation as trustees of the creditor liquidating trust.

      Duration. The shareholder liquidating trust will terminate upon the earliest to occur of:

•	the date on which the existence of the trust is no longer required by Colorado law;

•	a termination required under Colorado law; or

•	about five years from the date it is created.

The trustees, however, may extend the five-year period if they determine that the extension is required to satisfy all of the Chadmoore liabilities that the trust guarantees, and if the trustees receive an opinion from a qualified advisor that this extension will not cause the shareholder liquidating trust to be treated as other than a liquidating trust under applicable United States Treasury regulations.

      Distributions. The trustees may make interim distributions of assets of the trust to the creditor liquidating trust or the beneficiaries at times deemed appropriate by the trustees, but they must make distributions to the beneficiaries at least annually unless they determine that any of these distributions would be inconsistent with the purposes of the shareholder liquidating trust.

      Final Distributions. When the trustees determine that all of the trust’s liabilities have been satisfied, they will make a final distribution of any remaining assets to the beneficiaries.

      Reports. The trustees will provide annual reports to the beneficiaries of the shareholder liquidating trust that will contain information required to determine the amount of income attributable to the shareholder liquidating trust that the beneficiary is required to include in his or her federal income tax return. See “The Asset Sale and the Dissolution and Liquidation — Material Federal Income Tax Considerations” for a description of the applicable provisions of the Internal Revenue Code.

      Duties, Rights And Powers Of The Trustee. The shareholder liquidating trust agreement provides that, to the extent the shareholder liquidating trust has assets, the shareholder liquidating trust will guarantee the liabilities of Chadmoore and of the creditor liquidating trust to the extent the creditor liquidating trust does not have sufficient assets to fund those liabilities. The agreement also gives the trustees power to effectively manage the assets and pay the liabilities of the trust. The trustees, however, are not required to diversify the assets contributed to the trust except to the extent necessary to pay or provide for the payment of liabilities.

      Restrictions on Trust Assets. The trustees will not be permitted to engage in any speculative trading with respect to the shares of Nextel common stock. Other than shares of Nextel common stock received in the asset sale, the shareholder liquidating trust generally may not hold any listed stocks or securities, any readily marketable assets, any operating assets of an operating business, any unlisted stock of a single issuer that represents eighty percent or more of the stock of the issuer, or any general or limited partnership interest. The trustees may not receive or retain cash in excess of a reasonable amount to meet expenses, charges and obligations of the trust, the trustees and the trust assets, and to satisfy, discharge or otherwise resolve all liabilities under the trusts. In addition, any cash in the shareholder liquidating trust may be invested only in United States Treasury bills, money market mutual funds and other similar short term investments.

      Prohibited Activities. The shareholder liquidating trust is prohibited from engaging in:

•	the conduct of any trade or business;

•	any activity that is not necessary and consistent with the purpose of the trust; or

•	any activity that is inconsistent with the treatment of liquidating trusts under Internal Revenue Service private letter ruling standards or under applicable United States Treasury regulations.

      Trustee’s Duty of Care. In discharging his duties as a trustee, each trustee must use the same degree of care as an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he reasonably believes to be in the best interests of the shareholder liquidating trust. A trustee, however, is generally still liable for his own negligent action or negligent failure to act, and his own willful misconduct.

      Indemnification. The trustees and each person employed by the trustees will be indemnified out of the assets of the shareholder liquidating trust for any losses incurred by him or her in connection with his or her duties as a trustee or employee or agent, unless he or she has acted in bad faith or with willful misfeasance, gross negligence or reckless disregard of his or her duties. The trustees may purchase, in their discretion, liability insurance for the trustees and those employees and agents to cover any losses incurred by him or her in connection with his or her duties.

      Limitation on Lawsuits. With respect to the shareholder liquidating trust, the beneficiaries of this trust do not have the right to institute any action against any party, other than the trustees of the shareholder liquidating trust, unless beneficiaries having an aggregate interest of at least 25% of the interests in the shareholder liquidating trust institute the action and offer to indemnify the trustees against the costs and expenses of this action.

      Amendment. Subject to various limitations, the shareholder liquidating trust agreement can be amended upon the vote of holders of beneficial interests representing at least a majority of the outstanding beneficial interests.

Deregistration of Shares of Chadmoore Common Stock

      Because the beneficial interests in the liquidating trusts will not be assignable or transferable, except by will, intestate succession or otherwise by operation of law, and to relieve itself or the shareholder liquidating trust of the economic burden of full reporting, Chadmoore intends to seek relief for itself or the shareholder liquidating trust from the Securities and Exchange Commission from the reporting requirements under the Exchange Act, in which case you would only receive limited information. Chadmoore anticipates that, if this relief is granted, Chadmoore or the shareholder liquidating trust, as the case may be, would continue to file annual reports containing unaudited financial statements under cover of Form 10-K, current reports on Form 8-K to disclose material events relating to the dissolution and liquidation, and any other reports that the Securities and Exchange Commission might require should it grant Chadmoore’s request for deregistration. Chadmoore or the shareholder liquidating trust would also mail these reports to all beneficiaries of the shareholder liquidating trust.

Recommendation of the Chadmoore Board of Directors

      The Chadmoore board of directors believes that the dissolution and plan of liquidation is fair to you and in your best interests and unanimously recommends that you vote for the approval of the dissolution and plan of liquidation.

Effect of Failure to Approve the Dissolution and Plan of Liquidation

      If the asset sale is approved, but the dissolution and plan of liquidation is not approved, after completing the asset sale and setting aside a sufficient reserve for claims of creditors, Chadmoore will distribute to holders of Chadmoore common stock and some options and warrants to acquire shares of Chadmoore common stock the remaining consideration received from Nextel within one year from the closing date of the asset sale. In that case, there is a materially increased risk that a distribution following the asset sale, other than pursuant to the dissolution and plan of liquidation as proposed, would not qualify as a tax-free reorganization.

BUSINESS OF NEXTEL

      Nextel provides a wide array of digital wireless communications services throughout the United States. Nextel offers a differentiated, integrated package of digital wireless communications services under the Nextel brand name, primarily to business users. Nextel’s digital mobile network constitutes one of the largest integrated wireless communications systems utilizing a single transmission technology in the United States. This digital technology, developed by Motorola, is referred to as the integrated Digital Enhanced Network, or iDEN, technology.

      A customer using Nextel digital mobile network is able to access:

•	digital mobile telephone service;

•	digital two-way radio dispatch service, which is marketed as “Nextel Direct Connect” service;

•	Internet applications, mobile messaging services, e-mail and advanced business applications, which are marketed as “Nextel Wireless Web” services;

•	advanced calling features, such as three-way calling, voicemail, call forwarding and additional line service;

•	international roaming capabilities, which are marketed as “Nextel Worldwide”; and

•	text and numeric paging.

      In addition to its domestic operations, Nextel has ownership interests in international wireless companies through its substantially wholly owned subsidiary, Nextel International, Inc. Nextel International, through its subsidiaries, provides wireless communications services in and around various major metropolitan market areas in Latin America and the Philippines, referred to as its managed markets. Additionally, Nextel International has an investment in a wireless communications provider in Japan and owns analog specialized mobile radio companies in Chile.

      As of September 30, 2001:

•	Nextel provided service to about 8.17 million digital handsets in the United States;

•	Nextel’s digital mobile network or the compatible digital mobile network of, Nextel Partners, Inc., its affiliate providing service in small and medium sized markets, was operational in areas in 191 of the top 200 metropolitan statistical areas in the United States; and

•	Nextel International provided service to about 1.19 million digital handsets in its managed markets.

      Nextel’s principal executive and administrative facility is located at 2001 Edmund Halley Drive, Reston, Virginia 20191, and its telephone number is (703) 433-4300.

BUSINESS OF CHADMOORE

Overview

      Chadmoore is one of the largest holders in the United States of frequencies in the 800 MHz band for commercial specialized mobile radio service. Chadmoore’s operating territory covers about 55 million people in about 180 markets, primarily in second and third tier cities throughout the United States. Chadmoore also entered the 900 MHz market with the purchase of 16 ten-channel wide-area licenses in seven metropolitan trading areas during 2000. Also known as dispatch, one-to-many, or Power To Talk Communications, Chadmoore’s commercial specialized mobile radio service provides voice communications for companies with mobile workforces that have a need to frequently communicate with their entire fleet, discrete subgroups or individuals of their fleet. For a flat fee averaging about $17 per radio per month, customers enjoy unlimited air time for communicating instantaneously with their chosen fleets or subgroups.

      Due in part to the anticipated closing of the asset sale with Nextel and to reduce operating expenses beginning with the second half of 2000, Chadmoore has scaled back its marketing and development activities and eliminated its direct sales force. Chadmoore is also exploring opportunities to dispose of its assets that are not to be acquired by Nextel, which will consist primarily of accounts receivable, inventory, office furniture and equipment and analog equipment. In the event that the asset sale is not completed, Chadmoore will either have to attempt to obtain additional capital in order to pay off its debts and resume business operations or locate another purchaser of its assets or locate another acquisition partner.

Services

      Chadmoore’s principal service is providing two-way wireless voice communications for business users to communicate between a central dispatch point and a mobile workforce or among members of a mobile workforce. Individual users can choose to communicate with a group, selected sub-groups or individuals in any of those groups. The customer base for specialized mobile radio service consists of small to medium size businesses, public service providers and local governments that have significant field operations and need to provide their personnel with the ability to communicate directly in real-time on a one-to-one or one-to-many basis. Chadmoore provides its dispatch service for a flat fee. In light of its asset sale agreement with Nextel, Chadmoore’s business plan has been to continue operating its specialized mobile radio systems in a manner that is designed to allow Chadmoore to maintain its customer base and generate positive cash flow at the system level. Chadmoore has ample, available frequencies at its disposal to continue to offer traditional specialized mobile radio users the fixed-rate communications solution to which they are accustomed.

      Chadmoore generates revenue primarily from monthly billing for dispatch services on a per unit, or radio, basis. In selected markets, additional revenue is generated from telephone interconnect service based on air-time charges, and in the case of the Memphis market, from the sale and installation, of radio equipment and equipment service fees until August 31, 2001 when the Memphis sales and service facility was shut down. Management shut the Memphis facility down since it believed that the revenues from the operation were offset by the cost of continuing operations.

Sales and Marketing

      Subsequent to announcing its planned asset sale with Nextel, Chadmoore initiated significant changes in its business plan, including the elimination of its direct sales force in an effort to reduce operating expenses. Chadmoore implemented this course of action because the marketing expense was not expected to generate profit prior to the anticipated closing of the asset sale, thereby reducing operating expenses. Chadmoore is working to maintain its current customer base through its network of local specialized mobile radio and radio dealers. In markets where a suitable dealer or independent agent is not available, Chadmoore is maintaining contact with customers through its customer service group and management employees.

Industry Conditions and Competition

      In Chadmoore’s management’s evaluation, key factors relevant to competition in the wireless communication industry are pricing, size of the coverage area, quality of communication, and reliability and availability of service. Chadmoore depends in large measure on its ability to compete with numerous wireless service providers in each of its markets, including cellular operators and personal communication service providers, digital specialized mobile radio service providers, paging services, and with other analog specialized mobile radio operators. Chadmoore competes against digital wireless service providers primarily on price and other analog specialized mobile radio providers primarily on customer service and capacity. The wireless communications industry is highly competitive and comprised of many companies, most of which have substantially greater financial, marketing, and other resources than Chadmoore. While Chadmoore believes that it has developed a differentiated and effective business plan, there can be no assurances should the asset sale not be completed that it will be able to compete successfully in its industry.

      Since the late 1980s, Nextel has acquired a large number of specialized mobile radio systems and is the holder of the largest number of 800 MHz licenses in the United States. Nextel currently uses Motorola’s iDEN technology. Other cellular operators and personal communication service providers are implementing digital transmission protocols on their systems as well, primarily to address capacity issues. Chadmoore competes with Nextel primarily on the basis of price and customer need for affordable group talk. Chadmoore also competes with Nextel Partners, which provides digital wireless communications services, in many of the secondary and tertiary markets in which Chadmoore operates, using the Nextel brand name. Nextel Partners offers its customers the same digital wireless communications services available from Nextel including digital cellular, text/ numeric paging and Nextel Direct Connect as well as analog service similar to Chadmoore’s. A subsidiary of The Southern Company, another wireless competitor of Chadmoore, is implementing a digital architecture and pursuing strategies similar to Nextel on a regional or primary market basis. The Southern Company is a large utility focusing on wide-area communications for its own vehicle fleet in the Southeastern United States, while selling excess capacity to other businesses spanning the same geographic region. As with Nextel, Chadmoore competes with the Southern Company primarily based on price. Most other analog specialized mobile radio providers within Chadmoore’s operating territory consist of local, small family owned businesses that Chadmoore believes in general lack the spectrum, professional marketing, management expertise, and resources brought to the marketplace by Chadmoore to effectively compete in its market segment. Chadmoore competes with existing analog specialized mobile radio providers primarily on the basis of customer service, capacity to meet customer growth, additional value-added services, professional marketing and dealer support.

Licenses and Rights to Licenses

      Within its operating territory, Chadmoore controls 3,876 channels in the 800 MHz band through ownership of licenses or, in the case of less than one percent of its licenses, through generally irrevocable five and ten year options to acquire licenses (subject to Federal Communications Commission rules, regulations and policies) coupled with management agreements of the same term. (The appraisal report of BIA Financial identifies a total of 3,945 channels owned by Chadmoore as of June 30, 2001. While this number was correct as of June 30, 2001, the date of the BIA Financial appraisal, numerous channels were subsequently cancelled by Chadmoore in anticipation of the asset sale. These channels were cancelled pursuant to the second amendment to the asset sale agreement, and Chadmoore will realize the value of these cancelled channels pursuant to that amendment. The remainder of the difference is accounted for by changes in market coverage definitions. Chadmoore believes that any real discrepancy in the number of channels is de minimis in nature and would not have a material effect upon BIA Financial’s valuation.) The remaining management agreements are intended to enable Chadmoore to develop, maintain and operate the corresponding specialized mobile radio channels subject to the licensee’s direction. Any acquisition of a specialized mobile radio license by Chadmoore pursuant to exercise of an option is subject, among other things, to Federal Communications Commission approval. Until an option is exercised and the corresponding license is transferred to Chadmoore, Chadmoore acts under the direction and ultimate control of the license holder in accordance with Federal Communications Commission rules and regulations. After a specialized mobile radio station is operating, Chadmoore may exercise its option to acquire the license at any time prior to the expiration of the option. As of September 1, 2001, Chadmoore had exercised options on all except approximately 69 channels which continue to be operated under option and management agreements. Chadmoore currently intends to exercise most of the remaining options subject to various considerations prior to the anticipated closing of the asset sale agreement.

      Chadmoore may elect not to exercise an option for various business reasons, including Chadmoore’s inability to acquire sufficient additional licenses in a given market to make it economically feasible for Chadmoore to offer service in that market. If Chadmoore does not exercise an option, its grantor may retain the consideration previously paid by Chadmoore. Also, if Chadmoore defaults in its obligations under an option, the grantor may retain the consideration previously paid by Chadmoore as liquidated damages. Further, if the specialized mobile radio system’s value is decreased by Chadmoore’s direct action, Chadmoore is also liable under the option for the full option price, provided the grantor gives timely notice. The options also authorize a court to order specific performance in favor of Chadmoore if a grantor fails to transfer the license in accordance with the option. There can be no assurance, however, that a court would order specific performance, since this remedy is subject to various equitable considerations.

Government Regulation

      General. Chadmoore’s operations are subject to government regulation primarily by the Federal Communications Commission. The licensing, operation, assignment, and acquisition of 800 MHz specialized mobile radio licenses are regulated under the Communications Act of 1934. In May, 1993, the Commission began revising its rules relating to the licensing and operation of 800 MHz specialized mobile radio stations. Since that time, the Commission has adopted new rules converting interconnected specialized mobile radio service from a private radio service to a commercial mobile radio service and has proposed other new rules allowing operational flexibility and mandating future licensing by competitive bidding. The Commission periodically has various dockets under consideration, which could result in changes to the Commission’s rules, regulations, and policies. Various changes in the rules, regulations or policies of the Federal Communications Commission could potentially adversely affect the operations and financial condition of Chadmoore.

      All specialized mobile radio and commercial mobile radio service licenses are issued as conditional licenses. The conditional licenses become licenses without condition only upon timely and proper completion of station construction and minimal customer loading. If a licensee fails to complete construction of a station timely and properly, the license for that station cancels automatically, without any further action by the Federal Communications Commission.

      Prior to imposition of its commercial mobile radio service regulation system, the Federal Communications Commission issued specialized mobile radio licenses for five-year terms. Since January 2, 1995, commercial mobile radio service licenses have been issued for ten-year terms. Substantially all of the commercial mobile radio service licenses managed by Chadmoore were issued for five-year terms. Each license may be renewed at the end of the license term upon application to the Commission. While the Commission generally grants renewal of specialized mobile radio licenses in routine fashion, there can be no certainty that it will continue its current renewal practices or extend them to Chadmoore.

      Regulation of radio towers. The transmitter towers for specialized mobile radio stations typically are free-standing or are located on building roof tops. The towers are regulated by both the Federal Communications Commission and the Federal Aviation Administration. The regulations relate to geographic location, height, construction and lighting standards and maintenance. Failure to comply with tower regulations can result in assessment of fines against the tower owner or operator and has, historically, resulted in fines assessed against individual licensees located on the tower. Chadmoore does not own any towers. Chadmoore maintains appropriate liability insurance, in amounts customary in the industry, to protect it from third-party claims arising from operation of its specialized mobile radio stations.

      Other federal regulations. Chadmoore is generally subject to the jurisdiction of various federal agencies and instrumentalities in addition to the Federal Communications Commission and the Federal Aviation Administration including, but not limited to, the United States Environmental Protection Agency, the United States Department of Labor, the United States Occupational Safety and Health Administration, the United States Equal Employment Opportunity Commission, the United States Securities and Exchange Commission and others. While Chadmoore believes that it is operating in conformity with all material applicable rules and regulations, changes in policies or rules, and other actions of these agencies could adversely affect the operations and financial condition of Chadmoore.

      State regulations. At present, state and local governments cannot regulate the rates charged by specialized mobile radio operators. These governments may, however, exercise regulatory powers over health, safety, consumer protection, taxation, and zoning regulations with respect to specialized mobile radio stations. Currently, Chadmoore’s systems are not subject to any state or local regulatory restraint (other than generally applicable laws and regulations). Chadmoore cannot be sure, however, that these systems will not become subject to various state and local regulatory authorities in the future.

      Regulatory developments. Legislation or rules may be proposed and enacted at any time that may have a material adverse effect on the operations of Chadmoore. At this time, Chadmoore is unaware of any pending legislation or rule-making proceedings that would have a material adverse effect on its current operations.

Technology

      Primarily as a result of the proposed sale of substantially all of Chadmoore’s assets to Nextel, Chadmoore has not incurred and does not expect to incur significant research and development expenses in connection with the equipment for its existing analog specialized mobile radio systems or the potential implementation of digital specialized mobile radio systems.

Employees

      As of December 1, 2001, Chadmoore had 22 full-time employees. None of Chadmoore’s employees is covered by a collective bargaining agreement, and Chadmoore believes its relationship with its employees is good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CHADMOORE

      The following is a discussion of the consolidated financial condition and results of operations of Chadmoore for the fiscal years ended December 31, 2000 and December 31, 1999, and the nine and three months ended September 30, 2001 and 2000, which should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

      Statements contained in this proxy statement/prospectus that are not historical facts are forward-looking statements as that term is defined by the Private Securities Litigation Reform Act of 1995. These statements contain words such as “intends,” “objectives,” “planned,” “future,” “attainable,” “opportunities,” “growth” and “believes” and include statements regarding Chadmoore’s strategy, expansion efforts, efforts to obtain funding and equipment purchase commitments. Although Chadmoore believes that the expectations reflected in those forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Any forward-looking statements made by Chadmoore are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. These risks and uncertainties include, without limitation, the risk that the proposed asset sale to Nextel will not be completed or that it will not be completed on terms that are as favorable to Chadmoore and its shareholders as the transaction that is currently proposed, regulatory delays or denials both in connection with the proposed asset sale to Nextel and in connection with Chadmoore’s business generally, the lack of availability of sources of capital to fund Chadmoore’s operations and the repayment of Chadmoore’s significant outstanding debt in the event that the proposed asset sale to Nextel is not completed, the lack of any presently established alternate purchaser of Chadmoore’s assets or other acquisition partner in the event that the proposed asset sale to Nextel is not completed, fluctuations in demand, loss of subscribers, the quality and price of similar or comparable wireless communications services, the existence of well-established competitors who have substantially greater financial resources and longer operating histories, adverse results in pending or threatened litigation, consequences of actions by the Federal Communications Commission and general economic conditions.

Results of Operations

      Year Ended December 31, 2000 Compared To Year Ended December 31, 1999. Total revenues for the fiscal year ended December 31, 2000 increased $1.3 million or 21.4%, from $6.1 million for 1999 to $7.4 million in 2000, reflecting an increase of $1.7 million or 34.2% in service revenue and a decrease of $429,000 or 42.3% in equipment sales and maintenance revenue.

      Service revenue increased to $6.8 million for the fiscal year ended December 31, 2000 compared to $5.1 million for the fiscal year ended December 31, 1999, an increase of $1.7 million, or 34.2%. The increase in service revenue is directly related to additional subscriber units added through the first eight months of 2000. Ten additional sites were placed in service during the first quarter of 2000 as subscriber units peaked at about 47,500 in July 2000, an increase of about 10,000 units, or 26.7%, over December 31, 1999 totals. Subsequent to entering into the asset sale agreement with Nextel, Chadmoore eliminated its direct sales force and began efforts to reduce operating expenses. In part, because of this change in its business plan and the deconstruction of channels in seven markets beginning in October 2000, subscriber units decreased to about 41,700 at December 31, 2000. Average pricing per subscriber unit remained comparable during both periods.

      The decrease in equipment sales and maintenance revenue of $429,000, or 42.3%, from $1.0 million in 1999 to $586,000 in 2000, was attributable to the change in business plan as a result of which the Little Rock, Arkansas, office was closed and reduced sales in other markets where future analog service is only guaranteed to customers for six months after the closing of the proposed asset sale with Nextel.

      Cost of service revenue increased to $2.0 million for the year ended December 31, 2000 compared to $1.4 million for the year ended December 31, 1999, an increase of $567,000 or 40.9%. This increase was primarily due to specialized mobile radio system site expenses associated with 10 additional markets commercialized in 2000 as well as expenses for markets that were commercialized for a portion of 1999 and all of 2000. There are also marginal costs associated with increased capacity being used in Chadmoore’s existing markets. Gross margin on service revenue remained relatively constant at 71.2% for 2000 and 72.6% for 1999.

      Cost of equipment sales and maintenance decreased to $287,000 in 2000 compared to $582,000 in 1999, a decrease of $295,000 or 50.7%. The decrease is a result of lower sales volume from year to year due to the change in the business plan as a result of the proposed asset sale. Gross margin on equipment sales and maintenance revenue increased from 42.7% in 1999 to 51.0% in 2000. The gross margin increase is due to the increase in equipment sales and maintenance activity from the related periods.

      General and administrative expenses increased to $12.7 million in 2000 compared to $10.2 million in 1999, an increase of $2.5 million or 24.4%. Salaries, wages, and benefits expense (a component of general and administrative expenses) increased to $4.1 million in 2000 compared to $3.7 million in 1999, an increase of $382,000 or 10.3%. This increase is primarily due to executive personnel additions in mid-1999 and January 2000, which was partially offset by layoffs in August 2000. Chadmoore had up to 80 employees in early 2000, but had reduced its workforce to 34 as of December 31, 2000. Because employees who were terminated in connection with Chadmoore’s workforce reduction received a one-two- or three-month severance package depending on tenure, there was a minimal impact on reducing the cost throughout the year. Relative to total revenues, salaries, wages, and benefits expense was 55.6% for 2000 and 61.1% for 1999. Remaining general and administrative expense increased $2.1 million in 2000 to $8.6 million compared to $6.5 million in 1999. Accounting, legal and professional fees were also higher during 2000 due primarily to the proposed asset sale to Nextel.

      In addition, for the year ended December 31, 2000, Chadmoore recorded a write-off of about $5.2 million in licenses as a result of the Goodman/ Chan decision. See “Legal Proceedings of Chadmoore.”

      Moreover, for the year ended December 31, 2000, Chadmoore recorded a write-off of about $320,000 in inventory to lower the value to an estimated liquidation basis. The write-off was made in light of the proposed asset sale to Nextel because inventory of Chadmoore is not among the assets being acquired by Nextel. Chadmoore, therefore, will be liquidating its assets prior to and following the closing of the asset sale. Chadmoore concluded that inventory should be reduced to its net realizable value. The indicated liquidation basis of Chadmoore’s inventory reflects management’s best estimate of its value.

      Depreciation and amortization expense increased to $2.3 million in 2000 compared to $2.0 million in 1999, an increase of $273,000 or 13.4% reflecting larger amounts of licenses and infrastructure placed in service.

      For the above reasons, total operating expenses were $22.7 million in 2000 compared to $14.2 million in 1999, an increase of $8.5 million or 60.0%. Chadmoore’s loss from operations was $15.3 million in 2000 compared to $8.1 million in 1999, an increase of $7.2 million or 89.0%.

      Interest expense, net of interest income, increased to $5.0 million in 2000 compared to $3.6 million in 1999, an increase of $1.4 million or 37.8% due to higher average debt balances associated with the GATX Capital facility and new borrowings under the Barclays Bank agreement. See “— Liquidity and Capital Resources.”

      For the reasons above, Chadmoore’s net loss before extraordinary item increased to $20.4 million in 2000 compared to $11.6 million in 1999, an increase of $8.8 million or 76.4%.

      During 1999, Chadmoore had an extraordinary loss of $194,967. There was no comparable charge in 2000. This charge was due to the write-off of debt issuance costs and prepayment penalties associated with the prepayment and termination of certain credit facilities, which were replaced with the GATX Capital facility.

      In 2000, Chadmoore’s net loss after extraordinary item was $20.4 million compared to the net loss in 1999 of $11.8 million, an increase of $8.6 million or 73.4%. Chadmoore has provided a valuation allowance to reserve against the applicable deferred tax assets.

      Loss per share for the year ended December 31, 2000 was $0.41 compared to a loss per share of $0.28 for the previous year.

      Nine And Three Months Ended September 30, 2001 Compared To Nine And Three Months Ended September 30, 2000. Total revenues for the third quarter of 2001 were $1.1 million compared to $1.9 million for the same period in 2000, a decrease of $0.8 million or 43.4%. Year-to-date revenues were $3.9 million for 2001 and $5.7 million for 2000, a decrease of $1.8 million or 32.0%. Service revenues decreased to $1.1 million compared to $1.8 million, a decrease of $0.7 million or 40.8% for the quarter ended September 30, 2001 compared to the same period in 2000. For the nine month period ended September 30, 2001, service revenues were $3.8 million, a decrease of $1.3 million or 26.1% when compared to service revenues of $5.1 million for the same period in 2000. Equipment sales and maintenance revenue was down for the third quarter of 2001 to $18,000 compared to $116,000 in 2000, a decrease of $98,000 or 84.5%. For the first nine months of 2001 as compared to the same period in 2000, equipment sales and maintenance revenue was down $474,000 or 88.6% to $61,000 from $535,000.

      As a result of the announced asset sale to Nextel, subscriber units have decreased from about 41,700 units at December 31, 2000 to 28,700 units as of September 30, 2001. Even though management expects the proposed transaction with Nextel to result in continued loss of current customers, it cannot assess at this time what the financial impact of this loss will be with regard to future revenues.

      Cost of service revenue for the three months ended September 30, 2001 was $552,000 compared to $492,000 for the same period in 2000, an increase of $60,000 or 12.2%. These costs were $1.7 million for the nine months ended September 30, 2001 and $1.4 million for the nine months ended September 30, 2000, an increase of 19.9%. These increases are primarily attributable to increased site rent costs and increased utility costs. Cost of equipment sales and maintenance revenue was $44,000 for the three months ended September 30, 2001 compared to $64,000 for the same period in 2000, a decrease of $20,000 or 31.3%. These costs were $59,000 for the nine months ended September 30, 2001 and $288,000 for the nine months ended September 30, 2000, a decrease of $229,000 or 79.5%.

      Gross margin for the third quarter of 2001 was 45.8% as compared to 71.4% for the third quarter of 2000, primarily reflecting a decrease in current customers and an increase in site rent and utility costs. For the nine months ended September 30, 2001, the gross margin was 55.5% compared to 70.5% for the same period in the prior year.

      Selling, general and administrative expenses decreased to $2.0 million for the three months ended September 30, 2001 compared to $3.1 million for the same period in 2000, a decrease of $1.1 million or 35.9%. Salaries, wages and benefits expense (a component of selling, general and administrative expenses) decreased to $791,000 for the three months ended September 30, 2001, compared to $1.1 million for the three months ended September 30, 2000, a decrease of $321,000 or 28.9%. Much of this decrease is related to personnel reductions in operational areas and direct sales due in part to the proposed asset sale to Nextel and the expected subsequent liquidation of Chadmoore. Excluding salaries, wages and benefits, other selling, general and administrative expenses for the three months ended September 30, 2001, were $1.2 million compared to $2.0 million for the same period in 2000, a decrease of $779,000 or 39%. Salaries, wages and benefits expense decreased to $2.0 million for the nine months ended September 30, 2001, compared to $3.5 million for the nine months ended September 30, 2000, a decrease of $1.5 million or 42.0%. The decrease in salary expense would have been greater for the 2001 quarter and year to date but $260,000 of severance expense was recorded in September 2001 related to additional staff reductions in Tennessee and Nevada. Excluding salaries, wages and benefits, other selling, general and administrative expenses for the nine months ended September 30, 2001 decreased by $1.5 million or 29.0% compared to the same period in the prior year. These decreases are primarily due to decreases in advertising and marketing expenses and expenses related to the direct sales force which were partially offset by increased legal and accounting costs associated with the proposed asset sale to Nextel.

      Depreciation and amortization expense increased to $613,000 for the third quarter of 2001 compared to $559,000 in the third quarter of 2000, an increase of $54,000 or 9.7%, reflecting additional licenses and infrastructure equipment placed in service during the last twelve months of operations. For the nine months ended September 30, 2001, these costs were $1.8 million compared to $1.7 million for the nine months ended September 30, 2000, an increase of $153,000 or 9.2%.

      Interest expense, net of interest income, increased $613,000 or 48.5%, to $1.9 million for the third quarter of 2001 compared to $1.3 million for the same period in 2000, reflecting higher debt balances associated with the GATX Capital facility and the Barclays Bank debt. For the nine months ended September 30, 2001, these costs were $4.6 million compared to $3.7 million for the same period in the prior year, an increase of $848,000 or 22.9%.

      The net loss increased to $4.1 million for the three months ended September 30, 2001 compared to $3.5 million for the same period in 2000, an increase of $589,000 or 17.0% reflecting primarily a continued decline in Chadmoore’s customer base along with increased interest expense as a result of additional drawdowns on the Barclays Bank facility. For the nine months ended September 30, 2001 and 2000, the net loss was $10.2 million.

      Loss per share applicable to holders of Chadmoore common stock for the three months ended September 30, 2001 was $0.08 compared to a loss of $0.07 for the three months ended September 30, 2000. For the nine months ended September 30, 2001 loss per share was $0.20, and for the nine months ended September 30, 2000 loss per share was $0.21.

Liquidity and Capital Resources

      Historically, operating expenses and capital expenditures associated with the development and enhancement of Chadmoore’s specialized mobile radio network have more than offset operating revenues. In the event the proposed asset sale to Nextel is not completed and Chadmoore returns to its previous business plan or a plan similar in scope, operating expenses, debt service obligations and anticipated capital expenditures would be expected to continue to exceed operating revenues for the next several years. Chadmoore’s auditors have included an explanatory paragraph in their opinion which expresses substantial doubt about Chadmoore’s ability to continue as a going concern for the years ended December 31, 2000 and 1999. Chadmoore has consistently used external sources of funds, primarily from equity issuances and debt financings, to fund operations, capital expenditures and other non-operating needs. Should the proposed asset sale to Nextel not be completed, Chadmoore intends to continue to use external sources of funds, as its existing cash and earnings before interest, taxes, depreciation and amortization are not sufficient to cover existing and currently anticipated future needs.

      Net working capital was a deficit of $16.0 million at December 31, 2000 compared to a deficit of $7.3 million at December 31, 1999. The increased deficit is primarily due to the decrease in cash and the increase in the current portion of debt and accrued liabilities associated with the proposed asset sale to Nextel.

      Net cash used in operating activities decreased to $7.9 million for the year ended December 31, 2000 as compared to $10.6 million for the same period in 1999. The decrease in net cash used in operating activities consisted primarily of a $8.6 million increase in Chadmoore’s net loss for 2000 as compared to 1999 offset by the non-cash loss of $6.8 million associated with licensing issues.

      Net cash used in investing activities decreased to $743,000 in 2000 compared to $3.4 million in 1999. Capital expenditures to fund Chadmoore’s expansion of its specialized mobile radio network declined to $516,000 in 2000 compared to $3.2 million in 1999.

      Net cash provided by financing activities was $3.2 million for the year ended December 31, 2000, as compared to $19.0 million for the prior year. The decrease is primarily attributable to borrowings of $11.4 million in 2000 compared with $26.6 million in 1999. Debt issue costs decreased to $324,000 in 2000 compared to $1.9 million in 1999. Debt payments were $8.1 million in 2000 compared to $5.6 million in 1999. Chadmoore received $494,000 in proceeds from the exercise of stock options in 2000.

      Net cash used in operating activities during the first nine months of 2001 was $6.0 million as compared to $4.7 million for the comparable period in 2000, an increase of $1.3 million or 28.4%. The increase in net cash used in operating activities consisted primarily of a $1.8 million decrease in accounts payable and accrued liabilities and a $726,000 decrease in unearned revenue during the first nine months of 2001 as compared to the first nine months of 2000, offset by a decrease of $781,000 in accounts receivable, $186,000 in inventory and $162,000 in current assets in 2001 compared to 2000. These differences are primarily a result of payment of expenses that were deferred during the first nine months of 2000 that are current as of 2001.

      Net cash used in investing activities was $44,000 for the nine months ended September 30, 2001 compared to $724,000 during the first nine months of 2000. Capital expenditures in 2001 have been minimal compared to $520,000 for the first nine months of 2000. The sale of the Memphis facility provided net proceeds of $364,000. Additionally, about $56,000 of proceeds were received from the sale of other miscellaneous assets that were no longer necessary for operations. Cash of about $444,000 has been spent to exercise license options and purchase licenses in 2001.

      Net cash provided by financing activities was $6.2 million for the first nine months of 2001 compared to $61,000 for the nine months ended September 30, 2000. Proceeds of $10.4 million were drawn in the first nine months of 2001 under the Barclays Bank facility with $3.9 million being used to pay debt compared to borrowings in the first nine months of 2000 of $7.2 million and payments on debt of $5.8 million.

      Due in part to the anticipated closing of the asset sale with Nextel and to reduce operating expenses, Chadmoore made significant changes in its business plan during the second half of 2000 by scaling back its marketing and development activities and eliminating its direct sales force. Chadmoore also began to explore opportunities to dispose of its assets that are not to be acquired by Nextel which will consist primarily of accounts receivable, inventory, office furniture and equipment and analog equipment. In the event that the proposed transaction with Nextel is not completed, Chadmoore will either have to attempt to obtain additional capital in order to pay off its debts and resume business operations or locate another purchaser of its assets or another acquisition partner.

      In connection with the asset sale agreement with Nextel, Chadmoore arranged to borrow up to an aggregate of $32.5 million from Barclays Bank in order to pay amounts due under its existing credit facility and finance its interim operations. In the event that the asset sale agreement is terminated, Barclays Bank’s obligation to continue advancing funds to Chadmoore will cease as of the date of the termination, and the principal balance of the interim financing will have to be repaid by Chadmoore on or before June 30, 2002. In conjunction with the amendment of its credit facility with GATX Capital, and as additional consideration for the payment deferral, (see Note 5 to the Condensed Notes to Unaudited Interim Consolidated Financial Statements for the nine months ended September 30, 2001) Chadmoore purchased from Barclays Bank an irrevocable standby letter of credit in the face amount of $2.7 million in favor of GATX Capital. GATX Capital cannot draw on the letter of credit prior to the earlier to occur of December 31, 2001 or an event of default under the GATX Capital credit agreement. GATX Capital has subsequently agreed to draw on the letter of credit on or about December 31, 2001 to satisfy Chadmoore’s June 30, 2001 and September 30, 2001 deferred principal obligations to GATX Capital. To facilitate the issuance of the standby letter of credit, Chadmoore’s agreement with Barclays Bank was amended on June 29, 2001 to reduce the total availability to $30.9 million. In the event of the termination of the asset sale agreement with Nextel, Chadmoore anticipates that the proceeds from the interim funding will not be sufficient to satisfy its contemplated cash requirements for more than 60 days beyond the date of the termination subject to successful negotiation for temporary arrangements with its lenders. There can be no assurance that Chadmoore will be able to locate funding or that additional financing will be available to Chadmoore when needed, on commercially reasonable terms, or at all. In addition, given the unique nature of Chadmoore’s assets, there can be no assurance that another purchaser of its assets or acquisition partner could be located or that an agreement with any purchaser or partner could be negotiated on terms that would be acceptable to Chadmoore and its shareholders. If Chadmoore is unable to obtain additional financing or enter into an alternative transaction with another purchaser or acquisition partner, it will likely be required to cease its operations.

      The failure to consummate the proposed asset sale to Nextel would have a material adverse effect on Chadmoore and its operations. Chadmoore would have to immediately seek another buyer or revert to its original analog business plan or a similar one based on a digital platform. Under either scenario, Chadmoore would have to seek additional capital and focus on those markets, about 95, where full-scale service has been implemented. In addition, Chadmoore’s contingency plan could include the sale of selected channels (with permission of GATX Capital and Barclays Bank) and ceasing further system expansion in such markets. However, there can be no assurances that this or any of Chadmoore’s contingency plans would adequately address the risks mentioned in this paragraph, or that it would ultimately attain profitability. Accordingly, Chadmoore may not be able to find another buyer or raise additional capital and would be subject to the risks of a liquidation of its assets or bankruptcy.

PROPERTY OF CHADMOORE

      Chadmoore’s corporate office is located at 2875 East Patrick Lane, Suite G, Las Vegas, Nevada. Chadmoore leases office and warehouse space at this address, which consists of about 16,000 square feet at a monthly rental of about $18,500. This lease ends in December 2002 and has two five-year renewal options with annual escalation provisions. Management believes that the corporate office space will be sufficient to accommodate the proposed operations of Chadmoore and has no expectation of needing more space before the end of the initial lease term.

      Chadmoore leases about 300 antenna sites throughout the United States for the transmission of its specialized mobile radio services. These sites are located primarily on rooftops or are free standing facilities. The terms of these leases range from month to month to six years with options to renew. Chadmoore believes it is more economical to lease antenna sites rather than to own the sites.

LEGAL PROCEEDINGS OF CHADMOORE

      In addition to the matter described below, Chadmoore is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of Chadmoore the ultimate disposition of these matters will not have a material adverse effect on Chadmoore’s consolidated financial position, results of operations or liquidity.

Goodman/ Chan Proceedings

      Nationwide Digital Data Corp. and Metropolitan Communications Corp., among others, traded in the selling of specialized mobile radio application preparation and filing services, and in some instances construction services to the general public. Most of the purchasers in these activities had little or no experience in the wireless communications industry. Based on evidence that Nationwide Digital and Metropolitan had not fulfilled their construction and operation obligations to over 4,000 applicants who had received Federal Communications Commission licenses through Nationwide Digital and Metropolitan, the Federal Trade Commission filed suit against Nationwide Digital and Metropolitan in January 1993, in the Federal District Court for the Southern District of New York. The District Court appointed Daniel R. Goodman to preserve the assets of Nationwide Digital and Metropolitan. In the course of Mr. Goodman’s duties, he, together with a licensee, Dr. Robert Chan, who had received several Federal Communications Commission licenses through Nationwide Digital and Metropolitan’s services, filed a request to extend the construction period for each of about 4,000 specialized mobile radio stations. At that time, licensees of most of the stations included in the waiver request were subject to an eight-month construction period. On May 24, 1995, the Commission granted the request for extension. The Commission reasoned that the stations were subject to regulation as commercial mobile radio services stations, but had not been granted the extended construction period awarded by the Commission to all commercial mobile radio services licensees. Thus, in an effort to be consistent in its treatment of similarly situated licensees, the Commission granted the licensee petitioners an additional four months in which to construct and place these stations in operation. This waiver became effective upon publication in the Federal Register on August 27, 1998. Moreover, the Commission released a list on October 9, 1998, which purported to clarify the status of relief eligibility for licenses subject to the August 27, 1998 decision. Subsequently, the Commission also released a purported final list of these stations.

      On the basis of a previous request for assistance to the Federal Communications Commission’s Licensing Division by Chadmoore, the Commission examined and marked a list provided by Chadmoore. The Commission’s markup indicated those stations held by Chadmoore or subject to management and option agreements, which the Commission considered to be, at that time, the stations and/ or stations considered “similarly situated” and thus eligible for relief. From this communication, Chadmoore believed that about 800 of the licenses that it owned or managed were included in these stations. For its own licenses and under the direction of each licensee for managed stations, Chadmoore proceeded with timely construction of those stations which Chadmoore reasonably believed to be included in these stations or otherwise entitled to relief. Chadmoore received relief on about 150 licenses under these proceedings and from the official communication from the Commission, Chadmoore believed that about 650 licenses should be eligible for relief as “similarly situated”. Initial review of the Commission’s order indicated a potentially favorable outcome for Chadmoore as it pointed to a grant of relief for a significant number of Chadmoore’s owned and/or managed licenses which were subject to the outcome of the decision. However, on October 9, 1998 a release from the offices of the Commercial Wireless Division of the Commission’s Wireless Telecommunication Bureau announced that because of a technicality relating to the actual filing dates of the construction deadline waiver requests by some of the subject licensees, some licenses that the Commission staff earlier had stated would be eligible for construction extension waivers due to the similarity of circumstances between those licensees and the licensees relating to the proceedings initiated by Messrs. Goodman and Chan, would not actually be granted final construction waivers. The Commission subsequently began a process of deleting some of Chadmoore’s licenses in this category from its official licensing database. Prior to the release of the October 9, 1998, Public Notice, Chadmoore constructed and placed into operation certain licenses from this category based on information received from the Commission and Mr. Goodman.

      In response, on November 9, 1998, Chadmoore filed a Petition for Reconsideration at the Federal Communications Commission seeking reversal of the action announced in the Commercial Wireless Division Public Notice. Chadmoore asked that the relief be reinstated for its impacted licenses. Moreover, on February 1, 1999, Chadmoore, in conjunction with other aggrieved parties, filed a petition with the United States Court of Appeals for the District of Columbia Circuit seeking reversal of the Commission’s decision and a remand of the decision to the Commission with instructions from the court to reinstate the licenses for which relief had been denied. In an opinion issued July 15, 1999, the court dismissed all the petitions filed by the licensees relating to these proceedings. The court noted in its opinion that the receiver did not have standing to seek relief on behalf of the licensees and the similarly situated parties had filed their appeal at the Commission in an untimely manner.

      The dismissal of these petitions appeared not to be a bar to Chadmoore’s efforts to seek relief in this instance, but simply required that Chadmoore await the Federal Communications Commission’s final action in this matter. In reviewing the Court’s opinion, Chadmoore’s management believed that the court had left open the possibility of a rehearing on the merits upon Commission failure to act affirmatively on Chadmoore’s appeal. Thus, as Chadmoore was the only party before the court which had timely filed that petition, Chadmoore’s management believed the potential for a rehearing on the merits would be applicable only to Chadmoore. About 650 of those licenses purchased by or under option and management agreements with Chadmoore are among those which the Commission refused to afford relief pursuant to the Commercial Wireless Division’s October 9, 1998, Public Notice.

      On November 9, 1999 the Federal Communications Commission’s Commercial Wireless Division Chief issued a decision denying Chadmoore’s Petition for Reconsideration. Because the staff level opinion was not binding upon the Commission, Chadmoore exercised its legal right to seek an internal Commission review through application to the Commission. Chadmoore also had an ultimate right to seek redress in the United States Court of Appeals for the District of Columbia Circuit. Thus, on December 9, 1999, Chadmoore filed an application for review of the staff decision.

      On March 26, 2001, the Commission released an Order denying Chadmoore’s application for review. Chadmoore had exhausted the appeal process in this matter at the Commission.

      The only avenue of appeal remaining to Chadmoore was the filing of a petition at the United States Court of Appeals for the District of Columbia Circuit. Chadmoore had a statutorily-provided 30 day period from the Commission’s decision release in which to consider its position and file a court appeal. Chadmoore’s management reviewed this matter and consulted with outside litigation and regulatory counsel to review the decision in detail. Among numerous other considerations, Chadmoore’s management and counsel considered and weighed the possibility of various factual and legal approaches to be employed in such an appeal, as well the potential prospects of success for an appeal and the legal costs involved. Chadmoore’s management also considered the relative harshness of the tone of the Commission’s dismissal indicating continued likely vigorous opposition on the part of the Commission to any further attempts by Chadmoore to retrieve these licenses through the appellate court process. Based on its analysis, Chadmoore management chose not to further appeal this decision; and thus, the underlying licenses, which were the subject matter of the appeal, have now been cancelled permanently by the Commission and will remain in that status, as Chadmoore plans no further appeal efforts.

      On October 16, 2001, some holders of the licenses cancelled by the Federal Communications Commission pursuant to the Goodman/ Chan decision filed suit against Chadmoore in the United States District Court for the Southern District of New York. This group of ten licensees allege in their complaint that Chadmoore owes them a total of $430,180 based on promissory notes executed by Chadmoore for the purchase of the cancelled licenses. Chadmoore disputes this claim; however, Chadmoore has reserved what it believes are sufficient resources for settlement of all claims that may arise in the context of the Goodman/ Chan matter. The licensees’ complaint also seeks punitive damages in the amount of $1 million in connection with Chadmoore’s alleged breach of contract. Chadmoore believes the prayer for award of punitive damages is wholly without merit. No reserve, therefore, has been set aside for this contingent liability, although a reserve will be established in connection with the dissolution and liquidation. Chadmoore has filed a response to the claim of the licensee group arguing that the claim is largely without legal merit and should be dismissed. This matter remains pending before the court.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK OF CHADMOORE

      As of September 30, 2001, all Chadmoore’s long term debt bears fixed interest rates, however, the fair market value of this debt is sensitive to changes in prevailing interest rates. Chadmoore runs the risk that market rates will increase and the required payments will exceed those based on the current market rate. Chadmoore does not use interest rate derivative instruments to manage its exposure to interest rate changes.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

      Nextel common stock is quoted on The Nasdaq National Market under the symbol “NXTL.” Chadmoore common stock is quoted on the National Association of Securities Dealers over-the-counter bulletin board under the symbol “MOOR.OB.”

      The table below sets forth, for the periods indicated, the high and low closing sale price of a share of Nextel common stock as quoted on The Nasdaq National Market and the high and low closing sale price of a share of Chadmoore common stock as quoted on the National Association of Securities Dealers over-the-counter bulletin board, in each case based on published financial sources.

		Nextel		Chadmoore
		Common Stock		Common Stock

		High	Low	High	Low

1999:

	First Quarter	19.22	12.94	0.33	0.20

	Second Quarter	25.09	17.31	0.34	0.20

	Third Quarter	37.59	23.00	0.30	0.20

	Fourth Quarter	57.53	35.13	0.34	0.16

2000:

	First Quarter	79.81	46.28	3.78	0.22

	Second Quarter	71.31	38.03	1.55	0.69

	Third Quarter	72.50	44.19	1.02	0.50

	Fourth Quarter	43.81	23.00	0.56	0.27

2001:

	First Quarter	36.75	12.88	0.73	0.30

	Second Quarter	19.99	11.44	0.34	0.19

	Third Quarter	17.72	7.95	0.55	0.21

	Fourth Quarter	12.25	7.17	0.57	0.26
	(through December 13, 2001)

      On August 18, 2000, the last full trading day prior to the public announcement of the proposed asset sale, the closing price of Nextel common stock reported on The Nasdaq National Market was $57.25, and the closing price of Chadmoore common stock quoted on the National Association of Securities Dealers over-the-counter bulletin board was $0.80. On December 13, 2001, the closing price of Nextel common stock as quoted on The Nasdaq National Market was $10.48, and the closing price of Chadmoore common stock as quoted on The National Association of Securities Dealers over-the-counter bulletin board was $0.52. The Chadmoore shareholders should obtain current market quotations prior to making any decision with respect to the asset sale and the dissolution and liquidation. Neither Nextel nor Chadmoore can assure you as to the market prices of either Nextel or Chadmoore common stock at any time prior to the completion of the asset sale or as to the market price of Nextel common stock after the completion of the asset sale or at the time of any distribution under the plan of liquidation.

      As of December 10, 2001, there were about 367 holders of record of Chadmoore common stock and about 3,600 holders of record of Nextel common stock.

      Neither Nextel nor Chadmoore has paid cash dividends on its shares of common stock. Nextel does not plan to pay any cash dividends on its shares of common stock in the foreseeable future. Chadmoore does not plan to pay any cash dividends on its shares of common stock in the foreseeable future.

EXECUTIVE COMPENSATION OF CHADMOORE

      The following table sets forth information concerning the compensation received for services rendered to Chadmoore during the years ended December 31, 1998, 1999, and 2000 by the chief executive officer of Chadmoore and all other executive officers of Chadmoore whose total salary and bonus for such fiscal year exceeded $100,000:

SUMMARY COMPENSATION TABLE

						Long Term
	Annual Compensation					Compensation

						Securities
Name And	Year Ended	Salary	Bonus(1)	Other		Underlying
Principal Position	December 31	($)	($)	($)		Options

Robert W. Moore	2000	175,000	50,000	—		1,700,000 (6)
president and chief executive officer	1999	140,000	30,000	25,308	(3)	—
	1998	125,000	60,000	8,000	(4)	850,000

Rick D. Rhodes	2000	135,000	40,000	—		1,400,000 (7)
chief regulatory officer	1999	110,000	30,000	—		—
and secretary	1998	60,000 (2)	24,000	—		250,000

Stephen K. Radusch	2000	134,048	40,000	12,786	(5)	1,200,000 (8)
chief financial officer and	1999	—	—	—		—
treasurer	1998	—	—	—		—

(1)	In 1998, Chadmoore accrued bonuses in the amounts of $60,000 for Robert Moore and $24,000 for Rick Rhodes. These bonuses were paid in March 1999. During 1999, Chadmoore accrued bonuses of $30,000 each for Mr. Moore and Mr. Rhodes. These bonuses were paid in February 2000.

(2)	Represents the base salary paid after the commencement of Mr. Rhodes’ employment with Chadmoore on June 1, 1998.

(3)	Represents payment for unused vacation days.

(4)	Represents deferred salary paid in 1998.

(5)	Represents relocation expenses paid by Chadmoore.

(6)	Represents options to purchase shares of Chadmoore common stock, of which options to purchase 1,200,000 shares were subsequently cancelled by Chadmoore. In lieu of the cancelled options, Chadmoore has determined to make a stay-put cash payment as described under “Interests of Chadmoore’s Officers and Directors and their Affiliates — Stay-Put Cash Incentive Payments.”

(7)	Represents options to purchase shares of Chadmoore common stock, of which options to purchase 950,000 shares were subsequently cancelled by Chadmoore. In lieu of the cancelled options, Chadmoore has determined to make a stay-put cash payment as described under “Interests of Chadmoore’s Officers and Directors and their Affiliates — Stay-Put Cash Incentive Payments.”

(8)	Represents options to purchase shares of Chadmoore common stock, of which options to purchase 700,000 shares were subsequently cancelled by Chadmoore. In lieu of the cancelled options, Chadmoore has determined to make a stay-put cash payment as described under “Interests of Chadmoore’s Officers and Directors and their Affiliates — Stay-Put Cash Incentive Payments.”

     Compensation of Directors. Directors of Chadmoore do not receive cash compensation for their services as directors or members of committees of the Chadmoore board of directors, but are reimbursed for reasonable expenses incurred in attending meetings of the Chadmoore board of directors. In addition, during Chadmoore’s 2000 fiscal year, each of Janice H. Pellar, Gary L. Stanford and Mark F. Sullivan was granted options to purchase 252,000 shares of Chadmoore common stock, 150,000 of which were subsequently cancelled, in lieu of which Chadmoore has determined to make stay-put cash payments as described under “Interests of Chadmoore’s Officers and Directors and their Affiliates — Stay-Put Cash Incentive Payments.” Members of the Chadmoore board of directors who are also employees of

Chadmoore did not receive any compensation for their services as members of the Chadmoore board of directors.

      Employment Agreements. On July 1, 2000, Chadmoore entered into amended and restated employment agreements with the foregoing executive officers.

      Pursuant to the terms of Chadmoore’s agreement with Mr. Moore, he is to receive an annual salary of $175,000 per year (subject to specified minimum annual increases), a target annual bonus of $50,000, and standard health, vacation, sick leave, death and disability benefits. In the event that Mr. Moore’s employment with Chadmoore is terminated without cause (as defined in his employment agreement), he will be entitled to receive health insurance benefits for a period of not less than 24 months from the date of termination and a lump sum payment equal to twice the amount of his then current annual base salary. Chadmoore’s employment agreement with Mr. Moore expires on June 30, 2002, except that the agreement will be automatically renewed for successive two-year periods, unless either Chadmoore or Mr. Moore elects to terminate the agreement by providing notice of the election to terminate to the other party during the 30-day period commencing 90 days prior to the end of the initial term or any extended term.

      Pursuant to the terms of Chadmoore’s employment agreement with Mr. Rhodes, he is to receive an annual salary of $135,000 per year, a target annual bonus of $40,000, and standard health, vacation, sick leave, death and disability benefits. In the event that Mr. Rhodes’ employment with Chadmoore is terminated without cause (as defined in his employment agreement), he will be entitled to receive severance payments equal to the amount of his then current annual base salary, and the vesting of all stock options granted to him will be accelerated as of the date of any termination without cause. Chadmoore’s employment agreement with Mr. Rhodes expires on June 30, 2002, except that this agreement will be automatically renewed for successive one-year periods, unless either Chadmoore or Mr. Rhodes elects to terminate the agreement by providing notice of the election to terminate to the other party during the 30-day period commencing 30 days prior to the end of the initial term or any extended term.

      Pursuant to the terms of Chadmoore’s employment agreement with Mr. Radusch, he is to receive an annual salary of $135,000 per year, a target annual bonus of $40,000, and standard health, vacation, sick leave, death and disability benefits. In the event that Mr. Radusch’s employment with Chadmoore is terminated without cause (as defined in his employment agreement), he will be entitled to receive severance payments equal to the amount of his then current annual base salary, and the vesting of all stock options granted to him will be accelerated as of the date of any termination without cause. Chadmoore’s employment agreement with Mr. Radusch expires on June 30, 2002, except that the agreement will be automatically renewed for successive one-year periods, unless either Chadmoore or Mr. Radusch elects to terminate the agreement by providing notice of the election to terminate to the other party during the 60-day period commencing 60 days prior to the end of the initial term or any extended term.

      In addition, each of these employment agreements provides that, if Chadmoore terminates any of these named executive officers’ employment within one year following a change in ownership of Chadmoore, or if a named executive officer voluntarily terminates his employment with Chadmoore for specified reasons during that same period, that officer will be entitled to receive the benefits described above.

      Option Grants in Last Fiscal Year. The following table provides the specified information concerning grants of options to purchase shares of Chadmoore common stock made during the fiscal year ended December 31, 2000, to the foregoing executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

	Number of	% of Total
	Securities	Options	Exercise
	Underlying	Granted to	or Base
	Options	Employees in	Price	Expiration
Name	Granted(1)	Fiscal Year	($/Sh)(2)	Date

Robert W. Moore	1,200,000 (3)	20.6%	$0.70	June 1, 2010
	500,000	8.6%	0.75	October 12, 2005

Rick D. Rhodes	950,000 (3)	16.3%	$0.70	June 1, 2010
	450,000	7.7%	0.75	May 1, 2006

Stephen K. Radusch	700,000 (3)	12.0%	$0.70	June 1, 2010
	300,000	5.2%	0.23	May 1, 2006
	200,000	3.4%	0.75	October 12, 2005

(1)	All options vest in equal annual installments over a four-year period from the date of grant.

(2)	The exercise price of each option was greater than or equal to the market value of a share of Chadmoore common stock on the date of grant.

(3)	These options were subsequently cancelled by Chadmoore, in lieu of which Chadmoore has determined to make stay-put cash payments as described under “Interests of Chadmoore’s Officers and Directors and their Affiliates — Stay-Put Cash Incentive Payments.”

     None of the named executive officers exercised any Chadmoore stock options during the fiscal year ended December 31, 2000.

BENEFICIAL OWNERSHIP OF CHADMOORE’S SECURITY HOLDERS

      The following table sets forth, as of December 1, 2001, information regarding the beneficial ownership of shares of Chadmoore common stock held by the chief executive officer and each of the other executive officers of Chadmoore that received a total salary and bonus in excess of $100,000 in the year ended December 31, 2000, by each shareholder known by Chadmoore to be the beneficial owner of more than 5% of the shares of Chadmoore common stock, by each director of Chadmoore, and by all directors and executive officers of Chadmoore as a group.

Name and Address of	Amount and Nature of		Percentage
Beneficial Owner	Beneficial Ownership(1)(2)		Beneficially Owned(3)

Robert W. Moore	2,461,766	(4)(14)	5.3%

Rick D. Rhodes	300,000	(5)(14)	*

Stephen K. Radusch	200,000	(6)(14)	*

Janice H. Pellar	177,000	(7)	*

Mark F. Sullivan	890,798	(8)	1.9%

Joseph J. Finn-Egan	27,974,654	(9)(14)	43.2%

Gary L. Stanford	177,000	(10)	*

Jeffrey A. Lipkin	27,974,654	(11)(14)	43.2%

Recovery Equity Investors II	27,974,654	(12)(14)	43.2%
555 Twin Dolphin Drive #185 Redwood City, CA 94065

All directors and executive officers as a group (8 persons)	32,181,218	(13)(14)	47.7%

*	Less than 1%

(1)	The persons named in the table above have sole voting and investment power with respect to all shares of Chadmoore common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	A person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to vote or direct the voting of that security or the power to dispose or direct the disposition of that security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnotes, the named person has sole voting and investing power with respect to shares beneficially owned.
(3)	Calculated on the basis of 45,700,172 shares of Chadmoore common stock outstanding as of December 1, 2001. In addition, any shares of Chadmoore common stock subject to options or warrants that are exercisable within 60 days of December 1, 2001 are deemed outstanding for purposes of calculating a person’s beneficial ownership of common stock.
(4)	Includes 1,037,500 shares of Chadmoore common stock subject to options exercisable within 60 days following December 1, 2001.
(5)	Comprised of 300,000 shares of Chadmoore common stock subject to options exercisable within 60 days following December 1, 2001.
(6)	Comprised of 200,000 shares of Chadmoore common stock subject to options exercisable within 60 days following December 1, 2001.
(7)	Comprised of 177,000 shares of Chadmoore common stock subject to options exercisable within 60 days following December 1, 2001.
(8)	Includes 785,798 shares of Chadmoore common stock subject to options and warrants exercisable within 60 days following December 1, 2001, 608,798 of which are held by the Sullivan Family Trust, of which Mr. Sullivan is a trustee, and 177,000 of which are held by Mr. Sullivan.
(9)	Comprised of 8,854,662 shares of Chadmoore common stock owned by Recovery Equity Investors II, and 19,119,992 shares of Chadmoore common stock subject to warrants exercisable within 60 days following December 1, 2001. Mr. Finn-Egan, who is a managing general partner of Recovery Equity Investors II and a member of the Chadmoore board of directors, disclaims beneficial ownership of all securities of Chadmoore held by Recovery Equity Investors II.

(10)	Comprised of 177,000 shares of Chadmoore common stock subject to options exercisable within 60 days following December 1, 2001.
(11)	Comprised of 8,854,662 shares of Chadmoore common stock owned by Recovery Equity Investors II, and 19,119,992 shares of Chadmoore common stock subject to warrants exercisable within 60 days following December 1, 2001. Mr. Lipkin, who is a managing general partner of Recovery Equity Investors II and a member of the Chadmoore board of directors, disclaims beneficial ownership of all securities of Chadmoore held by Recovery Equity Investors II.
(12)	Comprised of 8,854,662 shares of Chadmoore common stock owned by Recovery Equity Investors II, and 19,119,992 shares of Chadmoore common stock subject to warrants exercisable within 60 days following December 1, 2001.
(13)	Includes 21,797,290 shares of Chadmoore common stock subject to options and warrants exercisable within 60 days following December 1, 2001.

(14)	Does not reflect the effect of the acceleration of options or the net exercise of options in the event the asset sale agreement and the dissolution and plan of liquidation are approved. For further information, see “Interests of Chadmoore’s Officers and Directors and their Affiliates — Stock Options.” The beneficial ownership of these individuals and entities if the asset sale and the liquidation and dissolution occur may be different.

INTERESTS OF CHADMOORE’S OFFICERS AND DIRECTORS AND THEIR AFFILIATES

      In considering the recommendation of the Chadmoore board of directors with respect to the asset sale and the dissolution and liquidation, the Chadmoore shareholders should be aware that some directors and officers of Chadmoore have interests in the asset sale and the dissolution and liquidation that are different from, or in addition to, their interests as Chadmoore shareholders generally. The Chadmoore board of directors was aware of these interests and considered them, among other matters, in approving the asset sale agreement and the dissolution and plan of liquidation of Chadmoore and in determining to recommend to the Chadmoore shareholders that they vote for the proposals to approve the asset sale agreement and the dissolution and plan of liquidation.

Stock Options

      Chadmoore has granted options to purchase up to about 3.33 million shares of its common stock to its executive officers, Robert W. Moore, president and chief executive officer, Rick D. Rhodes, senior vice president and chief regulatory officer, Stephen K. Radusch, chief financial officer, and to some of the non-management directors, Janice H. Pellar, Gary L. Stanford and Mark F. Sullivan. The term of all of these options has been extended until the filing date of Chadmoore’s articles of dissolution. All of these options will become fully vested on the closing date of the asset sale. These options will cease to become exercisable on the filing date of the articles of dissolution and, unless the holders elect otherwise, pursuant to the plan of liquidation, the optionees will be entitled to receive distributions under the plan of liquidation based on the net value of their options at the time of distribution.

      The following table sets forth the number of options granted to each listed individual and the anticipated value of those options, assuming receipt of shares of Nextel common stock or cash in the asset sale:

	Number of		Potential Realizable Value
	Securities		at Estimated Per Share
	Underlying		Distribution Value
	Options	Exercise
	Granted	Price	$0.79	$0.57

Robert W. Moore	350,000	$0.50	$101,500	$24,500
	750,000	0.51	210,000	45,000
	500,000	0.75	20,000	—

	1,600,000		$331,500	$69,500

Rick D. Rhodes	250,000	$0.50	$72,500	$17,500
	450,000	0.75	18,000	—

	700,000		90,500	$17,500

Stephen K. Radusch	300,000	$0.23	$168,000	$102,000
	200,000	0.75	8,000	—

	500,000		$176,000	$102,000

Janice H. Pellar	75,000	$0.51	$21,000	$4,500
	100,000	0.70	9,000	—
	2,000	1.12	—	—

	177,000		$30,000	$4,500

Gary L. Stanford	75,000	$0.51	$21,000	$4,500
	100,000	0.70	9,000	—
	2,000	1.12	—	—

	177,000		$30,000	$4,500

	Number of		Potential Realizable Value
	Securities		at Estimated Per Share
	Underlying		Distribution Value
	Options	Exercise
	Granted	Price	$0.79	$0.57

Mark F. Sullivan	75,000	$0.51	$21,000	$4,500
	100,000	0.70	9,000	—
	2,000	1.12	—	—

	177,000		$30,000	$4,500

Stay-Put Cash Incentive Payments

      In order to motivate and incentivize some members of Chadmoore management and some non-management directors of Chadmoore to work towards the completion of the asset sale and to manage the subsequent dissolution and liquidation of Chadmoore, Chadmoore has cancelled some outstanding options held by such persons, in lieu of which Chadmoore has determined to make cash payments upon the closing of the asset sale in the aggregate amount of about $3.0 million. The stay-put cash payments will be held in escrow until the earlier of a recipient’s termination without cause and six months following the closing but are subject to forfeiture in the event the recipient voluntarily leaves Chadmoore or is terminated for cause within six months after the closing date of the asset sale. The recipients of the stay-put cash payments include Mr. Moore, in the amount of $840,000, Mr. Rhodes, in the amount of $665,000, Mr. Radusch, in the amount of $490,000, Alyson A. Sheradin, vice president-operations and director of human resources, in the amount of $297,500, Michelle A. McClure, legal and regulatory affairs manager, in the amount of $140,000, Vincent F. Hedrick, senior vice president-sales and marketing, in the amount of $122,500, Riaz Ali, vice president-engineering, in the amount of $137,050, and $105,000 to each of Janice H. Pellar, Gary L. Stanford and Mark F. Sullivan, each of whom is a non-management director of Chadmoore.

Employment Agreements

      Chadmoore has entered into employment agreements with each of Messrs. Moore, Rhodes, Radusch and Hedrick and Ms. Sheradin. Under the terms of each of these employment agreements, the sale of assets to Nextel constitutes a change in ownership of Chadmoore. This means that if Chadmoore terminates or constructively terminates any of these officers’ employment within one year of the closing date of the asset sale or if any of these officers voluntarily terminates their employment with Chadmoore for specified reasons during that same period, the officer will be entitled to receive various benefits. Upon the completion of the asset sale, Chadmoore will cease the business of managing specialized mobile radio licenses and will, thereafter, exist only to dissolve and liquidate. This will result in an adverse change in each of these officers’ duties, which is a constructive termination under his or her employment agreement.

      The individuals specified above will, therefore, be entitled to receive the following benefits under the terms of their employment agreements:

•	a lump sum payment that is generally equal to 2.99 times the average annual compensation paid to these officers during the five tax-years ended prior to the closing of the asset sale or any shorter period that the officer has been employed by Chadmoore; and

•	if applicable, an additional payment equal to the amount of any excise taxes that are imposed on any amounts in excess of the lump sum payment plus the amount of any excise taxes and any federal, state or local income or payroll taxes that are imposed on the additional amounts (the effect of this provision is that Chadmoore will bear the cost of all excise taxes on any amounts in excess of the lump sum payment so that the net amount retained by each individual specified above after receiving the lump sum payment and any additional amounts and paying all excise taxes will be equal to the amount of the original lump sum payment).

      It is projected that payments will be made in the amount of $1,348,905 to Mr. Moore, $1,017,083 to Mr. Rhodes, $1,011,865 to Mr. Radusch, $518,266 to Mr. Hedrick and $332,650 to Ms. Sheradin.

Additional Stay-Put Cash Incentive Payments

      If any of Messrs. Moore, Rhodes or Radusch or Ms. Sheradin is asked by the Chadmoore board of directors to continue his or her employment until the end of the first year following the closing date of the asset sale, each of these persons has agreed to do so and Chadmoore will pay that person, in addition to his or her regular salary payments, a lump sum payment equal to his or her annual compensation at the end of the earlier of that one-year period or the termination of his or her employment. If made, it is projected that these lump sum payments will be in the amount of $225,000 to Mr. Moore, $175,000 to Mr. Rhodes, $175,000 to Mr. Radusch and $122,500 to Ms. Sheradin.

Trustees

      During the first year after the filing date of the articles of dissolution, Messrs. Moore, Rhodes and Radusch, the three trustees under the creditor liquidating trust, will receive only their compensation as executive officers of Chadmoore and will receive no separate compensation for serving as trustees. During the second year after the filing date of the articles of dissolution, so long as each of them continues to serve as a trustee under the creditor liquidating trust, each will be paid $7,500 per month, of which $5,000 will be paid currently and $2,500 will be deferred until the completion of that second year of service. During the third through fifth years of service, Mr. Rhodes will no longer serve as a trustee, and Mr. Moore will be paid $6,500 per month and Mr. Radusch will be paid $6,000 per month.

Letter Agreement with Recovery Equity Investors II

      Chadmoore has also entered into a restated letter agreement, dated as of November 16, 2001, with Recovery Equity Investors II, an affiliate of Chadmoore. Recovery Equity Investors II beneficially owns about 41.6% of the shares of Chadmoore common stock on a fully diluted basis. In order to secure Recovery Equity Investors II’s voting support of the asset sale and to resolve various issues arising out of the Investment Agreement, dated as of May 1, 1998, between Chadmoore and Recovery Equity Investors II:

•	Chadmoore has agreed that Recovery Equity Investors II, the sole holder of Chadmoore series C preferred stock, will receive in exchange for its shares of series C preferred stock, all accrued and unpaid dividends on those shares and one of its two warrants, the number of shares of Nextel common stock or cash it would have received had it exercised in full the warrant it is exchanging by using a portion of the stated value of the series C preferred stock to pay the warrant exercise price, plus the remaining stated value of the Chadmoore series C preferred stock and the amount of all accrued and unpaid dividends.

Because the stated value of the shares of Chadmoore series C preferred stock plus accrued and unpaid dividends as of February 28, 2002 (about two weeks after the assumed closing date of the asset sale) will be about $4.6 million, and the exercise price of the warrant is about $3.9 million, Recovery Equity Investors II will be entitled to shares of Nextel common stock with a value equal to the difference, which is about $706,000.

•	In addition, Chadmoore has agreed to permit Recovery Equity Investors II to exchange its second warrant allowing it to purchase up to about 9.8 million shares of Chadmoore common stock at an exercise price of $0.001 per share on a deemed net exercise basis directly for shares of Nextel common stock or cash. The number of shares of Nextel common stock or cash will be equal to the number of shares of Nextel common stock or cash that Recovery Equity Investors II would have received if it had exercised the warrant it is exchanging in full on a net exercise basis and received shares of Chadmoore common stock.

Because the number of shares issuable pursuant to the two warrants described above, as well as the aggregate exercise price of each of the warrants, is to be as agreed to by Chadmoore and Recovery Equity Investors II on the day preceding the closing date of the asset sale (based on the estimated total proceeds to distributed to the shareholders), it is impossible to determine definitively the value that Recovery Equity Investors II will receive pursuant to these warrants.

      If the shareholders approve the asset sale agreement and the dissolution and plan of liquidation, Nextel pays for the assets with shares of its common stock and the value of the shares of Nextel common stock issued in the asset sale equals 80% or more of the gross fair market value of all of the properties of Chadmoore, including the value of any Chadmoore properties not acquired by Nextel, Recovery Equity Investors II will loan to Chadmoore immediately prior to the closing of the asset sale $6.5 million in cash in exchange for a promissory note, which will be payable, at Recovery Equity Investors II’s option, no later than seven days after the closing date of the asset sale, in cash, together with a facility fee of $975,000, or, on the closing date of the asset sale, in the number of shares of Nextel common stock equal to 115% of the principal amount of the promissory note. In the event Recovery Equity Investors II elects to be paid in cash and Chadmoore fails to pay the cash amount within seven days after the closing, the debt will bear interest at 10% per annum. Recovery Equity Investors II has advised Chadmoore that it currently intends to elect payment in shares of Nextel common stock. About $5.2 million of the loan proceeds will be paid to Barclays Bank immediately prior to the closing of the asset sale to reduce the outstanding balance of the Barclays Bank indebtedness. If the closing of the asset sale does not occur, this promissory note will be payable in cash immediately upon demand by Recovery Equity Investors II, together with a facility fee of $975,000. If Chadmoore fails to pay this amount upon demand, the debt will bear interest at 10% per annum.

      If the asset sale does not qualify as a tax-free reorganization, Recovery Equity Investors II will not make the loan described above, but will be entitled to receive $543,700 in cash from Chadmoore immediately following the closing as a “make-whole” payment for its consent to the deemed net exercise of all outstanding options to acquire shares of Chadmoore common stock and the resulting reduction in shares of Chadmoore common stock issuable under the warrants to acquire shares of Chadmoore common stock held by Recovery Equity Investors II.

      Immediately following the closing of the asset sale, regardless of the tax treatment of the asset sale, Chadmoore will pay Recovery Equity Investors II all accrued and unpaid fees due under the Advisory Agreement, dated as of May 1, 1998, between Chadmoore and Recovery Equity Investors II, in the amount of about $338,500. In addition, Chadmoore has agreed to pay Recovery Equity Investors II an additional $364,600 in fees under the advisory agreement.

Other

      Recovery Equity Investors II has advised Chadmoore that it intends to seek reimbursement of some fees of its counsel related to the asset sale and the dissolution and liquidation, although the amount of those fees has not been quantified. As Chadmoore has not received the request, it is not able to take a position regarding the request and has made no commitment in regard thereto.

COMPARISON OF SHAREHOLDER RIGHTS

      The rights of the Chadmoore shareholders are governed by the Colorado Business Corporation Act, the Chadmoore articles of incorporation, as amended, and the Chadmoore bylaws, as amended. Assuming Nextel pays the purchase price for the assets in shares of its common stock, upon completion of the asset sale and the dissolution, you will receive shares of Nextel common stock. The rights of Nextel shareholders are governed by Delaware law, the Nextel certificate of incorporation, and the Nextel bylaws. The following discussion summarizes the material differences between the current rights of holders of Chadmoore common stock and holders of Nextel common stock. Additionally, the following discussion summarizes relevant provisions of Colorado law, Delaware law, the Chadmoore articles of incorporation and the Chadmoore bylaws, the Nextel certificate of incorporation and the Nextel bylaws.

      Nextel and holders of its capital stock have entered into agreements that may affect the rights of holders of Nextel common stock under its charter documents and Delaware law. Under these agreements, some significant holders of Nextel common stock have, under various circumstances, rights to designate nominees to be elected to the Nextel board of directors. See “— Election of Board of Directors.” In addition, the equity securities issued to Digital Radio under the terms of the Securities Purchase Agreement, dated April 4, 1995, as amended, among Nextel, Digital Radio L.L.C. and Craig O. McCaw, and the agreements relating to that transaction, grant to Digital Radio specified rights generally relating to corporate governance topics, including rights to designate a number of directors to the Nextel board of directors and rights of these directors to representation on the operations committee of the Nextel board of directors. See “— Terms of Nextel Preferred Stock.”

      The following is not intended to be a complete statement of the rights of holders of Nextel common stock under applicable Delaware law, the Nextel certificate of incorporation and the Nextel bylaws or a comprehensive comparison with the rights of holders of Chadmoore common stock under applicable Colorado law, the Chadmoore articles of incorporation and the Chadmoore bylaws, or a complete description of the specific provisions referred to in this proxy statement/prospectus. This summary is qualified in its entirety by reference to Delaware and Colorado law and the governing corporate instruments of Nextel and Chadmoore, to which holders of Chadmoore common stock are referred. Copies of these corporate documents will be sent to shareholders of Chadmoore upon request. See “Where You Can Find More Information.”

Authorized Capital Stock

      Nextel. Delaware law requires that a corporation’s certificate of incorporation set forth the total number of shares of all classes of capital stock that the corporation has authority to issue and a statement of the designations and the powers, preferences and rights and qualifications, limitations and restrictions of those shares. The Nextel certificate of incorporation provides that Nextel has the authority to issue about 2.23 billion shares of capital stock, which are currently divided into nine classes or series as follows:

•	2.06 billion shares of class A common stock, par value $0.001 per share, referred to as the common stock;

•	100 million shares of class B nonvoting common stock, par value $0.001 per share, referred to as the nonvoting common stock;

•	about 26.94 million shares of class A convertible redeemable preferred stock, stated value $36.75 per share, referred to as the class A preferred stock;

•	82 shares of class B convertible preferred stock, stated value $1.00 per share, referred to as the class B preferred stock;

•	about 26.94 million shares of class C convertible redeemable preferred stock, stated value $36.75 per share, referred to as the class C preferred stock;

•	1.6 million shares of series D preferred stock;

•	2.2 million shares of series E preferred stock;

•	800,000 shares of zero coupon convertible preferred stock; and

•	15.4 million shares of undesignated preferred stock.

      Delaware law permits a corporation’s certificate of incorporation to allow its board of directors to issue, without shareholder approval, series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. The Nextel certificate of incorporation grants this power to the Nextel board of directors with respect to the Nextel undesignated preferred stock.

      The rights, preferences, privileges and restrictions of each class of designated preferred stock are summarized in “— Terms of Nextel Preferred Stock” and the rights, preferences, privileges and restrictions of each class of common stock are summarized in “— Terms of Nextel Common Stock.”

      Chadmoore. Colorado law similarly requires that a corporation’s articles of incorporation prescribe the classes of shares and the number of shares of each class that the corporation is authorized to issue. The Chadmoore articles of incorporation provide that Chadmoore has authority to issue:

•	100 million shares of common stock, par value $0.001 per share; and

•	40 million shares of nonvoting preferred stock, par value $0.001 per share.

      Chadmoore has designated about 10.12 million shares as redeemable series C preferred stock. As permitted under Colorado law, the Chadmoore articles of incorporation grant authority to the Chadmoore board of directors to issue, without shareholder approval, series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. The Chadmoore articles of incorporation grant this power to the Chadmoore board of directors with respect to the Chadmoore undesignated preferred stock.

Terms of Nextel Common Stock

      Dividends. Subject to the declaration and payment of dividends upon the Nextel preferred stock at the time outstanding, to the extent of any preference to which that preferred stock is entitled, and after the provision for any sinking or purchase fund or funds for any series of the preferred stock has been complied with, the Nextel board of directors may declare and pay dividends on the common stock and the nonvoting common stock, payable in cash or other consideration, out of funds legally available. If dividends are declared on the common stock that are payable in shares of common stock, then dividends payable at the same rate in shares of nonvoting common stock must be declared on any outstanding shares of nonvoting common stock.

      Nextel has not paid any cash dividends on its common stock and does not plan to pay any cash dividends on its common stock for the foreseeable future.

      Liquidation, Subdivision, or Combination. In the event of any liquidation, dissolution or winding up of Nextel or upon the distribution of its assets, all assets and funds remaining after payment in full of Nextel debts and liabilities, and after the payment to holders of the then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among holders of the common stock and nonvoting common stock ratably. In no event will either common stock or nonvoting common stock be split, divided or combined unless the other is proportionately split, divided or combined.

      Convertibility of Nextel Nonvoting Common Stock into Nextel Common Stock. Upon the actual or expected occurrence of any voting conversion event, as described below, each share of nonvoting common stock that is being or has been distributed, disposed of or sold, or is expected to be distributed, disposed of or sold, in connection with that voting conversion event will be convertible at the option of the holder into one fully paid and nonassessable share of common stock. If any shares of nonvoting common stock are converted into shares of common stock in connection with a voting conversion event, however, and any of those shares of common stock are not actually distributed, disposed of or sold according to the voting conversion event, those shares of common stock that are not distributed, disposed of or sold will be promptly converted back into the same number of shares of nonvoting common stock.

      A “voting conversion event” means:

•	any public offering or public sale of securities of Nextel, including a public offering registered under the Securities Act of 1933 and a public sale under Rule 144 of the Securities and Exchange Commission or any similar rule then in force;

•	any sale of securities of Nextel to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, if, after that sale, that person or group of persons would in the aggregate own or control securities that possess in the aggregate the ordinary voting power to elect a majority of the Nextel board of directors, provided that the sale has been approved by the Nextel board of directors or a committee of the board of directors;

•	any sale of securities of Nextel to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, if, after that sale, that person or group of persons in the aggregate would own or control securities, excluding any nonvoting common stock being converted and disposed of in connection with a voting conversion event, that possess in the aggregate the ordinary voting power to elect a majority of the Nextel board of directors;

•	any sale of securities to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, if, after that sale, that person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent of the outstanding securities of any class of Nextel voting securities; and

•	any distribution, disposition or sale of any Nextel securities to a person or group of persons, within the meaning of the Securities Exchange Act of 1934, in connection with a merger, consolidation or similar transaction if, after that transaction, that person or group of persons will own or control securities that constitute in the aggregate the ordinary voting power to elect a majority of the surviving corporation’s directors, provided that the transaction has been approved by the Nextel board of directors or a committee of the board of directors.

Terms of Nextel Preferred Stock

      Under the terms of the Securities Purchase Agreement, dated April 4, 1995, as amended, among Nextel, Digital Radio L.L.C. and Craig O. McCaw, Nextel issued to Digital Radio about 8.2 million shares of class A preferred stock (of which about 7.7 million were outstanding on September 30, 2001), each with a stated value of $36.75 per share, and 82 shares of class B preferred stock. These shares of class A preferred stock are convertible, in specified circumstances, into an equal number of shares of class C preferred stock. The currently outstanding shares of class A preferred stock and any shares of class C preferred stock issued upon conversion are convertible into about 46.2 million shares of common stock in the aggregate, and the class B preferred stock is convertible into 82 shares of common stock. In addition, Nextel has issued shares of the series D preferred stock, the series E preferred stock and the zero coupon convertible preferred stock. Some of the significant terms of each class and series of preferred stock are summarized below.

      Class A Preferred Stock. The class A preferred stock is the primary mechanism for providing Digital Radio with the corporate governance rights contemplated by the securities purchase agreement entered into with Mr. McCaw. Holders of shares of class A preferred stock, voting separately as a class, are entitled to elect three members of the Nextel board of directors or, if the board of directors has greater than three members, the number of directors, rounded up to the nearest whole number, equal to 25% of the entire board of directors, referred to as the “class A directors”. For so long as the operations committee of the Nextel board of directors is in existence and holders of class A preferred stock are entitled to elect directors, Digital Radio is entitled to have a majority of the members of the operations committee represented by class A directors or directors designated by Digital Radio under the terms of the class B preferred stock or the securities purchase agreement. With respect to matters other than the election of directors, shares of class A preferred stock vote together as a class with shares of common stock and each share of class A preferred stock is entitled to a number of votes equal to the number of shares of common stock into which that share is convertible.

      The operations committee consists of five members, three of whom are entitled to be selected from among Digital Radio’s representatives on the board of directors, as described above. The operations committee has the authority to formulate key aspects of Nextel’s business strategy, including decisions relating to the technology Nextel uses, subject to existing equipment purchase agreements; acquisitions; the creation and approval of operating and capital budgets and marketing and strategic plans; approval of financing plans; endorsement of nominees to the board of directors; and nomination and oversight of specified executive officers. If a majority of the members of the board of directors who are independent of Mr. McCaw vote to override actions taken or proposed to be taken by the operations committee, there are no consequences to Nextel. If the Nextel board of directors acts to revoke or terminate the operations committee, a $25 million liquidated damages payment must be made to Digital Radio, except in specified circumstances. The securities purchase agreement, the Nextel certificate of incorporation, and the Nextel bylaws also delineate a number of circumstances, chiefly involving or resulting from specified events with respect to Digital Radio or Mr. McCaw, in which the operations committee could be terminated by action of the board of directors but the liquidated damages payment would not be required. Shares of class A preferred stock are entitled to dividends only to the extent declared or paid with respect to common stock, in amounts equal to the amounts that would be received had the class A preferred stock been converted into common stock. Upon liquidation, dissolution or winding up of Nextel, holders of class A preferred stock are entitled to receive a liquidation preference equal to the stated value of the class A preferred stock plus any accrued but unpaid dividends.

      Each share of class A preferred stock is convertible at the election of the holder into six shares of common stock, subject to specified adjustments. Upon the occurrence of specified events, including the failure of Digital Radio, Mr. McCaw and his controlled affiliates to own at least 5% of the voting power of Nextel’s equity security, the shares of class A preferred stock are automatically converted into shares of common stock. In addition, shares of class A preferred stock are automatically converted into shares of class C preferred stock on a one-for-one basis upon the occurrence of specified events, including the reduction of Digital Radio’s ownership interest in the class A preferred stock below 51% of the then outstanding class A preferred stock or foreclosure by a secured party upon shares of class A preferred stock pledged to that secured party. Shares of class A preferred stock are also redeemable at Nextel’s option upon the occurrence of specified events constituting a change in control, as defined in the terms of Nextel’s certificate of incorporation, at a redemption price equal to the stated value of the class A preferred stock plus the amount of any accrued or declared but unpaid dividends on the class A preferred stock.

      Class B Preferred Stock. The purpose of the class B preferred stock is to provide a protection for Digital Radio’s right to proportionate representation on the Nextel board of directors, to the extent not provided by Digital Radio’s ownership of class A preferred stock, and to establish a mechanism for the payment of the $25 million liquidated damages payment contemplated by the securities purchase agreement if the Nextel board of directors takes specified actions with respect to the operations committee that give rise to this payment. Shares of class B preferred stock are automatically converted on a one-for-one basis to shares of common stock if Digital Radio’s equity interest in Nextel falls below 5% or if specified transfers of class B preferred stock occur.

      Class C Preferred Stock. The purpose of the class C preferred stock is to protect the economic attributes of the class A preferred stock if specified events resulting in the termination of the corporate governance rights associated with the class A preferred stock occur. The terms of the class C preferred stock are substantially the same as the terms of the class A preferred stock except that holders of class C preferred stock have no special voting rights in the election of directors, including the appointment of directors to the operations committee.

      Series D Preferred Stock. The series D preferred stock ranks equally with the series E preferred stock and the zero coupon convertible preferred stock in all respects, and ranks equally with the class A preferred stock, the class B preferred stock and the class C preferred stock in all respects except that it is junior with respect to the $25 million cash payment on the class B preferred stock discussed above. The circumstances under which this payment must be made are described above. Dividends on the series D preferred stock are cumulative at 13% per year and are payable quarterly in cash or, on or before July 15, 2002, at Nextel’s sole option, in additional shares of series D preferred stock. The series D preferred stock is mandatorily redeemable on July 15, 2009. It may be redeemed at specified prices in whole or in part at Nextel’s option after December 15, 2005 and, in specified circumstances, after July 15, 2002. The series D preferred stock is also exchangeable, in whole but not in part, at Nextel’s option at any time after December 15, 2005, and sooner in some circumstances, into subordinated exchange debentures.

      Series E Preferred Stock. The series E preferred stock ranks equally with the series D preferred stock and the zero coupon convertible preferred stock in all respects, and ranks equally with the class A preferred stock, the class B preferred stock and the class C preferred stock in all respects except that it is junior with respect to the $25 million cash payment on the class B preferred stock discussed above. The circumstances under which this payment must be made are described above. Dividends on the series E preferred stock are cumulative at 11.125% per year and are payable quarterly in cash or, on or before February 15, 2003, at Nextel’s sole option, in additional shares of series E preferred stock. The series E preferred stock is mandatorily redeemable on February 15, 2010. It may be redeemed at specified prices in whole or in part at Nextel’s option after December 15, 2005 and, in specified circumstances, after February 15, 2003. The series E preferred stock is also exchangeable, in whole but not in part, at Nextel’s option at any time after December 15, 2005, and sooner in some circumstances, into subordinated exchange debentures.

      Zero Coupon Convertible Preferred Stock Due 2013. The zero coupon convertible preferred stock ranks equally with the series D preferred stock and the series E preferred stock in all respects, and ranks equally with the class A preferred stock, the class B preferred stock, and the class C preferred stock in all respects except that it is junior with respect to the $25 million cash payment on the class B preferred stock discussed above. The circumstances under which this payment must be made are described above. The zero coupon convertible preferred stock had an initial liquidation preference of $253.675 per share. No dividends are payable with respect to the zero coupon convertible preferred stock; however, the liquidation preference accretes from the issuance date at an annual rate of 9.25% compounded quarterly. The zero coupon convertible preferred stock is convertible at the option of the holders before redemption or maturity into common stock at a conversion rate of 19.4882 shares of common stock per share of zero coupon convertible preferred stock, subject to adjustment upon the occurrence of specific events. The zero coupon convertible preferred stock is redeemable at Nextel’s option beginning December 23, 2005 and may be tendered by the holders for acquisition by Nextel on December 23, 2005 and 2008. The zero coupon convertible preferred stock is mandatorily redeemable on December 23, 2013 at the fully accreted liquidation preference of $1,000 per share. Nextel may elect, subject to the satisfaction of specific requirements, to pay any redemption or tender price with common stock.

Terms of Chadmoore Common Stock

      Dividends. Subject to the declaration and payment of unpaid dividends upon the shares of Chadmoore preferred stock at the time outstanding to the extent of any preference to which that preferred stock is entitled, and assuming that no event has occurred requiring Chadmoore to redeem shares of Chadmoore preferred stock to the extent any redemption is required, the Chadmoore board of directors may, subject to the required approval of holders of Chadmoore preferred stock, declare and pay dividends on Chadmoore common stock, payable in cash or other consideration, out of funds legally available. No dividends may be paid or declared with respect to any other class or series of Chadmoore stock unless the full amount of all accrued and unpaid dividends on the series C preferred stock have been paid and, if an event requiring redemption has occurred, all shares of series C preferred stock tendered for redemption have been redeemed.

      Liquidation. In the event of any liquidation, dissolution or winding up of Chadmoore, or upon the distribution of its assets, all assets and funds remaining after payment in full of Chadmoore debts and liabilities, and after the payment to holders of the then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among holders of the common stock.

Terms of Chadmoore Preferred Stock

      Under the terms of the Investment Agreement, dated as of May 1, 1998, among Chadmoore and Recovery Equity Investors II, Chadmoore issued to Recovery Equity Investors II about 10.12 million shares of series C preferred stock, all of which shares were outstanding as of September 30, 2001. The shares of series C preferred stock are senior to shares of Chadmoore common stock, the only other outstanding class of Chadmoore stock.

      Redemption. Shares of series C preferred stock are redeemable at the option of each holder at any time after the earlier of May 1, 2003, the date that shares of Chadmoore common stock are listed on a national securities exchange, and the closing of an equity financing that results in gross proceeds to Chadmoore of in excess of $2 million, at a redemption price equal to the $0.3953 stated value of the series C preferred stock plus the amount of any accrued and unpaid dividends on the series C preferred stock.

      Dividends. Dividends equal to 4% of the stated value of the series C preferred stock accumulate and accrue from the date of issuance of the series C preferred stock, and unpaid dividends, whether or not declared, compound annually. No dividends may be paid or declared with respect to any other class or series of Chadmoore stock unless the full amount of all unpaid dividends on the series C preferred stock have been paid and all shares of series C preferred stock tendered for redemption have been redeemed.

      Liquidation Preference. In the event of a liquidation, dissolution or winding up of Chadmoore, no distributions may be made to holders of any other class or series of Chadmoore stock unless holders of the series C preferred stock have received an amount per share equal to the stated value of the series C preferred stock plus the amount of any accrued and unpaid dividends on the series C preferred stock.

      Voting Rights. Except as required under Colorado law, and except for certain consent rights as described below, holders of the series C preferred stock are not entitled to vote on any matter.

      Consents. During the period that any shares of series C preferred stock are outstanding, Chadmoore may not, without the written consent of holders of at least a majority of the outstanding shares of series C preferred stock, take any of the following actions:

•	amend its articles of incorporation in a manner that adversely affects the rights, preferences and privileges of the series C preferred stock;

•	issue any securities that are senior or on parity with the series C preferred stock, except for issuances upon the exercise of options granted with the approval of holders of the series C preferred stock.

•	issue any shares of Chadmoore preferred stock;

•	increase or decrease the aggregate number of authorized shares of Chadmoore common stock or preferred stock or increase or decrease the par value of Chadmoore’s preferred stock;

•	enter into any merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or similar transaction resulting in a change of voting control of Chadmoore or resulting in a sale of all or a material portion of the assets of Chadmoore, unless holders of the series C preferred stock receive at least $0.3953 per share of series C preferred stock plus the amount of any accrued and unpaid dividends on the series C preferred stock in that transaction; or

•	make a payment of dividends or other distribution to holders of any other class or series of stock junior to the series C preferred stock provided Chadmoore may issue shares of a new preferred stock in accordance with a warrant as contemplated by an agreement with Recovery Equity Investors II, dated May 1, 1998.

Voting Groups

      Nextel. Delaware law has no provision for voting groups.

      Chadmoore. Under Colorado law, the Chadmoore shareholders are entitled to vote in voting groups under given circumstances. A voting group consists of all the shares of one or more classes or series that, under the Chadmoore articles of incorporation or under Colorado law, are entitled to vote and be counted together collectively on a matter at a meeting of shareholders. If multiple voting groups are entitled to vote on a matter, favorable action on the matter is taken only when it is duly approved by each voting group. Although the Chadmoore common stock is the only issued and outstanding voting stock of Chadmoore and the Chadmoore articles of incorporation do not provide for voting by voting groups, any other class or series of capital stock that may be issued by Chadmoore in the future is entitled to vote separately as a voting group under Colorado law in connection with some amendments to the Chadmoore articles of incorporation and some plans of merger and share exchange. See “— Amendments to the Articles or Certificate of Incorporation.”

Cumulative Voting

      Nextel. Under Delaware law, in an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all of these votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at that meeting. Under Delaware law, cumulative voting in the election of directors is not mandatory but is a permitted option if provided for in the certificate of incorporation. The Nextel certificate of incorporation does not provide for cumulative voting in the election of directors.

      Chadmoore. Under Colorado law, if cumulative voting is not desired in the election of directors, a statement to that effect must be made in the articles of incorporation. If the statement is not made, cumulative voting will be mandatory in the election of directors, subject to the cumulative voting procedures set forth under Colorado law. The Chadmoore articles of incorporation expressly state that cumulative voting will not be allowed in the election of directors.

Voting Rights Generally

      Nextel. Delaware law states that, unless a corporation’s certificate of incorporation or bylaws specifies otherwise:

•	each share of its capital stock is entitled to one vote;

•	a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a shareholders meeting; and

•	in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the act of the shareholders.

      As described in “— Terms of Nextel Preferred Stock,” holders of Nextel class A preferred stock and Nextel class B preferred stock issued in the Digital Radio transaction are entitled to elect a specified number of directors to the Nextel board of directors.

      Except as required by law with respect to shares of each of class A preferred stock, class B preferred stock and class C preferred stock, and except with respect to matters as to which shares of a class or series of preferred stock vote separately as a class, holders of the common stock are entitled to one vote per share on all matters to be voted on by Nextel’s shareholders. Holders of the nonvoting common stock have no right to vote on any matters to be voted on by the shareholders, except as follows and as otherwise required by law. Holders of the nonvoting common stock do have the right to vote as a separate class, with each share having one vote, on:

•	any merger, consolidation, reorganization or reclassification of Nextel or Nextel shares of capital stock;

•	any amendment to the Nextel certificate of incorporation; or

•	any liquidation, dissolution or winding up of Nextel,

in which shares of the nonvoting common stock would be treated differently than shares of the common stock, other than an event listed above in which the only difference in the treatment is that holders of the common stock would be entitled to receive equity securities with full voting rights, and holders of the nonvoting common stock would be entitled to receive equity securities that have voting rights substantially identical to the voting rights of the nonvoting common stock and are convertible in connection with any voting conversion event, as defined above, on a share for share basis, into the voting securities to which holders of the common stock are entitled.

      Holders of the Nextel series D preferred stock, series E preferred stock and zero coupon convertible preferred stock have no voting rights except as provided by law or by the Nextel certificate of incorporation. In the event, however, of specified defaults, these holders will have the right to elect two directors to the Nextel board of directors. See “— Election of Board of Directors.”

      Chadmoore. Generally, under Colorado law, each outstanding share, regardless of class, is entitled to one vote, and each fractional share is entitled to a corresponding fractional vote, on each matter voted on at a shareholders’ meeting. Under the Chadmoore articles of incorporation, only shares of Chadmoore common stock are entitled to vote. Holders of the Chadmoore series C preferred stock have no voting rights except as provided by law or by the Chadmoore articles of incorporation. Unless otherwise provided by law or in the articles of incorporation, a majority of the votes entitled to be cast on a matter by the voting group constitutes a quorum of that voting group for action on that matter. The Chadmoore articles of incorporation do not otherwise provide.

Amendments to the Articles or Certificate of Incorporation

      Nextel. Delaware law allows amendment of a corporation’s certificate of incorporation if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability, and the shareholders thereafter approve the proposed amendment. The proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote. Holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment if the amendment would increase or decrease the aggregate number of authorized shares of that class, increase or decrease the par value of the shares of that class or alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment. Under Delaware law, a corporation’s certificate of incorporation also may require the vote of a greater number or proportion than is required by Delaware law.

      The Nextel certificate of incorporation does not contain provisions requiring a vote greater than that specified in Delaware law to amend the Nextel certificate of incorporation.

      Chadmoore. Under Colorado law, an amendment to the Chadmoore articles of incorporation, with exceptions for routine amendments, must be proposed by the Chadmoore board of directors or by holders of shares representing at least ten percent of all of the votes entitled to be cast on the amendment and must then be approved by the vote of more shares than are cast against the proposal within the voting groups entitled to vote on the amendment. Under Colorado law, if shareholder voting is required, holders of shares of a class are entitled to vote as a separate voting group on any amendment of the Chadmoore articles of incorporation that would:

•	increase or decrease the aggregate number of authorized shares of the class;

•	effect an exchange or reclassification of all or part of the shares of the class into shares of another class;

•	effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class;

•	change the designation, preferences, limitations, or relative rights of all or part of the shares of the class;

•	change the shares of all or part of the class or series into a different number of shares of the same class;

•	create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the class;

•	increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolutions that are prior, superior, or substantially equal to the shares of the class;

•	limit or deny an existing preemptive right of all or part of the shares of the class; or

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class.

Amendments to Bylaws

      Nextel. Under Delaware law, the power to adopt, amend or repeal a corporation’s bylaws resides with the shareholders, and with the directors of the corporation if conferred upon the board of directors by the certificate of incorporation. As permitted under Delaware law, the Nextel certificate of incorporation authorizes the Nextel board of directors to make, alter, amend or repeal the Nextel bylaws without any action on the part of the shareholders.

      Chadmoore. Under Colorado law, the board of directors of a corporation may amend the bylaws at any time unless the Colorado Business Corporation Act or the articles of incorporation reserve that power exclusively to the shareholders. The Chadmoore bylaws provide that the bylaws may be amended, supplemented or repealed by the Chadmoore board of directors. However, Colorado law provides that shareholders may amend the bylaws even though they may also be amended by the board of directors.

Vote Required for Merger and Other Transactions

      Nextel. Under Delaware law, an agreement of merger or a sale, lease or exchange of all or substantially all of Nextel’s assets must be approved by the Nextel board of directors and then adopted by holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon. The certificate of incorporation of a Delaware corporation may provide for a greater vote, however, the Nextel certificate of incorporation does not contain any similar provision.

      Chadmoore. Under Colorado law, except for some specific situations, a plan of merger or share exchange or a transaction involving the sale, lease, exchange or other disposition of all or substantially all of a corporation’s property, other than in the usual and regular course of business, must be adopted by the board of directors and then approved by each voting group entitled to vote separately on the plan, share exchange or transaction by holders of a majority of all the votes entitled to be cast on the plan, share exchange or transaction by that voting group. Unless the articles of incorporation of a corporation that was in existence on or before June 30, 1994, require otherwise, a plan of merger, share exchange or other disposition of all or substantially all of its assets that requires shareholder approval must be approved by two-thirds of all votes entitled to be cast on the plan by each voting group.

      Colorado law requires separate voting by voting groups on:

•	a plan of merger if the plan contains a provision that, if contained in an amendment to the articles of incorporation, would require action by separate voting groups;

•	a plan of share exchange by each class or series of shares included in the share exchange, with each class or series constituting a separate voting group; and

•	a disposition of all or substantially all of its assets of a corporation in connection with its dissolution.

      The articles of incorporation of Chadmoore provide that no greater than a majority vote is required for any action to be taken by the shareholders.

Directors

      Nextel. Under Delaware law, unless a corporation’s certificate of incorporation specifies the number of directors, the number shall be fixed by its bylaws. If a corporation’s certificate of incorporation expressly authorizes its board of directors to amend its bylaws, its board of directors may change the authorized number of directors by an amendment to the corporation’s bylaws. If the certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation.

      The Nextel bylaws require that the number of members of the Nextel board of directors will be established from time to time by resolution of the Nextel board of directors or by the shareholders. Nextel is a party to various agreements with some of its shareholders that entitle specified shareholders to name nominees to be elected to the Nextel board of directors and might require Nextel to increase the size of the Nextel board of directors. See “— Election of Board of Directors.” Under the terms of the Digital Radio transaction, Nextel cannot increase the size of the Nextel board of directors to greater than 16 members. The number of directors on the Nextel board of directors is currently ten.

      Chadmoore. Under Colorado law, the number of members of the board of directors is fixed by the corporation’s bylaws. The Chadmoore articles of incorporation require that the number of directors will be fixed by the Chadmoore bylaws. The Chadmoore bylaws provide that the Chadmoore board of directors will consist of seven members. The number of directors on the Chadmoore board of directors is currently seven.

Classification of Board of Directors

      Nextel. A classified board of directors is one with respect to which a designated number of directors, but not necessarily all, are elected on a rotating basis each year. Under Delaware law, classification of a board of directors is permitted but not required; therefore, the directors may be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Nextel certificate of incorporation divides the members of the Nextel board of directors into three classes, as nearly equal in number as possible. Each class of directors is elected for a staggered three-year term to the Nextel board of directors. Digital Radio has the right, as holder of all outstanding shares of class A preferred stock, to elect not less than 25% of the total number of members of the Nextel board of directors (or three directors, if greater). The Nextel bylaws provide that directors elected by holders of class A preferred stock shall be allocated as evenly as possible among the classes of directors.

      Chadmoore. Under Colorado law, classification of a board of directors is permitted but not required; therefore, the directors may be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. Chadmoore does not have a classified board of directors. Each Chadmoore director is elected at the annual meeting of the shareholders or at a special meeting called for that purpose.

Election of Board of Directors

      Nextel. Delaware law requires that a corporation’s directors be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors. Additionally, with respect to Nextel, shares of class A preferred stock and class B preferred stock have certain rights to vote separately as a class to elect members of the Nextel board of directors. See “— Terms of Nextel Preferred Stock.” Under Delaware law, shareholders of a corporation cannot elect directors by cumulative voting unless the corporation’s certificate of incorporation so provides. The Nextel certificate of incorporation does not provide for cumulative voting. See “— Voting Rights Generally.”

      Nextel has entered into agreements with specified shareholders that permit these shareholders to designate nominees to be elected to the Nextel board of directors.

      Under the terms of the Agreement and Plan of Contribution, dated August 4, 1994, as amended, relating to the Motorola’s investment in Nextel, Motorola is entitled to designate two directors, although currently Motorola has only designated one these directors. Under the terms of the Securities Purchase

Agreement, dated August 4, 1995, Digital Radio is currently entitled to nominate three designees for appointment to the Nextel board of directors or, if greater than three, the number of directors equal to 25% of the Nextel board of directors.

      Chadmoore. Under Colorado law, unless a corporation’s articles of incorporation provide otherwise, all shareholders are entitled to vote in an election of directors, and the candidates having the highest number of votes cast in favor of their election are elected to the board of directors. Under Chadmoore’s articles of incorporation holders of Chadmoore series C preferred stock are not entitled to vote in an election of directors. Colorado law further provides that, for corporations formed after 1958, the shareholders’ rights to cumulate votes in an election of directors may be eliminated by placing a statement to that effect in the corporation’s articles of corporation. Chadmoore’s articles of incorporation provide that the Chadmoore shareholders are not entitled to cumulative voting.

      The Shareholders Agreement between Chadmoore, Recovery Equity Investors II, and Robert W. Moore, Chadmoore’s president and chief executive officer, requires these persons to take all actions necessary to cause the Chadmoore board of directors to consist of the following individuals:

•	two individuals to be designated by Recovery Equity Investors II;

•	two individuals to be designated by the chief executive officer of Chadmoore; and

•	two or three individuals to be designated by a majority of the Chadmoore board of directors who must not be an officer or director or otherwise affiliated with Chadmoore or one of its affiliates.

Removal of Directors

      Nextel. In general, under Delaware law, any or all of the directors of a corporation may be removed, with or without cause, by vote of holders of a majority of the shares then entitled to vote at an election of directors, except that Delaware law authorizes removal of a member of a classified board of directors by the shareholders only for cause.

      Chadmoore. Under Section 7-108-108 of Colorado law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that the directors may be removed only for cause. A director may be removed only if:

•	the number of votes cast in favor of removal exceeds the number of votes cast against removal; and

•	a meeting of shareholders is called for the purpose of removing him or her, and the meeting notice states that the purpose, or one of the purposes, of the meeting is the removal of a director.

      Under the Chadmoore bylaws, a member of the Chadmoore board of directors may be removed by the shareholders of the voting group that elected the director, with or without cause, at a meeting called for that purpose.

      Under Section 7-108-109 of Colorado law, a director may be removed by the district court of the county in Colorado in which Chadmoore’s principal or registered office is located, in a proceeding commenced either by Chadmoore or by the Chadmoore shareholders holding at least ten percent of the outstanding shares of any class, if the court finds that the director engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to Chadmoore and that removal is in Chadmoore’s best interests.

Newly Created Directorships and Vacancies

      Nextel. Under Delaware law and the Nextel bylaws, subject to the rights granted to holders of class A preferred stock and class B preferred stock, newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Unless displaced sooner, a director chosen in this manner will hold office until the next annual election and until his or her successor is duly elected and qualified.

      Chadmoore. Under Colorado law and the Chadmoore bylaws, vacancies in the Chadmoore board of directors, including any vacancy effected by an increase in the number of directors on the Chadmoore board of directors, may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by an election at an annual meeting or special meeting of shareholders called for that purpose. A vacant office held by a director that is required to be elected by a voting group, may only be filled by an affirmative vote of a majority of the remaining directors who were elected by the same voting group as the departing director or by holders of shares of that voting group. A director will hold office until the next annual meeting of shareholders and, thereafter, until his or her successor shall have been elected and qualified.

Certain Limitations Related to the Digital Radio Transaction

      With respect to specified provisions of the Nextel certificate of incorporation and the Nextel bylaws amended upon consummation of the Digital Radio investment, any future actions proposed to be taken in the nature of modifications to or affecting these provisions may require the consent, approval or vote of Digital Radio and/or its affiliates, in addition to any required Nextel shareholder or Nextel board of directors action.

Limitation of Director’s Liability

      Nextel. Delaware law provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its shareholders, except that a corporation cannot limit or eliminate a director’s liability for:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

      The Nextel certificate of incorporation provides that, to the fullest extent provided by law, a director will not be personally liable for monetary damages to the corporation or its shareholders for breach of his or her fiduciary duty as a director.

      Chadmoore. As permitted by Colorado law, the Chadmoore articles of incorporation eliminate or limit the personal liability of a director to Chadmoore or its shareholders for monetary damages based on his or her breach of fiduciary duty, except that a director’s liability cannot be eliminated or limited for:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	acts of the directors as specified in Section 7-108-403 of Colorado law which section relates to unlawful distributions to shareholders; or

•	any transaction from which the director directly or indirectly derived an improper personal benefit.

      In addition to available common law rights and protections, the Chadmoore articles of incorporation provide that no Chadmoore officer or director will be personally liable for any injury to any person or property arising out of a tort committed by an employee of Chadmoore unless the officer or director was personally involved in the situation giving rise to the injury or unless the officer or director committed a criminal offense.

Indemnification of Directors and Officers

      Nextel. Delaware law does not permit a corporation to indemnify directors against judgments in actions brought by or in the right of the corporation in which the director was adjudged liable to the corporation and extends this limitation to indemnification of officers. However, Delaware law does permit indemnification for reasonable expenses in these situations if the indemnification is ordered by a court.

      Under Delaware law, directors and officers as well as other individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In addition, Delaware law permits the corporation to advance expenses upon a written undertaking for their repayment if the person receiving the advance is not ultimately entitled to indemnification. Delaware law specifies that the statutory provisions are not exclusive of other rights to indemnification or advancement of expenses that may be provided by bylaws, agreements, votes of shareholders or disinterested directors, or otherwise.

      The Nextel certificate of incorporation and bylaws provide to directors and officers indemnification to the full extent provided by law; therefore, the directors and officers of Nextel will have all the protections available to directors and officers of Delaware corporations. The Nextel certificate of incorporation provides that, to the full extent provided by law, a director will not be personally liable for monetary damages to the corporation for which he acts as a director or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the corporation. Article VII of the Nextel bylaws also provides that expenses incurred by a person in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director or officer must be paid in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay this amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Nextel as authorized by relevant Delaware law.

      Chadmoore. Colorado law provides that a Colorado corporation such as Chadmoore may indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, an officer, employee or other agent of the corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability, and loss reasonably incurred by any indemnitee in that connection. If the Colorado Business Corporation Act requires, an advancement of expenses incurred by an indemnitee will be made only upon delivery to the corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the person did not meet the required standard of conduct.

      Article X of Chadmoore’s articles of incorporation provides that, subject to the provisions of the Colorado Corporation Code (the predecessor to the Colorado Business Corporation Act), Chadmoore may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, employee, fiduciary, or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with an action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, no indemnification shall be made in respect of any claim, issue, or matter as to which that person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which that action or suit was brought determines upon application that, despite the adjudication of liability, in view of all circumstances of the case, that person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.

Special Meeting of Shareholders; Action by Consent

      Nextel. Under Delaware law, special meetings of shareholders of a corporation may be called by its board of directors and by any person authorized to do so by its certificate of incorporation or bylaws. Under the Nextel bylaws, special meetings of the shareholders, for any purpose, unless otherwise prescribed by statute or by the Nextel certificate of incorporation, may be called by the president and will be called by the president or secretary at the request in writing of a majority of the Nextel board of directors or at the request in writing of shareholders owning a majority of the capital stock of Nextel issued and outstanding and entitled to vote. Any written request of the shareholders shall state the purposes of the proposed meeting.

      Under Delaware law, any action by a corporation’s shareholders must be taken at a meeting of the shareholders, unless a consent in writing setting forth the action so taken is signed by the shareholders having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Actions by written consent, however, may not be taken if otherwise provided in the certificate of incorporation. The Nextel certificate of incorporation provides that, subject to certain rights granted to any class or series of stock having a preference over shares of Nextel common stock (the shares of Nextel class A preferred stock, class B preferred stock and class C convertible redeemable preferred stock have the right, as to matters upon which they are entitled to vote separately as a class, to take the action by written consent in lieu of a meeting) and Nextel non-voting common stock, any action required or permitted to be taken by Nextel shareholders must be effected at a duly called annual or special meeting of Nextel shareholders and may not be effected by any consent in writing of these shareholders.

      Chadmoore. Under Colorado law special meetings of shareholders may be called by the board of directors of the corporation or any person authorized by the bylaws or holders of shares representing at least ten percent of the votes entitled to be cast. Under the Chadmoore bylaws, a special meeting of the shareholders of Chadmoore may be called for any purpose by the Chadmoore board of directors, the chairman of the board of directors or the president, and must be called upon written request of holders of not less than ten percent of all of the votes entitled to be cast on any issue to be determined at the meeting. Under Colorado law, unless the Chadmoore articles of incorporation require that action be taken at a shareholders meeting, any action required or permitted to be taken at a shareholders meeting may be taken without a meeting if all of the shareholders entitled to vote consent to the action in writing.

Business Combinations Involving a Change of Control

      Nextel. Delaware law generally requires approval of any reorganization, consolidation or sale of substantially all the assets of a corporation by a vote of holders of a majority of all outstanding shares entitled to vote on the transaction; however, the certificate of incorporation may provide for a greater vote. The Nextel certificate of incorporation does not contain any provisions to alter the effect of Delaware law in this regard.

      Chadmoore. Colorado law generally requires approval of any merger, share exchange or sale of substantially all the assets of a corporation by a vote of holders of a majority of all outstanding shares entitled to vote on the transaction; however, the articles of incorporation, the bylaws or the board of directors may require a greater vote. Separate voting by voting groups is required in the case of a plan of merger, if the plan contains a provision that amends the articles of incorporation and Colorado law requires that this amendment of the articles be approved by separate voting of voting groups. Neither the Chadmoore articles of incorporation nor the Chadmoore bylaws contain any special provisions regarding business combinations involving a change of control.

Anti-takeover Provisions

      Nextel. Delaware law prohibits some transactions between a Delaware corporation, the shares of which are quoted on a national securities exchange, or authorized for quotation on the Nasdaq Stock Market or are held of record by more than 2,000 shareholders and an “interested shareholder,” unless the certificate of incorporation of the corporation contains a provision expressly electing not to be governed by this prohibition. The Nextel certificate of incorporation does not contain a provision electing not to be governed by this prohibition. An “interested shareholder” generally includes a person that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of the corporation together with the person’s affiliates and associates. The provision prohibits particular business combinations between an interested shareholder and a corporation for a period of three years after the date the interested shareholder became an interested shareholder, unless:

•	the business combination is approved by the corporation’s board of directors prior to the date the shareholder became an interested shareholder;

•	the interested shareholder acquired at least 85% of the voting stock of the corporation in the transaction in which the shareholder became an interested shareholder; or

•	the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding stock that is not owned by the interested shareholder.

      It is anticipated that these provisions of Delaware law may encourage companies interested in acquiring Nextel to negotiate in advance with the board of directors since the shareholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder.

      Chadmoore. Colorado law does not have a comparable statute.

Dissenters’ Rights

      Nextel. Generally, shareholders of a Delaware corporation who object to mergers or consolidations of the corporation are entitled to appraisal rights, requiring the surviving corporation to pay the “fair value” of the dissenting shares. There are, however, no statutory rights of appraisal with respect to shareholders of a Delaware corporation whose shares of stock are either:

•	quoted on a national securities exchange or The Nasdaq Stock Market; or

•	held of record by more than 2,000 shareholders.

      In addition, no appraisal rights shall be available for any shares of stock of a surviving corporation in a merger if the merger did not require the approval of the shareholders of the corporation. Further, Delaware law does not provide appraisal rights to shareholders who dissent from the sale of all or substantially all of the corporation’s assets, unless the certificate of incorporation provides otherwise. The Nextel certificate of incorporation does not provide shareholders with appraisal rights. Because Nextel shares are traded on The Nasdaq Stock Market, holders of Nextel common stock may not be entitled to appraisal rights in certain circumstances.

      Chadmoore. Generally, under Colorado law, shareholders who comply with Sections 7-113-202 and 7-113-204 of Colorado law, whether or not entitled to vote, are entitled to dissent from mergers, share exchanges, sales of assets and the like and obtain payment for the “fair value” of the shareholder’s shares, including interest. Section 7-113-101(4) of Colorado law defines the term “fair value,” with respect to a dissenters’ shares, to mean the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable. Dissenters’ appraisal rights are triggered in the event of consummation of:

•	a plan of merger to which the corporation is a party, if approval by shareholders is required for the merger or if the corporation is a subsidiary that is merged with its parent corporation;

•	a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

•	a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation, if a shareholder vote is required for the disposition under Colorado law; or

•	a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the corporation’s shareholders are entitled to vote on the consent of the corporation to the disposition pursuant to Section 7-112-102 of Colorado law.

      Shareholders are not entitled to dissenters’ appraisal rights if their shares are quoted on a national securities exchange or on The Nasdaq Stock Market or are held of record by more than 2,000 shareholders. Shareholders will, however, have dissenters’ appraisal rights if they receive anything for their shares except the following:

•	shares of the corporation surviving the consummation of the plan of merger or share exchange;

•	shares of any other corporation that at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange or on The Nasdaq Stock Market or will be held of record by more than 2,000 shareholders;

•	cash in lieu of fractional shares; or

•	any combination of the shares described above or cash in lieu of fractional shares.

      Because Chadmoore’s shares are not listed on a national securities exchange, are not quoted on The Nasdaq Stock Market and are held of record by less than 2,000 shareholders, the Chadmoore shareholders are entitled to dissenters’ appraisal rights in connection with the asset sale.

Dividends

      Nextel. Under Delaware law, a dividend may be paid on the shares of Nextel common stock out of either surplus, defined as the excess of net assets over capital, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid on the stock out of surplus if the capital of Nextel is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

      Shares of Nextel preferred stock are entitled to the dividend rights and preferences summarized above under the heading “— Terms of Nextel Preferred Stock.” In addition, the Nextel certificate of incorporation provides that the Nextel board of directors may declare and pay dividends on shares of Nextel common stock and Nextel nonvoting common stock, payable in cash, or otherwise, only after payment in full of, or the setting apart for payment in full of, dividends declared upon shares of Nextel preferred stock at the time outstanding, to the extent of any preference to which the stock is entitled, for all present and past dividend periods, and after compliance with the provisions for any sinking or purchase fund or funds for any shares of any series of Nextel preferred stock. Holders of Nextel preferred stock will not be entitled to receive these dividends paid to holders of shares of any class of Nextel common stock, subject to the provisions of the resolution or resolutions creating any series of Nextel preferred stock. If dividends are declared on the shares of any class of Nextel common stock that are payable in shares of a class of Nextel common stock, dividends will be declared that are payable at the same rate on shares of both classes of Nextel common stock. As a result, dividends payable in shares of Nextel common stock will be payable only to holders of Nextel common stock and the dividends payable in shares of Nextel nonvoting common stock will be payable only to holders of Nextel non-voting common stock.

      Chadmoore. Under Colorado law, unless otherwise restricted by the articles of incorporation, a board of directors may pay dividends unless, after payment of the dividend:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•	the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those holders receiving the dividend.

      Shares of Chadmoore preferred stock are entitled to the dividend rights and preferences summarized above under the heading “— Terms of Chadmoore Preferred Stock.” In addition, the Chadmoore articles of incorporation provide that no dividends may be paid or declared on the Chadmoore common stock unless:

•	all accrued and unpaid dividends upon the shares of Chadmoore preferred stock at the time outstanding have been paid or contemporaneously are declared and paid;

•	if an event has occurred requiring Chadmoore to redeem shares of Chadmoore preferred stock, all shares tendered for redemption have been redeemed; and

•	holders of at least a majority of the number of shares of Chadmoore preferred stock approve the payment of the dividend.

Transactions with Directors and Officers of the Corporation

      Nextel. Delaware law contains provisions regarding transactions with directors and officers that are substantially similar to those of Colorado law described below. In addition, Delaware law provides that Nextel may loan money to, or guaranty any obligation incurred by, its officers, including those who are also directors, if, in the judgment of the Nextel board of directors, the loan or guarantee may reasonably be expected to benefit Nextel.

      Chadmoore. Under Colorado law and the Chadmoore articles of incorporation, no conflicting interest transaction (as defined in Section 7-108-501(1)(a) of Colorado law) will be void or voidable or be enjoined, set aside or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of Chadmoore, solely because the transaction involves a director of Chadmoore or an entity in which a director of Chadmoore is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the Chadmoore board of directors or committee of the Chadmoore board of directors which authorizes, approves or ratifies the conflicting interest transaction, or solely because the director’s votes are counted for that purpose, if:

•	the fact of that relationship or interest is disclosed or known to the Chadmoore board of directors or the committee, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose, without counting the votes or consents of the interested directors;

•	the fact as to the director’s relationship or interest is disclosed or known to the shareholders entitled to vote, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders or by their written consent; or

•	the conflicting interest transaction is fair and reasonable to Chadmoore.

      In addition, under Colorado law, the Chadmoore board of directors or a committee of the board of directors may not authorize a loan by Chadmoore to a Chadmoore director or to an entity in which a Chadmoore director is a director or officer or has a financial interest or a guaranty by Chadmoore of an obligation of a Chadmoore director or of an obligation of an entity in which a Chadmoore director is a director or officer or has a financial interest, unless the entity, where an entity is involved, is one that owns, directly or indirectly, all of the outstanding shares of Chadmoore or all of the outstanding shares or other equity interests of which are owned, directly or indirectly, by Chadmoore, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to holders of Chadmoore common stock who would be entitled to vote on the transaction.

Preemptive Rights

      Nextel. Under Delaware law, the shareholders of Nextel do not have preemptive rights unless specifically granted in the certificate of incorporation. The Nextel certificate of incorporation does not grant Nextel shareholders preemptive rights.

      Chadmoore. With some exceptions, Colorado law provides shareholders of corporations formed in Colorado, and in existence on June 30, 1994, with preemptive rights to acquire unissued shares or securities or securities convertible into these shares or rights to purchase these shares of the corporation before the corporation may offer them to other persons unless these rights are denied or limited in the articles of incorporation. The Chadmoore articles of incorporation provide that no shareholder of Chadmoore will be entitled to preemptive rights or similar rights to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock.

SHAREHOLDER PROPOSALS

      Due to the contemplated consummation of the asset sale and the dissolution and liquidation, Chadmoore does not currently expect to hold a 2002 annual meeting of shareholders. In the event that the dissolution is not consummated, Chadmoore intends to schedule an annual meeting. To be eligible for inclusion in Chadmoore’s proxy statement and form of proxy relating to that meeting, proposals of shareholders of Chadmoore must have been received by Chadmoore within a reasonable time after Chadmoore announces publicly the date of the meeting and before Chadmoore mails its proxy statement to its shareholders in connection with the meeting.

EXPERTS

      The consolidated financial statements and the related financial statement schedules of Nextel that are incorporated in this proxy statement/prospectus by reference from Nextel’s Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated into this proxy statement/prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Chadmoore as of December 31, 2000 and as of December 31, 1999 included in this proxy statement/prospectus and elsewhere in the registration statement of which this proxy statement/prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect to those financial statements and schedules and are included in this proxy statement/prospectus and elsewhere in the registration statement in reliance upon the authority of Arthur Andersen as experts in giving those reports. Reference is made to those reports, which includes an explanatory paragraph with respect to the uncertainty regarding Chadmoore’s ability to continue as a going concern as discussed in Note 2 to the consolidated financial statements.

LEGAL MATTERS

      Certain legal matters relating to the validity of the shares of Nextel common stock issuable in connection with the asset sale will be passed upon for Nextel by Jones, Day, Reavis & Pogue, Atlanta, Georgia.

INDEPENDENT PUBLIC ACCOUNTANTS

      Representatives of Arthur Andersen will be present at Chadmoore’s special meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      Each of Nextel and Chadmoore files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the public reference facilities maintained by the Commission at the Commission’s Public Reference Room, which is located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

      You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. These filings are also available on the Commission’s web site on the Internet at http://www.sec.gov.

      Statements in this proxy statement/ prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If Nextel filed as an exhibit to any of its public filings any of the contracts, agreements or other documents referred to in this proxy statement/ prospectus, you should read the exhibit for a more complete understanding of the document or matter involved.

      Nextel has filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the shares of Nextel common stock that may be issued to Chadmoore under the asset sale agreement and to Chadmoore’s shareholders pursuant to the dissolution and plan of liquidation or otherwise. This proxy statement/ prospectus constitutes the prospectus of Nextel that is filed as part of that registration statement. Other parts of the registration statement are omitted from this proxy statement/ prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. Copies of the registration statement, including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Securities and Exchange Commission at prescribed rates.

Incorporation of Documents by Reference

      Nextel has incorporated information into this proxy statement/prospectus by reference. This means Nextel has disclosed information to you by referring you to another document it filed with the Commission. Nextel will make those documents available to you without charge upon your oral or written request. Requests for these documents should be directed to Nextel Communications, Inc., 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Investor Relations, telephone: (703) 433-4300.

      The information in the following documents Nextel filed with the Commission (File No. 0-19656) is incorporated by reference in this proxy statement/prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2000, dated and filed with the Commission on April 2, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, dated and filed with the Commission on May 15, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, dated and filed with the Commission on August 10, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, dated and filed with the Commission on November 14, 2001, as amended by Form 10-Q/ A, dated and filed with the Commission on November 15, 2001;

•	Current Reports on Form 8-K:

—	dated and filed with the Commission on January 22, 2001;

—	dated and filed with the Commission on January 29, 2001;

—	dated and filed with the Commission on February 16, 2001;

—	dated and filed with the Commission on March 14, 2001;

—	dated and filed with the Commission on May 1, 2001;

—	dated and filed with the Commission on May 24, 2001;

—	dated and filed with the Commission on May 29, 2001;

—	dated and filed with the Commission on May 31, 2001;

—	dated and filed with the Commission on July 24, 2001;

—	dated and filed with the Commission on August 27, 2001;

—	dated and filed with the Commission on September 7, 2001;

—	dated and filed with the Commission on October 3, 2001;

—	dated and filed with the Commission on October 4, 2001;

—	dated and filed with the Commission on October 24, 2001; and

—	dated and filed with the Commission on November 21, 2001.

•	Proxy Statement, dated and filed with the Commission in definitive form on April 13, 2001, with respect to the information required by Items 401 (management), 402 (executive compensation), 403 (securities ownership) and 404 (certain relationships and related transactions) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934; and

•	the description of the common stock contained in the registration statement on Form 8-A, dated January 16, 1992, including the information incorporated by reference in that registration statement from the registration statement on Form S-1, as amended, dated as of January 27, 1992.

      Nextel is also incorporating by reference additional documents it may file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/ prospectus and before the special meeting. This additional information is a part of this proxy statement/prospectus from the filing date of those documents.

      Any statements made in this proxy statement/ prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/ prospectus will be deemed to be modified or superseded for purposes of this proxy statement/ prospectus to the extent that a statement contained in this proxy statement/ prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this proxy statement/ prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

      The information relating to Nextel contained in this proxy statement/ prospectus should be read together with the information in the documents incorporated or deemed to be incorporated by reference. In addition, some of the information, including financial information, contained in this proxy statement/ prospectus or incorporated or deemed to be incorporated in this proxy statement/ prospectus by reference should be read in conjunction with documents filed with the Securities and Exchange Commission by Nextel International, Inc.

CHADMOORE WIRELESS GROUP, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders of Chadmoore Wireless Group, Inc.:

      We have audited the accompanying consolidated balance sheets of Chadmoore Wireless Group, Inc. (a Colorado corporation) and Subsidiaries (the “Company”) as of December 31, 2000 and 1999, and the related consolidated statements of operations, redeemable preferred stock and shareholders’ equity/ (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chadmoore Wireless Group, Inc. and Subsidiaries, as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net working capital deficiency and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ARTHUR ANDERSEN LLP

Las Vegas, Nevada
March 29, 2001

CHADMOORE WIRELESS GROUP, INC.

Consolidated Balance Sheets

December 31, 2000 and 1999
(amounts in thousands, except share data)

	December 31,

	2000	1999

ASSETS

Current assets:

Cash and cash equivalents	$108	$5,603

Accounts receivable, less allowance for doubtful accounts of $101 and $37 at December 31, 2000 and 1999, respectively	1,097	1,090

Other receivables, less allowance for doubtful accounts of $199 and $134 at December 31, 2000 and 1999, respectively	188	266

Inventory	496	532

Other current assets	45	18

Total current assets	1,934	7,509

Property and equipment, net	12,938	14,188

Intangible assets, net	33,963	38,816

Other assets, net	2,909	1,707

Total assets	$51,744	$62,220

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY

Liabilities:

Current maturities of long-term debt	$12,445	$11,134

Accounts payable	1,599	1,433

Accrued liabilities	2,953	1,311

Unearned revenue	876	813

Other current liabilities	33	70

Total current liabilities	17,906	14,761

Long-term debt	33,771	29,288

Total liabilities	51,677	44,049

Minority interests	1,171	717
Commitments and contingencies

Redeemable preferred stock:

Series C, 4% cumulative, 10,119,614 shares issued and outstanding	2,201	1,507

Shareholders’ equity:

Preferred stock, $.001 par value, authorized 40,000,000 shares:

Series B 219,000 authorized, 0 shares outstanding at December 31, 2000 and 1999, respectively	—	—

Common stock, $.001 par value, authorized 100,000,000 shares, 45,700,172 and 40,683,118 shares issued and outstanding at December 31, 2000 and 1999, respectively	46	41

Additional paid-in capital	69,539	68,086

Stock subscribed	—	305

Deficit	(72,890)	(52,485)

Total shareholders’ equity/(deficit)	(3,305)	15,947

Total liabilities, redeemable preferred stock and shareholders’ equity	$51,744	$62,220

See accompanying notes to the consolidated financial statements.

CHADMOORE WIRELESS GROUP, INC.

Consolidated Statements of Operations

For the Years Ended December 31, 2000 and 1999
(amounts in thousands, except per share data)

	December 31,

	2000	1999

Revenues:

Service revenue	$6,789	$5,059

Equipment sales and maintenance	586	1,015

Total revenues	7,375	6,074

Operating expenses:

Cost of service revenue	1,954	1,387

Cost of equipment sales and maintenance	287	582

General and administrative	12,650	10,165

Depreciation and amortization	2,306	2,033

Write down of licenses	5,152	—

Write down of inventory	320	—

Total operating expenses	22,669	14,167

Loss from operations	(15,294)	(8,093)

Other income (expense):

Minority interest	(275)	(251)

Interest expense, net	(4,959)	(3,598)

Gain on sale of intangible assets	124	374

	(5,110)	(3,475)

Net loss before extraordinary item	(20,404)	(11,568)

Extraordinary item from early extinguishment of debt	—	(195)

Net loss	(20,404)	(11,763)

Series B preferred stock dividend	—	(18)

Redeemable preferred stock dividend and accretion	(694)	(532)

Loss applicable to common shareholders	$(21,098)	$(12,313)

Basic and diluted loss per share of Common Stock:

Loss applicable to common shareholders before extraordinary item	$(0.41)	$(0.28)

Extraordinary item from early extinguishment of debt	—	—

Loss applicable to common shareholders	$(0.41)	$(0.28)

Basic and diluted weighted average shares outstanding	51,990,155	43,273,948

See accompanying notes to the consolidated financial statements.

CHADMOORE WIRELESS GROUP, INC.

Consolidated Statements of Redeemable Preferred Stock and Shareholders’ Equity/(Deficit)

For the years ended December 31, 1999 and 2000

	Redeemable Preferred		Preferred Stock
	Stock		Series B		Common Stock
							Additional
	Outstanding		Outstanding		Outstanding		Paid-In	Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Subscribed

Balance at December 31, 1998	10,119,614	$974,995	21,218	$21	36,504,324	$36,504	$66,856,832	$—

Issuance of Common Stock:

Stock subscribed	—	—	—	—	—	—	—	$304,650

Series B preferred stock conversion	—	—	(21,218)	$(21)	915,932	$916	$(895)	—

Series B preferred stock dividend	—	—	—	—	76,672	77	(77)	—

Settlement of license dispute	—	—	—	—	525,000	525	138,915	—

Settlement of debt	—	—	—	—	1,871,096	1,871	914,966	—

Services	—	—	—	—	90,094	90	21,028	—

Value of warrants issued	—	—	—	—	—	—	688,863	—

Conversion of subsidiary stock	—	—	—	—	700,000	700	(700)	—

Preferred stock dividends and accretion	—	$532,321	—	—	—	—	(532,321)	—

Net loss	—	—	—	—	—	—	—	—

Balance at December 31, 1999	10,119,614	$1,507,316	—	$—	40,683,118	$40,683	$68,086,611	$304,650

Issuance of Common Stock:

Stock subscribed	—	—	—	—	1,500,000	$1,500	$303,150	$(304,650)

Settlement of debt	—	—	—	—	2,387,679	2,388	1,169,082	—

Services	—	—	—	—	140,000	140	181,021	—

Stock option exercises	—	—	—	—	989,375	989	492,545	—

Preferred stock dividends and accretion	—	$693,723	—	—	—	—	(693,723)	—

Net loss	—	—	—	—	—	—	—	—

Balance at December 31, 2000	10,119,614	$2,201,039	—	$—	45,700,172	$45,700	$69,538,686	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Total
		Shareholders’
	Deficit	Equity/(Deficit)

Balance at December 31, 1998	$(40,721,597)	$26,171,760

Issuance of Common Stock:

Stock subscribed	—	$304,650

Series B preferred stock conversion	—	—

Series B preferred stock dividend	—	—

Settlement of license dispute	—	139,440

Settlement of debt	—	916,837

Services	—	21,118

Value of warrants issued	—	688,863

Conversion of subsidiary stock	—	—

Preferred stock dividends and accretion	—	(532,321)

Net loss	$(11,763,455)	(11,763,455)

Balance at December 31, 1999	$(52,485,052)	$15,946,892

Issuance of Common Stock:

Stock subscribed	—	$—

Settlement of debt	—	1,171,470

Services	—	181,161

Stock option exercises	—	493,534

Preferred stock dividends and accretion	—	(693,723)

Net loss	$(20,404,375)	(20,404,375)

Balance at December 31, 2000	$(72,889,427)	$(3,305,041)

See accompanying notes to the consolidated financial statements.

CHADMOORE WIRELESS GROUP, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2000 and 1999
(amounts in thousands)

	2000	1999

Cash flows from operating activities:

Net loss	$(20,404)	$(11,763)

Adjustments to reconcile net loss to net cash used in operating activities:

Minority interests	275	251

Depreciation and amortization	2,306	2,033

Extraordinary loss from extinguishment of debt	—	195

Settlement of license dispute	—	139

Write-off of license options	6,807	25

Gain on sale of assets	—	(374)

Amortization of debt discount and debt issuance costs	1,729	1,948

Expense associated with:

Options issued for services	217	80

Change in operating assets and liabilities:

(Increase) decrease in accounts and other receivables	71	(502)

(Increase) decrease in inventory	35	(362)

Decrease in other current assets	44	60

Increase in unearned revenue	63	307

Increase (decrease) in accounts payable and accrued liabilities	933	(2,609)

Increase in other current liabilities	—	4

Net cash used in operating activities	(7,924)	(10,568)

Cash flows from investing activities:

Payments for acquisition and purchase of license options	(208)	(268)

Purchases of property and equipment	(516)	(3,161)

Proceeds from sale of assets	1	—

Sale of intangible assets	(17)	—

Decrease in other assets	(3)	—

Net cash used in investing activities	(743)	(3,429)

Cash flows from financing activities:

Stock options exercised	494	—

Increase in debt issuance costs	(324)	(1,885)

Payments of minority interests	(218)	(74)

Payments of long-term debt	(8,141)	(5,616)

Proceeds from issuance of long-term debt	11,361	26,596

Net cash provided by financing activities	3,172	19,021

Net increase (decrease) in cash and cash equivalents	(5,495)	5,024

Cash and cash equivalents at beginning of period	5,603	579

Cash and cash equivalents at end of period	$108	$5,603

See accompanying notes to the consolidated financial statements

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements

December 31, 2000 and 1999

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  DESCRIPTION OF BUSINESS

      Chadmoore Wireless Group, Inc., together with its subsidiaries (collectively “Chadmoore” or the “Company”), is one of the largest holders of frequencies in the United States in the 800 megahertz (“MHz”) band for commercial specialized mobile radio (“SMR”) service. The Company’s operating territory covers approximately 55 million people in 180 markets, primarily in secondary and tertiary cities throughout the United States (“Operating Territory”). During 2000, the Company completed an Asset Acquisition Agreement (“American Agreement”) with American Wireless Network, Inc. (“American”) where the Company acquired 16 ten-channel 900 MHz wide-area licenses in seven Metropolitan Trading Areas (“MTA’s”). Also known as dispatch, one-to-many, or push-to-talk, Chadmoore’s commercial SMR service provides reliable, real-time voice communications for companies with mobile workforces that have a need to frequently communicate with their entire fleet or subgroups of their fleet.

B.  PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the financial statements of all majority owned companies and joint ventures. All significant intercompany balances and transactions have been eliminated in consolidation. Minority interest represents the minority partners’ proportionate share in the joint venture’s equity or equity in income (loss).

C.  USE OF ESTIMATES

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

D.  CASH AND CASH EQUIVALENTS

      The Company classifies as cash and cash equivalents amounts on deposit in banks and cash invested temporarily in various instruments with maturities of three months or less at time of purchase.

E.  INVENTORY

      Inventory, which consist of merchandise and parts, are accounted for by the lower of cost (using the first-in, first-out method) or net realizable value.

F.  INTANGIBLE ASSETS

      Intangible assets consist of Federal Communications Commission (“FCC”) licenses and rights to acquire FCC licenses, which are recorded at cost and are authorized by the FCC and allow the use of certain communications frequencies. FCC licenses have a primary term of five or ten years and are renewable for additional five-year periods for a nominal FCC processing fee. Although there can be no assurance that the licenses will be renewed, management expects that the licenses will be renewed as they expire. FCC licenses are amortized using the straight-line method over 20 years and FCC renewal fees are amortized using the straight-line method over 5 years. The Company evaluates the recoverability of FCC licenses by determining whether the unamortized balance of this asset is expected to be recovered over its remaining life through projected undiscounted operating cash flows.

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

G.  PROPERTY AND EQUIPMENT

      Property and equipment are carried at cost, less accumulated depreciation and amortization. Costs of construction are capitalized. Depreciation is computed using the straight-line method over estimated useful lives beginning in the month an asset is placed in service.

      Estimated useful lives of property and equipment are as follows:

SMR systems and equipment	10 years

Buildings	40 years

Leasehold improvements	5 years

Furniture and office equipment	5 years

H.  REVENUE RECOGNITION

      The Company recognizes revenue from radio dispatch and telephone interconnect services based on monthly access charges per radio, plus in the case of telephone interconnect service, revenue is recognized based on air time charges as used. Revenue is also recognized from equipment maintenance upon acceptance by the customer of the work completed as well as from the sale of equipment when delivered.

I.  LOSS PER SHARE

      The Company has applied the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (“SFAS 128”), which establishes standards for computing and presenting earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. The calculation of diluted earnings per share includes the effect of dilutive common stock equivalents. Earnings per share for the year ended December 31, 1999 have been restated to exclude warrants with nominal exercise prices which were not exercisable.

J.  CONCENTRATION OF RISK

      The Company believes that the geographic and industry diversity of its customer base minimizes the risk of incurring material losses due to concentrations of credit risk.

K.  CUSTOMER ACQUISITION COSTS

      Customer acquisition costs are expensed in the period they are incurred. Customer acquisition costs are primarily promotional funds paid to dealers as an incentive to have customers contract with Chadmoore for its air-time services. A customer needing two-way radio communications generally purchases equipment from a local dealer. Such customer requires a service provider in order for the equipment to be operational. The local dealer would normally sign the customer up with a service provider. It is in the dealer’s interest to sign up customers with the provider paying the largest incentive amounts. These promotional rebates are customary in the industry.

L.  ADVERTISING EXPENSE

      The Company expenses advertising costs in the period incurred. The Company expensed approximately $149,000 and $375,000 of advertising costs for the years ended December 31, 2000 and 1999, respectively.

M.  DEBT ISSUANCE COSTS

      Debt issuance costs are capitalized and amortized to interest expense using the effective interest method, or a method that approximates the effective interest method, over the term of the debt

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

agreements. Debt issuance costs included in other assets were $3,560,000 and $1,690,000 at December 31, 2000 and 1999, respectively. Amortization of debt issuance costs amounted to $475,000 and $203,000 in 2000 and 1999, respectively.

N.  IMPAIRMENT OF LONG-LIVED ASSETS

      The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, (“SFAS 121”) on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

NOTE 2 — MANAGEMENT PLANS

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. For the years ended December 31, 2000 and 1999, the Company has suffered recurring losses from operations, and has a net working capital deficiency of $15,972,000 and $7,252,000, respectively, that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described below. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      In August 2000, the Company signed a definitive agreement and plan of reorganization with Nextel Communications, Inc. (“Nextel”) under which Nextel will acquire substantially all of the Company’s assets in a tax-free reorganization for approximately $160 million of Nextel’s Class A common shares, subject to certain closing adjustments and limitations. The agreement and plan of reorganization is subject to the approval of the Company’s shareholders and the satisfaction of customary closing conditions contained in the acquisition agreement, including receipt of all necessary regulatory approvals. The transaction is expected to close in the second half of 2001. Subsequent to the closing of this transaction, the Company will be dissolved and all of its remaining assets, which will consist primarily of Accounts Receivable, inventory, office furniture and equipment, and analog equipment will be liquidated.

      The reorganization agreement provides for the Company to receive up to $160 million worth of Nextel’s Class A common stock, subject to certain closing adjustments and limitations. These closing adjustments and limitations include, among other things, adjustments for interim funding provided to the Company pending the closing and adjustments depending on which of the Company’s assets are actually delivered at the closing. The actual number of Nextel shares to be received by the Company is determined in accordance with a formula that was negotiated between the Company and Nextel in August 2000. That formula generally provides for the number of shares to be determined by dividing the adjusted $160 million purchase price by the average daily closing price of Nextel’s shares as quoted by The Nasdaq National Market for the 20 trading days immediately preceding the closing date of the transaction. The reorganization agreement further provides for additional adjustments to the adjusted purchase price in the event that the calculated average daily closing price is more than 20 percent higher or more than 20 percent lower than $57.1656, the closing price of Nextel’s shares on the date that the reorganization agreement was signed. In addition, if the calculated average daily closing price is more than 35% lower than $57.1656, then the number of Nextel shares to be received by the Company is calculated as if the average daily closing price was 35% lower than $57.1656, although in that event the Company may elect to terminate the reorganization agreement unless Nextel subsequently elects to deliver additional Nextel

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 2 — MANAGEMENT PLANS (Continued)

shares at the closing calculated based on the actual average daily closing price. Nextel has no obligation to increase the number of Nextel shares.

      On March 29, 2001, the closing price of Nextel’s shares was $13.88. If Nextel’s shares continue to trade at that level until the closing of the transaction, the value to be received by the Company in the transaction will be $112 million less than the anticipated value based on Nextel’s share prince at the time that the reorganization agreement was signed. In addition, the transaction may not be tax-free to the Company if the transaction closes with Nextel shares trading at their current level. Although the Company’s board of directors and its officers, directors and principal shareholders have signed agreements with Nextel to support the Nextel transaction, management of the Company is concerned that there may be a significant chance that the decline in the anticipated value of the transaction would make the necessary approval of the Company’s shareholders difficult to obtain. However, given that the Company does not expect the closing to occur until early in the second half of 2001, there is a possibility that Nextel’s trading price could recover during the interim period. Accordingly, to date the Company has not undertaken any discussions with Nextel regarding the impact of the decline in the Nextel trading price on the likelihood of completion of the transaction, although the Company may elect to undertake such discussions in the future.

      Due in part to the anticipation of closing the transaction with Nextel, the Company made significant changes in its business plan during the second half of 2000 by scaling back its marketing and development activities and eliminating its direct sales force in an effort to reduce operating expenses. The Company also began to explore opportunities to dispose of the Company’s assets that are not proposed to be acquired by Nextel which will consist primarily of Accounts Receivable, inventory, office furniture and equipment and analog equipment. In the event that the proposed transaction with Nextel is not completed, the Company will have to either attempt to obtain additional capital in order to pay off its debts and resume business operations or locate another purchaser of its assets or acquisition partner.

      In connection with the Nextel reorganization agreement, the Company arranged to borrow up to an aggregate of $32.5 million from Barclays Bank PLC in order to pay amounts due under the Company’s existing credit facility and finance the Company’s interim operations. In the event that the Nextel reorganization agreement is terminated, Barclays’ obligation to continue advancing funds to the Company will cease as of the date of such termination, and the principal balance of the interim financing will have to be repaid by the Company on or before June 30, 2002. Accordingly, in the event of the termination of the Nextel agreement, the Company anticipates that the proceeds from the interim funding will not be sufficient to satisfy the Company’s contemplated cash requirements for more than 60 days beyond the date of such termination subject to successful negotiation for temporary arrangements with company lenders. There can be no assurance that the Company will be able to locate such funding or that additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. In addition, given the unique nature of the Company’s assets, there can be no assurance that another purchaser of its assets or acquisition partner could be located or that an agreement with any such purchaser or partner could be negotiated on terms that would be acceptable to the Company and its shareholders. If the Company is unable to obtain additional financing or enter into an alternative transaction with another purchaser or acquisition partner, it will likely be required to cease its operations. Given these anticipated difficulties and uncertainties, the Company believes that pursuing a transaction with Nextel, including possibly re-negotiating some of the terms of the proposed transaction in light of the recent decline in the Nextel trading price, is the Company’s most likely course of action.

      The failure to consummate the aforementioned definitive agreement would have a material adverse effect on the Company and its operations. The Company would have to immediately seek another buyer or revert to its original analog business plan or a similar one based on a digital platform using Motorola’s

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 2 — MANAGEMENT PLANS (Continued)

iDEN system for small markets. Under either scenario, the company would have to seek additional venture capital and focus on those markets, approximately 95, where full-scale service has been implemented. In addition, the Company’s contingency plan could include the sale of selected channels (with permission of the creditors, GATX and Barclays) and ceasing further system expansion in such markets. However, there can be no assurances that this or any of the Company’s contingency plans would adequately address the aforementioned risks, or that the Company would ultimately attain profitability. Accordingly, the company may not be able to find another buyer or raise additional venture capital and would be subject to the risks of a liquidation of its assets or bankruptcy.

NOTE 3 — ASSET ACQUISITION

      On June 1, 1999 the Company entered into the American Agreement with American whereby the Company would acquire 16 ten-channel 900 MHz wide-area licenses in seven MTA’s. In consideration the Company would assume approximately $1.4 million of American’s outstanding debt with the FCC as well as American receiving 7.5% ownership in the MTA’s operations. In addition, American will receive a warrant to purchase 50,000 shares of the Company’s Common Stock at an exercise price of $0.50 per share. In connection with the American Agreement, the Company entered into an operating lease with American for certain SMR equipment with payments totaling $720,000 over the next six years and assumed other operating leases with obligations totaling approximately $25,000 per month. The American Agreement was finalized in October 2000 when the FCC approval and transfer process was completed.

      In addition, the Company had entered into a management agreement whereby the Company performed as contractor and agent on behalf of American for all managerial functions involved with operation of the stations, under the oversight and direction of American, until such time as all licenses have completed the FCC approval and transfer process. Pursuant to this management agreement the Company is responsible, subject to the oversight of American for the billing and collection of all revenues and the payment of all operating expenses associated with the operation of these stations. The Company will also make the required interest-only payments on the outstanding debt to the FCC totaling approximately $8,100 per month. The Company’s compensation for managing such sites will be 100% of the gross revenues, less the costs mentioned above, provided that the net profit of any station does not exceed $30,000 per calendar month. If any station’s profit exceeds $30,000 per calendar month the Company shall pay any excess profit to American. During the year ended December 31, 1999, the net of the revenues and expenses associated with this agreement totaled a loss of approximately $210,000. Through October 31, 2000 when the transfer was completed, the Company had a loss in 2000 of $361,000.

NOTE 4 — INTANGIBLE ASSETS

A.  INTANGIBLE ASSETS CONSIST OF THE FOLLOWING:

	December 31, 2000	December 31, 1999

FCC licenses	$34,333,760	$34,793,033

Rights to acquire licenses	1,143,266	5,038,201

	35,477,026	39,831,234

Less accumulated amortization	(1,514,187)	(1,014,990)

	$33,962,839	$38,816,244

B.  LICENSE OPTION AND MANAGEMENT AGREEMENTS

      The Company has entered into various option agreements to acquire FCC licenses for SMR channels. The option agreements allow the Company to purchase licenses, subject to FCC approval, within a specified period of time after the agreement is signed (“Options”). The Company had made Option

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 4 — INTANGIBLE ASSETS (Continued)

payments by giving consideration of cash, notes payable and issuance of Common Stock for approximately 1,650 licenses. When the FCC approval and transfer process is complete the Company reclassifies all previous consideration given by the Company from rights to acquire FCC licenses to acquisition of FCC licenses. As of December 31, 2000, the Company had approximately 65 rights remaining to exercise for which $483,000 had been paid to date.

      Upon entering into an Option, the Company also enters into a like-term management agreement with the licensee. The management agreements give the Company the right to manage the SMR systems, subject to the direction of the licensee, for a period of time (usually 2 to 5 years) prior to the transfer of the license to the Company as stated in the agreements (“Management Agreements”). During the term of the Management Agreements, revenues received by the Company will be shared with the licensee only after certain agreed-upon costs to construct the channels are recovered by the Company.

      In addition to the Options mentioned above, on June 14, 1996, the Company executed a stock purchase agreement to purchase channels. Based on an independent appraiser’s estimate of the fair market value of the assets exchanged, 70% of the combined consideration was allocated to Management Agreements and the remaining 30% was allocated to “Investment in options to acquire licenses” (“Investment in Options”). When the Company exercises the Investment in Options and completes the FCC approval and transfer process, the pro-rata share of the Management Agreements and Investment in Options is reclassified from rights to acquire licenses to FCC licenses. As of December 31, 2000, approximately 15 rights remained to be transferred with a value of $510,000. As the FCC transfer and approval process is completed, the rights will be reclassified to FCC licenses.

      On December 30, 1999, the Company entered into an agreement to restructure $3,412,000 of license commissions payable. The difference between the fair value of the consideration given and the $3,412,000 of commissions payable was approximately $2,200,000 and was recorded as a reduction to the value of the licenses and no gain was recorded. (See Note 6A)

C.  INTANGIBLE ASSET DISPOSITIONS

      During 1999 the Company recognized the sale of certain FCC licenses deemed by management to be non-strategic to its business plan. The total transaction price was $750,000 for licenses with a carrying value of $320,226 and incurred transaction fees of $56,000, therefore creating a gain on disposition of intangible assets of $373,774. To date the Company has received cash of $600,000 and the remaining $150,000 is classified as other receivables.

      Primarily in the fourth quarter of 2000, the value of certain Company’s owned or managed licenses was reduced due to determinations by the FCC that the licenses were no longer valid. The approximate value of these licenses was $1.6 million. Debt associated with these licenses with a current balance of approximately $627,000 is still owed by the Company.

      Based on information received from the Company’s counsel and outside litigation counsel, management reviewed the status of its Goodman Chan licenses (see Note 13 — Commitments and Contingencies) and determined that the possibility of relief on this license issue had become remote rather than reasonably possible in accordance with FASB 5. Accordingly, after review of these assets, the Company wrote off these rights and licenses with a total value of approximately $5.2 million. The associated debt of $4.5 million will remain until such time that it can be discharged. The Company believes that it is reasonably possible that between $1.0 million and $3.5 million may be recovered as a result of settlement discussions with noteholders.

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 5 — PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:

	December 31, 2000	December 31, 1999

Land	$102,500	$102,500

Buildings and improvements	455,259	439,629

SMR systems and equipment	16,399,071	16,026,554

SMR systems in process	231,241	232,265

Furniture and office equipment	572,781	447,372

Automobiles	28,260	28,260

	17,789,112	17,276,580

Less Accumulated depreciation and amortization	(4,851,123)	(3,088,413)

	$12,937,989	$14,188,167

NOTE 6 — LONG-TERM DEBT

      Long-term debt consists of the following:

	December 31, 2000	December 31, 1999

Notes payable with GATX Capital Corporation with a face value of $26,600,000 and a discount of $447,316 and $608,350 as of December 31, 2000 and 1999, respectively, bearing interest at annual rates ranging from 10.84% to 12.34%, quarterly interest payments through March 2000 and quarterly interest and principal payments commencing on June 30, 2000.	$22,502,684	$26,041,328

Note payable with Barclays Bank PLC with total borrowing capacity of $32.5 million with an interest rate fixed at the time of the funding based on either an adjusted base rate equal to the greater of (a) the prime rate in effect on such day or (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, plus 3.5%, or an adjusted LIBO Rate equal to the rate appearing in the Telerate Service or any successor, two business days prior to funding at the rate for U.S. dollar deposits with a maturity comparable to the interest rate period plus 4.5%. Interest on each advance is payable in arrears on the Interest Payment Date for each such advance. Principal and any unpaid interest are due upon completion of the Nextel transaction or no later than June 30, 2002.
	10,949,239	—

Notes payable with the Federal Communications Commission for 900 MHz licenses, at 7% interest with quarterly interest only payments of $24,337 through August 2001, quarterly principal and interest payments of $86,670 commencing November 2001 through May 2006.	1,390,707	—

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 6 — LONG-TERM DEBT (Continued)

	December 31, 2000	December 31, 1999

Note payable in connection with license commissions with a face value of $672,348, net of discount, maturing December 2005, requiring monthly payments of $7,500, increasing by $500 a year, and three payments of $100,000 payable in March 2001, September 2002 and March 2004. The Company has imputed an interest rate of 12% annually and recorded a debt discount in the amount of $194,700 and $267,652 as of December 31, 2000 and 1999, respectively.	645,300	662,348

Note payable in connection with the purchase of SMR infrastructure, face value of $1,673,000, with a down payment of $300,000, 8 monthly payments of $139,448, bearing interest at 10.75% annually.	—	678,991

Note payable in connection with the asset purchase from General Communications, payable in monthly installments of $12,500 through February 1997; $13,750 through February 1998, thereafter, monthly payments are subject to annual CPI increases through February 2008, at which time the monthly payments are fixed through February 2021. Management has assumed annual CPI increases to be 2.5%. The note payable is non-interest bearing with interest imputed at 9%, net of unamortized discount of $3,077,699 and $3,230,312 as of December 31, 2000 and 1999, respectively.	1,140,948	1,165,300

Note payable, which matured in August 1998, 10 monthly principal payments of $162,750, one interest payment at maturity of $425,000.	—	710,663

Notes payable to licensees, payable in up to 36 monthly installments beginning March 1998 through December 1999 and ending March 2001 through December 2002. Non-interest bearing, interest imputed at 15%. Aggregate face amount of $15,625,049, net of unamortized discount of $362,428 as of December 31, 2000 and $15,034,260 net of unamortized discount of $1,195,167 as of December 31, 1999.	9,486,668	11,056,503

Notes payable to minority partners to be paid from positive cash flow of the related joint venture. Non interest bearing, interest imputed at 15%.	97,190	97,170

Note payable to GMAC for van, payable in 36 monthly installments ending June 2001, including interest at 1.9%.	3,204	9,520

	46,215,940	40,421,823

Less current maturities:	(12,444,814)	(11,133,762)

Total long-term debt	$33,771,126	$29,288,061

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 6 — LONG-TERM DEBT (Continued)

      The Company incurred interest expense of approximately $5,062,000 and $3,738,000 for the years ended December 31, 2000 and 1999 respectively. No capitalized interest was recorded for the years ended December 31, 2000 or 1999.

      Aggregate maturities of debt, net of unamortized discounts, for the next five years and thereafter are as follows:

Year ended December 31,

2001	$12,444,814

2002	18,008,834

2003	7,004,702

2004	5,826,129

2005	1,811,994

Thereafter	1,119,467

$46,215,940

A. DEBT ISSUANCES, RETIREMENTS AND CONVERSIONS

      In September 1997, the holder of a convertible debenture entered into an agreement with the Company to restructure a convertible debenture (the “Debenture Restructuring Agreement”). The Debenture Restructuring Agreement required the holder to exchange the convertible debenture (including rights to all accrued interest and penalties) for a new debenture (the “New Debenture”) with a maturity date of August 31, 1998, in the principal amount of $1,627,500, payable in ten monthly payments of $162,750. These payments were payable in cash or stock, at the Company’s option, at the then-current market price when due. Interest, in the liquidated amount of $425,000, was payable by the Company, at the Company’s option, in cash or stock at the then current market price, payable in September 1998. On April 12, 1999, the Company made a payment to the New Debenture holder of 1,871,096 shares of the Company’s restricted Common Stock, which represented $916,837 toward the principal and interest of the New Debenture. (See Note 13)

      During 1999, pursuant to a loan facility with GATX Capital Corporation (“GATX Facility”), the Company borrowed $26.6 million from GATX Capital Corporation (“GATX”) leaving approximately $400,000 available for future borrowings at the sole and absolute discretion of GATX, subject to substantially the same terms as the previous borrowings. The remaining balance was drawn in May 2000. Loans were made at an interest rate fixed at the time of the funding based on five-year US Treasury notes plus 5.5% and payable over five-years following a 16 month interest only period. Quarterly principal payments of approximately $1.35 million were to commence June 30, 2000. The Company negotiated with GATX to defer the first payment until August 25, 2000. All payments were current on the GATX Facility as of December 31, 2000. Warrants to purchase up to 1,822,500 shares of the Company’s Common Stock at an exercise price of $0.39 per share were also issued to the Lender (“GATX Warrants”). The loan is secured by substantially all the assets of the Company.

      On June 10, 1999, the Company entered into an Amendment to the GATX Facility (“Amendment”). The Amendment, among other things, delayed certain financial covenants, extended the option period to make available funds from 120 days to 150 days and amended the collateral value to loan ratio from 2 to 1 to 1.5 to 1. The Company also restated the exercise price of the GATX Warrants from $0.39 to $0.01 per share of the Company’s Common Stock. In connection with the Amendment, the Company has recognized a debt discount related to the GATX Warrants of $608,350, which represents the intrinsic value, which is not materially different from the fair value, of the GATX Warrants on the date of the

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 6 — LONG-TERM DEBT (Continued)

Amendment. This discount is being amortized to interest expense using the effective interest method over the life of the loan.

      In order to facilitate the Nextel transaction, the Company reached an agreement with GATX to amend the GATX Facility. The Company agreed to pay GATX a fee of $1.35 million for (a) the ability to prepay the loan facility concurrent with the close of its transaction with Nextel, (b) the receipt of all consents and covenant waivers reasonable to facilitate the closing of the Nextel transaction, (c) the grant to Nextel, or a third party induced by Nextel, of a second lien on all assets to secure cash advances to the Company of up to about $32.5 million, and (d) the option to pay the fee for the above concessions in cash or stock. Depending on the performance of Nextel shares, the fee could be adjusted upward to an amount not to exceed $1.62 million.

      The Company is required to maintain certain financial covenants related to the GATX and Barclays facilities. As of December 31, 2000, the Company was not in compliance with all of the covenants, however, as previously noted, GATX has agreed to waive all financial covenant violations. Barclays per its subordination agreement with GATX cannot act upon the financial covenant violations, subject to the waivers agreed to by GATX.

      On December 30, 1999, the Company entered into an agreement to restructure the way it would pay its license commissions. The Company issued a non-interest bearing note payable with a face value of $940,000, maturing December 2005. The note payable requires monthly payments of $7,500, increasing by $500 a year, and three payments of $100,000 payable in March 2001, September 2002 and March 2004. The Company has imputed an interest rate of 12% annually and recorded a debt discount in the amount of $267,652. In addition the Company issued 1,500,000 shares of its Common Stock, which was issued on March 3, 2000, resulting in stock subscribed of $304,650 on December 31, 1999.

      In conjunction with the GATX Facility, the Company prepaid and terminated the Motorola loan facility and the MarCap loan facility. All security interests related to the Motorola loan facility and the MarCap loan facility were concurrently released. The Company incurred expenses of $94,847 for debt issuance costs and $100,120 of prepayment penalties related to these loans. These amounts are reflected as an extraordinary item in the accompanying consolidated financial statements.

NOTE 7 — EQUITY TRANSACTIONS

A. COMMON STOCK

     1999 TRANSACTIONS

      During the year ended December 31, 1999, the Company issued 1,871,096 shares of the Company’s restricted Common Stock, which represented $916,837 toward the principal and interest of the New Debenture. (see Note 6A).

      During the year ended December 31, 1999, the Company issued 525,000 shares of the Company’s Common Stock for the settlement of a license dispute.

      During the year ended December 31, 1999, the Company issued 700,000 shares of the Company’s Common Stock for the conversion of a subsidiary’s stock. (see Note 7F)

     2000 TRANSACTIONS

      During 2000, 989,375 shares of common stock were issued through the exercise of employee stock options with option prices between $0.24 and $0.51 per share. Additional equity transactions are discussed in Note 10 — Non Cash Activities.

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 7 — EQUITY TRANSACTIONS (Continued)

B. PREFERRED STOCK PRIVATE PLACEMENT

      During 1998, certain holders of the Company’s Series B Preferred Stock converted 197,782 shares of Company’s Series B Preferred Stock into 4,461,714 shares of the Company’s Common Stock. Dividends on such shares were $52,508, which was paid with 122,413 shares of Common Stock. In addition, dividends of $17,346 were accrued on the Company’s Series B Preferred Stock as of December 31, 1998.

      As of March 31, 1999, all of the Company’s Series B Preferred Stock had been converted into Common Stock of the Company, and no warrants remain to be issued.

C. EQUITY INVESTMENT

      On May 4, 1998, pursuant to an Investment Agreement (“Agreement”), dated May 1, 1998 between the Company and Recovery Equity Investors II L.P. (“Recovery”), Recovery purchased, for $7,500,000 from the Company 8,854,662 shares of Common Stock, 10,119,614 shares of redeemable Series C preferred stock (“Series C Preferred”), an eleven-year warrant to purchase up to 14,612,796 shares of Common Stock at an exercise price of $.001 per share, a three-year warrant to purchase up to 4,000,000 shares of Common Stock at an exercise price of $1.25 per share, and a five and one-half year warrant to purchase up to 10,119,614 shares of Common Stock at an exercise price of $0.3953 per share. The warrants contain certain provisions which restrict conversion and/ or provide adjustments to the conversion price and number of shares. In conjunction with the Agreement, the Company commissioned an appraisal which determined a fair value for each security issued pursuant to the Agreement. Consistent with this determination, the Company has allocated the proceeds of $7,500,000 to the securities based on relative fair values as follows:

Common Stock	$2,055,936

Series C Preferred Stock	685,312

Eleven-year warrants	3,251,528

Three-year warrants	38,698

Five and one-half year warrants	1,468,526

TOTAL	$7,500,000

D.  STOCK OPTION PLANS

      Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation, which permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 also allows entities to continue to apply the provisions of APB 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made as if the fair-value based method defined in SFAS 123 had been applied. The Company has elected to continue to apply provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123.

      During 2000 and 1999, the Company’s board of directors approved and granted stock options to purchase 6,573,285 and 685,000 shares, respectively, of the Company’s Common Stock, vesting over a

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 7 — EQUITY TRANSACTIONS (Continued)

four-year period. The options were issued to various employees and directors under the Company’s employee stock option plans.

	Number	Weighted Average
Stock Options	of Shares	Exercise Price

Outstanding at December 31, 1998	5,872,723	$1.03

Granted at $0.49 — $0.51	685,000	0.51

Lapsed or canceled	(1,912,375)	2.35

Outstanding at December 31, 1999	4,645,348	$0.50

Granted at $0.18 — $2.88	6,573,285	0.91

Exercised at $0.24 — $0.51	(989,375)	0.50

Lapsed or canceled	(1,010,348)	0.92

Outstanding at December 31, 2000	9,218,910	$0.63

      The following table summarizes information about stock options outstanding at December 31, 2000:

	Number	Weighted Average		Number
Range of	Outstanding at	Remaining	Weighted Average	Exercisable at	Weighted Average
Exercise Price	December 31, 2000	Contractual Life	Exercise Price	December 31, 2000	Exercisable Price

$0.18–$1.56	9,218,910	7.6 years	$0.63	2,122,375	$0.49

      The Company applied APB 25 in accounting for its stock options and warrants and, accordingly, compensation expense of $0 for 2000 and 1999 has been recognized for its stock options in the financial statements.

      The fair value of each option grant issued during the years ended December 31, 2000 and 1999 are estimated by management using an option pricing model (Black-Scholes) with the following assumptions: dividend yield of 0%; expected option lives of five and two years; volatility of 88.56% and risk free interest rate of 5.73%.

      Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS 123 instead of applying APB 25, the Company’s net loss would have been increased to the pro forma amounts indicated below:

		December 31, 2000	December 31, 1999

Loss applicable to common shareholders	As reported	$(21,097,992)	$(12,313,354)
SFAS 123 expense		(620,968)	(37,483)

Loss applicable to common shareholders	Pro forma	$(21,718,960)	$(12,350,837)

Loss per share	As reported	$(0.41)	$(0.28)
	Pro forma	(0.42)	(0.28)

      Pro forma net loss reflects only options granted in 2000 and 1999. Therefore, the full impact of calculating compensation expense for stock options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation expense is reflected over the options’ vesting period of four years.

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 7 — EQUITY TRANSACTIONS (Continued)

E.  WARRANTS

      The following is a summary of issued and outstanding warrants for the purchase of Common Stock:

Number
Warrants	of Shares

Outstanding at December 31, 1998	30,978,834

Granted at $0.001-$1.25 per share	4,282,190

Less exercised	—

Lapsed or canceled	(1,931,916)

Outstanding at December 31, 1999	33,329,108

Granted at $0.01-$0.70 per share	858,798

Less exercised	—

Lapsed or canceled	(9,855,864)

Outstanding at December 31, 2000	24,332,042

F.  MINORITY INTERESTS

      Prior to the reverse acquisition, the Company sold restricted Common Stock in its subsidiary, CCI, to a third party totaling 700,000 shares. On August 25, 1999, the holder of such shares elected to convert these shares of CCI to 700,000 shares of Chadmoore Wireless Group Common Stock. As per the amended and restated stock subscription agreement dated January 13, 1996, the third party had options to purchase 2.1 million shares of restricted common stock of CCI. The options were exercisable ranging from six months from the closing date of the amended and restated stock subscription agreement through eight years from such date. As of July 13, 1996, 700,000 options that were exercisable at $1.50 per share were unexercised by the third party and thus expired on that date. Options to purchase 1.4 million shares of CCI remain outstanding at December 31, 2000 at the following exercise prices:

		Option
Number	Option	Exercise	Expiration
of Options	Type	Price	Date

700,000	A	$2.50	1/13/2000

700,000	B	$4.00	1/13/2004

NOTE 8 — LOSS PER SHARE

      SFAS 128 requires the Company to calculate its earnings (loss) per share based on basic and diluted earnings (loss) per share as defined. Basic and diluted loss per share was computed by dividing the net loss applicable to common shareholders by the weighted average number of shares of Common Stock. The following is a reconciliation of the basic and diluted EPS computations for loss available to common shareholders.

	December 31, 2000	December 31, 1999

Total basic and diluted weighted shares outstanding	44,755,170	40,361,850

Warrants deemed to be outstanding Common Stock, excluding warrants with nominal exercise prices which were not exercisable (weighted average)	7,234,985	2,912,098

Weighted average common shares outstanding	51,990,155	43,273,948

      The Company’s warrants, preferred stock and stock options granted and issued during 2000 and 1999, and outstanding as of December 31, 2000 and 1999, are antidilutive and have been excluded from the

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 8 — LOSS PER SHARE (Continued)

diluted loss per share calculation for the years ended December 31, 2000 and 1999. The following potentially dilutive securities were not included in the computation of dilutive EPS because the effect of doing so would be antidilutive.

	December 31, 2000	December 31, 1999

Options	9,218,910	4,645,348

Warrants	24,332,042	15,802,082

Convertible preferred stock	—	—

	33,550,952	20,447,430

NOTE 9 — MANDATORILY REDEEMABLE PREFERRED STOCK

      On May 4, 1998, the Company issued 10,119,614 shares of 4% cumulative Series C Preferred Stock, which is mandatorily redeemable by written notice to the Company on the earlier of (i) May 1, 2003 or (ii) the occurrence of the listing of the Company’s Common Stock on a National Securities Exchange or an equity financing by the Company that results in gross proceeds in excess of $2 million (“Redeemable Preferred”). The Series C Preferred Stock has a redemption price equal to $.3953 and is entitled to cumulative annual dividends equal to 4% payable semi-annually. Dividends on the Series C Preferred Stock accrue from the issue date, without interest, whether or not dividends have been declared. Unpaid dividends, whether or not declared, compound annually at the dividend rate from the dividend payment date on which such dividend was payable. As long as any shares of Series C Preferred Stock are outstanding, no dividend or distribution, whether in cash, stock or other property, may be paid, declared or set apart for payment for any junior securities.

      The difference between the relative fair value of the Redeemable Preferred at the issue date and the mandatory redemption amount is being accreted by charges to additional paid-in-capital, using the effective interest method through April 30, 2003. At the redemption date, the carrying amount of such shares will equal the mandatory redemption amount plus accumulated dividends unless the shares are exchanged prior to the redemption date. Since the Company had no retained earnings such amount is charged to additional paid-in capital.

NOTE 10 — NON CASH ACTIVITIES

      During the year ended December 31, 2000, the Company had the following non-cash investing and financing activities:

•	issuance of 1,500,000 shares of common stock for common stock subscribed that was outstanding as of December 31, 1999 in the amount of $304,650

•	purchase of FCC licenses with debt, prior to discount, in the amount of $444,398

•	issuance of 2,317,679 shares of common stock in payment of debt in the amount of $711,000 and accrued interest in the amount of $425,000

•	issuance of 210,000 shares of stock for services rendered

•	issuance of $328,000 in debt to refinance existing debt and accounts payable

•	preferred stock dividends and accretion of $693,723

•	purchase of American Wireless licenses through assumption of $1,390,000 in debt and $397,000 in minority interest

•	accrual of $1,350,000 fee to GATX due at closing of pending Nextel transaction

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 10 — NON CASH ACTIVITIES (Continued)

      During the year ended December 31, 1999 the Company had the following non-cash investing and financing activities:

•	issuance of $953,252 of notes payable, net of discount, to exercise Options

•	issuance of a note payable of $1,673,000 for the payment of fixed assets

•	issuance of 90,000 shares of Common Stock for services

•	issuance of a note payable of $672,348, net of discount, and the agreement to issue 1,500,000 shares of Common Stock (Common stock subscribed) to pay license commissions

•	issuance of 1,871,096 shares of Common Stock as a payment on a note payable

•	issuance of 700,000 shares of Common Stock as consideration for retiring 700,000 shares of the Company’s subsidiary’s stock

•	conversion of 20,955 shares of Series B Preferred into 915,932 shares of Common Stock

•	issuance of 76,672 shares of Common Stock for Series B Preferred dividends

•	issuance of 525,000 shares of Common Stock as a settlement on a license dispute.

      During the years ended December 31, 2000 and 1999, the Company paid no federal income taxes. During the years ended December 31, 2000 and 1999, the Company paid cash for interest of $4,930,611 and $1,702,730, respectively.

NOTE 11 — INCOME TAXES

      The Company has adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”), whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. SFAS 109 requires recognition of a future tax benefit of net operating loss carryforwards and certain other temporary differences to the extent that realization of such benefit is more likely than not; otherwise, a valuation allowance is applied.

      The major components of the deferred tax assets and liabilities at December 31, 2000 and 1999 are presented below:

	2000	1999

Deferred tax assets:

Net operating loss carryforwards	$26,110,745	$18,111,189

Management agreements	2,508,435	2,508,435

Accruals not currently deductible for tax purposes	574,300	411,824

Investment in JJ&D LLC	155,216	155,216

Allowance for doubtful accounts	151,991	59,724

Other	153,080	123,334

	29,653,767	21,369,722

Less valuation allowance	(27,532,874)	(19,936,774)

Deferred tax assets	$2,120,893	$1,432,948

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 11 — INCOME TAXES (Continued)

	2000	1999

Deferred tax liabilities:

Property and equipment	(1,555,890)	(1,067,494)

FCC licenses	(546,390)	(331,281)

Other	(18,613)	(34,173)

Deferred tax liabilities	(2,120,893)	(1,432,948)

Net Deferred Tax Assets	$—	$—

      SFAS 109 requires recognition of the future tax benefit of these assets to the extent realization of such benefits is more likely than not; otherwise, a valuation allowance is applied. At December 31, 2000 and 1999, the Company determined that $27,532,874 and $19,936,774, respectively, of tax benefits did not meet the realization criteria because of the Company’s historical operating results. Accordingly, a valuation allowance was applied to reserve against the applicable deferred tax assets, and as such there is no income tax benefit reflected in this statement of operations.

      At December 31, 2000 and 1999, the Company had net operating loss carry-forwards available for income tax purposes of approximately $74,602,130 and $51,746,255 respectively, which expire principally from 2009 to 2020.

NOTE 12 — RELATED PARTY TRANSACTIONS

      During the years ended December 31, 2000 and 1999, the Company paid $24,000 and $1,749,000, respectively to Private Equity Partners (“PEP”), for professional services associated with equity and debt financings. Mark F. Sullivan, a Director of the Company, is an owner and managing partner of PEP.

      On December 6, 1999 the Company re-priced 358,793 of warrants to purchase the Company’s Common Stock from exercise prices ranging from $0.50 to $2.50 to an exercise price of $0.01. These warrants are held by the Sullivan Family Trust, of which Mark F. Sullivan and his wife are the only trustees.

      The Company accounted for the re-pricing of the warrants under SFAS 123, “Accounting for Stock-Based Compensation.” The value of the warrants was calculated using the Black-Scholes valuation model as of the re-pricing date. The company recorded additional consulting expenses of approximately $80,000 for the difference between the re-priced warrant valuation and the warrant valuation as of the original grant date.

      On January 21, 2000 the Company issued a warrant to purchase 250,000 shares of the Company’s Common Stock at an exercise price of $0.21. This warrant is held by the Sullivan Family Trust, of which Mark F. Sullivan and his wife are the only trustees.

      On May 1, 1998, the Company and Recovery entered into an advisory agreement commencing on May 1, 1998 and ending on the fifth anniversary. The advisory agreement stipulates that Recovery shall devote such time and effort to the performance of providing consulting and management advisory services for the Company as deemed necessary by Recovery. The Company shall pay an annual consulting fee of $312,500 beginning on May 1, 1999 which shall be paid in advance, in equal monthly installments, reduced by the Series C Preferred dividends paid in the preceding twelve months. Jeffrey A. Lipkin and Joseph J. Finn-Egan, managing partners for Recovery, are Directors of the Company.

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 13 — COMMITMENTS AND CONTINGENCIES

A.  GOODMAN/ CHAN PROCEEDINGS

      Nationwide Digital Data Corp. and Metropolitan Communications Corp. among others (collectively, “NDD/ Metropolitan”), traded in the selling of SMR application preparation and filing services, and in some instances construction services to the general public. Most of the purchasers in these activities had little or no experience in the wireless communications industry. Based on evidence that NDD/ Metropolitan had not fulfilled their construction and operation obligations to over 4,000 applicants who had received FCC licenses through NDD/ Metropolitan, the Federal Trade Commission (“FTC”) filed suit against NDD/ Metropolitan in January, 1993, in the Federal District Court for the Southern District of New York (“District Court”). The District Court appointed Daniel R. Goodman (the “Receiver”) to preserve the assets of NDD/ Metropolitan. In the course of the Receiver’s duties, he together with a licensee, Dr. Robert Chan, who had received several FCC licenses through NDD/ Metropolitan’s services, filed a request to extend the construction period for each of approximately 4,000 SMR stations. At that time, licensees of most of the stations included in the waiver request (“Receivership Stations”) were subject to an eight-month construction period. On May 24, 1995, the FCC granted the request for extension. The FCC reasoned that the Receivership Stations were subject to regulation as commercial mobile radio services stations, but had not been granted the extended construction period awarded, by the FCC, to all commercial mobile radio services licensees. Thus, in an effort to be consistent in its treatment of similarly situated licensees, the FCC granted the licensee petitioners an additional four months in which to construct and place the Receivership Stations in operation (the “Goodman/ Chan Waiver”). The Goodman/ Chan Waiver became effective upon publication in the Federal Register on August 27, 1998. Moreover, the FCC released a list on October 9, 1998 which purported to clarify the status of relief eligibility for licenses subject to the August 27, 1998 decision. Subsequently the FCC also released a purported final list of the Receivership Stations.

      On the basis of a previous request for assistance to the FCC’s Licensing Division by the Company, the FCC examined and marked a list provided by the Company. The FCC’s markup indicated those stations held by the Company or subject to management and option agreements, which the FCC considered to be, at that time, Receivership Stations and/or stations considered “similarly situated” and thus eligible for relief. From this communication, the Company believes that approximately 800 of the licenses that it owns or manages are Receivership Stations or otherwise entitled to relief as “similarly situated” licensees. For its own licenses and under the direction of each licensee for managed stations, the Company proceeded with timely construction of those stations which the Company reasonably believes to be Receivership Stations or otherwise entitled to relief. The Company received relief on approximately 150 licenses under the Goodman/ Chan proceedings and from the official communication from the FCC, the Company believes that approximately 650 licenses should be eligible for relief as “similarly situated”. Initial review of the Commission’s Goodman/ Chan Order indicated a potentially favorable outcome for the Company as it pointed to a grant of relief for a significant number of the Company’s owned and/or managed licenses which were subject to the outcome of the Goodman/ Chan decision. However, on October 9, 1998 a release from the offices of the Commercial Wireless Division of the FCC’s Wireless Telecommunication Bureau announced that because of a technicality relating to the actual filing dates of the construction deadline waiver requests by certain of the subject licensees, some licenses which the FCC staff earlier had stated would be eligible for construction extension waivers due to the similarity of circumstances between those licensees and the Goodman/ Chan licensees, would not actually be granted final construction waivers. The Commission has subsequently begun a process of deleting certain of the Company’s licenses in this category from its official licensing database. Prior to the release of the October 9, 1998, Public Notice, the Company constructed and placed into operation certain licenses from this category based on information received from the FCC and the Receiver. The Company is in the process of determining which licenses have in fact been deleted; however, due to the continuing disparity

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 13 — COMMITMENTS AND CONTINGENCIES (Continued)

between the FCC’s lists and its subsequent treatment of such lists as well as continuing modification of the FCC’s license database, the Company remains uncertain as to all licenses which will be permanently deleted under the FCC’s current procedures.

      In response, on November 9, 1998, Chadmoore filed a Petition for Reconsideration at the FCC seeking reversal of the action announced in the Commercial Wireless Division Public Notice. The Company asked that the relief be reinstated for its impacted licenses. Moreover, on February 1, 1999, the Company, in conjunction with other aggrieved parties, filed a petition with the United States Court of Appeals for the District of Columbia Circuit seeking reversal of the FCC’s decision and a remand of the decision to the FCC with instructions from the court to reinstate the licenses for which relief had been denied. Argument before the court was held on May 4, 1999. The petitions of the Receiver and all “similarly situated” parties were consolidated into a single briefing and argument before the court. In an opinion issued July 15, 1999, the court dismissed all the petitions filed by the Goodman/ Chan licensees. The court noted in its opinion that the receiver did not have standing to seek relief on behalf of the licensees and the similarly situated parties had filed their appeal at the FCC in an untimely manner. Thus, rather than hearing the merits underlying the case, the judges dismissed the petitions on procedural grounds.

      The dismissal of the Petitions, while a problem for the other parties before the court, appears not to be a bar to the Company’s efforts to seek relief in this instance, but simply requires that the Company await the FCC’s final action in this matter. In reviewing the Court’s opinion, the Company’s Management believes that the court has left open the possibility of a rehearing on the merits upon FCC failure to act affirmatively on the Company’s appeal. Thus, as Chadmoore was the only party before the court which had timely filed such a petition, Management believes the potential for a rehearing on the merits would be applicable only to Chadmoore. Approximately 650 of those licenses purchased by or under option and management agreements with the Company are among those which the FCC refused to afford relief pursuant to the Commercial Wireless Division’s October 9, 1998, Public Notice.

      On November 9, 1999 the FCC’s Commercial Wireless Division Chief issued a decision denying Chadmoore’s Petition for Reconsideration. Such a staff level opinion is not binding upon the Commission, and the Company exercised its legal right to seek an internal FCC review through application to the Commission. The Company also holds an ultimate right to seek redress in the United States Court of Appeals for the District of Columbia Circuit. Thus, on December 9, 1999 the Company filed, with the full commission, an Application for Review of the staff decision.

      On March 26, 2001, the Federal Communications Commission released an Order denying Chadmoore’s Application for Review; and, the Company has now exhausted the appeal process in this matter at the Commission. Accordingly, the only avenue of appeal now remaining to the Company is the filing of a petition at the United States Court of Appeals for the District of Columbia Circuit. The Company has a statutorily-provided thirty (30) day period from the FCC’s decision release in which to consider its position and file a court appeal. Company management currently is consulting with outside litigation counsel to review the FCC decision in detail and to perform an analysis as to whether the Company should pursue a further appeal. Among other considerations, management and counsel must consider the factual and legal approach (or approaches) to be employed in any such appeal, the prospects of success and the costs involved. Management does not have an analysis sufficiently advanced at this time to predict what the Company’s ultimate decision will be with respect to continued prosecution of this matter. Nevertheless, due to the Commission’s dismissal and the harshness of its tone which indicates that the Commission is likely to vigorously oppose any further attempts by the Company to retrieve these licenses through appellate court litigation, management has chosen to write off the value of the licenses at this time.

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 13 — COMMITMENTS AND CONTINGENCIES (Continued)

B.  OTHER LEGAL PROCEEDINGS

      The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of Management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

      Pursuant to the FCC’s jurisdiction over telecommunications activities, the Company is involved in pending matters before the FCC, which may ultimately affect the Company’s operations.

C.  PURCHASE COMMITMENT

      In October 1996, the Company signed a purchase agreement with Motorola to purchase approximately $10 million of Motorola radio communications equipment, including Motorola Smartnet II trunked radio systems. Such purchase agreement required that the equipment be purchased within 30 months of its effective date. On March 10, 1998, the Company received an extension from 30 months to 42 months from the effective dates thereof. As of March 6, 2000 the Company has purchased approximately $6.5 million toward this purchase commitment. On May 4, 2000 the Company negotiated an extension to the agreement to extend it to July 2001. If the Company does not purchase the additional $4.0 million of radio communications equipment before July 26, 2001, the Company will be obligated to reimburse Motorola for previous discounts of approximately $331,000.

D.  LEASE COMMITMENTS

      The Company entered into a lease for its corporate offices and warehouse facilities in Las Vegas, Nevada, commencing in December 1997, under a non-cancelable operating lease agreement which expires in March 2002. Terms of the lease provide for minimum monthly lease payments of approximately $18,500. The agreement provides for annual adjustments to the minimum monthly lease payment based on the consumer price index as defined therein.

      In addition, the Company leases sales facilities in Memphis, Tennessee with a six-month lease payments of approximately $13,000 and a month-to-month option at $2,500 per month after the initial term ends on July 31, 2001. The Company also leases approximately 300 antenna sites for transmission of SMR services. The terms of these leases range from month-to-month to 6 years, with options to renew.

      Future minimum payments associated with the leases described herein, including renewal options, are as follows:

Year ended December 31,

2001	$2,494,144

2002	1,592,564

2003	976,216

2004	546,201

2005	233,945

thereafter	—

$5,843,070

      Total rent expense for the years ended December 31, 2000 and 1999 amounted to $2,830,734 and $2,194,642, respectively.

E.  EMPLOYMENT ARRANGEMENTS

      The Company has employment arrangements with certain of its executive officers that provide for lump sum severance payments and accelerated vesting of options upon termination of employment under certain circumstances or a change of control, as defined.

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 14 — SUBSEQUENT EVENTS

      On February 1, 2001, the Company sold its facility, along with furniture and fixtures, in Memphis, Tennessee for $400,000. Memphis operations were moved to a leased facility and will be conducted there through the pendency of the Nextel transaction.

CHADMOORE WIRELESS GROUP, INC.

Notes to Consolidated Financial Statements (Continued)

NOTE 14 — SUBSEQUENT EVENTS

CHADMOORE WIRELESS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(amounts in thousands, except share data)

	September 30,	December 31,
	2001	2000

	(Unaudited)

ASSETS

Current assets:

Cash	$245	$108

Accounts receivable, net	489	1,097

Other receivables, net	53	188

Inventory	448	496

Other current assets	95	45

Total current assets	1,330	1,934

Property and equipment, net	11,504	12,938

Intangible assets, net	34,146	33,963

Other non-current assets, net	2,839	2,909

Total assets	$49,819	$51,744

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT

Current liabilities:

Current maturities of long-term debt	$36,124	$12,445

Accounts payable and accrued liabilities	6,446	4,552

Unearned revenue	371	876

Other current liabilities	10	33

Total current liabilities	42,951	17,906

Long-term debt	17,064	33,771

Total liabilities	60,015	51,677

Minority interests	1,098	1,171
Commitments and contingencies

Redeemable preferred stock:

Series C, 4% cumulative, 10,119,614 shares issued and outstanding	2,821	2,201

Shareholders’ deficit:

Preferred stock, $.001 par value, authorized 40,000,000 shares	—	—

Common stock, $.001 par value, authorized 100,000,000 shares, 45,700,172 shares issued and outstanding	46	46

Additional paid-in capital	68,958	69,539

Accumulated deficit	(83,119)	(72,890)

Total shareholders’ deficit	(14,115)	(3,305)

Total liabilities, minority interests, redeemable preferred stock and shareholders’ deficit	$49,819	$51,744

See accompanying condensed notes to unaudited interim consolidated financial statements

CHADMOORE WIRELESS GROUP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(amounts in thousands, except share and per share data)

	For the Three Months ended		For the Nine Months Ended

	September 30	September 30	September 30	September 30
	2001	2000	2001	2000

Revenues:

Service revenue	$1,082	$1,828	$3,800	$5,145

Equipment sales and maintenance	18	116	61	535

Total revenues	1,100	1,944	3,861	5,680

Cost of sales:

Cost of service revenue	552	492	1,661	1,385

Cost of equipment sales and maintenance	44	64	59	288

Total cost of sales	596	556	1,720	1,673

Gross margin	504	1,388	2,141	4,007

Operating expenses

Selling, general and administrative	1,961	3,060	5,755	8,740

Depreciation and amortization	613	559	1,812	1,659

Total operating expenses	2,574	3,619	7,567	10,399

Loss from operations	(2,070)	(2,231)	(5,426)	(6,392)

Other expense:

Minority interest in earnings	(47)	(65)	(175)	(194)

Interest expense, net	(1,876)	(1,263)	(4,558)	(3,710)

Other	(68)	87	(70)	62

Net loss	(4,061)	(3,472)	(10,229)	(10,234)

Redeemable preferred stock dividend and accretion	(193)	(135)	(620)	(459)

Loss applicable to common shareholders	$(4,254)	$(3,607)	$(10,849)	$(10,693)

Basic and diluted loss per share of common stock:

Loss applicable to common shareholders	$(0.08)	$(0.07)	$(0.20)	$(0.21)

Basic and diluted weighted average shares outstanding	52,935,154	52,574,601	52,935,154	51,193,815

See accompanying condensed notes to unaudited interim consolidated financial statements.

CHADMOORE WIRELESS GROUP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

(amounts in thousands)

	For the nine months ended

	September 30,	September 30,
	2001	2000

Cash flows from operating activities:

Net loss	$(10,229)	$(10,234)

Adjustments to reconcile net loss to net cash used in operating activities:

Minority interest	175	194

Depreciation and amortization	1,812	1,659

Loss on sale of assets	70	—

Amortization of debt discount	360	1,129

Amortization of debt issuance costs	1,091	279

Options and common stock issued for services	39	217

Change in operating assets and liabilities:

Decrease (increase) in accounts receivable and other receivables	633	(148)

Decrease (increase) in inventory	48	(138)

Decrease (increase) in other current assets	43	(119)

(Decrease) increase in unearned revenues	(505)	221

Increase in accounts payable and accrued liabilities	426	2,239

Net cash used in operating activities	(6,037)	(4,701)

Cash flows from investing activities:

Purchase of license options	(444)	(201)

Proceeds from sale of assets	420	—

Purchase of property and equipment	(20)	(520)

Change in other assets	—	(3)

Net cash used in investing activities	(44)	(724)

Cash flows from financing activities:

Increase in debt issuance costs	(21)	(1,674)

Exercise of stock options	—	493

Distribution of minority interests	(242)	(204)

Payments of long-term debt	(3,908)	(5,766)

Proceeds from issuance of long-term debt	10,389	7,212

Net cash provided by financing activities	6,218	61

Net increase (decrease) in cash	137	(5,364)

Cash at beginning of period	108	5,603

Cash at end of period	$245	$239

See Note 7 for supplemental disclosure on non-cash investing and financing activities.

See accompanying condensed notes to unaudited interim consolidated financial statements.

CHADMOORE WIRELESS GROUP, INC. AND SUBSIDIARIES

Condensed Notes to Unaudited Interim Consolidated Financial Statements

September 30, 2001

NOTE 1 — BASIS OF PRESENTATION

      The interim financial statements for the three and nine months ended September 30, 2001 and September 30, 2000 have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes contained in Chadmoore’s Form 10-KSB filed for the fiscal year ended December 31, 2000.

      The financial information included herein reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the results of the interim periods. The results of operations for the three and nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year.

NOTE 2 — DESCRIPTION OF BUSINESS

      Chadmoore Wireless Group, Inc., together with its subsidiaries (collectively “Chadmoore”), is one of the largest holders of frequencies in the United States in the 800 megahertz (“MHz”) band for commercial specialized mobile radio (“SMR”) service. Chadmoore’s operating territory covers approximately 55 million people in 180 markets, primarily in secondary and tertiary cities throughout the United States (“Operating Territory”). Chadmoore also entered the 900 MHz market with the completion of its purchase of 16 ten-channel wide-area licenses in seven Metropolitan Trading Areas (“MTA’s”) during 2000. Also known as dispatch, one-to-many, or push-to-talk, Chadmoore’s commercial SMR service provides reliable, cost-effective, real-time voice communications for cost-conscious companies with mobile workforces that have a need to frequently communicate with their entire fleet, discrete subgroups or individuals of their fleet. For a flat fee averaging approximately $17 per radio per month, customers enjoy unlimited airtime for communicating instantaneously with their chosen fleets or subgroups.

      See “Note 4 — Management Plans” for additional discussion of the current business status.

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES

LOSS PER SHARE

      Chadmoore has applied the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (“SFAS 128”), which establishes standards for computing and presenting earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. The calculation of diluted earnings per share includes the effect of dilutive common stock equivalents.

REVENUE RECOGNITION

      Chadmoore recognizes revenue from radio dispatch and telephone interconnect services based on monthly access charges per radio, plus in the case of telephone interconnect service, revenue is recognized based on air time charges as used. Revenue is also recognized from equipment maintenance upon acceptance by the customer of the work completed as well as from the sale of equipment when delivered.

INTANGIBLE ASSETS

      Intangible assets consist of Federal Communications Commission (“FCC”) licenses and rights to acquire FCC licenses, which are recorded at cost and are authorized by the FCC and allow the use of

CHADMOORE WIRELESS GROUP, INC. AND SUBSIDIARIES

Condensed Notes to Unaudited Interim Consolidated Financial Statements (Continued)

NOTE 3 — SIGNIFICANT ACCOUNTING POLICIES (Continued)

certain communications frequencies. FCC licenses have a primary term of five or ten years and are renewable for additional five-year or ten-year periods for a nominal FCC processing fee. Although there can be no assurance that the licenses will be renewed, management expects that the licenses will be renewed as they expire. FCC licenses are amortized using the straight-line method over 20 years and FCC renewal fees are amortized using the straight-line method over 5 years. Chadmoore evaluates the recoverability of FCC licenses by determining whether the unamortized balance of this asset is expected to be recovered over its remaining life through projected undiscounted operating cash flows.

NOTE 4 — MANAGEMENT PLANS

      The accompanying consolidated financial statements have been prepared assuming that Chadmoore will continue as a going concern. For the nine months ended September 30, 2001 and for the years ended December 31, 2000 and 1999, Chadmoore has suffered recurring losses from operations and has a working capital deficiency of $41.6 million, $16.0 million and $7.3 million, respectively, that raise substantial doubt about Chadmoore’s ability to continue as a going concern. Management’s plans in regard to these matters are described below. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      In August 2000, Chadmoore signed a definitive agreement and plan of reorganization with Nextel Communications, Inc. and a subsidiary of Nextel under which the subsidiary of Nextel would acquire substantially all of Chadmoore’s assets in a tax-free reorganization for shares of Nextel’s class A common stock, subject to certain closing adjustments and limitations, including shareholder approval and receipt of all necessary regulatory approvals.

      The reorganization agreement provided for Chadmoore to receive up to $160 million worth of Nextel’s class A common stock, subject to certain closing adjustments and limitations. These closing adjustments and limitations include, among other things, adjustments for interim funding provided to Chadmoore pending the closing and adjustments depending on which of Chadmoore’s assets are actually delivered at the closing. The actual number of Nextel shares to be received by Chadmoore was to be determined in accordance with a formula that was negotiated between Chadmoore and Nextel in August 2000. That formula generally provides for the number of shares to be determined by dividing the adjusted purchase price by the average daily closing price of Nextel’s shares as quoted by The Nasdaq National Market for the 20 trading days immediately preceding the closing date of the transaction. The reorganization agreement further provided for additional adjustments to the adjusted purchase price in the event that the calculated average daily closing price was more than 20 percent higher or more than 20 percent lower than $57.1656, the closing price of Nextel’s shares on the date that the reorganization agreement was signed. In addition, if the calculated average daily closing price was more than 35% lower than $57.1656, then the number of Nextel shares to be received by Chadmoore was calculated as if the average daily closing price was 35% lower than $57.1656, although in that event Chadmoore could elect to terminate the reorganization agreement unless Nextel subsequently elected to deliver additional Nextel shares at the closing calculated based on the actual average daily closing price. Nextel had no obligation to increase the number of Nextel shares.

      By late 2000, the Nextel stock price had declined substantially and thereafter remained at relatively low levels. As a result, Chadmoore believed it unlikely that its stockholders would approve the transaction because the value of the Nextel shares to be delivered to Chadmoore was substantially less than anticipated. As a result, on June 29, 2001, Chadmoore and Nextel amended the agreement and plan of reorganization to reduce the aggregate consideration to approximately $130 million of Nextel’s Class A common shares, subject to certain closing adjustments and limitations. If the Nextel closing price is less than or equal to $10 per share based on a trailing 20-day average closing price, then at Nextel’s election,

CHADMOORE WIRELESS GROUP, INC. AND SUBSIDIARIES

Condensed Notes to Unaudited Interim Consolidated Financial Statements (Continued)

NOTE 4 — MANAGEMENT PLANS (Continued)

they have the option to close the transaction with cash rather than shares. However, if Nextel makes the election, then Chadmoore has the right to require Nextel to deliver Nextel shares equal to the closing price less closing adjustment and limitation divided by $10. The agreement and plan of reorganization remains subject to the approval of Chadmoore’s stockholders and the satisfaction of customary closing conditions contained in the agreement and plan of reorganization, including receipt of all necessary regulatory approvals. Subsequent to the closing of this transaction, Chadmoore will be dissolved and all of its remaining assets will be liquidated.

      Chadmoore expects the closing of the proposed Nextel transaction to occur during the last quarter of 2001. Even though Chadmoore and Nextel have modified the terms of the reorganization agreement, there can be no assurances that the modified transaction would be completed on a tax-free basis or at all.

      Due in part to the anticipation of closing the transaction with Nextel, Chadmoore made significant changes in its business plan during the second half of 2000 by scaling back its marketing and development activities and eliminating its direct sales force in an effort to reduce operating expenses. Chadmoore also began to explore opportunities to dispose of Chadmoore’s assets that are not proposed to be acquired by Nextel which will consist primarily of accounts receivable, inventory, office furniture and equipment and analog radio equipment. In the event that the proposed transaction with Nextel is not completed, Chadmoore will have to either attempt to obtain additional capital in order to pay off its debts and resume business operations or locate another purchaser of its assets or an acquisition partner.

      In connection with the Nextel reorganization agreement, Chadmoore arranged to borrow up to an aggregate of $32.5 million from Barclays Bank PLC in order to pay amounts due under its existing credit facility and finance its interim operations. In the event that the Nextel reorganization agreement is terminated, Barclays’ obligation to continue advancing funds to Chadmoore will cease as of the date of such termination, and the principal balance of the interim financing will have to be repaid by Chadmoore on or before June 30, 2002. In conjunction with the amendment of its credit facility with GATX Capital Corporation (“GATX”), and as additional consideration for the payment deferral, (see Note 5 — Debt) Chadmoore purchased from Barclays Bank PLC an irrevocable standby letter of credit in the face amount of $2.7 million in favor of GATX. To facilitate this issuance, the agreement with Barclays was amended on June 29, 2001 to reduce the total availability to $30.9 million. Accordingly, in the event of the termination of the Nextel agreement, Chadmoore anticipates that the proceeds from the interim funding will not be sufficient to satisfy its contemplated cash requirements for more than 60 days beyond the date of such termination subject to successful negotiation for temporary arrangements with its lenders. There can be no assurance that Chadmoore will be able to locate such funding or that additional financing will be available to Chadmoore when needed, on commercially reasonable terms, or at all. In addition, given the unique nature of Chadmoore’s assets, there can be no assurance that another purchaser of its assets or acquisition partner could be located or that an agreement with any such purchaser or partner could be negotiated on terms that would be acceptable to Chadmoore and its shareholders. If Chadmoore is unable to obtain additional financing or enter into an alternative transaction with another purchaser or acquisition partner, it will likely be required to cease its operations.

      The failure to consummate the proposed Nextel transaction would have a material adverse effect on Chadmoore and its operations. Chadmoore would have to immediately seek another buyer or revert to its original analog business plan or a similar one based on a digital platform. Under either scenario, Chadmoore would have to seek additional capital and focus on those markets, about 95, where full-scale service has been implemented. In addition, Chadmoore’s contingency plan could include the sale of selected channels (with permission of the creditors, GATX and Barclays) and ceasing further system expansion in such markets. However, there can be no assurances that this or any of Chadmoore’s contingency plans would adequately address the aforementioned risks, or that it would ultimately attain

CHADMOORE WIRELESS GROUP, INC. AND SUBSIDIARIES

Condensed Notes to Unaudited Interim Consolidated Financial Statements (Continued)

NOTE 4 — MANAGEMENT PLANS (Continued)

profitability. Accordingly, Chadmoore may not be able to find another buyer or raise additional capital and would be subject to the risks of a liquidation of its assets or bankruptcy.

      As a cost saving measure, Chadmoore closed its Memphis, Tennessee office in August 2001. The office provided primarily equipment sales and service work for the Memphis and Little Rock Arkansas, areas. Twelve employees were terminated, eight in Memphis and four in the corporate office as a result of this action.

      During the third quarter, Chadmoore also closed on the purchase of the minority interest in the Austin LLC partnership in which Chadmoore had a 70% interest prior to the closing. Chadmoore has also negotiated the purchase of the Jacksonville and the Virginia Beach minority interests. These purchases are being accounted for using the purchase method of accounting.

NOTE 5 — DEBT

      During 1999, pursuant to a loan facility with GATX (“GATX Facility”), Chadmoore borrowed $26.6 million from GATX leaving approximately $400,000 available for future borrowings at the sole and absolute discretion of GATX, subject to substantially the same terms as the previous borrowings. Loans were made at an interest rate fixed at the time of the funding based on five-year US Treasury notes plus 5.5% and payable over five-years following a 16 month interest only period. Quarterly principal payments of approximately $1.35 million were to commence June 30, 2000.

      Warrants to purchase up to 1,822,500 shares of Chadmoore’s Common Stock at an exercise price of $0.39 per share were also issued to GATX (“GATX Warrants”). The loan is secured by substantially all the assets of Chadmoore.

      On June 10, 1999, Chadmoore entered into an Amendment to the GATX Facility (“Amendment”). The Amendment, among other things, delayed certain financial covenants, extended the option period to make available funds from 120 days to 150 days and amended the collateral value to loan ratio from 2 to 1 to 1.5 to 1. Chadmoore also restated the exercise price of the GATX Warrants from $0.39 to $0.01 per share of Chadmoore’s Common Stock. In connection with the Amendment, Chadmoore has recognized a debt discount related to the GATX Warrants of $608,350, which represents the intrinsic value, which is not materially different from the fair value, of the GATX Warrants on the date of the Amendment. This discount is being amortized to interest expense using the effective interest method over the life of the loan.

      On June 30, 2000, GATX agreed to refrain from exercising remedies under the GATX Facility until July 28, 2000 as a result of failure by Chadmoore to make principal and interest payments due on June 30, 2000. On July 27, 2000, GATX agreed to continue to refrain from exercising remedies under the GATX Facility until August 15, 2000 as a result of Chadmoore’s inability to make principal and interest payments due on June 30, 2000.

      In order to facilitate the Nextel transaction, Chadmoore reached an agreement with GATX to amend the GATX Facility. Chadmoore agreed to pay GATX a fee of $1.35 million for (a) the ability to prepay the loan facility concurrent with the close of its transaction with Nextel, (b) the receipt of all consents and covenant waivers reasonable to facilitate the closing of the Nextel transaction, (c) the grant to Nextel, or a third party induced by Nextel, of a second lien on all assets to secure cash advances to Chadmoore of up to about $32.5 million, and (d) the option to pay the fee for the above concessions in cash or stock. Depending on the performance of Nextel shares, the fee could be adjusted upward to an amount not to exceed $1.62 million.

      Chadmoore is required to maintain certain financial covenants related to the GATX and Barclay’s facilities. As of June 30, 2001, Chadmoore was not in compliance with all of the covenants, however, as

CHADMOORE WIRELESS GROUP, INC. AND SUBSIDIARIES

Condensed Notes to Unaudited Interim Consolidated Financial Statements (Continued)

NOTE 5 — DEBT (Continued)

previously noted, GATX has agreed to waive all financial covenant violations. Barclays per its subordination agreement with GATX cannot act upon the financial covenant violations, subject to the waivers agreed to by GATX.

      On June 29, 2001, Chadmoore and GATX agreed to defer the quarterly principal payments due on or about June 30, 2001 and September 30, 2001, until the earliest of December 31, 2001 or the closing of the asset sale to Nextel. In consideration for the payment deferral, Chadmoore agreed to pay to GATX a fee of $1 million, to be paid on the earliest of December 31, 2001 or the closing of the asset sale to Nextel. In conjunction with the amendment of its credit facility with GATX, and as additional consideration for the payment deferral, Chadmoore purchased from Barclays Bank PLC an irrevocable standby letter of credit in the face amount of $2.7 million in favor of GATX.

      See “Note 4 — Management Plans” regarding the Barclays debt transaction.

NOTE 6 — EQUITY TRANSACTIONS

      During August 2001, the board of directors of Chadmoore rescinded certain options previously granted for key management members and directors. (See Note 10 — Subsequent Events).

      During the first nine months of 2000, 989,375 shares of common stock were issued through the exercise of employee stock options with option prices between $0.24 and $0.51 per share. Additional equity transactions are discussed in Note 7 — Non Cash Activities.

NOTE 7 — NON CASH ACTIVITIES

      During the nine months ended September 30, 2001, Chadmoore had the following non-cash and investing and financing activities (1) the director’s and officer’s insurance policy premium of $57,000 was financed over a three month period with the expense being amortized over twelve months (2) the financing of the general insurance premium of $36,188 was financed over nine months with the expense being amortized over twelve months (3) $63,172 of debt being incurred for the purchase of FCC licenses and/or license options, (4) $5,500 in receivables that was offset against partnership interests, (5) $10,000 in accounts receivable that was offset to debt, (6) $1 million in additional fees that were accrued as a result of the GATX amendment (see Note 5 — Debt), (7) settlement of an arbitration case with a payment in Nextel stock equal to $287,500 that was accrued, (8) repayment of the purchase discount that became due to Motorola in July 2001 (see Note 8 — Purchase Commitment), and (9) preferred stock dividends and accretion of $620,000.

      During the nine months ended September 30, 2000, Chadmoore had the following non-cash investing and financing activities: (1) issuance of 1,500,000 shares of common stock for common stock subscribed that was outstanding as of December 31, 1999 in the amount of $304,650, (2) purchase of FCC licenses with debt, prior to discount, in the amount of $444,398, (3) issuance of 2,317,679 shares of common stock in payment of debt in the amount of $711,000 and accrued interest in the amount of $425,000, (4) issuance of 210,000 shares of stock for services rendered, (5) issuance of $328,000 in debt to refinance existing debt and accounts payable and (6) preferred stock dividends and accretion of $459,000.

      During the quarters ended September 30, 2001 and 2000, Chadmoore paid no cash for Federal income taxes. For the three months ended September 30, 2001 and 2000, Chadmoore paid $1.2 million and $1.8 million, respectively, for interest.

CHADMOORE WIRELESS GROUP, INC. AND SUBSIDIARIES

Condensed Notes to Unaudited Interim Consolidated Financial Statements (Continued)

NOTE 8 — PURCHASE COMMITMENT

      In October 1996, Chadmoore signed a purchase agreement with Motorola to purchase approximately $10 million of Motorola radio communications equipment, including Motorola Smartnet II trunked radio systems. Such purchase agreement required that the equipment be purchased within 30 months of its effective date. On March 10, 1998, Chadmoore received an extension from 30 months to 42 months from the effective dates thereof. As of March 6, 2000 Chadmoore has purchased approximately $6.5 million toward this purchase commitment. On May 4, 2000 Chadmoore negotiated an extension to the agreement to extend it to July 2001. Chadmoore did not purchase the additional $4.0 million of radio communications equipment before July 26, 2001, and is obligated to reimburse Motorola for previous discounts of approximately $331,000.

NOTE 9 — RELATED PARTY TRANSACTIONS

      During the nine months ended September 30, 2001 and 2000, Chadmoore paid $21,000 and $53,000, respectively to Private Equity Partners (“PEP”), for professional services associated with equity and debt financings. Mark F. Sullivan, a Director of Chadmoore, is an owner and managing partner of PEP.

      On March 6, 2000, Chadmoore issued 105,000 shares of Chadmoore’s Common Stock to the Sullivan Family Trust, of which Mark F. Sullivan and his wife are the only trustees.

      On May 1, 1998, Chadmoore and Recovery Equity Investors (“Recovery”) entered into an advisory agreement commencing on May 1, 1998 and ending on the fifth anniversary. The advisory agreement stipulates that Recovery shall devote such time and effort to the performance of providing consulting and management advisory services for Chadmoore as deemed necessary by Recovery. Chadmoore shall pay an annual consulting fee of $312,500 beginning on May 1, 1999 which shall be paid in advance, in equal monthly installments, reduced by the Series C Preferred dividends paid in the preceding twelve months. Jeffrey A. Lipkin and Joseph J. Finn-Egan, managing partners for Recovery, are Directors of Chadmoore.

NOTE 10 — SUBSEQUENT EVENTS

      During October 2001, the board of directors of Chadmoore determined that certain key management members and directors shall be granted cash compensation for continued services related to the Nextel transaction. Payment of this compensation is contingent upon successful completion of the Nextel transaction.

      On October 16, 2001, some holders of licenses cancelled by the Federal Communications Commission pursuant to the Goodman/ Chan decision filed suit against Chadmoore in the United States District Court for the Southern District of New York. This group of ten licensees allege in their complaint that Chadmoore owes them a total of $207,500 based on promissory notes executed by Chadmoore for the purchase of the cancelled licenses. Chadmoore disputes this claim. However, Chadmoore has reserved what it believes are sufficient resources for settlement of all claims that may arise in the context of the Goodman/ Chan matter. The licensees’ complaint also seeks punitive damages in the amount of $1 million in connection with Chadmoore’s alleged breach of contract. Chadmoore believes the prayer for award of punitive damages is wholly without merit. No reserve, therefore, has been set aside for this contingent liability. Chadmoore management is attempting to negotiate a settlement of the contract claim with counsel for the licensee group.

Annex A

AGREEMENT AND PLAN

OF REORGANIZATION

dated as of

August 21, 2000

by and among

NEXTEL COMMUNICATIONS, INC.,

NEXTEL FINANCE COMPANY

and

CHADMOORE WIRELESS GROUP, INC.

AGREEMENT AND PLAN OF REORGANIZATION

A-i

A-ii

A-iii

DEFINITIONS

A

Acquisition Sub	A-1

Adjusted Enterprise Value	A-2

Advances	A-21

Agreement	A-1

Asset List	A-8

Assets	A-2

Assumed Liabilities	A-2

B

Business	A-1

C

CERCLA	A-7

Chadmoore	A-1

Chadmoore Information	A-18

Chadmoore Management Agreement	A-12

Chadmoore Reports	A-12

Chadmoore/ Chadmoore Subs	A-9

Channels	A-1

Closing	A-24

Closing Date	A-25

Code	A-1

Communications Act	A-14

Consents	A-4

Contracts	A-10

Current Payables	A-8

D

Delivered	A-3

Disclosure Schedule	A-1

E

Employee Plan	A-11

ESMR	A-14

Exchange Act	A-18

Excluded Assets	A-2

Excluded Liabilities	A-2

F

FCC	A-1

FCC License	A-12

G

GAAP	A-8

H

HSR Act	A-18

J

June 30 Balance Sheet	A-9

K

Knowledge	A-30

L

Lender	A-21

Licenses	A-1

N

Nextel	A-1

Nextel Closing Price	A-3

Nextel Cure Period	A-28

Nextel Reports	A-16

Nextel Shares	A-1

Nonassignable Items	A-5

P

Permitted Liens	A-10

Person	A-4

Prime Rate	A-21

Proposal	A-19

Purchase Price	A-2

R

Registration Statement	A-18

Reorganization	A-1

Repayment Amount	A-4

S

SEC	A-12

Securities Act	A-16

Signing Date	A-1

Site Leases	A-2

specialized mobile radio	A-3

specialized mobile radio License	A-13

specialized mobile radio System	A-13

specialized mobile radio Units	A-13

Special Transaction	A-4

STA	A-13

Subsidiaries	A-5

System Contracts	A-2

Systems	A-1

T

Terminating Chadmoore Breach	A-28

Terminating Nextel Breach	A-28

Third-Party Claim	A-24

Third-Party Management Agreement	A-13

Trading Day	A-3

A-iv

ANNEXES

Annex A	Chadmoore Cash Flow Statement
Annex B	Form of Letter Concerning Compliance with Rule 145
Annex C	Forms or Subject Matters of Opinions from Counsel to Chadmoore
Annex D	Form or Subject Matter of Opinion of Jones, Day, Reavis & Pogue

A-v

AGREEMENT AND PLAN OF REORGANIZATION

      Agreement and Plan of Reorganization (“Agreement”) dated as of August 21, 2000 (the “Signing Date”) by and among NEXTEL COMMUNICATIONS, INC., a Delaware corporation (“Nextel”), NEXTEL FINANCE COMPANY, a Delaware corporation and a direct, wholly-owned subsidiary of Nextel (“Acquisition Sub”) and CHADMOORE WIRELESS GROUP, INC., a Colorado corporation (“Chadmoore”).

PLAN OF REORGANIZATION

      A. Nextel and Chadmoore intend to enter into a transaction that will be recognized as a plan of reorganization under the provisions of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).

      B. The plan of reorganization will comprise the acquisition by Acquisition Sub of substantially all of the specialized mobile radio wireless business of Chadmoore (the “Business”), and substantially all of the assets employed in the Business, together with certain liabilities, of Chadmoore.

      C. The acquisition of the Business by Acquisition Sub will be effected by a transaction (the “Reorganization”) wherein Chadmoore will exchange the Assets for that number of shares of Nextel Class A Common Stock, par value $.001 per share (“Nextel Shares”), equal to an aggregate of $160,000,000, as determined in accordance with Article 2 of this Agreement.

      E. The Assets owned by Chadmoore and to be acquired by Acquisition Sub by virtue of the Reorganization will include, without limitation, all of Chadmoore’s rights and interests in and to the Federal Communications Commission (“FCC”) licenses (the “Licenses”) listed in Sections 1.01(a)(1),(2) and (3) of the Disclosure Schedule to this Agreement (the “Disclosure Schedule”) for the 800 MHz and 900 MHz frequencies listed in Section 1.01(a) of the Disclosure Schedule (the “Channels”) (except for any Channels or Licenses not Delivered as described in Section 1.05), as well as the related physical assets of the relevant systems operated in accordance with the Channels (the “Systems”) (including all repeater and ancillary equipment and leased real property) and the related intangible assets of the Systems.

      F. On or about the date of the execution and delivery of this Agreement, Nextel is arranging or providing funding for Chadmoore (as set forth in Section 5.04) which present and future advances will be secured by a lien on the assets of Chadmoore.

      G. Each of the directors, officers of Chadmoore and Recovery Equity Investors II, L.P., each of which is a holder of Chadmoore’s Common Stock, $.001 per share, has committed in writing that he or it will vote in favor of the Reorganization and the transactions contemplated by this Agreement.

AGREEMENT

      In order to consummate the Reorganization, and in consideration of the mutual agreements hereinafter contained, Nextel, Acquisition Sub and Chadmoore agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE ASSETS AND LIABILITIES; PURCHASE PRICE

      Section 1.01 Purchase and Sale of Assets. Except as to the Excluded Assets described in Section 1.02, and as otherwise provided in Section 1.03, Chadmoore will sell, transfer and assign to Acquisition Sub or its designee, as the case may be, and Acquisition Sub, or its designee, as the case may be, will acquire from Chadmoore, on the terms and conditions in this Agreement, substantially all of the assets, properties and business of Chadmoore relating to the Business as a going concern (all of which are collectively referred to herein as the “Assets”) including, without limitation, the following:

      (a) All of Chadmoore’s rights and interests in the Licenses and Channels, including, without limitation, those described in Sections 1.01(a)(1), 1.01(a)(2) and 1.01(a)(3) of the Disclosure Schedule;

      (b) The leasehold interest of Chadmoore in each of the site leases for real property described in Section 1.01(b) of the Disclosure Schedule (the “Site Leases”) (except for any Site Leases that are not assignable as described in 1.08(b));

      (c) All of Chadmoore’s rights and interests in the Contracts described in Section 1.03(a)(ii) of the Disclosure Schedule;

      (d) All of Chadmoore’s equipment and other tangible personal property related to or used in the Business, including, without limitation, those described in Section 1.01(d) of the Disclosure Schedule; and

      (e) All records (copies and/or originals where necessary) of Chadmoore (other than Chadmoore’s corporate records) relating to the Business, including customer lists, property records, service records, contract records and accounting records.

      Section 1.02 Excluded Assets. Notwithstanding anything in Section 1.01 to the contrary, there shall be excluded from the Assets to be transferred to Acquisition Sub all of the assets of Chadmoore relating to the Business listed or described in Section 1.02 of the Disclosure Schedule (collectively, the “Excluded Assets”).

     Section 1.03 No Liens; Assumption of Liabilities.

      (a) The Systems and Assets shall be sold free and clear of all liens, encumbrances and security interests of any kind or nature, and Acquisition Sub shall assume the following (the “Assumed Liabilities”), but no other, obligations of Chadmoore:

(i) Executory obligations under the Site Leases disclosed in Section 1.01(b) of the Disclosure Schedule relating to periods of operation after the Closing Date; and

(ii) Executory obligations under all contracts of Chadmoore, as disclosed in Section 1.03(a) of the Disclosure Schedule, in effect as of this date and relating to periods of operation after the Closing Date (collectively with the Site Leases, the “System Contracts”).

      (b) Except for the Assumed Liabilities, Acquisition Sub shall not, by execution and delivery of this Agreement or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Chadmoore, whether related to the Business, the Assets or any of Chadmoore’s other assets, operations, businesses or activities, if any, or claims for any liability or obligation, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, arising from occurrences prior to, at or after the Closing Date (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, neither Acquisition Sub nor Nextel shall assume, and Chadmoore shall be responsible for, any obligation or liability of Chadmoore to distribute to the shareholders of Chadmoore, the option holders of Chadmoore or holders of any other derivative securities of Chadmoore the Nextel Shares received by Chadmoore in accordance with this Agreement.

     Section 1.04 Purchase Price; Adjustments.

      (a) As the purchase price for the Assets, Acquisition Sub will, concurrent with the Closing, assume the Assumed Liabilities and cause to be issued to Chadmoore that number of Nextel Shares equal to an aggregate of $160,000,000 (subject to adjustment in accordance with Sections 1.05 and 1.06) (as so adjusted, the “Adjusted Enterprise Value”) divided by $57.1656, subject to adjustment in accordance with Sections 1.04(b) through (f) (the “Purchase Price”).

      (b) If the Nextel Closing Price is greater than $57.1656 but less than or equal to $68.5988, then no adjustment to the Nextel Shares or the Adjusted Enterprise Value shall be made.

      (c) If the Nextel Closing Price is greater than $68.5988, then the number of Nextel Shares shall equal 120% of the Adjusted Enterprise Value divided by the Nextel Closing Price.

      (d) If the Nextel Closing Price is less than $57.1656 but greater than $45.7325, then no adjustment to the number of Nextel Shares or the Adjusted Enterprise Value shall be made.

      (e) If the Nextel Closing Price is less than or equal to $45.7325 but greater than $37.1577, then the number of Nextel Shares shall equal the 80% Adjusted Enterprise Value divided by the Nextel Closing Price.

      (f) If the Nextel Closing Price is less than or equal to $37.1577, then the number of Nextel Shares shall equal 80% of the Adjusted Enterprise Value divided by $35.1577.

      (g) If Chadmoore has elected (as permitted by Section 9.01(c)(iv)) to terminate this Agreement because the Nextel Closing Price is less than $37.1577, Nextel may elect, within ten (10) business days, to exceed the number of shares deliverable under Section 1.04(f) and to deliver the number of Nextel Shares that equals 80% of the Adjusted Enterprise Value divided by the Nextel Closing Price.

      (h) If Nextel makes the election contemplated by Section 1.04(g), then: (i) the termination election made by Chadmoore under Section 9.01(c)(iv) shall be automatically rescinded and cancelled; and (ii) the Reorganization shall proceed in accordance with this Agreement.

      (i) For purposes of this Agreement, the “Nextel Closing Price” per share of Nextel common stock shall be the daily closing price per share for the twenty (20) consecutive Trading Days immediately prior to the Closing Date. If the Nextel Closing Price or the Nextel Signing Price per share is determined during a period following the announcement by Nextel of (i) a dividend or distribution on Nextel Shares payable in Nextel Shares or securities convertible into Nextel Shares or (ii) any subdivision, reverse stock split or comparable reclassification of Nextel Shares, and prior to the expiration of the requisite twenty (20) Trading Day period after the dividend date for the ex-dividend or distribution, or the record date for the subdivision, reverse stock split or comparable reclassification, then, in each such case, the Nextel Closing Price or the Nextel Signing Price shall be properly adjusted to take into account ex-dividend trading. The closing price for each Trading Day shall be the last sale price, or, in case no sale takes place on such day, the average of the closing bid and ask prices, in either case, as reported by the NASDAQ National Market. For purposes of this Agreement, the term “Trading Day” shall mean a day on which the NASDAQ National Market is open for business.

     Section 1.05 Purchase Price Adjusted for Channels Not Delivered.

      (a) If at the time of the Closing the aggregate value of Channels not Delivered by Chadmoore exceeds $3,200,000, then the value of each Channel that is not Delivered will reduce the Adjusted Enterprise Value by the value of such Channel. Channels shall be valued as set forth on Schedule 1.05. If at the time of the Closing any Channel set forth on Schedule 1.01(a)(2) is not delivered by Chadmoore, there shall be no adjustment to the Adjusted Enterprise Value; provided, however, that the value of any such Channel that is Delivered at the Closing shall be offset against any reduction to the Adjusted Enterprise Value pursuant to the first sentence of this Section 1.05(a).

      (b) A Channel shall be “Delivered” by Chadmoore if at the Closing Date: (i) the FCC license for such channel has been granted to Chadmoore or a Chadmoore Subsidiary by a Final Order; (ii) there is a Final Order approving a transfer of control of that license to Nextel; (iii) if unconstructed or deconstructed, there are at least one hundred eighty (180) days remaining before the construction or reconstruction deadline applicable to that channel; (iv) there is no co-channel license located within 54.7 miles of the channel, except for co-channel licenses that are Chadmoore, Chadmoore Subsidiaries, or licenses controlled by Nextel or which was in compliance with the FCC’s short-spacing table on the date the license was initially granted; (v) the channel is set forth on Schedule 1.02(a)(1) and is either a land mobile 800 MHz, 900 MHz or 450 MHz frequency, for specialized mobile radio (“specialized mobile radio”) use, or a frequency allocated for public safety, industrial land transportation or business where the radio service classification has been converted to commercial service classification (i.e., YX or GX radio service type); (vi) the channel is granted pursuant to a primary license; (vii) such channel is a discrete frequency within the applicable market and not subject to any cross border frequency sharing or channel coordination or similar arrangement, taking into account all frequencies deemed Delivered pursuant to this Agreement in that market; (viii) the license for or including the channel is not subject to (A) any agreement to be sold to a third party, or (B) any option or right of first refusal in favor of any third party; (ix) except as approved by Nextel and set forth on Schedule 2.24, there is no contract right of any third party or FCC order otherwise encumbering or limiting the use of the license; (x) except as set forth in any Schedule referencing this Section, which amounts shall be paid in full by Chadmoore within ten (10) day of the Closing, no consideration is due to any person in connection with the channel; and (xi) the channel is not subject to any finders’ preference action or otherwise included within any proceeding commenced or asserted by a third party (other than Nextel) or any regulatory agency, including, without limitation, the FCC, that could result in a take-back, termination, cancellation or nonrenewal of the relevant licenses.

      Section 1.06 Adjustment for Nextel Funding. Not less than three (3) days prior to the Closing, Chadmoore shall provide Nextel with written notice as to the aggregate amount of cash it will deliver to Nextel at the Closing to repay some or all of the Advances (as defined in Section 5.04) (the “Repayment Amount”). The Advances, as reduced by the Repayment Amount, shall be subtracted from $160,000,000 (as adjusted pursuant to Section 1.05) to determine the Adjusted Enterprise Value.

     Section 1.07 Other Adjustments; No Fractional Shares.

      (a) If any of the following transactions (each a “Special Transaction”) becomes effective: (i) a capital reorganization, combination or reclassification of the capital stock of Nextel; (ii) a consolidation or merger of Nextel with another entity; or (iii) a sale or conveyance of all or substantially all of Nextel’s assets, then provision shall be made whereby Chadmoore shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein, and in lieu of the Nextel Shares otherwise deliverable hereunder, such shares of stock, other voting securities, cash or other assets as may be issued or payable in and pursuant to the terms of such Special Transaction with respect to or in exchange for the number of shares of Common Stock equal to the number of Nextel Shares issuable hereunder had such Special Transaction not taken place. In connection with any Special Transaction, appropriate provision will be made with respect to the provisions of this Agreement (including, without limitation, provisions for any adjustment of Section 1.04) to the end that this Agreement shall thereafter provide for delivery of shares of stock, other voting securities, cash or other assets as were delivered for Nextel Shares in connection with the Special Transaction.

      (b) Notwithstanding any other provision of this Agreement, no fractional Nextel Shares shall be issued in accordance with the transactions contemplated herein. In lieu of issuance of any fractional Nextel Shares, cash adjustments will be paid to Chadmoore in respect of any fractional Nextel Shares that would otherwise be issuable. Wherever in this Agreement it is contemplated that, in connection with the Reorganization, cash payment shall be made in lieu of a fractional share, Nextel may deliver to Chadmoore a number of whole shares, determined by rounding up to the nearest whole share, and thereupon shall be relieved of any obligation hereunder to make cash payments to Chadmoore in lieu of any fractional share interest.

     Section 1.08 Assignability and Consents.

      (a) Required Consents. Schedule 2.25 sets forth a list of all Assets, including, without limitation, permits, System Contracts, Channels and Licenses, that are non-assignable or non-transferable or cannot be subleased to Nextel or Acquisition Sub without the consent of some other individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or similar entity or any governmental entity (collectively, “Person”). Promptly after the public announcement by Chadmoore of this Agreement and the transactions contemplated herein, Chadmoore shall use all commercially reasonable efforts to obtain all consents, novations, approvals, authorizations, requirements (including filing and registration requirements), waivers and agreements (“Consents”) from any Persons necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Assets, and to consummate and make effective the transactions contemplated by this Agreement and to continue such efforts as may be required after the Closing Date to facilitate the full and expeditious transfer of legal title, or the sublease, as the case may be, of the Assets.

      (b) Nonassignable Items. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an Agreement to sell, convey, assign, sublease or transfer any Assets, including permits, System Contracts, Channels and Licenses, if an attempted sale, conveyance, assignment, sublease or transfer thereof, without the Consent of any Person would constitute a breach of, or in any way affect the rights of Chadmoore or Nextel or Acquisition Sub with respect to such Asset (“Nonassignable Items”). Chadmoore shall use its commercially reasonable efforts and Nextel and Acquisition Sub shall cooperate in seeking to obtain all Consents and to resolve all impracticalities of sale, conveyance, assignment, sublease or transfer necessary to convey to Nextel or Acquisition Sub all Nonassignable Items without any change to the terms of such items. If any such Consents are not obtained and satisfied or if an attempted sale, conveyance, assignment, sublease or transfer would be ineffective, Chadmoore and its appropriate affiliates shall at the Closing enter into such arrangements (including related written agreements) as Nextel may reasonably request in order to fairly compensate Nextel for the net loss of, or to provide to Nextel the benefit of, any such Nonassignable Items (it being acknowledged that such arrangement may include obligations imposed on Chadmoore and such affiliates promptly to pay to Nextel when received all monies and other items of value received by Chadmoore and such affiliates under such Nonassignable Item; provided, however, that Chadmoore shall have no obligation to provide Nextel the benefit of any Nonassignable Item until Nextel has used its commercially reasonable efforts to resolve such impracticality).

      Section 1.09 Tax Consequences. The parties intend that for United States Federal income tax purposes, (a) the sale of Assets shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(C) of the Code, and (b) this Agreement shall constitute a “plan of reorganization” for purposes of Section 354 and Section 361 of the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF CHADMOORE

      Chadmoore represents and warrants to Nextel and Acquisition Sub that:

     Section 2.01 Corporate Organization.

      (a) Chadmoore has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Colorado and has the corporate power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted. The copies of the Articles of Incorporation of Chadmoore, certified by the Secretary of the State of Colorado, and its By-Laws, certified by the Secretary of Chadmoore, previously made available by Chadmoore to Nextel, are true, correct and complete.

      (b) The subsidiaries of Chadmoore existing on the date of this Agreement are listed on the Schedules with reference to this Section (collectively, the “Subsidiaries”). Except for Subsidiaries of Chadmoore that have been merged into Chadmoore since the Signing Date, each of the Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of its incorporation or has been duly organized and is validly existing as a limited liability company under the laws of the state of organization, as set forth on the Schedules with reference to this Section and has the corporate or limited liability company, as the case may be, power and authority to own or lease its properties and to conduct its business as it has been and is now being conducted.

      (c) Chadmoore and each Subsidiary are duly licensed or qualified and in good standing as a foreign corporation or limited liability company in all jurisdictions identified on the Schedules with reference to this Section and such jurisdictions are the only ones in which their ownership of property or the character of their activities is such as to require them to be so licensed or qualified.

     Section 2.02 Subsidiaries and Other Entities.

      (a) All the outstanding capital stock or membership interests of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable. Except as set forth on the schedules with reference to this Section, Chadmoore owns all the issued and outstanding capital stock or membership interest of each Subsidiary. Except as set forth on the Schedules with reference to this Section, Chadmoore holds all the issued and outstanding capital stock or membership interest of each Subsidiary free and clear of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind. As of the Closing, Chadmoore shall hold all the issued and outstanding capital stock or membership interest of each Subsidiary free and clear of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind.

      (b) There are no warrants, options, subscriptions, other convertible instruments, and no commitments, obligations, or agreement (whether firm or conditional) pursuant to which Chadmoore or any Subsidiary is or may be obligated to issue, transfer, deliver or sell shares of capital stock or membership interest of any Subsidiary or other securities of any Subsidiary.

      (c) Except for the Subsidiaries, and except as set forth in the Schedules with reference to this Section, none of Chadmoore or the Subsidiaries has any direct or indirect subsidiaries, nor do any of them own, directly or indirectly, any partnership, equity, profit, participation or similar ownership interest in any Person.

     Section 2.03 Corporate Authorization.

      (a) The Board of Directors of Chadmoore, by unanimous vote of all directors at a meeting duly called and held, has resolved to submit this Agreement to and recommend approval of this Agreement by the shareholders of Chadmoore.

      (b) Chadmoore has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by Chadmoore has been duly authorized by the Board of Directors of Chadmoore, and, at the Closing, will have been duly authorized by the shareholders of Chadmoore. Upon the execution and delivery hereof by, respectively, Nextel and Acquisition Sub, this Agreement will constitute the valid and legally binding obligations of Chadmoore, enforceable against Chadmoore in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors’ rights generally, by equitable principles of general applicability with respect to the availability of equitable remedies, or by public policies applicable to securities law.

      (c) The Board of Directors of Chadmoore received an opinion of Berwind Financial L.P., its financial advisor, at or before the Board meeting (prior to the approval vote) described in Section 2.03(a) above, to the effect that the consideration to be received by Chadmoore’s shareholders in the Reorganization is fair to the shareholders from a financial point of view. Chadmoore has provided Nextel with a correct and complete copy of the engagement letter between Berwind Financial L.P. and Chadmoore.

     Section 2.04 Compliance with Laws.

      (a) Except as set forth in the Schedules with reference to this Section:

(i) neither Chadmoore nor any Subsidiary is currently in violation (nor is any of them currently liable or otherwise currently responsible with respect to prior violations) of any statute, law or regulation applicable to any of their presently or formerly owned properties or to the conduct of their current or past businesses;

(ii) none of the processes followed, results obtained, services provided or products made, modified or installed by any of them (in the ordinary course of their businesses or otherwise), or by any managers with respect to specialized mobile radio Licenses held by any of Chadmoore or its Subsidiaries (pursuant to Third-Party Management Agreements or otherwise) or by Chadmoore or its Subsidiaries in the management or operation of specialized mobile radio Licenses managed by any of them (pursuant to Chadmoore Management Agreements or otherwise), violate any statute, law or regulation applicable thereto;

(iii) none of (A) the businesses of Chadmoore or any Subsidiary; (B) the processes, results, services or products performed, sold or otherwise made available by Chadmoore or any Subsidiary; (C) the processes, results, services or products performed, sold or otherwise made available by any manager with respect to specialized mobile radio Licenses held by Chadmoore or any Subsidiary (pursuant to Third-Party Management Agreements or otherwise); or (D) the processes, results, services or products performed, sold or otherwise made available by Chadmoore or any Subsidiary in the management or operation of specialized mobile radio Licenses managed by any of them (pursuant to Chadmoore Management Agreements or otherwise) violates any applicable law or regulation relating to air, water or noise pollution or employee health and safety or the production, storage, labeling, transportation or disposition of solid waste or hazardous or toxic substances;

(iv) Chadmoore, its Subsidiaries, each of the managers with respect to specialized mobile radio Licenses held by Chadmoore or a Subsidiary, and Chadmoore and its Subsidiaries in their capacities as managers under Chadmoore Management Agreements, has each timely obtained all licenses and permits and timely filed all reports required to be filed under any such applicable laws or regulations;

(v) neither Chadmoore, its Subsidiaries nor any other Person has stored, dumped or otherwise disposed of any chemical substances, including any “Hazardous Substances,” “Pollutants” or “Contaminants” (as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”)) on, beneath or about any of the properties of Chadmoore or its Subsidiaries; or

(vi) none of Chadmoore, its Subsidiaries or any of their respective managers (with respect to specialized mobile radio Licenses held by Chadmoore or a Subsidiary) has received written notice that it is a “potentially responsible party” under any environmental law or of any violation of any environmental, zoning or other land use ordinance, law or regulation relating to the operation of its or their businesses, or to any of the processes followed, results obtained, services provided or products made, modified or installed (in the ordinary course of its or their businesses or otherwise), including, but not limited to, the Toxic Substances Control Act of 1976, as amended, the Resource Conservation Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, CERCLA or the Occupational Safety and Health Act of 1970, as amended, nor are Chadmoore and any Subsidiary aware of any such violation.

      (b) Chadmoore has listed in the Schedules with reference to this Section all environmental reports known to Chadmoore or its Subsidiaries relating to any owned or leased real property of Chadmoore or its Subsidiaries and has previously delivered to Nextel a true, correct and complete copy of each report so listed.

      Section 2.05 No Conflict. Except as set forth in the Schedules with reference to this Section and subject to the adoption and approval of this Agreement by the shareholders of Chadmoore, the execution and delivery of this Agreement by Chadmoore and the consummation of the transactions contemplated hereby do not, and will not constitute an event which, after notice or lapse of time or both would:

      (a) violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by: (i) the terms of, any applicable law, rule or regulation of any governmental body; (ii) the Articles of Incorporation or By-Laws or Certificate of Formation or Operating Agreement, as the case may be, of Chadmoore or any Subsidiary; (iii) any indenture, material agreement, or other material instrument to which Chadmoore or any Subsidiary is a party or by which Chadmoore or any Subsidiary may be bound; or (iv) any order, judgment or decree applicable to any of them; or

      (b) terminate or result in the termination of any indenture, material agreement or other material instrument, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Chadmoore or any Subsidiary under any agreement to which any of them is a party.

      Section 2.06 Litigation. Except as set forth in the Schedules with reference to this Section, there are no actions, suits, proceedings, claims or investigations formally instituted and pending or, to the knowledge of Chadmoore and its Subsidiaries, threatened against or specifically affecting Chadmoore or any Subsidiary or involving any of their properties or assets, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitration panel or alternative dispute resolution body. Except as set forth in such Schedule, neither Chadmoore nor any Subsidiary is subject to or is in default under, any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitration panel or alternative dispute resolution body.

      Section 2.07 Insurance. Set forth in the Schedules with reference to this Section is a list of (a) all insurance policies held by Chadmoore or any Subsidiary (indicating the insurer, type, amount and term of coverage, deductible, description of vehicles, latest property insurable values by location (100% replacement value), workers’ compensation payroll (separately for clerical, sales and technical employees), and additional named insureds with respect to each such policy); and (b) all claims pending under any of such insurance policies. Except as set forth in the Schedules, all of these policies are in full force and effect and all premiums due thereon have been paid or accrued and there are no retroactive experience-based premium adjustment features in any policy.

      Section 2.08 Intellectual Property. Except for the name of Chadmoore and except as set forth in the Schedules with reference to this Section, there are no patents or patent applications; trademarks, service marks, trade dress, trade names, corporate names or any applications to register any of the foregoing marks or names; copyrights or copyright registrations; or any licenses to or from third parties with respect to any of the foregoing (including, without limiting the generality of the foregoing, all computer software, data and documentation) relating to Chadmoore’s or the Subsidiaries’ Business. Except as set forth in the Schedules with reference to this Section, (i) to the knowledge of Chadmoore, neither of Chadmoore nor any Subsidiary has infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties; (ii) Chadmoore is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of Chadmoore’s or the Subsidiaries’ Business; and (iii) neither Chadmoore nor any Subsidiary has received any notices of any infringement or misappropriation from any third party.

      Section 2.09 Assets. Chadmoore has delivered to Nextel a Schedule (which makes reference to this Section) that lists all of the Assets (the “Asset List”).

      Section 2.10 Financial Statements. Chadmoore has previously delivered to Nextel the following financial statements (including any notes thereto), all of which have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) throughout the periods involved and present fairly in all material respects the consolidated financial position of Chadmoore and its Subsidiaries, at the dates stated in such financial statements and the results of their operations for the periods stated therein (subject in the case of the financial statements referenced in paragraph (b) to the absence of notes and to normal year-end adjustments):

      (a) a Consolidated Balance Sheet at December 31, 1999, and a Consolidated Statement of Operations, Statement of Stockholders’ Equity and Consolidated Statement of Cash Flows for the year ended December 31, 1999 which have been audited by and that are accompanied by the report of Arthur Andersen LLP; and

      (b) a Consolidated Balance Sheet at June 30, 2000 and a Consolidated Statement of Operations, and a Consolidated Statement of Cash Flows for the six months ended June 30, 2000

      Section 2.11 Liabilities. Chadmoore and its Subsidiaries do not have any liability or obligation, secured or unsecured (whether accrued, absolute, contingent or otherwise), except:

      (a) trade payables and accrued expenses incurred in the ordinary course of business and consistent with past practices for which the stated due date has not passed (“Current Payables”);

      (b) those liabilities or obligations (for which the stated due date has not passed) relating to operating contracts or leases entered into in the ordinary course of business consistent with past practice;

      (c) liabilities and obligations of the type shown on Chadmoore’s balance sheet at June 30, 2000 that was previously delivered to Nextel (the “June 30 Balance Sheet”) and any increase in the amount of such liabilities after June 30, 2000 was either (1) consented to in writing by Nextel, or (2) incurred by Chadmoore or any Subsidiary in the ordinary course of business after such date; and

      (d) other liabilities or obligations that do not exceed $50,000 individually and do not exceed $200,000 in the aggregate or that are set forth in the Schedules with reference to this Section specifically identified (and, to the extent reasonably ascertainable, have been identified by type, source and dollar amount).

      Section 2.12 Transactions Not in the Ordinary Course. Except as set forth on the Schedules with reference to this Section, during the period commencing July 1, 2000 and ending on the date of this Agreement, neither Chadmoore nor any Subsidiary has:

      (a) incurred any liability or obligation not in the ordinary course of business or entered into any transaction other than in the ordinary course of business the value of which did not exceed $20,000 individually and did not exceed $200,000 in the aggregate;

      (b) mortgaged, pledged or subjected to lien, charge or any other encumbrance, any of the Assets;

      (c) sold or transferred, or agreed to sell or transfer, or acquired or agreed to acquire any specialized mobile radio Licenses; or

      (d) sold or transferred any of its other assets, tangible or intangible, the value of which did not exceed $10,000 individually and did not exceed $100,000 in the aggregate except, in each case, in the ordinary course of business.

      Section 2.13 Capital Projects. Set forth in the Schedules with reference to this Section is a description of all capital projects currently committed for or authorized by Chadmoore for (a) specialized mobile radio Systems and (b) all other capital projects involving the expenditure of more than $50,000 in any single case or more than $200,000 in the aggregate.

      Section 2.14 Taxes. Except as set forth in the Schedules with reference to this Section, the Subsidiaries have been included in a consolidated Federal income tax return filed by Chadmoore. Except as set forth in the Schedules with reference to this Section:

      (a) Chadmoore, on behalf of itself and its Subsidiaries (collectively, “Chadmoore/ Chadmoore Subs”), has duly and timely filed with all appropriate Federal, foreign, state and local governmental agencies all tax returns and reports required to be filed by it;

      (b) all taxes shown to be on such returns have been or paid in full or provided for in full;

      (c) Chadmoore/ Chadmoore Subs has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of any taxes;

      (d) Chadmoore/ Chadmoore Subs is not a party to any pending audit, inquiry, action or proceeding, nor has Chadmoore/ Chadmoore Subs been notified in writing of the inception of any such audit, inquiry, action or proceeding by any Federal, foreign, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality for the assessment or collection of taxes; and

      (e) no deficiency or assessment notices or reports or statements of tax due have been received by Chadmoore/ Chadmoore Subs in respect of any of its tax returns.

      Section 2.15 Bank Accounts; Employees. Set forth in the Schedules with reference to this Section is a complete list of:

      (a) all banks in which Chadmoore or any Subsidiary has an account or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto;

      (b) the current fixed annual rate of compensation (plus total cash compensation broken down between fixed and bonus components for fiscal year 1999) as of the date of such list for each of the five (5) then highest paid employees of Chadmoore and each Subsidiary for the current fiscal year and a summary of the basis on which each such Person is compensated if such basis is other than exclusively a fixed salary rate;

      (c) the names of all Persons holding powers of attorney from Chadmoore and each Subsidiary and a summary statement of the terms thereof; and

      (d) the name of each Person who is an “affiliate” of Chadmoore for purposes of Rule 145 under the Securities Act.

      Section 2.16 Real Estate. The Schedules with reference to this Section list all real estate, real estate options and leaseholds owned or held by Chadmoore or any Subsidiary. Except as set forth on the Schedules with reference to this Section, there are no title defects, issues of validity or enforceability, deficiencies in rights of possession or use or similar matters relating to or affecting any real estate owned or leased, or which is subject to an option to buy, sell or lease, of or by Chadmoore or any Subsidiary. Except for Permitted Liens or as set forth in the Schedules with reference to this Section, Chadmoore or a Subsidiary, as the case may be, has good and marketable title in fee simple to all real estate owned by it and good leasehold interests in all of its leaseholds, none of which interests will be adversely affected by the transactions contemplated hereby, and each lease with an initial term of more than one year is, to the knowledge of Chadmoore and its Subsidiaries, enforceable against the lessor thereunder and Chadmoore or its Subsidiary, as the case may be, enjoys quiet possession of all leaseholds.

      Section 2.17 Title to Assets. Except as set forth on the Schedules with reference to this Section, each of Chadmoore and its Subsidiaries has good and marketable title to all of the Assets. Except for the Excluded Assets, the Assets are the only assets properties, rights and interests used by Chadmoore or its Subsidiaries in connection with the Business. All of the Assets are in good operating condition and repair, subject to normal wear and tear, and are adequate and sufficient for the uses to which they are put in the Business. Except for liens or encumbrances set forth in the Schedules with reference to this Section (which identifies those that will be removed prior to the Closing), none of the Assets is subject to any lien or encumbrance other than (a) any liens securing Current Payables; (b) any liens or encumbrances connected with operating leases entered into in the ordinary course of business consistent with past practice; (c) such other encumbrances that do not secure indebtedness and do not materially detract from the value of, or interfere with the present or future use of, the property subject thereto and affected thereby or otherwise materially impair the business, financial condition, results of operations or operations of Chadmoore and its Subsidiaries, taken as a whole; or (d) as otherwise disclosed to and approved by Nextel in writing (collectively, “Permitted Liens”).

     Section 2.18 Contracts.

      (a) Except as set forth in the Schedules with reference to this Section, neither Chadmoore nor any Subsidiary (nor any of the Assets) is a party to or bound by any (collectively, the “Contracts”):

(i) agreement or other arrangement not made in the ordinary course of business, involving payments or receipts in excess of $25,000 individually or more than $100,000 in the aggregate;

(ii) employment or consulting contract or agreement;

(iii) contract with any labor union;

(iv) employee benefit plan (within the meaning of Section 3(3) of ERISA) or other plan, agreement or arrangement (oral or written) providing compensation to any Person who provides services to Chadmoore or its Subsidiaries;

(v) lease or management agreement relating to the use or operation of an specialized mobile radio Channel;

(vi) other lease with respect to real or personal property, whether as lessor or lessee, involving lease payments in excess of $50,000 per annum or $200,000 in the aggregate;

(vii) contract or commitment for the purchase of raw materials or supplies or the sale of products involving more than $50,000 per annum or $200,000 in the aggregate;

(viii) indenture, agreement, note, mortgage, guaranty or other writing which evidences or relates to any loan of money to, or indebtedness for money borrowed by, Chadmoore or any Subsidiary;

(ix) license agreement or other contract or agreement relating to patents, trademarks, trade names, techniques or copyrights or applications for any thereof, inventions, trade secrets or other proprietary know-how or technical assistance;

(x) any loan to officers, directors or employees of Chadmoore or any Subsidiary (all of which loans will be repaid in full by the Closing); or

(xi) any agreement relating to any direct or indirect acquisition of specialized mobile radio Licenses in the case of any of the foregoing, whether written or oral (and, in the case of oral commitments, with Chadmoore providing an accurate written summary of all material terms to Nextel).

      (b) Except as set forth in such Schedule, neither Chadmoore nor any Subsidiary, nor, to the knowledge of Chadmoore, any other party thereto, is in default under the terms of any commitments described in Subsections 2.18(a).

      Section 2.19 Brokers. Except for fees paid to Berwind Financial L.P., neither Chadmoore nor any Subsidiary has directly or indirectly dealt with anyone acting in the capacity of a finder or broker and none of them has incurred nor will they incur any obligation for any finder’s or broker’s fee or commission in connection with this Agreement or the transactions contemplated hereby.

      Section 2.20 Special Liabilities; Warranties. Except as set forth on the Schedules with reference to this Section, (a) neither Chadmoore nor any Subsidiary has any liability under any contracts under which the consideration to be paid or received by Chadmoore or a Subsidiary is determined in whole or in part based on profits or operating results, nor are there any contingent payments owing to any Person in connection with the acquisition of any business, entity, frequency or channel by Chadmoore or a Subsidiary; (b) neither Chadmoore nor any Subsidiary has extended any warranties to their respective customers, except those that each of them is authorized to extend on behalf of product manufacturers; (c) neither Chadmoore nor any Subsidiary is now subject to any outstanding, pending or, to the knowledge of Chadmoore, threatened claims based on warranty coverage; and (d) there are no pending or threatened claims by any manufacturer or vendor of equipment to disallow or invalidate manufacturers’ warranty coverage.

      Section 2.21 Employee Benefit Matters. Except as set forth on the Schedules with reference to any particular subsection of this Section:

      (a) Chadmoore does not have and never has had any obligation to contribute to any “multiemployer plan” (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended). Chadmoore does not maintain, contribute to, or have any liability under or with respect to any plan or arrangement, whether or not terminated, which provides or provided medical, health, life insurance of other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

      (b) Chadmoore does not maintain, contribute to or have any liability under or with respect to any plan or arrangement providing benefits to current or former employees, directors, consultants or independent contractors including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated (any such plan or arrangement, an “Employee Plan”). For purposes of this Section 2.21, “Chadmoore” includes all organizations that now are or that have been, within the past six years, considered with Chadmoore to be a single employer pursuant to Section 414 of the Code. Chadmoore previously has made available to Nextel true, complete and correct copies of each of the Employee Plans, including all amendments thereto, and any other documents or other instruments relating thereto.

      (c) All Employee Plans are being, and have been, maintained, operated and administered in all material respects in accordance with their respective terms and in compliance with all applicable laws.

      (d) The execution, delivery and performance of this Agreement will not, either alone or in conjunction with any other event or events, (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Chadmoore or any Subsidiary to any present or former officer, employee, director, shareholder or consultant, or former employee (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder or consultant of Chadmoore or any Subsidiary.

      (e) Chadmoore’s financial statements at and for the six months ended June 30, 2000 contain and, at and for the period ending on the Closing, will contain adequate accruals for (i) bonuses, sales commissions and vacation pay earned but not received as of such dates, and (ii) incurred or continuing but unpaid claims under Employee Plans not funded by insurance.

      Section 2.22 Materially Correct. Article 2 of this Agreement together with the Schedules referenced herein does not contain any untrue statement of a material fact.

      Section 2.23 Information. Chadmoore has filed all reports required to be filed with the Securities and Exchange Commission (the “SEC”) during the period from January 1, 1999 to the Signing Date (excluding any such reports dealing with the execution and delivery of this Agreement or any related agreements) (collectively, the “Chadmoore Reports”). None of the Chadmoore Reports, as of their respective dates (as amended through the Signing Date), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The representations made in this Section shall also be deemed to be made by Chadmoore to Nextel immediately prior to the Closing, but with reference to all information filed with the SEC prior to the Closing.

     Section 2.24 Regulatory Matters.

      (a) Definitions. For purposes of this Agreement, the following terms shall have the indicated meanings:

“FCC License” shall mean any paging, mobile telephone, specialized mobile radio or other license, permit, consent, certificate of compliance, franchise, approval or authorization of any type granted or issued by the FCC, including, without limitation, any of the foregoing authorizing the acquisition, construction or operation of an specialized mobile radio System, radio paging system or other radio communications system.

“Chadmoore Management Agreement” shall mean any management or other agreement (other than a loading agreement) pursuant to which Chadmoore or a Subsidiary agrees to manage or to perform other services (other than loading) with respect to specialized mobile radio Licenses held by another Person in exchange for either the right to receive a portion of the revenues derived from such specialized mobile radio Licenses or the right to purchase such specialized mobile radio Licenses or any loading agreement pursuant to which such Subsidiary is loading specialized mobile radio Licenses held by another Person in exchange for either the right to receive a portion of the revenues derived from such specialized mobile radio Licenses in excess of 25% of the aggregate revenues derived from such specialized mobile radio Licenses or the right to purchase such specialized mobile radio Licenses.

“specialized mobile radio License” shall mean an FCC License authorizing the construction, ownership and operation of an specialized mobile radio system in the 800 or 900 MHz band issued pursuant to 47 CFR Part 90 of the Rules and Regulations of the FCC.

“specialized mobile radio System” shall mean an specialized mobile radio system licensed under 47 CFR Part 90 of the Rules and Regulations of the FCC.

“specialized mobile radio Units” shall mean the number of mobile and control stations (within the meaning of 47 CFR Part 90 of the Rules and Regulations of the FCC) subscribing to specialized mobile radio Systems licensed to or managed by Chadmoore or a Subsidiary excluding, however, any such units which are subject to a Third-Party Management Agreement if the respective third party has a right to purchase the specialized mobile radio Licenses which are subject to such Third-Party Management Agreement.

“Third-Party Management Agreement” shall mean any management or other agreement (other than a loading agreement) pursuant to which a Person (other than Chadmoore or a Subsidiary) is managing specialized mobile radio Licenses held by Chadmoore or a Subsidiary or any loading agreement pursuant to which a Person (other than Chadmoore or a Subsidiary) is loading specialized mobile radio Licenses held by Chadmoore or a Subsidiary in exchange for the right to receive a portion of the revenues derived from such specialized mobile radio Licenses in excess of 25% of the aggregate revenues derived from such specialized mobile radio Licenses.

      (b) License Information. Schedule 2.24 sets forth a true and complete list of the following information for each FCC License issued to or operated by Chadmoore or its Subsidiaries (including all FCC Licenses subject to a Chadmoore Management Agreement):

(i) for all FCC Licenses (including all specialized mobile radio Licenses), the name of the licensee, the name of the seller(s), the call sign, the transmitter location (by site coordinates and city), the category or type of service (e.g., paging, specialized mobile radio, etc.), the frequency or frequencies authorized, and operating entity;

(ii) in the case of specialized mobile radio Licenses, the number of channels authorized, the number of channels constructed, whether the license is for a conventional or trunked specialized mobile radio System, the applicable loading date, whether the specialized mobile radio License is subject to a Finders Preference, whether the specialized mobile radio License is operating under Special Temporary Operating Authority (“STA”) and the applicable STA expiration date, and whether the specialized mobile radio License is managed by Chadmoore pursuant to a Chadmoore Management Agreement or by any other Persons pursuant to a Third-Party Management Agreement;

(iii) each holder of any such FCC License that is neither wholly-owned by Chadmoore nor owned entirely by unaffiliated Persons and managed by Chadmoore; and

(iv) for all FCC Licenses (including specialized mobile radio Licenses), whether such FCC Licenses are subject to rights of first refusal, options and other such rights or obligations in existence on the Signing Date, including, without limitation, entitlements to acquire additional ownership interests, which may affect the ownership interests of Chadmoore.

      (c) Condition of Systems. All of the properties, equipment and systems owned and/or operated by Chadmoore and related to the FCC licenses set forth on a Schedule with reference to this Section are, and any such properties, equipment and systems added in connection with any contemplated system expansion or construction prior to the Closing will be, in compliance with all standards or rules imposed by any governmental agency or authority (including, without limitation, the FCC, the Federal Aviation Administration and (if applicable), any public utilities commission or other state or local governments or instrumentalities) applicable to Chadmoore or its operation of the properties, equipment and systems or as imposed under any agreements with customers. All of the equipment and systems owned and/or operated by Chadmoore are in good repair and working order, ordinary wear and tear excepted.

      (d) Fees; License Compliance. Chadmoore has paid or will pay at Closing all franchise, license or other fees and charges which have become due in respect of the Business and has made appropriate provision as is required by GAAP, consistently applied, for any such fees and charges which have accrued. Except as set forth in a Schedule with reference to this Section, Chadmoore has duly secured all necessary permits, licenses, consents and authorizations from, and has filed all required registrations, applications, reports and other documents with, the FCC and, if applicable, any public utilities commission and other entity exercising jurisdiction over the specialized mobile radio businesses, radio paging businesses and other radio communications businesses of Chadmoore or the construction of delivery systems therefor, as such businesses are currently conducted. Chadmoore or a Subsidiary holds or has the contractual right to obtain the FCC Licenses specified on a Schedule with reference to this Section and, except as indicated in such Schedule, all such FCC Licenses are valid and in full force and effect without conditions except for such conditions as are stated on the FCC License or as are generally applicable to holders of similarly situated FCC Licenses. Chadmoore has filed with the FCC prior to any applicable deadline a complete and accurate application for rejustification of any unconstructed or deconstructed FCC License related to previously granted or requested wide area Enhanced specialized mobile radio (“ESMR”) licenses. Except as set forth on a Schedule with reference to this Section, with regard to FCC Licenses related to wide area ESMR frequencies, neither Chadmoore nor any of its Subsidiaries is subject to a short space agreement or any other agreement, FCC waiver or otherwise applicable regulations encumbering or limiting the use of such FCC License. Except as set forth on a Schedule with reference to this Section, to the knowledge of Chadmoore all applicable loading requirements with respect to any specialized mobile radio Licenses listed on such Schedule have been met and Chadmoore has taken every reasonable action to cause the same to be loaded in compliance with FCC regulations. Except as set forth on a Schedule with reference to this Section, no event has occurred and is continuing which could (i) result in the revocation, termination or adverse modification of any FCC License listed on such Schedule, or (ii) adversely affect any rights of Chadmoore thereunder. Except as indicated on a Schedule with reference to this Section, Chadmoore has no reason to believe and no knowledge that all of the FCC Licenses specified on a Schedule with reference to this Section will not be renewed in the ordinary course. Except with regard to any planned enhanced specialized mobile radio Systems of Chadmoore and except as shown on a Schedule with reference to this Section, Chadmoore has sufficient time, materials, equipment, contract rights and other required resources to complete, in a timely fashion and in full, construction of all the specialized mobile radio Systems, radio paging and other radio communications systems associated with the FCC Licenses listed on a Schedule with reference to this Section in compliance with all applicable technical standards and construction requirements and deadlines. Except as set forth on a Schedule with reference to this Section, the current ownership and operation by Chadmoore of such specialized mobile radio Systems, radio paging and other radio communications systems comply with the Communications Act of 1934, as amended (the “Communications Act”), and all applicable rules, regulations and policies of the FCC.

      (e) Management Agreements. Set forth on a Schedule with reference to this Section is a complete and correct list of all Chadmoore Management Agreements (and associated option agreements, if any) and Third-Party Management Agreements to which Chadmoore or any Subsidiary is a party that correctly identifies the manager under each such agreement and the holder of the specialized mobile radio Licenses which are the subject of such agreements, the transmitter locations (by address), and number of channels covered by such specialized mobile radio Licenses, the term of such agreements, any options or calls (and the respective option or call prices as well as the time period in which any option or call must be exercised or made) in favor of any party to such agreements to purchase or sell any interest in such specialized mobile radio Licenses and the respective fees or revenues payable or receivable under any such agreements. All Management Agreements are on one of three forms of management agreement that Chadmoore has previously provided to Nextel. Except as set forth on a Schedule with reference to this Section, to the knowledge of Chadmoore the terms of all such Chadmoore Management Agreements and Third-Party Management Agreements and the operation of each specialized mobile radio System pursuant thereto comply with the Communications Act and all applicable rules, regulations and policies of the FCC. Except as set forth on a Schedule with reference to this Section, none of the channels licensed to

Chadmoore or its Subsidiaries are subject to a Third-Party Management Agreement. Each Chadmoore Management Agreement includes an option allowing Chadmoore or a Subsidiary to purchase the channels that are subject to that agreement and no such option will be adversely affected by this Agreement.

      Section 2.25 Approvals. Set forth on a Schedule with reference to this Section are all of the Consents that must be obtained or satisfied by Chadmoore to transfer the Assets, including, without limitation, all Consents that must be obtained pursuant to Section 1.10(a). All Consents prescribed by any law or regulation, or any contract, agreement, commitment or undertaking, and which must be obtained or satisfied by Chadmoore for the consummation of the transactions contemplated by this Agreement, or for the continued performance by them of their rights and obligations thereunder, have been, or shall by the Closing have been, made, obtained and satisfied.

      Section 2.26 Information in Registration Statement. The information, regarding Chadmoore, its subsidiaries and affiliates, included in the Registration Statement referred to in Sections 4.4 and 5.2 of this Agreement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 2.27 Current Funding Requirements. The $5,200,000 being advanced on or as soon as reasonably practicable after the Signing Date will cause Chadmoore’s obligations to be current as of such date (including any deferred obligations). The cash flow statement prepared by Chadmoore and attached hereto as Annex A accurately reflects in all material respects the cash flow of Chadmoore and its Subsidiaries on a consolidated basis for each month of January through June, 2000 and the forecast for each month from August 2000 through March 2001 is based on Chadmoore’s historical operations and is the best estimate of the executive officers of Chadmoore of the anticipated cash requirements of Chadmoore and its subsidiaries on a consolidated basis for each month in the period.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF NEXTEL AND ACQUISITION SUB

      Nextel and Acquisition Sub, jointly and severally, represent and warrant to Chadmoore that:

     Section 3.01 Corporate Organization; Authorization.

      (a) Each of Nextel and Acquisition Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.

      (b) Each of Nextel and Acquisition Sub has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement by Nextel and Acquisition Sub have been duly authorized by Nextel and Acquisition Sub, respectively, and upon the execution and delivery hereof by Nextel and Acquisition Sub, this Agreement will constitute the valid and legally binding obligations of Nextel and Acquisition Sub, enforceable against each of them in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other similar laws affecting creditors’ rights generally, by equitable principles of general applicability with respect to the availability of equitable remedies, or by public policies applicable to securities law.

      Section 3.02 Capital Stock. As of June 30, 2000, the authorized capital stock of Nextel consisted of shares of capital stock divided into nine classes or series as following: (a) 2,060,000,000 shares of Nextel Class A Common Stock, of which 725,205,970 shares were outstanding on such date (excluding treasury shares); (b) 100,000,000 shares of Nextel Class B (Non-Voting) Common Stock, of which 35,660,000 shares were outstanding on such date; (c) 26,941,933 shares of Class A Convertible Redeemable Preferred Stock, of which 7,905,981 shares were outstanding on such date; (d) 82 shares of Class B Convertible Redeemable Preferred Stock, all of which were outstanding on such date; (e) 26, 941,933 shares of Class C Convertible Redeemable Preferred Stock, none of which were outstanding on such date;

(f) 1,600,000 shares of Series D Exchangeable Preferred Stock of which 709,329 shares were outstanding on such date; (g) 2,200,000 shares of Series E Exchangeable Preferred Stock, of which 961,187 shares were outstanding on such date; (h) 800,000 shares of Zero Coupon Convertible Preferred Stock, of which 245,245 shares were outstanding on such date; and (i) 5,400,000 shares of Preferred Stock, par value $.01 per share none of which were outstanding on such date.

      Section 3.03 Common Stock; Registration. At the Closing Date, the shares of Nextel Common Stock issued by reason of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, their issuance in connection with this Agreement will be registered under the Securities Act of 1933, as amended (the “Securities Act”) and registered or exempt from registration under applicable state securities laws, such shares of Nextel Common Stock will be listed on the Nasdaq National Market and will be “voting stock” within the meaning of Section 368(a)(1)(B) of the Code.

      Section 3.04 No Conflict. The execution and delivery of this Agreement by Nextel and Acquisition Sub and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body, the Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of Nextel or the Certificate of Incorporation or the By-Laws of Acquisition Sub or any agreement, indenture or other instrument to which Nextel or Acquisition Sub is a party or by which Nextel or Acquisition Sub may be bound, or of any order, judgment or decree applicable to it, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Nextel or Acquisition Sub under any agreement to which either of them is a party, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a lien, charge or encumbrance.

      Section 3.05 Information. Nextel has filed all reports required to be filed with the SEC during the period from January 1, 1997 to the Signing Date (excluding any such reports dealing with the execution and delivery of this Agreement or any related agreements) (collective, the “Nextel Reports”). None of the Nextel Reports, as of their respective dates (as amended through the Signing Date), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section, “material” means material to the business, financial condition, results of operations, liabilities or assets of Nextel and its subsidiaries, taken as a whole. The representation made in this Section shall also be deemed to be made by Nextel to Chadmoore immediately prior to the Closing, but with reference to all information filed with SEC prior to the Closing.

      Section 3.06 Information in Registration Statement. The information, except information regarding Chadmoore, its Subsidiaries and affiliates, included in the Registration Statement referred to in Sections 4.04 and 5.02 of this Agreement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section 3.07 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Nextel threatened, against Nextel or any of its subsidiaries or any of their respective properties or assets before any governmental entity that could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. None of Nextel or any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

      Section 3.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Nextel or Acquisition Sub.

ARTICLE 4.

COVENANTS OF CHADMOORE

      Section 4.01 Conduct of Business. From the date of this Agreement until the Closing Date, Chadmoore shall conduct the Business as contemplated by the parties to consummate the Reorganization, and, without limiting the generality of the foregoing, neither Chadmoore nor any Subsidiary shall, without the written consent of Nextel:

      (a) dispose or contract to dispose of any specialized mobile radio Channels or FCC Licenses except as may occur as a result of an FCC enforcement action or otherwise required under law;

      (b) except as set forth on a Schedule that refers to this Section, dispose of or contract to dispose of any of the Assets of the Business, except in the ordinary course of business, consistent with past practice and, with respect to capital assets, in connection with the replacement of the asset being disposed of;

      (c) except as set forth on a Schedule that refers to this Section, acquire or contract to acquire any specialized mobile radio Channels or FCC Licenses or any rights to acquire any specialized mobile radio Channels or FCC Licenses or acquire or contract to acquire, directly or indirectly, any interest in an entity that has any interest in specialized mobile radio Channels or FCC Licenses;

      (d) voluntarily incur any absolute or contingent debt obligation except in the ordinary course of business under currently existing lines of credit;

      (e) enter into any lease or contract for the purchase or sale of real estate or of any interest therein;

      (f) encumber any Asset except for encumbrances constituting Permitted Liens or encumbrances of which Nextel is promptly notified in writing and which will be removed prior to the Closing;

      (g) declare or pay any dividend or purchase or redeem any of its shares, notes or other securities or make any other distribution to shareholders;

      (h) other than in accordance with normal compensation adjustment policies (all of which, including year end bonuses, are included in the Schedules), increase the rate of remuneration of any of its directors, officers, employees or other representatives, or agree to do so or fail to pay any year end bonuses then owed included on such Schedule prior to the Closing Date;

      (i) adopt any new or amend any existing employee benefit plan or any employment agreement;

      (j) form or cause to be formed any subsidiary;

      (k) an commitments for capital improvements;

      (l) to keep its properties insured substantially to the same extent as they are currently insured; or

      (m) agree or commit to do any of the foregoing.

      Section 4.02 Reasonable Efforts With Respect to Certain Contracts. Chadmoore shall, and shall cause each Subsidiary to, perform all its obligations under and use all reasonable efforts to preserve intact the System Contracts set forth on Schedule 1.03(a)(ii).

      Section 4.03 Inspection. Chadmoore shall, and shall cause each Subsidiary to, permit representatives of Nextel, during normal business hours, to examine Chadmoore’s and each Subsidiary’s properties, books, contracts, tax returns and other records, and shall furnish such representatives with all such information concerning such affairs as they may reasonably request.

     Section 4.04 SEC Registration.

      (a) Chadmoore shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause each Subsidiary to, furnish to Nextel such information about Chadmoore and each Subsidiary (including their respective affiliates) as may be necessary to enable Nextel to prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and the rules and regulations promulgated thereunder, in respect of the shares of Nextel Common Stock to be issued by reason of the consummation of the transactions contemplated by this Agreement (such registration statement, the prospectus included therein and the proxy statement to be furnished to the holders of Chadmoore’s common stock, in each case together with any amendments or supplements thereto, the “Registration Statement”). Chadmoore shall use its commercially reasonable efforts so that the Chadmoore Information included in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/prospectus contained therein is first mailed to Chadmoore’s shareholders, or at the time of the meeting of the shareholders of Chadmoore to approve the Reorganization, contain any untrue statement of a material fact, omit to state any material fact required to be stated therein, or omit any material fact necessary in order to make the statements therein not misleading. If at any time prior to the Closing Date any event or circumstance should come to the attention of Chadmoore with respect to the Chadmoore Information which is required to be set forth in an amendment or supplement to the Registration Statement, Chadmoore will immediately notify Nextel and shall assist Nextel in appropriately amending or supplementing the Registration Statement in the manner contemplated in Section 5.02(b). An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that is incorporated by reference into the Registration Statement. The Registration Statement insofar as it relates to information concerning Chadmoore, its Subsidiaries, or any of their respective businesses, assets, directors, affiliates, officers or shareholders that is supplied by Chadmoore for inclusion in the Registration Statement, including incorporation by reference to SEC filings (the “Chadmoore Information”), will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that Chadmoore shall have no liability or obligation for any information other than the Chadmoore Information.

      (b) Chadmoore shall instruct its accountants to deliver and shall use its commercially reasonable efforts to cause its accountants, Arthur Andersen LLP, to deliver to Nextel letters dated at the time the Registration Statement becomes effective and as of the Closing, addressed to Nextel, each containing such matters as are customarily contained in auditors’ letters regarding information about Chadmoore and its Subsidiaries expressly for inclusion in the Registration Statement, and in a form and substance reasonably satisfactory to Nextel.

      Section 4.05 Antitrust Filing. In connection with the transactions contemplated by this Agreement, Chadmoore (and, to the extent required, its affiliates) shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed by Chadmoore pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the rules and regulations promulgated thereunder, and shall use its commercially reasonable efforts to respond as promptly as practicable to all inquiries received for additional information or documentation.

      Section 4.06 Restraint on Solicitations. From the date of this Agreement until the Closing Date, Chadmoore shall not, nor shall it permit any of its affiliates to, directly or indirectly, encourage (including by way of furnishing information), solicit, initiate, participate in or otherwise be a party to any discussions or negotiations with any Person concerning any transaction that constitutes, or may reasonably be expected to lead to, any Proposal. Neither the Board of Directors of Chadmoore nor any committee thereof shall (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Nextel, the approval or recommendation by the Board of Directors of Chadmoore of this Agreement or (b) approve or recommend, or propose to approve or recommend, any Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Board of Directors of Chadmoore from furnishing information to, or entering into discussions or negotiations with, any unsolicited Person or taking any action described in clauses (a) and (b) of the preceding sentence, if and only to the extent that the Board of Directors of Chadmoore shall have determined in good faith, after receiving advice of its outside counsel, that such action would be required under applicable law in the exercise of its fiduciary duties. Chadmoore will immediately notify Nextel if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Chadmoore. As used in this Agreement, “Proposal” shall mean any proposal or offer from any Person relating to any acquisition (or sublease, as the case may be) of the Assets or the Business or a merger, share exchange or other business combination involving Chadmoore or any proposal or offer to acquire in any manner a substantial equity interest in Chadmoore.

      Section 4.07 Commercially Reasonable Efforts. Chadmoore shall, and shall cause each Subsidiary to, use all commercially reasonable efforts (a) to obtain prior to Closing all of the specialized mobile radio Licenses or applications being sought by Chadmoore and/or a Subsidiary that are on file with and pending approval from the FCC prior to Closing, including all frequencies or applications pending as of the date hereof for wide area ESMR filings and all finder’s preference applications, (b) to obtain as promptly as practicable and in any event prior to Closing all FCC Consents necessary to permit the consummation of the transactions contemplated by this Agreement, and (c) to obtain any other Consent necessary to transfer the assets to Acquisition Sub (or its designee).

      Section 4.08 Shareholder Approval. After the Registration Statement has become effective, Chadmoore shall use its commercially reasonable efforts to promptly furnish a copy of the proxy statement/prospectus included therein to each shareholder of Chadmoore and to call and convene a special meeting to obtain promptly any approvals of the Chadmoore shareholders required in connection with the transactions contemplated by this Agreement.

      Section 4.09 Affiliates. Chadmoore shall use all reasonable efforts to cause each Person who is an “affiliate” of Chadmoore for purposes of Rule 145 under the Securities Act to deliver to Nextel prior to the date of Chadmoore’s shareholders’ meeting a written agreement substantially in the form attached hereto as Annex B.

      Section 4.10 Update Information. Not earlier than ten (10) and not less than five (5) days before the date scheduled for Closing, Chadmoore shall correct and supplement in writing any information furnished on Schedules that is incorrect or incomplete (or otherwise expressly contemplated by Article 2 of this Agreement), and shall promptly furnish such corrected and supplemented information to Nextel, so that such information shall be correct and complete at the time such updated information is so provided. Thereafter, to the Closing, Chadmoore shall notify Nextel in writing of any changes or supplements to the updated information needed to make such information correct and complete at all times to the Closing. It is agreed that the furnishing of such corrected and supplemental information, in and of itself, shall not create any presumption that such information constitutes or evidences the existence of a material change or any breach or violation by Chadmoore of any provision of this Agreement.

      Section 4.11 Loan Documentation. Subject to the consent of Chadmoore’s lenders (if necessary), Chadmoore will execute and deliver any documents requested by Lender, Nextel or its affiliates (or any lender to any of them) to create, evidence or perfect the loans, security interest and mortgage contemplated by Section 5.04.

      Section 4.12 Noncompetition. During the period commencing on the Closing Date, and ending on the date that Chadmoore shall liquidate and distribute to the shareholders of Chadmoore the Nextel Shares and its other remaining properties pursuant to a plan of reorganization within the meaning of Section 368(a)(2)(G)(1) of the Code, Chadmoore and its Subsidiaries shall not purchase or otherwise acquire, directly or indirectly, any FCC License (other than a Channel identified on Schedule 1.01(a)(2)).

      Section 4.13 Withdrawal. Promptly following the Closing, Chadmoore and its Subsidiaries and any affiliates shall withdraw, or cause to be withdrawn, any of their respective filings with the FCC that make any objection or opposition to positions taken by or on behalf of Nextel or any of its subsidiaries.

      Section 4.14 Further Assurances. Chadmoore and its Subsidiaries shall use commercially reasonable efforts to implement the provisions of this Agreement, and for such purpose Chadmoore and its Subsidiaries, at the request of Nextel, at or after the Closing, shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Nextel such deeds, assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Nextel, and take all such other actions appropriate to the circumstances (recognizing that Chadmoore will cease operations and will be liquidating as contemplated by the Reorganization), as Nextel may reasonably deem necessary or desirable to implement any provision of this Agreement or to more effectively transfer, convey and assign to Nextel or Acquisition Sub good and marketable title to, and to put Nextel or Acquisition Sub in actual possession and operating control of, all of the Acquired Assets, free and clear of all Liens, except for Permitted Liens including, without limitation, the Channels not Delivered as set forth on Schedule 1.01(a)(2).

ARTICLE 5

COVENANTS OF NEXTEL

      Section 5.01 Antitrust Filing. In connection with the transactions contemplated by this Agreement, Nextel shall promptly file or cause to be filed any reports, documents, filings or other data required to be filed by Nextel pursuant to the HSR Act and the rules and regulations promulgated thereunder, and shall use its commercially reasonable efforts to respond as promptly as practicable to all inquiries received for additional information or documentation.

     Section 5.02 Registration Statement.

      (a) Nextel shall file the Registration Statement and use its commercially reasonable efforts to cause such Registration Statement to become effective as promptly as practicable, and shall use its commercially reasonable efforts to take any action required to be taken to comply in all material respects with any applicable federal or state securities laws in connection with the issuance of Nextel Common Stock; except that such covenant of Nextel is made, as to those portions of the Registration Statement containing or required to contain Chadmoore Information, assuming and relying on timely and full compliance with Section 4.04.

      (b) Nextel shall use its commercially reasonable efforts so that the information included in the Registration Statement, shall not, at the time the Registration Statement is declared effective, at the time the proxy statement/prospectus contained therein is first mailed to Chadmoore’s shareholders, or at the time of the meeting of the shareholders of Chadmoore to approve the transactions contemplated by this Agreement, contain any untrue statement of a material fact, omit to state any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements therein not misleading; except that such covenant of Nextel is made, as to those portions of the Registration Statement containing or required to contain Chadmoore Information, assuming and relying on timely and full compliance with Section 4.04. If at any time prior to the Closing Date any event or circumstance should come to the attention of Nextel which is required to be set forth in an amendment or supplement to the Registration Statement, Nextel will use its commercially reasonable efforts to appropriately amend or supplement the Registration Statement. An amendment or supplement may be accomplished, to the extent permitted by law, rule or regulation, by including such information in a filing under the Exchange Act that is incorporated by reference into the Registration Statement. The Registration Statement and all other documents required to be filed by Nextel with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder; except that Nextel shall have no liability or obligation for any Chadmoore Information.

      Section 5.03 Current Public Information. Nextel shall use all reasonable efforts to file all reports required to be filed by it under the Securities Act or the Exchange Act and the rules and regulations adopted by the SEC thereunder and shall use all reasonable efforts to take such further action as may be necessary to ensure that the requirements of Rule 144(c) under the Securities Act are satisfied such as to enable any “affiliates” of Chadmoore (for purposes of Rule 145 under the Securities Act) to offer or sell the shares of Nextel Common Stock received by them under this Agreement pursuant to paragraph (d) of Rule 145 (subject to compliance with the provisions of paragraphs (e), (f) and (g) of Rule 144).

      Section 5.04 Funding of Chadmoore Operations. On or about the Signing Date but not later than August 25, 2000, Nextel will cause a third-party lender to, or if such arrangements cannot be concluded, cause a wholly owned subsidiary of Nextel (in either case, “Lender”) to provide advances to Chadmoore of up to $5,200,000. From the date hereof until the earlier of (a) the Closing Date, (b) eighteen (18) months from the date hereof, (c) the termination of this Agreement pursuant to Article 9 or (d) the filing by or against Chadmoore of a petition under the U.S. Bankruptcy Code (or similar state law proceeding), on or before the 5th business day of each calendar month beginning September 2000, Chadmoore will submit its request for a cash advance in an amount not to exceed $1.3 million, and, not later than five (5) business days after receiving a request for such advance, Lender will advance the funds to Chadmoore. Advances made as contemplated by this Section 5.04 will be evidenced and secured on terms reasonably satisfactory to Lender and subordinated on terms to which GATX Capital Corporation consents. Nextel will cause Lender to exercise commercially reasonable efforts to document such terms as soon as practicable after the Signing Date. If this Agreement is terminated pursuant to Article 9, the aggregate amount of advances made as contemplated by this Section 5.04 (the “Advances”) shall become due and payable with interest within 180 days of such termination. Interest will accrue on a daily basis from the date of such termination on the unpaid principal amount outstanding pursuant to this Section 5.04, at a rate per annum equal to the Prime Rate. For purposes of this Agreement, “Prime Rate” means the “Prime Rate” as reported by The Wall Street Journal in its column entitled “Money Rates.” Any fees or interest charged by a third-party lender in the period prior to the Closing or the termination of this Agreement shall be paid by Acquisition Sub or by another subsidiary of Nextel.

      Section 5.05 Tax Provisions. Each of Nextel and Acquisition Sub covenants and agrees that:

      (a) Both immediately before and after the Closing, Nextel shall control Acquisition Sub within the meaning of Section 368(c) of the Code.

      (b) Except for fees and interest paid to Lender, Nextel and Acquisition Sub shall pay their expenses incurred in connection with the Reorganization and this Agreement, and not those of Chadmoore (or any other shareholder, officer, director or other Person affiliated with Chadmoore).

      (c) Following the transaction, Acquisition Sub (or a corporation directly or indirectly controlled by Acquisition Sub as contemplated under Treasury Regulations Section 1.368-2(k)) will continue to use substantially all of the Assets to provide mobile communication services in the active conduct of a trade or business.

      (d) There is no plan or intention for Nextel, Acquisition Sub or any Person related (as defined in Treasury Regulations Section 1.368-1(e)(3)) to Nextel, to acquire any securities of Nextel furnished in exchange for a proprietary interest in Chadmoore in the transaction through any transaction, agreement or arrangement with any other Person.

      (e) Neither Nextel nor Acquisition Sub has a plan or intention to sell or otherwise dispose of any of the Assets, except the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

      (f) There is no intercorporate indebtedness existing between Chadmoore and either Nextel or Acquisition Sub that was issued, acquired or will be settled at a discount. Neither Nextel nor Acquisition Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

      (g) Other than the Assumed Liabilities or as required by Section 7.03(f), Acquisition Sub shall assume no liabilities, obligations or commitments of Chadmoore in connection with the Reorganization.

      (h) Following the transaction, Acquisition Sub will not issue additional shares of its securities that would result in Nextel losing control of Acquisition Sub within the meaning of Section 368(c) of the Code.

      (i) Unless otherwise required by law, Nextel and Acquisition Sub shall not take any position on their tax returns inconsistent with treatment of the purchase and sale of the Assets hereunder as a reorganization within the meaning of Section 368(a)(1)(C) of the Code.

      Section 5.06 COBRA Requirements. To the extent required by Proposed Treasury Regulation Section 54.4980B-9 (as amended or finalized from time to time), in the event that Chadmoore ceases to maintain any group health plan for any employee in connection with the events contemplated in this Agreement, Nextel agrees that, effective as of the later of the Closing Date of the date that Chadmoore ceases to provide any group health plan to any employee, Nextel will have the obligation to make COBRA continuation coverage available to those individuals who are “M&A qualified beneficiaries” (as defined in the Regulations) with respect to the events contemplated by this Agreement. Notwithstanding the foregoing, Nextel shall have the right at its discretion to assume Chadmoore’s group health plan(s) in connection with satisfying any obligations that it may have under Code Section 4980B with respect to the former employees of Chadmoore. In the event that Nextel chooses to assume Chadmoore’s group health plan(s), Chadmoore agrees to take all reasonable actions requested by Nextel in order to effectuate such assumption.

      Section 5.07 Standstill. From the Signing Date until the Closing Date, neither Nextel nor any affiliates of Nextel, acting on its behalf or in concert with it, will directly or indirectly (a) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any securities of Chadmoore (including any Chadmoore notes), or (b) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of, any securities of Chadmoore (including any Chadmoore notes).

ARTICLE 6

JOINT COVENANTS

     Section 6.01 Confidentiality.

      (a) Except (i) for the use of information as required in connection with Nextel’s Registration Statement; (ii) for any other governmental filing required in order to complete the transactions contemplated herein; and (iii) as Nextel and Chadmoore may agree or consent in writing, all information received by Chadmoore and Nextel and their respective representatives pursuant to the terms of this Agreement shall be kept in strictest confidence by the receiving party and its representatives. If the transactions contemplated hereby shall fail to be consummated, all copies of documents or extracts thereof containing information and data as to one of the other parties, including all information prepared by the receiving party or such receiving party’s representatives, shall be turned over to the party furnishing same, except that such information prepared by the receiving party or such receiving party’s representatives may be destroyed at the option of the receiving party, with notice of such destruction (or return) to be confirmed in writing to the disclosing party. Any information not so destroyed (or returned) will remain subject to these confidentiality provisions (notwithstanding any termination of this Agreement) until the second anniversary of the date of this Agreement.

      (b) The foregoing confidentiality provisions shall not apply to such portions of the information received which (i) are or become generally available to the public through no action by the receiving party or by such party’s representatives; or (ii) are or become available to the receiving party on a nonconfidential basis from a source, other than the disclosing party or its representatives, which the receiving party believes, after reasonable inquiry, is not prohibited from disclosing such portions to it by a contractual, legal or fiduciary obligation, and shall not apply to any disclosure by Nextel of any information disclosed by Chadmoore, so long as such disclosure occurs after the Closing.

      Section 6.02 Standstill Agreement. From the Signing Date until the Closing Date, neither Chadmoore nor any affiliates of Chadmoore, acting on its behalf or in concert with it, will directly or indirectly (a) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any securities of

Nextel, or (b) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of, any securities of Nextel.

      Section 6.03 Trading Prohibitions. Chadmoore hereby acknowledges that as a result of disclosures by Nextel contemplated under this Agreement, Chadmoore and its affiliates may, from time to time, have material, non-public information concerning Nextel and other Persons. Chadmoore confirms that it and its affiliates are aware and Chadmoore has advised its representatives that (a) the United States securities laws may prohibit a Person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (b) material non-public information shall not be communicated to any other Person except as permitted herein.

      Section 6.04 Substitute of Subsidiary. Nextel has the option to substitute any wholly-owned direct subsidiary of Nextel for Acquisition Sub or any wholly-owned direct or indirect subsidiary of Nextel for Lender in connection with this Agreement, provided that such substitution does not adversely affect the interests of Chadmoore or its shareholders. If Nextel makes such an election, each reference to Acquisition Sub or Lender, as applicable, herein shall be deemed to refer to the new subsidiary.

      Section 6.05 Support of Transactions. Nextel, Chadmoore and their respective affiliates shall each (a) use his or its commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required under Article 8; (b) exert his or its commercially reasonable efforts to obtain all material Consents of third parties that either of Nextel, Chadmoore or their respective affiliates are responsible to obtain in order to consummate the transactions contemplated by this Agreement; (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article 8 or otherwise to comply with this Agreement; and (d) provide the other parties, and such other party’s employees, officers, accountants, lawyers, financial advisors and other representatives with access to its personnel, properties, business and records under all reasonable circumstances.

     Section 6.06 Indemnification.

      (a) Chadmoore shall indemnify and save harmless Acquisition Sub and its affiliates (including, without limitation, Nextel) from and against any and all claims, liabilities, costs, damages and expenses (“Costs”) incurred by any of such entities due or relating in any manner to (i) any breach of the representations and warranties of Chadmoore contained in this Agreement; (ii) any failure to observe or perform any covenant or other agreement, on the part of Chadmoore or its affiliates contained in this Agreement or in any other instrument delivered pursuant to this Agreement; (iii) any of the Excluded Liabilities (including, without limitation, any and all liabilities (including successor liabilities) or obligations relating to periods prior to the Closing Date resulting in Chadmoore’s operation of the specialized mobile radio Systems or ownership, use or sale of the Assets or from Chadmoore’s employment, or termination of employment, of its employees) or the Excluded Assets; (iv) any claim or finders fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the insistence of Chadmoore with respect to this Agreement or any of the transactions contemplated hereby; (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, attorneys’ fees and court costs and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and (vi) any failure to comply with the laws of any jurisdiction relating to bulk transfers that may be applicable in connection with the transfer of the Assets to Acquisition Sub.

      (b) Each of Nextel and Acquisition Sub covenants and agrees, jointly and severally, to indemnify and save harmless Chadmoore and its affiliates from and against any and all Costs incurred by any such Persons due or relating in any manner to (i) any breach of the representations and warranties of Nextel or Acquisition Sub contained in this Agreement; (ii) any failure to observe or perform any covenants or other agreement on the part of Nextel or Acquisition Sub, as the case may be, contained in this Agreement or in any other instrument delivered pursuant to this Agreement; or (iii) any failure of any designee of

Nextel or Acquisition Sub, as the case may be, hereunder to promptly terminate any application pending before the FCC for the transfer of any specialized mobile radio License, or to seek cancellation of any such application once approved, if this Agreement is terminated in accordance with its terms prior to Closing.

      (c) The obligations of any indemnifying party under this Section 6.06 with respect to Costs resulting from the assertion of liability by third parties (each, as the case may be, a “Third-Party Claim”), will be subject to the following terms and conditions:

(i) Any party against whom any Third-Party Claim is asserted will give the party or parties required to provide indemnity hereunder written notice of any such Third-Party Claim promptly after learning of such Third-Party Claim, and the indemnifying party may at their or its option undertake the defense thereof by representatives of their or its own choosing. Failure to give prompt notice of a Third-Party Claim hereunder shall not affect any indemnifying party obligations under this Section 6.06, except to the extent any such indemnifying party is materially prejudiced by such failure to give prompt notice. If all or any indemnifying party or parties, within thirty (30) days after notice of any such Third-Party Claim, or such shorter period as is reasonably required, fails to assume the defense of such Third-Party Claim, the indemnified party shall have the sole right thereafter to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party or parties, as the case may be; and

(ii) Anything in this Section 6.06 to the contrary notwithstanding, the indemnifying party or parties shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (A) which does not include as an unconditional term thereof the delivery by the claimant to the indemnified party of a written release from all liability in respect of such action, suit or proceeding, or (B) for other than monetary damages without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.

      (d) The right to bring a claim for breach of the representations and warranties set forth in this Agreement shall not survive the Closing. Except for the right to make claims based on Third-Party Claims, the right to bring a claim for breach of any covenant or agreement in this Agreement to be made or performed before the Closing shall not survive the Closing.

      Section 6.07 Bulk Transfer Laws. Chadmoore and its Subsidiaries will comply with the laws of all applicable jurisdictions relating to bulk transfers that may be applicable in connection with the Reorganization.

      Section 6.08 Exclusive Remedies. Except for injunctive relief for any breach of Sections 1.01, 1.02, 1.03, 1.04, 5.07, 6.01 and 6.02, the rights to indemnification under this Article 6 shall be the exclusive remedy under this Agreement for each of Nextel, Acquisition Sub and Chadmoore with respect to any claim for relief or any other remedy, including, without limitation for Costs, and none of Nextel, Acquisition Sub or Chadmoore nor any of their respective affiliates or any Persons claiming by or through them shall be entitled to pursue, and each hereby expressly waives as of the Closing, any and all other rights that may be otherwise available to them in respect of any such claim.

ARTICLE 7

CLOSING

      Section 7.01 General. As used in this Agreement, the “Closing” shall mean the time at which Chadmoore consummates the sale, assignment, transfer and delivery of the Assets to Nextel and Acquisition Sub as provided herein by the execution and delivery by Chadmoore of the documents and instruments referred to in Section 7.02 against delivery by Acquisition Sub of the documents and payments provided in Section 7.03. In the absence of a prior termination of this Agreement by one of the parties in accordance with Article 9, the Closing shall take place at the offices of Jones, Day, Reavis & Pogue, 51 Louisiana Avenue, N.W., Washington D.C. 20001 at 10:00 A.M. (a) ten (10) days following the day on which the last of the conditions to Closing set forth in Article 8 are satisfied or (b) at such other time and place and on such other day as shall be mutually agreed upon in writing by the parties hereto (the “Closing Date”). Legal title, equitable title and risk of loss with respect to the Assets shall not pass to Acquisition Sub until the Assets are transferred at the Closing, which transfer, once it has occurred, shall be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Eastern Time) on the Closing Date.

      Section 7.02 Documents to be Delivered by Chadmoore. At the Closing, Chadmoore shall deliver to Nextel or Acquisition Sub:

      (a) Copies of (i) the resolutions of the Boards of Directors of Chadmoore, authorizing and approving this Agreement and all other transactions and agreements contemplated hereby; (ii) Chadmoore’s Articles of Incorporation; and (iii) Chadmoore’s By-Laws, all certified by the corporate Secretary or Assistant Secretary of Chadmoore to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

      (b) A bill of sale transferring the Assets to Acquisition Sub, free and clear of any and all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, conditional sales contracts, collateral security arrangements and other title retention arrangements, restrictions (including, in the case of real property, rights of way, use restrictions, and other variances, reservations or limitations of any nature) or encumbrances whatsoever;

      (c) The opinions, dated as of the Closing Date, of counsel to Chadmoore, addressed to Nextel, covering the matters set forth on Annex C;

      (d) Copies of all Consents to the transfer, assignment or sublease to Acquisition Sub of each Asset listed on Schedule 1.03(a)(ii) and subject to Section 1.08(b);

      (e) Instruments of assignment to Acquisition Sub of all trademarks, trade names, service marks and patents (and all applications for, and extensions and reissuances of, any of the foregoing and rights therein) identified on Schedule 2.08 with respect to Intellectual Property;

      (f) The certificate required by Section 8.02(b);

      (g) Long-form good standing and tax certificates for Chadmoore from Colorado and from the appropriate state and tax authorities in each jurisdiction in which Chadmoore is qualified to do business as a foreign corporation, with respect to the conduct of activities relating to the Business or the ownership, possession, use or operation of any of the Assets, dated not more than ten (10) days prior to the Closing;

      (h) Releases, including, without limitation, termination statements under the Uniform Commercial Code of any financing statements filed against any Assets, evidencing discharge, removal and termination of all liens, encumbrances, liabilities or obligations to which the Assets are subject, except for Permitted Liens, which releases shall be effective at or prior to the Closing, together with evidence satisfactory to Nextel that the indebtedness shall have been satisfied and extinguished;

      (i) An instrument executed by the senior secured lender(s) to Chadmoore stating that under the subordination agreement between them and Lender, the senior lenders waive any rights they may have to (A) the Repayment Amount (if any), and (B) any payment made to Lender after Acquisition Sub assumes the obligations to Lender.

      (j) Such other deeds, bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer in form and substance satisfactory to Nextel and its counsel, as are required to effectively vest in on Acquisition Sub good and marketable title in and to all of the Assets, free and clear of any and all liens, encumbrances, liabilities or obligations except Permitted Liens.

      Section 7.03 Documents to be Delivered by Acquisition Sub or Nextel. At the Closing, Acquisition Sub or Nextel shall deliver to Chadmoore:

      (a) A copy of (i) the resolutions of each of the Board of Directors of Nextel and Acquisition Sub authorizing and approving this Agreement and all other transactions and agreements contemplated hereby; (ii) Nextel’s Amended and Restated Certificate of Incorporation and Acquisition Sub’s Certificate of Incorporation; and (iii) Nextel’s Amended and Restated By-Laws and Acquisition Sub’s By-Laws, all certified by its respective Secretary or an Assistant Secretary to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;

      (b) The certificate required by Section 8.03(b);

      (c) The certificates representing the Nextel Shares in accordance with Section 1.4 (as adjusted pursuant to Article 1);

      (d) An opinion, dated the Closing Date, of Jones, Day, Reavis & Pogue, counsel to Nextel and Acquisition Sub, addressed to Chadmoore, covering the matters set forth on Annex D;

      (e) An Instrument of Assumption of the Assumed Liabilities; and

      (f) An Instrument of Assumption to Lender assuming any remaining liabilities and obligations of Chadmoore incurred as contemplated by Section 5.04.

ARTICLE 8

CONDITIONS TO OBLIGATIONS

      Section 8.01 Conditions to Obligations of Nextel, Acquisition Sub and Chadmoore. The obligations of Nextel and Chadmoore to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

      (a) The shareholders of Chadmoore shall have taken all necessary action to authorize, approve and adopt this Agreement and the transactions referred to herein.

      (b) All waiting periods under the HSR Act and the regulations promulgated thereunder applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

      (c) All necessary Consents of governmental and regulatory authorities required to be procured by Nextel and Chadmoore in connection with the transactions contemplated by this Agreement (including all required FCC Consents, which shall be deemed to be obtained for purposes of this Agreement only when they have become Final Orders). Any Consent granted or an order entered by the FCC shall be a “Final Order” when a sufficient number of days shall have elapsed from the date of entry or grant thereof without the filing of any adverse request, petition or appeal by any party or third party or by the FCC (on its own motion) with respect to such Consent, or any aspect or portion thereof, or any resubmissions of any applications or requests for any of such Consents, or, if challenged, that such Consent (or affected aspects or portions thereof) shall have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review shall have expired without the filing of any action, petition or request for further review.

      (d) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a governmental agency seeking an order or decree, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, and none of Nextel, Acquisition Sub or Chadmoore, nor any of its Subsidiaries, shall have received notice from any governmental agency that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated by this Agreement or to nullify or render ineffective this Agreement if consummated, or to take any other action which would result in the prohibition or material change in this Agreement.

      (e) Nextel’s Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall have been issued or threatened with respect thereto.

      Section 8.02 Conditions to Obligations of Nextel and Acquisition Sub. The obligations of Nextel and Acquisition Sub to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Nextel:

      (a) Except for those matters that individually or in the aggregate will not have a material adverse effect on the value of the Assets, each of the representations and warranties of Chadmoore contained in this Agreement shall be true and correct both on the Signing Date and as of the Closing, as if made anew at and as of that time. Each of the covenants and agreements of Chadmoore and its Subsidiaries to be performed as of or prior to the Closing shall have been duly performed, except (i) for Sections 4.01 and 4.03 that shall have been duly performed in all material respects and (ii) in each case for changes after the Signing Date which are contemplated or expressly permitted by this Agreement.

      (b) Chadmoore shall have delivered to Nextel a certificate signed by its President, dated the Closing, certifying, in form reasonably satisfactory to Nextel and to its counsel that, to the best of the knowledge and belief of such officer, the conditions specified in Section 8.01 as they relate to Chadmoore and in Subsections 8.02(a), (d) and (f) have been fulfilled.

      (c) Chadmoore shall have delivered to Lender, in cash or by wire transfer of immediately available funds, the Repayment Amount.

      (d) At the Closing, the Assets shall be free and clear of all liens, encumbrances, obligations, liabilities and other adverse claims of any nature whatsoever except for Permitted Liens.

      (e) The assignment of the Systems Contracts to be assumed by Acquisition Sub shall have been completed to Nextel’s reasonable satisfaction.

      (f) Nextel shall have received letters from Arthur Andersen LLP, dated as of the date the Registration Statement becomes effective and as of the Closing, addressed to Nextel, containing such matters as are customarily contained in auditors’ letters regarding information about Chadmoore and its Subsidiaries expressly for inclusion in the Registration Statement, and in form and substance reasonably satisfactory to Nextel.

      (g) At the time the Registration Statement becomes effective, and also at the Closing, Chadmoore and its Subsidiaries shall have furnished to Nextel certificates, dated as of said times and signed by its President and Secretary, to the effect that to the best of the knowledge and belief of the signing persons the material contained in the Registration Statement which relates to Chadmoore and its Subsidiaries, contains, as of the date of each of such certificates, no material misstatement of fact and does not omit to state any material fact necessary to make the statements made not misleading.

      (h) Nextel shall have received from each “affiliate” of Chadmoore (as defined in Rule 145 under the Securities Act) a Rule 145 Letter in the form of Annex B.

      (i) Nextel shall have received from Chadmoore all of the deliveries provided for in Section 7.02.

      (j) The aggregate value of the Channels Delivered to Nextel, as set forth on Schedule 1.01(a)(1), shall be at least $80,000,000.

      Section 8.03 Conditions to the Obligations of Chadmoore. The obligation of Chadmoore to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Chadmoore:

      (a) Each of the representations and warranties of Nextel contained in this Agreement shall be true and correct in all material respects both on the Signing Date and as of the Closing, as if made anew at and as of that time, and each of the covenants and agreements of Nextel to be performed as of or prior to the Closing shall have been duly performed, except in each case for changes after the Signing Date which are contemplated or expressly permitted by this Agreement.

      (b) Nextel shall have delivered to Chadmoore a certificate signed by an officer of Nextel, dated the Closing, certifying, in form reasonably satisfactory to Chadmoore and its counsel, to the effect that to the best of the knowledge and belief of such officer, the conditions specified in Section 8.01 as they relate to Nextel and in subsection 8.03(a) have been fulfilled.

      (c) Chadmoore shall have received from Acquisition Sub or Nextel all of the deliveries provided for in Section 7.03.

      (d) The shares of Nextel Common Stock issuable in connection with the transactions contemplated by this Agreement shall have been listed or approved for listing upon notice of issuance by the NASDAQ National Market System.

ARTICLE 9

TERMINATION/ EFFECTIVENESS

      Section 9.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

      (a) By mutual written consent of the parties authorized by their respective Boards of Directors, at any time prior to the Closing.

      (b) Prior to the Closing, by written notice to Chadmoore from Nextel authorized by the Board of Directors of Nextel, if (i) there is a breach of any representation, warranty, covenant or agreement on the part of Chadmoore or any Subsidiary set forth in this Agreement, or if a representation or warranty of Chadmoore shall be untrue in any respect (a “Terminating Chadmoore Breach”), except that, if such Terminating Chadmoore Breach is curable by Chadmoore through the exercise of its commercially reasonable efforts, then for as long as Chadmoore continues to exercise such commercially reasonable efforts, Nextel may not terminate this Agreement under this Section 9.01(b)(i) unless as a result of such breaches a condition specified in Section 8.02(a) would not be satisfied at Closing; (ii) any Consent required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body; or (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

      (c) Prior to the Closing, by written notice to Nextel from Chadmoore authorized by its Board of Directors, if (i) there is a material breach of any representation, warranty, covenant or agreement on the part of Nextel set forth in this Agreement, or if a representation or warranty of Nextel shall be untrue in any material respect, in either case such that the condition specified in Sections 8.03(a) or 8.03(b) would not be satisfied at Closing (a “Terminating Nextel Breach”), except that, if such Terminating Nextel Breach is curable by Nextel through the exercise of its commercially reasonable efforts then for up to thirty 30 days, but only as long as Nextel continues to exercise such commercially reasonable efforts, Chadmoore may not terminate this Agreement under this Section 9.01(c)(i) (the number of days elapsed prior to any such cure, the “Nextel Cure Period”); (ii) any Consent required for consummation of the transactions contemplated hereby is denied by or in a final order or other final action issued or taken by the appropriate governmental or regulatory authority, agency or similar body; (iii) consummation of any of the transactions contemplated hereby is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or (iv) except as provided in Section 1.04(h), if the conditions to Closing have been satisfied, the Nextel Closing Price used to determine the number of Nextel Shares issuable to Chadmoore pursuant to Section 1.04 of this Agreement is less than $39.3473.

      (d) If the Closing has not occurred on or before December 31, 2001, unless extended by mutual consent of the parties.

      Section 9.02 Effect. Any termination of this Agreement, however effected, shall not release either Nextel or Chadmoore from any liability or other consequences arising from any breach or violation by any such party of the terms of this Agreement prior to the effective time of such termination, nor shall any such termination release any party from its obligations or duties under this Agreement which, by their terms and/or expressed intent, may require performance subsequent to any such termination, and all provisions of this Agreement which set forth such obligations or duties (including, without limitation, Section 6.01 and, to the extent provided therein, in Section 10.6) and such other general or procedural provisions which may be relevant to any attempt to enforce such obligations or duties, shall survive any such termination of this Agreement until such obligations or duties shall have been performed or discharged in full.

ARTICLE 10

MISCELLANEOUS

      Section 10.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same persons) as this Agreement.

      Section 10.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person; or (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested; or (iii) delivered by telecopy, which must be received in its entirety during normal business hours, meaning between the hours of 10:00 a.m. and 6:00 p.m., Reston, Virginia time, and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

(a)	If to Nextel, to: Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 Attention: Thomas J. Sidman Telephone No.: (703) 433-4231 Telecopier No.: (703) 433-4036

with a copy (which shall not constitute notice) to:

Jones, Day, Reavis & Pogue
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Jeanne M. Rickert, Esq.
Telephone No.: (216) 586-3939
Telecopier No.: (216) 579-0212

(b)	If to Chadmoore, to: Chadmoore Wireless Group, Inc. 2875 East Patrick Lane, Suite G Las Vegas, NV 89120 Attention: Rick D. Rhodes Senior Vice President and Chief Regulatory Officer
Telephone No.: (702) 740-5633 x107 Telecopier No.: (702) 740-5642 E-Mail: rickr@chadmoore.com with a copy (which shall not constitute notice) to:

Gray Cary Ware & Freidenrich LLP
400 Capitol Mall, Suite 2400
Sacramento, California 95814
Attention: Gilles S. Attia, Esq.
Telephone No.: (916) 930-3230
Telecopier No.: (916) 930-3201
E-Mail: gattia@graycary.com

or to such other address or addresses as the parties may from time to time designate in writing.

      Section 10.03 Assignment. Except as provided in Section 6.04, no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

      Section 10.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, or any subsidiary of Nextel joining this Agreement under the circumstances described in Section 6.04, any right or remedies under or by reason of this Agreement.

      Section 10.05 Reliance. Each of the parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

      Section 10.06 Expenses. Nextel shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel and accountants. Chadmoore and its Subsidiaries shall bear their own legal, financial advisory and accounting fees and expenses incurred in connection with this Agreement and the transactions herein contemplated if such transactions shall be consummated.

      Section 10.07 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of New York. Unless otherwise stated, references to Sections, Articles or Annexes refer to the Sections, Articles and Annexes to this Agreement. As used in this Agreement, the phrase “to the knowledge of Chadmoore” or “to the knowledge of the Subsidiaries” shall comprehend those matters that are, known to any of the executive officers of Chadmoore.

      Section 10.08 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 10.09 Entire Agreement. This Agreement (together with the Schedules to this Agreement), constitutes the entire agreement among the parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among Nextel or its subsidiaries and Chadmoore or its Subsidiaries or by any Director or Directors or officer or officers of such parties relating to the transactions contemplated hereby, or incident hereto. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.

      Section 10.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

      Section 10.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Nextel and Chadmoore which approval shall not be unreasonably withheld by any party; provided, however, that, subject to compliance with Section 6.01, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party’s legal or contractual obligations.

*  *  *  *  *

      IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ TIMOTHY M. DONOHUE _______________________________________ Title: President & Chief Executive Officer

NEXTEL FINANCE COMPANY

By:	/s/ TIMOTHY M. DONOHUE _______________________________________ Title: President & Chief Executive Officer

CHADMOORE WIRELESS GROUP, INC.

By:	/s/ ROBERT W. MOORE _______________________________________ Title: President & Chief Executive Officer

FIRST AMENDMENT

to the

AGREEMENT AND PLAN OF REORGANIZATION

      This is the First Amendment dated as of August 31, 2000 to the Agreement and Plan of Reorganization (“Amendment”) by and among Nextel Communications, Inc., a Delaware corporation (“Nextel”), Nextel Finance Company, a Delaware corporation (“Acquisition Sub”), and Chadmoore Wireless Group, Inc., a Colorado corporation (“Chadmoore”).

      In consideration of the mutual covenants of this Amendment, Nextel, Acquisition Sub and Chadmoore agree as follows:

      1. Terms used in this Amendment, unless otherwise defined herein, are used as defined in the Agreement and Plan of Reorganization dated as of August 21, 2000 by and among Nextel, Acquisition Sub and Chadmoore (the “Agreement”).

      2. The first sentence of subsection 1.05(a) of the Agreement is hereby amended to read as follows: “If at the time of the Closing the aggregate value of Channels not Delivered by Chadmoore exceeds $4,800,000, then the value of each Channel that is not Delivered will reduce the Adjusted Enterprise Value by the value of such Channel.”

      3. Section 1.06 of the Agreement is hereby amended to read in its entirety as follows:

      Section 1.06 Adjustment for Nextel Funding. Not less than three (3) days prior to the Closing, Chadmoore shall provide Nextel and Lender (as defined in Section 5.04) with (i) written notice as to the aggregate portion of the Advances (as defined in Section 5.04) that Chadmoore will repay to the Lender, on terms reasonably acceptable to the Lender (the “Repayment Amount”); and (ii) a statement (accompanied by reasonable supporting detail) of all fees and interest that Chadmoore has paid to Lender, together with interest accrued through the Closing Date on advances made by Lender to enable Chadmoore to pay such fees and interest (the “Loan Costs”). The Advances minus the sum of the Repayment Amount plus the Loan Costs equals the “Funding Adjustment.” The Funding Adjustment shall be subtracted from $160,000,000 (as adjusted pursuant to Section 1.05) to determine the Adjusted Enterprise Value.

      4. Section 5.04 of the Agreement is hereby amended to read in its entirety as follows:

      Section 5.04 Funding of Chadmoore Operations. On or about the Signing Date but not later than August 25, 2000, Nextel will cause a third-party lender to, or if such arrangements cannot be concluded, cause a wholly owned subsidiary of Nextel (in either case, “Lender”) to provide advances to Chadmoore of up to $5,200,000. From the date hereof until the earlier of (a) the Closing Date, (b) eighteen (18) months from the date hereof, (c) the termination of this Agreement pursuant to Article 9 or (d) the filing by or against Chadmoore of a petition under the U.S. Bankruptcy Code (or similar state law proceeding), on or before the 5th business day of each calendar month beginning September 2000, Chadmoore will submit its request for a cash advance in an amount not to exceed $1.3 million plus any fees or interest then due to Lender or which are reasonably expected to become due within thirty (30) days thereafter, and, not later than five (5) business days after receiving a request for such advance, Lender will advance the requested funds to Chadmoore. Advances made as contemplated by this Section 5.04 will be evidenced and secured on terms reasonably satisfactory to Lender and subordinated on terms to which GATX Capital Corporation consents. Nextel shall cause Lender to exercise commercially reasonable efforts to document such terms as soon as practicable after the Signing Date. Upon the Closing Date, Nextel will repay to the Lender the Funding Adjustment. If this Agreement is terminated pursuant to Article 9, the aggregate amount of advances made as contemplated by this Section 5.04 (the “Advances”) shall become due and payable with interest within 180 days of such termination. Interest will accrue on a daily basis from the date of such termination on the unpaid principal amount outstanding pursuant to this Section 5.04, at a rate per annum equal to the Prime Rate. For purposes of this Agreement, “Prime Rate” means rate of interest per annum publicly announced from time to time by

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Barclays Bank PLC, as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

      5. The Agreement is hereby amended to add a new Section 9.03 to read in its entirety as follows:

      Section 9.03 Termination Fee. If this Agreement is terminated for any reason by one or both of the parties (other than as a result of a Closing), then notwithstanding any other provision to the contrary contained herein or in any document related to the loan from Lender to Chadmoore, then Acquisition Sub shall pay to Chadmoore an amount equal to the Loan Costs through the date of termination. Payment is due in immediately available funds not more than five (5) days after Chadmoore provides Nextel and/or Acquisition Sub with a written statement of the amount due, accompanied by reasonable supporting detail.

      6. Except as stated herein the Agreement remains in full force and effect without Amendment. References in the Agreement to the Agreement mean the Agreement as amended by this Amendment.

      7. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

*  *  *  *  *

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ MORGAN E. O’BRIEN

Title: Vice Chairman

NEXTEL FINANCE COMPANY

By:	/s/ MORGAN E. O’BRIEN

Title: Vice Chairman

CHADMOORE WIRELESS GROUP, INC.

By:	/s/ ROBERT W. MOORE

Title: President

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SECOND AMENDMENT

to the

AGREEMENT AND PLAN OF REORGANIZATION

      This is the Second Amendment, dated as of February 20, 2001 (“Second Amendment”), to the Agreement and Plan of Reorganization by and among Nextel Communications, Inc., a Delaware corporation (“Nextel”), Nextel Finance Company, a Delaware corporation (“Acquisition Sub”), and Chadmoore Wireless Group, Inc., a Colorado corporation (“Chadmoore”), as amended by the First Amendment to the Agreement and Plan of Reorganization, dated as of August 31, 2000 (the “First Amendment”).

      In consideration of the mutual covenants of this Second Amendment, Nextel, Acquisition Sub and Chadmoore agree as follows:

      1. Terms used in this Section Amendment, unless otherwise defined herein, are used as defined in the Agreement and Plan of Reorganization dated as of August 21, 2000 by and among Nextel, Acquisition Sub and Chadmoore, as amended by the First Amendment (as so amended, the “Agreement”).

      2. The Agreement is hereby further amended to add a new subsection 1.05(c) to read in its entirety as follows:

(c) A Channel set forth on Schedule 1.05(c) hereto shall be deemed at Closing to have been Delivered if an irrevocable notification of cancellation of the License with respect to such Channel, as indicated on such Schedule (each such Channel so terminated, a “Terminated Channel”) shall have been filed by Chadmoore with the FCC prior to Closing. In the event of the termination or expiration of this Agreement prior to closing, Acquisition Sub shall within ten (10) days thereafter pay to Chadmoore, by wire transfer of immediately available funds, an amount equal to the aggregate value of all Terminated Channels, as specified on Schedule 1.05(c).

      3. Except as stated herein the Agreement remains in full force and effect without Amendment. References in the Agreement to the Agreement mean the Agreement as amended by this Section Amendment.

      4. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

*  *  *  *  *

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      IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed as of the date first above written.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ MORGAN E. O’BRIEN

Title: Vice Chairman

NEXTEL FINANCE COMPANY

By:	/s/ MORGAN E. O’BRIEN

Title: Vice Chairman

CHADMOORE WIRELESS GROUP, INC.

By:	/s/ RICK D. RHODES

Title: Senior Vice President &
Chief Regulatory Officer

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THIRD AMENDMENT

to the

AGREEMENT AND PLAN OF REORGANIZATION

      This is the Third Amendment, dated as of June 29, 2001, to the Agreement and Plan of Reorganization (this “Amendment”) by and among Nextel Communications, Inc., a Delaware corporation (“Nextel”), Nextel Finance Company, a Delaware corporation (“Acquisition Sub”), and Chadmoore Wireless Group, Inc., a Colorado corporation (“Chadmoore”).

      In consideration of the mutual covenants of this Amendment, Nextel, Acquisition Sub and Chadmoore agree as follows:

      1. Terms used in this Amendment, unless otherwise defined herein, are used as defined in the Agreement and Plan of Reorganization, dated as of August 21, 2000 and as amended August 31, 2000 and February 20, 2001, by and among Nextel, Acquisition Sub and Chadmoore (together, the “Agreement”).

      2. Recital A of the Agreement is hereby amended to delete the number $160,000,000 in the fourth line thereof and insert its place the number $130,000,000.

      3. Section 1.04 of the Agreement is hereby amended to read in its entirety as follows:

      Section 1.04 Purchase Price; Adjustments.

      (a) As the purchase price for the Assets, Acquisition Sub will, concurrent with the Closing, assume the Assumed Liabilities and, subject to Subsections 1.04(b), and (c), cause to be issued to Chadmoore that number of Nextel Shares equal to an aggregate of $130,000,000 (subject to adjustment in accordance with Sections 1.05 and 1.06) (as so adjusted, the “Adjusted Enterprise Value”) divided by the Nextel Closing Price (the “Purchase Price”).

      (b) If the Nextel Closing Price is less than or equal to $10.00 per share, then, at Nextel’s election, but subject to Subsection 1.04(c), Acquisition Sub will cause to be delivered and paid to Chadmoore, concurrent with Closing and in lieu of the Nextel Shares to have been issued pursuant to Subsection 1.04(a), cash in the amount of the Adjusted Enterprise Value.

      (c) If Nextel makes the election contemplated by Section 1.04(b), then Chadmoore will have the right to require that Nextel, concurrent with the Closing and in lieu of the cash to have been paid to Chadmoore pursuant to Section 1.04(b), deliver to Chadmoore that number of Nextel Shares that equals the Adjusted Enterprise Value divided by $10.00.

      (d) For purposes of this Agreement, the “Nextel Closing Price” per share of Nextel common stock shall be the average of the daily closing price per share for each of the twenty (20) consecutive Trading Days immediately prior to the Closing Date. If the Nextel Closing Price per share is determined during a period following the announcement by Nextel of (i) a dividend or distribution on Nextel Shares payable in Nextel Share or securities convertible into Nextel Shares or (ii) any subdivision, reverse stock split or comparable reclassification of Nextel Share, and prior to the expiration of the requisite twenty (20) Trading Day period after the dividend date for the ex-dividend or distribution, or the record date for the subdivision, reverse stock split or comparable reclassification, then in each such case, the Nextel Closing Price shall be properly adjusted to take into account ex-dividend trading. The closing price for each Trading Day shall be the last sale price, or, in case no sale takes place on such day, the average of the closing bid and ask prices, in either case, as reported by The Nasdaq National Market.

      4. Section 1.05(a) of the Agreement is hereby amended to delete the number $5,200,000 in the second line thereof and insert in its place the number $4,225,000.

      5. Schedule 1.05 of the Agreement is hereby amended to read in its entirety as set forth on Schedule 1.05 attached hereto.

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      6. The last sentence of Section 1.06 of the Agreement is hereby amended to read in its entirety as follows:

      An amount equal to the Funding Adjustment shall be subtracted from $130,000,000 (as adjusted pursuant to Section 1.05) to determine the Adjusted Enterprise Value.

      7. New Sections 2.28, 2.29 and 2.30 are hereby added to the Agreement to read in their entirety as follows:

      Section 2.28 Capital Stock.

      (a) The entire authorized capital stock of Chadmoore consists solely of 100,000,000 shares of Chadmoore common stock, par value $0.001 per share (“Chadmoore Common Stock”), of which 45,700,172 shares are issued and 45,700,172 are outstanding as of the date of this Agreement, and 40,000,000 shares of preferred stock, par value $.001 per share, of which 10,119,614 shares of Series C Preferred Stock, par value $.001 per share (“Chadmoore Class C Preferred Stock”) are issued or outstanding.

      (b) Except as set forth on Schedule 2.28, none of the capital stock or other securities of Chadmoore is entitled or subject to preemptive rights.

      Section 2.29 Warrants and Options. Chadmoore has set forth on Schedule 2.29 all warrants, options, subscriptions and other convertible instruments or agreements pursuant to which Chadmoore was obligated as of the date hereof to issue, transfer, deliver or sell shares of Chadmoore Common Stock (including, the (i) exercise or purchase price, (ii) date of grant, (iii) amount of grant and (iv) holder of each such warrant, option, subscription, convertible instrument or agreement set forth thereon). Except as set forth on Schedule 2.29, as of the date hereof, there were no commitments or obligations of Chadmoore, either firm or conditional, to issue, deliver or sell, whether under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, conversion rights or otherwise, any authorized but unissued shares, or treasury shares, of Chadmoore Common Stock or other securities of Chadmoore.

      Section 2.30 Securities Delivery Obligation. Except as set forth on Schedule 2.30, Chadmoore is not party to any warrant, option, subscription or other convertible instrument or agreement pursuant to which Nextel and its subsidiaries (including their respective affiliates), as a successor entity to Chadmoore or otherwise, would be obligated to deliver, issue, transfer or otherwise provide to any holder of any such instrument or agreement Nextel Shares, securities or assets.

      8. New Sections 4.15, 4.16, 4.17 and 4.18 are hereby added to the Agreement to read in their entirety as follows:

      Section 4.15 Warrants. Chadmoore and its Subsidiaries shall use their reasonable best efforts to amend any warrant, option, subscription or other convertible instrument or agreement to which they are a party (including, without limitation, those agreements and instruments set forth on Schedule 2.30) such that Nextel and its subsidiaries (including their respective affiliates) will not be obligated, as a successor entity to Chadmoore or otherwise, to deliver, issue, transfer or otherwise provide to any holder of any such instrument or agreement any Nextel Shares, securities or assets.

      Section 4.16 Rule 145. It shall be a condition to the transfer of any Nextel Shares received by Chadmoore to any Person (other than its equity holders pro rata based on their respective interests) that such Person delivers to Nextel a written agreement substantially in the form attached hereto as Annex A.

      Section 4.17 Barclays’ Indebtedness. Chadmoore and its Subsidiaries shall use their reasonable best efforts to amend the Subordinated Credit Agreement, dated as of August 31, 2000, among Barclays Bank PLC (“Barclays”) and Chadmoore and its Subsidiaries (the “Credit Agreement”), such that the maximum amount that Barclays is committed to fund under the Credit Agreement is reduced to an aggregate amount equal to $30,900,000.

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      Section 4.18 Barclays’ Letter of Credit. In accordance with the letter, dated as of June 29, 2001, among Nextel, Chadmoore and GATX Capital Corporation (“GATX”) relating to the issuance of a Letter of Credit, dated as of June 29, 2001, by Barclays in favor of GATX (the “Letter of Credit”), Chadmoore shall fulfill its obligations under the letter dated even date herewith from Chadmoore and GATX to Nextel.

      9. Subsection 7.03(c) of the Agreement is hereby amended to read in its entirety as follows:

(c) The Purchase Price in either (i) the certificates representing the Nextel Shares, or (ii) cash in immediately available funds by bank wire transfer (each (i) and (ii) in accordance with Section 1.4 and as adjusted pursuant to Article 1);

      10. Section 8.02 is hereby amended to add the following clause immediately following Subsection 8.02(j):

(k) Chadmoore shall have obtained amendments of any warrant, option, subscription or other convertible instrument or agreement to which Chadmoore and its Subsidiaries are a party (including, without limitation, those agreements and instruments set forth on Schedule 2.30) such that Nextel and its subsidiaries (including their respective affiliates) will not be obligated, as a successor entity to Chadmoore or otherwise, to deliver, issue, transfer or otherwise provide to any holder of any such instrument or agreement any Nextel Shares, securities or assets.

      11. Subsection 9.01(c)(iv) of the Agreement is hereby deleted in its entirety.

      12. Subsection 9.01(d) of the Agreement is hereby amended to delete the date December 31, 2001 in the first line thereof and insert in its place the date March 31, 2002.

      13. Subsection 10.02(a) of the Agreement is hereby amended to delete the name Thomas J. Sidman in the fifth line thereof and insert in its place the name Leonard J. Kennedy.

      14. Except as stated herein, the Agreement remains in full force and effect without Amendment. References in the Agreement to the Agreement mean the Agreement and this Amendment.

      15. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

*  *  *  *  *

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      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ MORGAN E. O’BRIEN

Title: Vice Chairman

NEXTEL FINANCE COMPANY

By:	/s/ MORGAN E. O’BRIEN

Title: Vice Chairman

CHADMOORE WIRELESS GROUP, INC.

By:	/s/ ROBERT W. MOORE

Title: President & Chief Executive
Officer

A-A3-4

FOURTH AMENDMENT

to the

AGREEMENT AND PLAN OF REORGANIZATION

      This is the Fourth Amendment, dated as of November 16, 2001, to the Agreement and Plan of Reorganization (this “Amendment”) by and among Nextel Communications, Inc., a Delaware corporation (“Nextel”), Nextel Finance Company, a Delaware corporation (“Acquisition Sub”), and Chadmoore Wireless Group, Inc., a Colorado corporation (“Chadmoore”).

      In consideration of the mutual covenants of this Amendment, Nextel, Acquisition Sub and Chadmoore agree as follows:

      1. Terms used in this Amendment, unless otherwise defined herein, are used as defined in the Agreement and Plan of Reorganization, dated as of August 21, 2000 and as amended August 31, 2000, February 20, 2001 and June 29, 2001, by and among Nextel, Acquisition Sub and Chadmoore (together, the “Agreement”).

      2. Section 8.02(j) of the Agreement is hereby amended to delete the number $80,000,000 in the second line thereof and insert in its place the number $65,000,000.

      3. Except as stated herein the Agreement remains in full force and effect without Amendment. References in the Agreement to the Agreement mean the Agreement as amended by this Amendment.

      4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ LEONARD J. KENNEDY

Title: Senior Vice President and General Counsel

NEXTEL FINANCE COMPANY

By:	/s/ LEONARD J. KENNEDY

Title: Vice President

CHADMOORE WIRELESS GROUP, INC.

By:	/s/ ROBERT W. MOORE

Title: President and Chief Executive Officer

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Annex B-1

ARTICLES OF DISSOLUTION

      Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Dissolution for the purposes of dissolving the corporation.

      FIRST:    The name of the corporation is Chadmoore Wireless Group, Inc.

SECOND:	The corporation’s principal office is: 2875 East Patrick Lane, Suite G Las Vegas, Nevada 89120

      THIRD:   The date dissolution was authorized is           , 2002.

      FOURTH:  Dissolution was authorized by the shareholders.

      FIFTH:    The number of shares voted for the dissolution by each voting group was sufficient for approval.

[typewritten name of officer] [signature of officer]

Title:

      The name of the corporation after the effective date of dissolution shall be Chadmoore Wireless Group, Inc., a dissolved Colorado corporation, 2002.

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Annex B-2

PLAN OF LIQUIDATION

OF CHADMOORE WIRELESS GROUP, INC.

      The following Plan of Liquidation (the “Plan”) shall effect the complete dissolution and liquidation of Chadmoore Wireless Group, Inc., a Colorado corporation (“Chadmoore”), in accordance with Section 7-114-101 et seq. of the Colorado Business Corporation Act (the “Act”).

      1. ADOPTION OF PLAN. The Plan shall become effective upon the approval of the voluntary dissolution of Chadmoore by the affirmative vote of the holders of record of a majority of the outstanding shares of Chadmoore’s common stock voting at a shareholders’ meeting called for such purpose (the “Effective Date”), provided that holders of record of a majority of the outstanding shares of Chadmoore’s common stock shall also have approved the Agreement and Plan of Reorganization (the “Agreement”), dated as of August 21, 2000, as amended, by and among Chadmoore, Nextel Communications, Inc., a Delaware corporation (“Nextel”), and Nextel Finance Company, a Delaware corporation and a direct, wholly owned subsidiary of Nextel (“Acquisition Sub”), pursuant to which Acquisition Sub will acquire substantially all of the operating assets, together with certain liabilities, of Chadmoore, in exchange for a number of shares of Nextel common stock, par value $0.001 per share (“Nextel Shares”), or cash, equal to an aggregate value of $130 million, subject to adjustment, as determined in accordance with the Agreement (referred to herein as the “Acquisition”).

      2. ARTICLES OF DISSOLUTION. As soon as possible after the Effective Date, but no more than 12 months after the Effective Date, and in any event following payment to GATX Capital Corporation (“GATX”) of all amounts owing to it by Chadmoore pursuant to that certain Senior Secured Loan Agreement between Chadmoore and GATX dated as of March 2, 1999, as amended, Chadmoore shall file with the Secretary of State for the State of Colorado its articles of dissolution pursuant to Section 7-114-103 of the Act, which shall have the effect specified in the Act.

      3. DISTRIBUTIONS TO CREDITORS; LIQUIDATING TRUSTS. The Board of Directors of Chadmoore (the “Board”) shall, after consultation with management, outside auditors and counsel in accordance with Colorado law, determine the known, contingent, unliquidated and unknown liabilities of Chadmoore, including the estimated costs of dissolution and liquidation, and the amount of assets of Chadmoore, in the reasonable judgment of the Board, sufficient under Colorado law to satisfy such liabilities (the “Reserve”). If Nextel pays for the assets under the Agreement in cash, Chadmoore will establish the Reserve and pay all its creditors in cash during the liquidation period as provided under Colorado law.

      If Nextel pays for the assets under the Agreement with Nextel Shares, and the shareholders of Chadmoore approve the Acquisition and this Plan and the dissolution and liquidation of Chadmoore contemplated by this Plan (the “Liquidation”) and the Acquisition and Liquidation qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), at such time as is determined by the Board, the Board will transfer a portion of these Nextel Shares and cash, if any, raised from previous sales of such shares or other sources, into a liquidating trust (the “Creditor Liquidating Trust”) for the sole purpose of satisfying claims and liabilities of Chadmoore. The Creditor Liquidating Trust shall be established pursuant to the terms and conditions set forth in that certain Creditor Liquidating Trust Agreement to be entered into between the trustees thereunder and Chadmoore in substantially the form attached as Exhibit A hereto. At no time shall assets in the Creditor Liquidating Trust be distributed to Chadmoore or the shareholders of Chadmoore. If the Creditor Liquidating Trust has been established, then the balance of the Reserve will be transferred to a liquidating trust (the “Shareholder Liquidating Trust”) for the benefit of creditors and the shareholders of Chadmoore. The Shareholder Liquidating Trust shall be established within twelve months from the Closing (as defined below) pursuant to the terms and conditions set forth in that certain Shareholder Liquidating Trust Agreement to be entered into between the trustees thereunder and Chadmoore in substantially the form attached as Exhibit B hereto. All assets in the Shareholder Liquidating Trust shall

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be available to satisfy the claims of creditors of Chadmoore; provided, however, that if the Creditor Liquidating Trust has been established, such assets shall be available to pay creditors solely to the extent that the Creditor Liquidating Trust has insufficient assets to satisfy any valid claim of a Chadmoore creditor. Any residual remaining in the Creditor Liquidating Trust on its termination will be donated to the American Red Cross. Any residual remaining in the Shareholder Liquidating Trust on its termination will be distributed consistent with Section 5(C) hereof. The initial trustees of the Creditor Liquidating Trust and the Shareholder Liquidating Trust shall be Robert W. Moore, Rick D. Rhodes and Stephen K. Radusch.

      If the shareholders of Chadmoore approve the Acquisition, this Plan and the Liquidation, and the Acquisition and Liquidation do not qualify as a tax-free reorganization under Section 368(a) of the Code, the Board shall establish the Reserve and any remaining consideration (as well as any amounts in the Reserve not ultimately needed to pay creditors or expenses) shall be distributed as provided in Section 5 hereof; provided that the distributions contemplated by Sections 5(A) and (B) shall occur within one year of the Closing.

      Pending disbursement of cash to creditors, Chadmoore may invest the cash, including cash resulting from sales of Nextel Shares, only in the following: United States Treasury bills, money market mutual funds, short-term certificates of deposit or short-term time or demand deposits with banks or savings institutions, high grade commercial paper and such other investments as may be permitted from time to time for investment companies in liquidation by the staff of the United States Securities and Exchange Commission. Notwithstanding the foregoing, Chadmoore may hold the Nextel Shares. Any non-cash assets will be sold at the highest market value reasonably obtainable (in the case that the Nextel Shares are issued in a tax-free transaction, during the 12-month period following the date of dissolution) and the cash will be distributed to creditors or used for the expenses of dissolution.

      4.  RIGHTS OF A CERTAIN EQUITY OWNER. Pursuant to the terms of this Plan:

(A) Recovery Equity Investors II, L.P. (“REI”) shall be entitled to receive under Section 5, in exchange for the surrender of all of the shares of Series C Preferred Stock of Chadmoore then owned by REI and the Warrant, represented by Certificate No. 3, dated May 1, 1998, issued by Chadmoore to REI (“Warrant No. 3”), an aggregate number of shares of Nextel common stock or cash equal to the sum of (x) the number of shares of Nextel common stock or cash that REI would be entitled to receive under this Plan had it exercised Warrant No. 3 in full (using the portion of the aggregate Stated Value (as defined in the Certificate of Designation of the Rights, Preferences and Privileges of the Series C Preferred Stock (the “Certificate of Designation”)) of all of the shares of Series C Preferred Stock of Chadmoore then owned by REI which equals the Aggregate Exercise Price (as defined in Warrant No. 3)) and received shares of common stock, par value $.001 per share, of Chadmoore (“Common Stock”) upon such exercise (with both the number of shares of Common Stock which would have been acquirable under Warrant No. 3 and the Aggregate Exercise Price being as agreed to by REI and Chadmoore as of the day prior to the closing date of the Acquisition (the “Closing”), and based on the anticipated total amount per share to be distributed to holders of Common Stock pursuant to the Plan) and (y) the number of shares of Nextel common stock (as based on the average of the daily closing price of a share of Nextel common stock for the twenty (20) consecutive Trading Days immediately prior to the date of the Closing (the “Nextel Share Price”)) or cash reflecting by value the amount equal to the sum of (i) the difference between the aggregate Stated Value of all of the shares of Series C Preferred Stock of Chadmoore then owned by REI and the portion thereof used to satisfy the exercise of Warrant No. 3 described in clause (x) above and (ii) the amount of all accrued and unpaid dividends on the Series C Preferred Stock as provided in the Certificate of Designation through and including the date of the filing of the articles of dissolution of Chadmoore with the Colorado Secretary of State. For purposes hereof, the closing price for each Trading Day shall be the last sale price, or, in the case no sale takes place on such day, the average of the closing bid and ask prices, in either case, as reported by The Nasdaq National Market, and the term “Trading Day” shall mean a day on which The Nasdaq National Market is open for business.

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(B) REI shall be entitled to receive under Section 5, in exchange for the surrender of the Warrant, represented by Certificate No. 2, dated May 1, 1998, issued by Chadmoore to REI (“Warrant No. 2”), an aggregate number of shares of Nextel common stock or cash equal to the number of shares of Nextel common stock or cash that REI would be entitled to receive under the Plan had it exercised Warrant No. 2 in full, net of the Aggregate Exercise Price (as defined in Warrant No. 2), and received shares of Common Stock upon such exercise (with both the number of shares of Common Stock which would have been acquirable under Warrant No. 2 and the Aggregate Exercise Price being as agreed to by REI and Chadmoore as of the day prior to the Closing, and based on the anticipated total amount per share to be distributed to holders of Common Stock pursuant to the Plan).

      5.  DISTRIBUTIONS TO CERTAIN EQUITY HOLDERS. After the Reserve has been established, the Board shall distribute, or authorize the Shareholder Liquidating Trust to distribute, the remaining assets to the shareholders and other holders of equity interests of Chadmoore (the “Liquidating Distribution”) as follows:

(A) First, and in preference to any distributions to any other persons, REI shall be entitled to receive such number of shares of Nextel common stock or cash it is entitled to pursuant to clause (y) of Section 4(A) above.

(B) Second, to the extent there are assets available for distribution after payment of the amounts specified above, (i) the holders of Common Stock as of the date of the filing of Chadmoore’s articles of dissolution as provided in Section 2 hereof (the “Record Date”); (ii) the holder of Warrant No. 2 and Warrant No. 3; and (iii) the holders of stock options, other than those who have elected not to participate in the deemed net exercise, under each of the Chadmoore Wireless Group, Inc. 1995 Amended Nonqualified Stock Option Plan, the Chadmoore Wireless Group, Inc. Employee Benefit and Consulting Services Compensation Plan, the Chadmoore Wireless Group, Inc. 1998 Stock Option Plan and the Chadmoore Wireless Group, Inc. 2000 Stock Option Plan and any other stand-alone option agreements outside such plans with current or former officers, non-management directors or employees of Chadmoore outstanding and vested as of the Record Date (collectively, “Stock Options”) may receive as and to the extent provided below an initial distribution of cash or shares of Nextel common stock in such aggregate amount as is determined in the absolute discretion of the Board. The persons described in (i)-(iii) above are referred to individually as a “Beneficiary,” and collectively, as “Beneficiaries.”

(C) Third, to the extent there are any assets available for distribution thereafter by Chadmoore during the liquidation period, Beneficiaries may receive each such distribution as and to the extent provided below at such times and in such aggregate amounts as determined by the Board or the Trustees of the Shareholder Liquidating Trust, as the case may be. For purposes hereof, any person receiving a portion of the Liquidating Distribution, other than pursuant to Section 5(A), shall be deemed a “Distributee.”

With respect to any distributions to be made to any Beneficiary as of any particular date (a “Distribution Date”) the amount payable to a given Beneficiary shall be determined as if that distribution and all prior distributions to Beneficiaries hereunder had been made on a single Distribution Date and such distributions had been made to each Beneficiary in proportion to the ratio of (x) the sum of (1) the number of shares of Common Stock held by the Beneficiary as of the close of business on the Record Date, (2) the number of shares of Common Stock deemed to have been received by the Beneficiary on account of the exchange of Warrant No. 2 and No. 3 as provided in this Plan and (3) the number of shares of Common Stock deemed held by the Beneficiary as of the Distribution Date in respect of Stock Options deemed to be received on a net exercise basis on that Distribution Date, to (y) the aggregate number of shares of Common Stock held or deemed held by all Beneficiaries pursuant to the preceding clause (x) as of that Distribution Date. In calculating each Beneficiary’s portion of any distribution, Stock Options shall be deemed to be net exercised on a Distribution Date when the cumulative amount per share distributed exceeds the exercise price per share of such Stock Options (regardless of whether those Stock Options had been deemed exercised

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on a prior Distribution Date for purposes of calculating a Beneficiary’s portion of any distribution on the prior Distribution Date), and the holder of a deemed exercised Stock Option shall be deemed to have paid the aggregate exercise price for such Stock Options by selling back to Chadmoore, as of that Distribution Date, the number of resulting shares of Common Stock that, multiplied by the cumulative amount per share distributed to date, equals the aggregate exercise price for such Stock Options. Any amounts distributed to holders of Stock Options will be delivered only upon either receipt by Chadmoore of funds in the amount of, or net of any cash or shares of Nextel common stock necessary to fund, withholding taxes applicable to the exercise of such Stock Option. For purposes of this Section 5, the cumulative amount per share distributed, as of any Distribution Date, shall be calculated by taking into account the amount distributed to Beneficiaries hereunder on that or any prior Distribution Date and the amount deemed paid as the aggregate exercise price of all Stock Options deemed to be exercised on a net exercise basis on that Distribution Date (including the portion of the aggregate exercise price attributable to resulting shares of Common Stock that are deemed sold back to Chadmoore in calculating a Beneficiary’s portion of any distribution), and dividing those amounts by the aggregate number of shares of Common Stock held or deemed held by Beneficiaries in calculating a Beneficiary’s portion of any distribution as of that Distribution Date (including for this purpose the aggregate number of shares of Common Stock deemed sold back to Chadmoore as of that Distribution Date).

      6.  CANCELLATION OF COMMON STOCK AND OPTIONS AND WARRANTS. The Liquidating Distribution shall be in complete redemption and cancellation of all of the outstanding Common Stock, Warrants No. 2 and No. 3 and Stock Options of Chadmoore. Chadmoore’s stock transfer books will be closed as of the close of business on the Record Date. Thereafter, certificates representing Common Stock shall not be assignable or transferable on the books of Chadmoore except by will, intestate succession or otherwise by operation of law. Holders shall surrender their Chadmoore stock certificates, stock option agreements, Warrants No. 2 and No. 3 (or, if so required by the Board in its absolute discretion, furnish indemnity bonds in the case of lost or destroyed certificates) immediately following the Record Date as a condition to their receipt of any Liquidating Distribution.

      7.  MISSING RECIPIENTS. If any Liquidating Distribution to any person cannot be made, whether because such person cannot be located, has not surrendered a certificate evidencing the Common Stock, Warrant No. 2 or No. 3 or a Stock Option as required hereunder, or for any other reason, then the distribution to which such person is entitled shall be transferred to and deposited with the state official authorized by the laws of the State of Colorado to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such person as the sole equitable owner thereof and shall be treated as abandoned property in accordance with the laws of the State of Colorado. In no event shall the proceeds of any such distribution revert to or become the property of Chadmoore.

      8.  TERMINATION OF LIQUIDATING TRUSTS. If after the fifth anniversary of the filing of Chadmoore’s articles of dissolution or, if terminated in accordance with the terms thereof prior to such date, after such earlier date, the trustees determine that all of the liabilities of the Shareholder Liquidating Trust have been satisfied, such trust shall make a final distribution of any remaining assets to the holders of the beneficial interests of the Shareholder Liquidating Trust. If after the fifth anniversary of the filing of Chadmoore’s articles of dissolution or, if terminated in accordance with the terms thereof prior to such date, after such earlier date, the trustees determine that all of the liabilities of the Creditor Liquidating Trust have been satisfied, such trust shall donate all of its remaining assets to the American Red Cross.

      9.  IRS FILING. Within 30 days of adoption of this Plan, the officers of Chadmoore shall prepare and file Form 966 with the Internal Revenue Service.

      10.  INDEMNIFICATION. Chadmoore shall continue to indemnify its officers, directors, employees and agents in accordance with applicable law, its articles and bylaws and any contractual arrangements for actions taken in connection with this Plan and the winding up of the affairs of Chadmoore and shall indemnify any trustee of each of the Shareholder Liquidating Trust and the Creditor Liquidating Trust and their agents solely to the extent provided for in the liquidating trust agreements

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relating thereto. The Board and the trustees of each of the Shareholder Liquidating Trust and the Creditor Liquidating Trust, in their absolute discretion, are authorized to obtain and maintain insurance for the benefit of such officers, directors, employees, agents and trustees to the extent permitted by law. The cost of such insurance shall be paid by Chadmoore, the Shareholder Liquidating Trust or the Creditor Liquidating Trust, as applicable.

      11.  POWER OF BOARD OF DIRECTORS AND OFFICERS. The Board and the officers of Chadmoore shall have authority to do or authorize any and all acts and things as provided for in this Plan and any and all such further acts and things as they may consider necessary and desirable to carry out the purposes of this Plan, including the execution and filing of all such certificates, documents, information returns, tax returns and other documents which may be necessary or appropriate to implement this Plan. The Board may authorize such variations from or amendments to the provisions of this Plan as may be necessary and appropriate to effectuate the complete dissolution and liquidation of Chadmoore and the distribution of its assets to its creditors, shareholders, warrantholders or optionees in accordance with the Act or Section 368(a)(1)(C) of the Internal Revenue Code, if applicable.

      12.  AMENDMENT. Without the prior consent of the shareholders, the Board may, in addition to the powers granted under Section 11 above, amend this Plan at any time, whether before or after such shareholders’ approval of the voluntary dissolution of Chadmoore, so long as such amendments are immaterial to the rights of the creditors, shareholders, or holders of Stock Options or Warrant No. 2 or No. 3 or other parties named herein.

      13.  CONTRIBUTION. Any Distributee who becomes liable for the payment of any money with respect to any claim made by any creditor of Chadmoore that all or any portion of the Liquidating Distribution was improper under Colorado law (an “Indemnifying Funding Party”) shall be entitled to contribution from each other Distributee (each being an “Indemnifying Party”) in an amount equal to the product of (x) the amount of money paid by the Indemnifying Funding Party on account of such claim and (y) a fraction, the numerator of which is the total portion of the Liquidating Distribution paid to such Indemnifying Party and the denominator of which is the total amount of the Liquidating Distribution; provided, however, that no Indemnifying Party shall be liable for contribution hereunder in excess of the amount of the Liquidating Distribution paid to such Indemnifying Party (valued, with respect to each such Liquidating Distribution, as of the date such Liquidating Distribution is paid).

      Adopted this           day of           , 2002, by Chadmoore Wireless Group, Inc.

By: Chief Executive Officer

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Annex B-3

CHADMOORE WIRELESS GROUP, INC.

CREDITOR LIQUIDATING TRUST AGREEMENT

      AGREEMENT AND DECLARATION OF TRUST, dated as of           , 2002, by and between Chadmoore Wireless Group, Inc., a Colorado corporation (“Chadmoore”), and Robert W. Moore, Stephen K. Radusch and Rick D. Rhodes (collectively, the “Trustees”).

      WHEREAS, the board of directors of Chadmoore (the “Board”) and holders of Shares (as defined herein) have approved the voluntary dissolution of Chadmoore pursuant to a Plan of Liquidation (the “Plan”);

      WHEREAS, the Board anticipates that Chadmoore may not be able to fully wind up all of its affairs prior to its dissolution, and therefore has made specific arrangements for such contingency in the Plan;

      WHEREAS, following the sale of substantially all of the operating assets of Chadmoore (collectively, the “Assets”) to Nextel Finance Company, in exchange for shares of common stock of Nextel Communications, Inc. (“Nextel”) or cash (the “Sale”), the Plan provides for: (i) the filing of articles of dissolution of Chadmoore in accordance with Colorado law; (ii) the establishment of a reserve amount that, in the reasonable judgment of the board of directors of Chadmoore, will be sufficient to satisfy the requirements of Colorado law to provide adequately for the payment of any known, contingent, unliquidated and unknown liabilities of Chadmoore and the costs of dissolution; (iii) if the Sale and liquidation under the Plan are a “tax-free reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, and Chadmoore receives shares of class A common stock, par value $.001 per share, of Nextel common stock in the Sale (A) the establishment of a liquidating trust pursuant to the terms and conditions hereof (the “Trust”) and the establishment of the Shareholder Liquidating Trust (as defined below) in the form attached as an exhibit hereto; (B) the transfer by Chadmoore to the Trust of certain assets designated by the Board (the “Retained Assets”), to satisfy certain liabilities of Chadmoore (the “Assumed Liabilities”); (C) the grant, assignment and conveyance by Chadmoore of the Retained Assets and the Assumed Liabilities to the Trustees as agents for the Beneficiaries (as defined below); and (D) the authorization of the Trustees to allocate, hold, liquidate and distribute the Trust Assets (as defined below) for and on behalf of the Beneficiaries in accordance with the terms and conditions hereof.

      NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

NAMES AND DEFINITIONS

      1.1 NAME. This trust shall be known as the Chadmoore Creditor Liquidating Trust.

      1.2 DEFINED TERMS. For all purposes of this Agreement, unless the context otherwise requires:

(a) ADDITIONAL ASSETS shall mean any assets that may be identified as having been owned by or owing to Chadmoore and not disposed of by Chadmoore prior to its dissolution; provided, however, that Additional Assets shall not include, and the Trustees shall not accept, any operating assets of a going concern or business.

(b) ADMINISTRATIVE EXPENSE shall mean any cost or expense incurred by the Trust or by the Trustees in administering the Trust in accordance with the terms hereof.

(c) AGREEMENT shall mean this instrument as originally executed or as it may from time to time be amended pursuant to the terms hereof.

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(d) ASSERTED LIABILITY shall mean a Liability, of which the Trustees have actual knowledge, which has been asserted in writing, or otherwise overtly asserted or identified as a claim against the Trust or the Trust Assets.

(e) BENEFICIAL INTEREST shall mean each Beneficiary’s proportionate share of the Trust Assets determined in accordance with the priority set forth in Section 5.6 hereof and by the ratio of the Liability held by such Beneficiary over the proportionate share of the Trust Assets that the total Liabilities of Beneficiaries with claims of the same class of Liabilities as set forth in Section 5.6 hereof represents; provided, however, that once the amount of a Beneficiary’s Final Liability has been determined, such Beneficiary’s share of the Trust Assets shall be equal to such amount; and, provided further, that the Charity shall have an interest in the Trust Assets to the extent any residual assets remain in the Trust when there are no unsatisfied Liabilities.

(f) BENEFICIARY shall mean each of the Creditors of Chadmoore, including those identified on the list described in Section 3.1(a), as amended from time to time, and each person to whom a Beneficial Interest is transferred pursuant to Section 3.3 and, to the extent any residual assets remain in the Trust when there are no longer any unsatisfied Liabilities, the Charity.

(g) CHADMOORE shall mean Chadmoore Wireless Group, Inc.

(h) CHARITY shall mean the American Red Cross, a nonprofit corporation organized under Section 501(c)(3) of the Code (as defined herein) to which the residual assets of the Trust will be transferred in accordance herewith.

(i) CODE shall mean the Internal Revenue Code of 1986, as amended.

(j) CREDITOR shall mean each holder of a Liability.

(k) FINAL LIABILITY shall mean a Litigation Liability which is evidenced by a final non-appealable judgment; or an Asserted Liability or a Litigation Liability which the Trustees determine should be accepted or settled and paid out of Trust Assets.

(l) LIABILITY shall mean all unsatisfied debts, claims, liabilities, judgments, decrees, suits or other payment obligations of Chadmoore, whether contingent or fixed, acknowledged or disputed as to validity, or identified or asserted prior to or after creation of the Trust including without limitation, those specified on an exhibit attached hereto.

(m) LITIGATION LIABILITY shall mean a Liability that involves any legal action for which the Trustees have received or caused to be made service of process.

(n) PERSON shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, trust, joint venture, any unincorporated organization, or government or political subdivision thereof.

(o) PRIORITY CLAIM shall mean a Final Liability entitled to priority under applicable law, and shall include claims of governmental units for taxes, employee wage claims, and employee benefit claims other than stock options.

(p) RECORD DATE shall mean the filing date of the articles of dissolution of Chadmoore under Colorado law.

(q) RETAINED ASSETS shall mean the assets of Chadmoore identified on an exhibit attached hereto, which the Board believes to have a value, as of the date hereof, of $ .

(r) SECURED CLAIM shall mean a Liability validly secured by assets of the Trust, but only to the extent of the value of the Trust’s interest in such assets. To the extent the value of such interest is less than the amount of the Liability, such difference shall be treated as an Unsecured Claim.

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(s) SHARES shall mean the shares of common stock, $0.001 par value per share, of Chadmoore.

(t) SHAREHOLDER LIQUIDATING TRUST shall mean the liquidating trust created for the benefit of the shareholders, certain optionholders, certain warrantholders and Creditors of Chadmoore in accordance with the Plan.

(u) SHAREHOLDERS shall mean the holders of record of the outstanding Shares at the close of business on the Record Date.

(v) TERMINATION DATE shall mean the termination date of the Trust as determined in accordance with Section 4.1 hereof.

(w) TRUST ASSETS shall mean all of the property held from time to time by the Trustees under this Agreement, which initially shall consist solely of the Retained Assets granted, assigned and conveyed to the Trustees by Chadmoore pursuant to the Plan, and in addition, shall thereafter include Additional Assets and all dividends, income, proceeds and other receipts of, from, or attributable to any assets held by the Trust, less any of the foregoing utilized by the Trustees to pay expenses of the Trust, satisfy Liabilities of the Trust or make distributions to the Beneficiaries pursuant to the terms and conditions hereof.

(x) TRUSTEES shall mean the original Trustees and each such Trustee’s successors appointed pursuant to and in accordance with the terms hereof.

(y) UNSECURED CLAIM shall mean a Liability not secured by Trust property.

ARTICLE 2

GRANT TO AND NATURE OF TRUST

      2.1 GRANT. Chadmoore hereby grants, delivers, releases, assigns and conveys to the Trustees, and the Trustees agree to accept and hold in trust, for the benefit of the Beneficiaries of the Trust, all of Chadmoore’s right, title, interest in and to the Trust Assets, for the uses and purposes stated herein, subject to the terms and provisions set out below, and the Trustees hereby accept such Trust Assets, and agree to hold and manage the Trust Assets in trust, subject to the following terms and provisions.

      2.2 PURPOSE OF TRUST.

(a) The Trust is organized for the sole purpose of liquidating the Trust Assets and satisfying the Liabilities and making distributions to the Beneficiaries from liquidation proceeds, with no objective to continue or engage in the conduct of a trade or business.

(b) If the consideration paid to Chadmoore for its assets in the Sale is common stock of Nextel and the Sale and the liquidation pursuant to the Plan qualify as a tax-free reorganization, Chadmoore is required to liquidate and dissolve prior to fully winding up its affairs, including, but not limited to, its payment, discharge or other resolution of any Liabilities without any established procedure to so resolve such Liabilities. The Board approved the Plan and the requisite number of holders of Shares approved the voluntary dissolution of Chadmoore pursuant to the Plan, which calls for the establishment of the Shareholder Liquidating Trust and this Trust for the purpose of providing a procedure which will enable Chadmoore to dissolve in a timely fashion, and wind up its affairs, by distributing to the Creditors and, if necessary, the Charity and in accordance with the priority of their rights and interests in the Trust Assets under applicable law all assets which are granted, assigned, conveyed and delivered to the Trust pursuant to the terms contained herein. Due notice has been given to Creditors regarding their interests in the Trust to the extent required by Colorado law. The Retained Assets granted and assigned to the Trust and the other Trust Assets shall be held in the Trust and the Trustees will: (i) further liquidate the Trust Assets if necessary to carry out the purposes of the Trust and facilitate distribution of the Trust Assets; (ii) allocate, protect, conserve and manage the Trust Assets and apply the same to the satisfaction, discharge or other resolution of

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Liabilities in accordance with the terms and conditions hereof; and (iii) liquidate any remaining non-cash Trust Assets and distribute the Trust Assets not required for the satisfaction, discharge or other resolution of Liabilities, in accordance with the terms and conditions hereof.

(c) It is intended that the granting, assignment and conveyance of the Trust Assets by Chadmoore to the Trust pursuant to the terms hereof shall be treated for federal, state and local income tax purposes as if Chadmoore made such distributions directly to the Creditors. It is further intended that for federal, state, and local income tax purposes, the Trust shall be treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of any state or local law, and the Beneficiaries shall be treated as the owners of their respective shares of the Trust pursuant to Sections 671-678 of the Code and any analogous provision of state or local law, and shall be taxed on their respective shares of the Trust’s taxable income (including both ordinary and capital gains) pursuant to Section 671 of the Code and any analogous provision of state or local law.

      2.3 PROHIBITED ACTIVITIES.

(a) The Trust shall not continue or engage in the conduct of any trade or business, and the Trustees are expressly prohibited from, and shall have no power or authority to, continue or engage in: (i) the conduct of any trade or business on behalf of the Trust or the Beneficiaries; (ii) any activity that is not reasonably necessary to, and consistent with, the purpose of the trust as provided in Section 2.2 hereof; (iii) any activity that is inconsistent with treatment of the Trust as a liquidating trust under the private letter ruling standards established in Revenue Procedure 82-58, 1982-2 C.B., 847, as the same may be amended, supplemented, or modified; or (iv) any activity otherwise inconsistent with treatment of the Trust as a liquidating trust under Treasury Regulation Section 301.7701-4(d), and all of the terms and conditions hereof shall be construed accordingly.

(b) The powers, duties and authorities of the Trustees hereunder are limited to holding title to the Trust Assets, the payment or discharge of the Liabilities and the expenses of the Trust, the collection of the proceeds, dividends, income and revenue from time to time accruing to or otherwise payable in respect of the Trust Assets, the preservation and protection of the Trust Assets, the sale of the Trust Assets through public or private sale, the distribution to the Beneficiaries of the proceeds, dividends, income and revenue from time to time received with respect to the Trust Assets under Colorado law, and the distribution of the Trust Assets to the Beneficiaries (other than the Charity) at such date or dates, but in any event no later than the Termination Date, as in the reasonable judgment and discretion of the Trustees, such distribution would be advantageous to such Beneficiaries, and the distribution of the remaining Trust Assets to the Charity as provided under Section 5.7, provided that the Trustees shall have no personal liability for making or failing to make such a distribution or the timing of any such distribution (other than as required by Section 5.7).

      2.4 NO REVERSION TO CHADMOORE OR THE SHAREHOLDERS. In no event shall any part of the Trust Assets, or any income derived therefrom, revert to or be distributed to Chadmoore or the Shareholders or other holders of equity interests in Chadmoore.

      2.5 INSTRUMENTS OF FURTHER ASSURANCE. After the dissolution of Chadmoore, such Persons as shall have the right and power to so act, will upon reasonable request of the Trustees, execute, acknowledge, and deliver such further instruments and do such further acts as may be necessary or proper for Chadmoore to carry out the purposes of this Agreement, to confirm or effectuate the transfer to the Trustees of any property intended to be covered hereby, and to vest in the Trustees, their successors and assigns, the estate, powers, instruments or funds in trust hereunder.

      2.6 PAYMENT OF LIABILITIES. Chadmoore hereby grants, delivers and assigns and conveys to the Trust, and the Trust hereby assumes all valid Liabilities. Should any Liability be asserted against the Trust as the transferee of the Trust Assets or as the result of the assumption made in this paragraph, the Trustees may use such part of the Trust Assets as may be necessary in evaluating and contesting the validity of any such Liability or in payment thereof, but in no event shall the Trustees be personally liable,

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nor shall resort be had to the private property of the Trustees, in the event that the Trust Assets are not sufficient to satisfy, discharge or otherwise resolve the Liabilities of the Trust.

      2.7 INCIDENTS OF OWNERSHIP. The Creditors and the Charity shall be the Beneficiaries of the Trust created by this Agreement. The Trustees hereby declare and agree that they are is holding the Trust Assets solely for the benefit of the Beneficiaries of the Trust, and hereby assign to each Beneficiary its respective Beneficial Interest in the Trust Assets, and retain only such incidents of legal ownership as are necessary to undertake the actions and transactions authorized herein.

ARTICLE 3

BENEFICIARIES

      3.1 BENEFICIAL INTERESTS.

(a) The Beneficial Interest of each Creditor as a Beneficiary hereof shall be determined by the Trustees initially in accordance with a copy of the list of transferred Liabilities certified by an officer of Chadmoore and thereafter in accordance with such Creditor’s Beneficial Interest.

(b) If a conflicting claim or demand is asserted with respect to the ownership of any Beneficial Interest, or if there is a disagreement between the transferees, distributees, assignees, heirs, representatives or legatees succeeding to all or part of the interest of a Beneficiary resulting in conflicting claims or demands being made in connection with such Beneficial Interest, then, in any such event, the Trustees shall be entitled, at their sole discretion, to refuse to comply with any such conflicting claim or demand and the Trustees may elect to make no payment or distribution with respect to such Beneficial Interest, or to make such payment to a court of competent jurisdiction or an escrow agent, and in so doing, the Trustees shall not be or become liable to any of such parties for their failure or refusal to comply with any of such conflicting claims or demands, nor shall the Trustees be liable for interest on any funds which they may so withhold. The Trustees shall be entitled to refrain and refuse to act until either: (i) the rights of the adverse claimants have been adjudicated by a final, non-appealable judgment of a court of competent jurisdiction; (ii) all differences have been adjusted by the valid written agreement of all such parties, and the Trustees shall have been furnished with an executed counterpart of such agreement; or (iii) there is furnished to the Trustees a surety bond or other security satisfactory to the Trustees, as they shall deem appropriate, to fully indemnify them as between all conflicting claims or demands.

      3.2 RIGHTS OF BENEFICIARIES. Each Beneficiary shall be entitled to participate in the rights and benefits due a Beneficiary in accordance with the terms hereof according to the Beneficiary’s Beneficial Interest. Each Beneficiary shall take and hold the same subject to all of the terms and provisions hereunder. The interest of each Beneficiary hereunder, is and shall be in all respects, personal property and upon the death of an individual Beneficiary, the Beneficiary’s Beneficial Interest shall pass as personal property to the Beneficiary’s legal representative and such death shall in no way terminate or affect the validity of this Agreement. A Beneficiary shall have no title to, right to, possession of, management of, or control of, the Trust Assets except as provided herein. No widower, widow, heir or devisee of any person who may be a Beneficiary shall have any rights of dower, homestead, inheritance, partition, or of any other right, statutory or otherwise, in any property forming a part of the Trust Assets but the whole title to all of the Trust Assets shall be vested in the Trustees and the sole interest of the Beneficiaries shall be the rights and benefits given to such Persons under this Agreement. For federal, state and local income tax purposes, the Beneficiaries will be treated as the grantors and deemed owners of the Trust, and they will be treated as owning undivided interests in the Trust Assets.

      3.3 TRANSFER OF INTERESTS OF BENEFICIARIES. The Beneficial Interest of a Beneficiary may not be transferred either by the Beneficiary in person or by a duly authorized agent or attorney, or by the properly appointed legal representative of the Beneficiary, nor may a Beneficiary have authority or power to sell, assign, transfer, encumber or in any other manner anticipate or dispose of the Beneficiary’s Beneficial Interest; provided, however, that the Beneficial Interest shall be assignable or transferable by

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will, intestate succession or operation of law, and in such event may be reregistered as to legal title if transferred among custodial agents acting on behalf of the Beneficiary or transferred directly to the Beneficiary from such agent, in each such case, upon duly given written notice to the Trustees. The Beneficial Interests of the Beneficiaries hereunder shall not be subject to attachment, levy, execution, sequestration or any order of a court, nor shall such interest be subject to the contracts, debts, obligations, engagements or liabilities of any Beneficiary, but the interest of a Beneficiary shall be paid by the Trustees to the Beneficiary free and clear of all assignments, attachments, levies, executions, sequestrations and orders and shall become the property of a Beneficiary only when actually received by such Beneficiary.

      3.4 TRUSTEES AS BENEFICIARY. Each Trustee, either individually or in a representative or fiduciary capacity, may be a Beneficiary to the same extent as if he were not a Trustee hereunder and have all the rights of a Beneficiary, including, without limitation, the right to receive distributions, to the same extent as if he were not a Trustee hereunder.

ARTICLE 4

DURATION AND TERMINATION OF TRUST

      4.1 DURATION. This Trust shall terminate upon the earliest of: (i) the date on which the existence of the Trust is no longer required by the applicable law of the State of Colorado; (ii) a termination required by the applicable laws of the State of Colorado; or (iii) the expiration of a period of five (5) years from the date of the creation of the Trust; provided, however, that (A) the Trustees may extend the existence of this Trust to such later date as they may designate, if they determine that an extension is reasonably necessary to pay or make provision for then Asserted Liabilities upon receipt of an opinion from a qualified advisor that such extension will not cause the Trust to be treated as other than a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of applicable state or local law, and (B) prior to such termination, the Trust Assets are distributed as provided in Section 5.7. The date that the Trust terminates shall be referred to herein as the “Termination Date.”

      4.2 OBLIGATION OF TRUSTEES UPON TERMINATION. Upon distribution of all of the Trust Assets, the Trustees shall thereafter act only in a custodial capacity to provide for the retention of the documents, records, lists of holders of Beneficial Interests, and files which shall have been delivered to or created by the Trustees. At the Trustees’ discretion, all such documents, records, lists and files may be destroyed at any time at least seven (7) years after the distribution of all of the Trust Assets. Except as is otherwise specifically provided herein, upon the distribution of all of the Trust Assets, the Trustees shall have no further duties or obligations hereunder.

ARTICLE 5

ADMINISTRATION OF TRUST ASSETS

      5.1 TRUST ACCOUNT; SALE OF TRUST ASSETS. The Trustees shall credit the Trust Assets to a segregated account established on the books of the Trustees (“Account”), and shall invest moneys in the Account only as provided in Section 6.1 hereof. The Trustees may, at such times as the Trustees may deem appropriate, transfer, assign, or otherwise dispose of all or any part of the Trust Assets as they deem appropriate; provided, however, that such disposition is consistent with the purposes of the Trust as set forth in Section 2.2; provided further, that the Trustees shall not be required to diversify the Trust Assets, and shall incur no personal liability whatsoever in tort, contract, or otherwise, due to any such lack of diversification of the Trust Assets. Notwithstanding the foregoing, upon receipt and acknowledgement of, and determination of the final amount of, a valid Liability the Trustees shall use all commercially reasonable efforts to promptly liquidate Trust Assets for the purpose of distributing the proceeds to pay such Final Liability in full.

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      5.2 TRANSACTIONS WITH RELATED PERSONS. Notwithstanding any other provisions of this Agreement, the Trustees shall not knowingly, directly or indirectly, sell or otherwise transfer all or any part of the Trust Assets to, or contract with: (i) any Trustee, Beneficiary or agent (acting in their individual capacity) of the Trust; (ii) any member of the family of any Trustee or agent or Beneficiary of the Trust or (iii) any Person of which any Trustee, Beneficiary or agent of this Trust, or any family member, is an affiliate by reason of being a trustee, director, officer, partner or direct or indirect beneficial owner of 5% or more of the outstanding capital stock, shares or other equity interest of such Persons. No provision herein shall prohibit any distribution hereunder to a Beneficiary or payment of fees to the Trustees to the extent contemplated by Section 9.1 hereof.

      5.3 RESTRICTION ON TRUST ASSETS. Other than shares of common stock of Nextel received by Chadmoore in the Sale, the Trust shall not receive transfers of any marketable securities or any assets prohibited by Revenue Procedure 82-58, as the same may be amended, supplemented, or modified, including, but not limited to, any listed stocks or securities, any readily-marketable assets, any operating assets of a going business, any unlisted stock of a single issuer that represents eighty percent (80%) or more of the stock of such issuer, or any general or limited partnership interest, except any stock or securities received in a transaction contemplated by Section 6.2(j) hereof. The Trustees shall not receive or retain cash in excess of a reasonable amount to meet expenses, charges, and obligations of the Trust and Administrative Expenses and to satisfy, discharge or otherwise resolve all Liabilities as provided in Section 5.5 below. The Trustees shall not invest any of the cash funds held as Trust Assets except as permitted by Section 6.1 hereof.

      5.4 PAYMENT OF EXPENSES AND LIABILITIES. From the Trust Assets, the Trustees shall pay all expenses, charges, and obligations of the Trust, the Trustees and the Trust Assets, shall satisfy, discharge or otherwise resolve all Liabilities as provided in Section 5.5 below and shall pay such transferee liabilities which the Trustees may be obligated to pay as transferee of the Trust Assets, including, but not limited to, interest, penalties, taxes, assessments, and public charges of any kind or nature and the cost, charges, and expenses connected with or arising out of the execution or administration of this Trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Trust Assets by the Trustees. The Trustees will make continuing efforts to dispose of the Trust Assets, make timely distributions, and not unduly prolong the duration of the Trust.

      5.5 LIABILITY ADMINISTRATION.

(a) To facilitate the administration of Liabilities pursuant to this Section 5.5 Chadmoore shall deliver to the Trustees the records, files and documents in the possession of Chadmoore which relate to the Creditors, any Liability, Asserted Liability or Litigation Liability.

(b) When administering Liabilities against the Trust Assets, the Trustees shall observe, subject to the other applicable provisions of this Agreement, the following procedures:

ASSERTED LIABILITY: The Trustees will review and analyze an Asserted Liability and determine whether it is proper to accept and pay or to dispute and contest the Liability based upon the Trustees’ determination of the Liability’s legal validity (whether the claim as asserted is legally enforceable) and amount (whether correct and due).

LITIGATION LIABILITY: The Trustees will contest and defend a Litigation Liability to final judgment, including appropriate appeals, or settle as an appropriate resolution of the Liability, as they may determine in their reasonable discretion to be in the best interests of the Trust and the Beneficiaries taken as a whole, but subject to the requirements of this Agreement.

In determining whether to contest or settle any Asserted Liability or Litigation Liability, the Trustees shall consider, among other things, the following criteria:

(i) cost of defense or prosecution (including, without limitation, all legal fees and expenses attributable to such Liability and defense of a legal action seeking to enforce such Liability or

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prosecution of a legal action seeking to contest such Liability) compared to the amount of the Asserted Liability or Litigation Liability;

(ii) likelihood of the Liability claimant or Trustees prevailing under the asserted legal theory or cause of action and then known facts (including proof considerations);

(iii) precedential effect on administration of other Liabilities or potential Liabilities claiming against the Trust Assets; and

(iv) whether the amount of the Liability is or is not supported by known facts regarding actual damages.

In evaluating whether to contest or settle, the Trustees shall apply the reasonable business judgment rule (i.e., the Trustees would be responsible for diligent identification of the legal issues, factual considerations and related risks and uncertainties presented by the Asserted Liability or Litigation Liability, relying on advice and evaluations of legal counsel, which may include counsel retained by Chadmoore prior to the creation of the Trust to defend such Liability, and other professional advisors or consultants), and then exercise reasonable judgment after consideration of all relevant factors and information. In the selection of legal counsel for any matter, the Trustees shall consider the amount and complexity of the matter in relation to the appropriate experience, resources, reputation and fees and costs of selected counsel.

(c) The Trustees shall have the right to defend any Liability, claim or legal action against the Trust and may assert counterclaims in such actions, and upon advice of counsel, the Trustees may initiate any legal proceeding against a third party regarding any Liability. In any action taken by the Trustees, the Trustees shall be deemed to represent the interests of all of the Beneficiaries (other than the Creditors disputing such Liability), and it shall not be necessary to make any Beneficiary a party to such action. It is understood that in representing the interests of any such Beneficiary, the Trustees are authorized only to represent such Beneficiary in its or that person’s capacity as a Beneficiary hereunder and not in any other capacity. The Trustees may file such proofs of claim and other papers as may be necessary or appropriate in order to have the claims of the Trustees or Beneficiaries allowed in any judicial proceeding.

      5.6 DISTRIBUTIONS. The Trustees shall distribute the proceeds of Trust Assets to the following classes of Creditors in the following order of priority:

(a) Secured Claims shall be satisfied by distribution to each Secured Creditor of the collateral or proceeds thereof in which a Creditor holding a Secured Claim has a perfected security interest, but only to the extent of the value of the Trust’s interest in such collateral on the date of distribution. If there are multiple secured creditors with perfected security interests in the same collateral, Secured Claims shall be paid in accordance with the priorities established under applicable law.

(b) Priority Claims shall be satisfied in full, and if any Priority Claims are disputed or contested by the Trustees, adequate reserves shall be set aside therefor.

(c) Administrative Expenses shall be timely paid by the Trustees in the ordinary course of their administration and management of the Trust.

(d) All other Beneficiaries shall be paid from the proceeds of the liquidation of the Trust Assets after all Secured Claims, Priority Claims, and accrued Administrative Expenses have been paid (or adequate reserves for disputed Liabilities have been established) and adequate provision has been made for the payment of ongoing Administrative Expenses. Beneficiaries shall be paid promptly at such time as sufficient cash is available from sales of Trust Assets to pay such Beneficiaries.

      5.7 FINAL DISTRIBUTION. If the Trustees determine that all valid Liabilities and all Administrative Expenses have been satisfied, the Trustees shall, as expeditiously as is consistent with the conservation and protection of the Trust Assets, distribute any remaining Trust Assets to the Charity. The Trustees shall hold in the Trust and thereafter make disposition of all liquidating distributions and other

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payments due any Beneficiaries for whom no correct address is known to the Trustees or whom distribution payments are returned or checks are not negotiated, in accordance with applicable state law, including laws regarding escheat and abandoned property and the Trustees shall have no other duties regarding such property; provided, however, that to the fullest extent permitted by law, the Trustees may deposit such distributions and payments with state abandoned property authorities sooner than required by such laws.

      5.8 INSUFFICIENT TRUST ASSETS. In the event the Trustees determine that the existing Trust Assets are insufficient to satisfy valid Final Liabilities and Administrative Expenses, they may deliver to the trustees of the Shareholder Liquidating Trust a written request for transfer of Additional Assets to this Trust.

      5.9 BOOKS AND RECORDS. The Trustees shall maintain in respect of the Trust and Beneficiaries books and records relating to the Trust Assets and the income and Liabilities of the Trust in such detail and for such period of time as may be necessary to enable them to make full and proper accounting in respect thereof in accordance with this Article 5 and to comply with applicable provisions of law. Such books and records shall be maintained on a basis or bases of accounting necessary to facilitate compliance with the tax reporting requirements of the Trust and the reporting obligations of the Trustees. Beneficiaries shall have no rights to inspect, copy or otherwise access such books and records. The Trustees shall provide the Beneficiaries with such information as is required by applicable law.

ARTICLE 6

POWER OF AND LIMITATIONS ON THE TRUSTEES

      6.1 LIMITATIONS ON TRUSTEES. The Trustees shall not at any time, on behalf of the Trust or Beneficiaries, enter into or engage in any trade or business, and no part of the Trust Assets shall be used or disposed of by the Trustees in furtherance of any trade or business. The Trustees shall be restricted to the holding and collection of the Trust Assets and the payment, liquidation and distribution thereof for the purposes set forth in this Agreement and to the conservation and protection of the Trust Assets and the administration thereof in accordance with the provisions of this Agreement. In no event shall the Trustees retain cash in excess of a prudent amount needed to meet Liabilities and to pay other obligations, or receive any property, make any distribution, satisfy or discharge any claims, expenses, charges, Liabilities, and obligations or otherwise take any action which is inconsistent with the complete liquidation of Chadmoore as that term is used and interpreted by Section 368(a)(l)(C) and (a)(2)(G) of the Code, Treasury Regulations promulgated thereunder, and rulings, decisions, and determinations of the Internal Revenue Service and courts of competent jurisdiction, or take any action which would jeopardize the status of the Trust as described in Section 2.2(c) or 2.3. This limitation shall apply regardless of whether the conduct of any such trade or business would otherwise be deemed by the Trustees to be necessary or proper for the conservation and protection of the Trust Assets. In addition to the restrictions of Section 5.3, the Trustees shall invest the Trust Assets only in the following: United States Treasury bills, money market mutual funds, short-term certificates of deposit or short-term time or demand deposits with banks or savings institutions, high grade commercial paper and such other investments as may be permitted from time to time for investment companies in liquidation by the staff of the United States Securities and Exchange Commission. Notwithstanding the foregoing, the Trust may hold shares of Nextel common stock distributed to it by Chadmoore. The Trustees may invest any portion of the Trust Assets in investments other than those enumerated in the preceding sentence of this Section only upon receipt of: (a)(i) a private letter ruling issued by the Internal Revenue Service concluding that such investment will not prevent the Trust from being treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) or prevent the complete liquidation of Chadmoore as that term is used and interpreted by Section 368(a)(1)(C) and (a)(2)(G); or (ii) a tax opinion letter from a qualified advisor that concludes at “should” level or greater (70% or more chance of success if litigated on the merits) that such investment is permissible under Revenue Procedure 82-58, as the same may be amended, supplemented, or modified; and (b) a no-action letter from the Securities and Exchange Commission confirming that it will

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not take any action on account of such investment violating the requirements of the Investment Company Act of 1940, as amended. The Trustees shall be prohibited from removing or amending the transferability restriction on the Beneficial Interests set forth in Section 3.3 hereof.

      6.2 SPECIFIC POWERS OF TRUSTEES. Subject to the provisions of Section 6.1, the Trustees shall have the following specific powers in addition to any powers conferred upon them by any other Section or provision of this Agreement or any statutory laws of the State of Colorado; provided, however, that the enumeration of the following powers shall not be considered in any way to limit or control the power of the Trustees to act as specifically authorized by any other Section or provision of this Agreement and to act in such a manner as the Trustees deem reasonably necessary or appropriate to conserve and protect the Trust Assets or to confer on the Beneficiaries the benefits intended to be conferred upon them by this Agreement:

(a) to determine the time and manner and nature and amount of the consideration to be received with respect to the sale or other disposition of the Trust Assets;

(b) to collect, enforce, liquidate or otherwise convert into cash, or such other property as they deem appropriate, all property, assets and rights in the Trust Assets, to accept or abandon, any Additional Assets and to pay, discharge, and satisfy all other Liabilities and obligations existing with respect to the Trust Assets, the Trust, or the Trustees;

(c) subject to Section 5.2, to elect, appoint, engage, or retain any Persons as agents, representatives, or independent contractors (including, without limitation, investment advisors, accountants, transfer agents, attorneys at law, managers, appraisers, brokers, or otherwise) in one or more capacities, and to pay compensation from the Trust Assets for services in as many capacities as such Person may be so elected, appointed, engaged or retained, to prescribe the titles, powers, and duties, terms of service and other terms and conditions of the election, appointment, engagement or retention of such Persons and, except as prohibited by law, to delegate any of the powers and duties of the Trustees to any one or more agents, representatives, independent contractors, or other Persons;

(d) in accordance with Section 5.3, to retain and set aside such funds out of the Trust Assets as the Trustees shall deem necessary or expedient to pay, or provide for the payment of: (i) Liabilities of the Trust; and (ii) the Administrative Expenses;

(e) to do and perform any and all acts necessary and appropriate and permissible under the Investment Company Act of 1940, as amended, and other applicable law, for the conservation and protection of the Trust Assets, including acts or things reasonably necessary and appropriate to maintain assets held by the Trustees pending disposition thereof or distribution thereto to the Beneficiaries;

(f) to institute or defend actions or declaratory judgments or other actions and to take such other action, in the name of the Trust, or as otherwise required, as the Trustees may deem reasonably necessary or desirable to enforce the rights vested in the Trustees to the Trust Assets and to enforce any instruments, contracts, agreements, causes of action, or rights relating to or forming a part of the Trust Assets;

(g) to determine conclusively from time to time the value of and to revalue the securities and other property of the Trust, in accordance with independent appraisals or other information as they deem necessary;

(h) to cancel, terminate, or amend any instruments, contracts, agreements, obligations, or causes of action relating to or forming a part of the Trust Assets, and to execute new instruments, contracts, agreements, obligations, or causes of action notwithstanding that the terms of any such instruments, contracts, agreements, obligations, or causes of action may extend beyond the terms of this Trust, provided that no such instrument, contract, agreement, obligation, or cause of action shall permit the Trustees to engage in any activity prohibited by Sections 2.3, 2.4, 3.3, 5.3 or 6.1;

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(i) to vote by proxy or otherwise on behalf of the Beneficiaries and with full power of substitution all shares of stock and all securities held by the Trustees hereunder and to exercise every power, election, discretion, option and subscription right and give every notice, make every demand, and to do every act or thing in respect of any shares of stock or any securities held by the Trustees which the Trustees might or could do if they were the absolute owners thereof;

(j) to undertake or join in any merger, plan of reorganization, consolidation, liquidation, dissolution, readjustment or other transaction of any corporation, any of whose shares of stock or other securities, obligations, or properties may at any time constitute a part of the Trust Assets and to accept the substituted shares of stock, bonds, securities, obligations and properties and to hold the same in trust in accordance with the provisions hereof;

(k) in connection with the sale or other distribution or disposition of any securities held by the Trust, to comply with applicable Federal and state securities laws, and to enter into agreements relating to the sale or other disposition or distribution thereof; and

(l) to perform any act authorized, permitted, or required under any instrument, contract, agreement, right, obligation, or cause of action relating to or forming a part of the Trust Assets whether in the nature of an approval, consent, demand, or notice thereunder or otherwise, unless such act would require the consent of the Beneficiaries in accordance with the express provisions of this Agreement.

ARTICLE 7

CONCERNING THE TRUSTEES, BENEFICIARIES,

AND AGENTS

      7.1 GENERALLY. Each Trustee accepts and undertakes to discharge the Trust created by this Agreement, upon the terms and conditions hereof on behalf of the Beneficiaries. In discharging his duties to the Beneficiaries, each Trustee shall exercise such of the rights and powers vested in him by this Agreement in good faith and, subject to the terms of this Agreement, use the same degree of care as an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the Trustee reasonably believes to be in the best interests of the Trust. With respect to duties to Beneficiaries, no provision of this Agreement shall be construed to relieve any Trustee from liability for his own negligent action, his own negligent failure to act, or his own willful misconduct, except that:

(a) neither the Trust nor any Trustee shall be required to diversify the Trust Assets, and no Trustee shall incur any personal liability whatsoever, in tort, contract, or otherwise, due to any such lack of diversification of the Trust Assets except to the extent contemplated by Section 6.1 in respect of shares of Nextel common stock;

(b) no successor Trustee shall be in any way responsible for the acts or omissions of any predecessor Trustee in office prior to the date on which such successor becomes a Trustee;

(c) no Trustee shall be liable except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Trustees;

(d) in the absence of bad faith, a Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustees and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which are specifically required to be furnished to the Trustees by any provision hereof, each Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement; and

(e) a Trustee will not be liable as such to the Trust or the Beneficiaries for any action the Trustee takes or omits to take as a Trustee if, in connection with such action or omission, the Trustee

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performed the duties of the position in accordance with this Section 7.1 and the other terms and conditions contained herein.

      7.2 RELIANCE BY TRUSTEES. Except as otherwise provided in Section 7.1:

(a) each Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed in good faith by him to be genuine and to have been signed or presented by the proper party or parties;

(b) the Trustees may consult with legal counsel, auditors or other experts to be selected by them, and the advice or opinion of such counsel, auditors, or other experts shall be full and complete personal protection to the Trustees and agents of the Trust in respect of any action taken or suffered by the Trustees in good faith and in reliance on, or in accordance with, such advice or opinion;

(c) persons dealing with the Trustees shall look only to the Trust Assets to satisfy any liability incurred by the Trustees to such Person in carrying out the terms of this Trust, and the Trustees shall have no personal or individual obligation to satisfy any such liability; and

(d) as far as practicable, the Trustees shall cause any written instrument creating an obligation of the Trust to include a reference to this Agreement and to provide that neither the Beneficiaries, the Trustees, nor their agents shall be liable thereunder, and that the other parties to such instrument shall look solely to the Trust Assets for the payment of any claim thereunder or the performance thereof; provided, however, that the omission of such provision from any such instrument shall not render the Beneficiaries, the Trustees, or their agents liable, nor shall the Trustees be liable to anyone for such omission.

      7.3 LIABILITY TO THIRD PERSONS. Notwithstanding Section 7.1 hereof, with respect to liabilities to third parties other than Beneficiaries, (i) no Beneficiary shall be subject to any personal liability whatsoever, in tort, contract, or otherwise, to any Person in connection with the Trust Assets or the affairs of the Trust, and (ii) no Trustee, or agent of this Trust shall be subject to any personal liability whatsoever in tort, contract, or otherwise, to any Person in connection with the Trust Assets or the affairs of this Trust, except for the Trustee’s or agent’s own willful misconduct, knowingly and intentionally committed in bad faith; and all such other Persons shall look solely to the Trust Assets for satisfaction of claims of any nature arising in connection with the affairs of this Trust.

      7.4 RECITALS. Any written instrument creating an obligation of this Trust shall be conclusively taken as having been executed or done by any Trustee or agent of this Trust only in its capacity as Trustee under this Agreement, or in its capacity as an employee or agent of the Trust.

      7.5 INDEMNIFICATION. The Trustees, and each Person employed or appointed by the Trustees pursuant to Section 6.2 of the Trust, (each an “Indemnified Person” and collectively the “Indemnified Persons”) shall be indemnified out of the Trust Assets against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and attorneys’ fees, reasonably incurred by the Indemnified Persons in connection with the defense or disposition of any action, suit or other proceeding by the Trust or any other Person, whether civil or criminal, in which the Indemnified Person may be involved or with which the Indemnified Person may be threatened while in office or thereafter by reason of his being or having been such a Trustee, employee or agent; provided, however, that except as otherwise specifically provided in this Agreement, the Indemnified Person shall not be entitled to such indemnification with respect to any matter as to which the Indemnified Person shall have been adjudicated to have acted in bad faith or with willful misfeasance, gross negligence, or reckless disregard of the Indemnified Person’s duties and; provided further, that, as to any matter disposed of by a compromise payment by such Indemnified Person pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless the Trustees shall have received a written opinion from independent counsel approved by the Trustees (exclusive of any Trustee who is an Indemnified Party) to the effect that if the foregoing matters had been adjudicated, such Indemnified Person would not have been found to have acted in bad faith or with willful misfeasance,

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gross negligence, or in reckless disregard of the Indemnified Person’s duties. The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which the Indemnified Person may otherwise be lawfully entitled; provided, however that, no Indemnified Person may satisfy any right of indemnity or reimbursement granted herein, or to which the Indemnified Person may be otherwise entitled, except out of the Trust Assets, and no Beneficiary shall be personally liable to any person with respect to any claim for indemnity or reimbursement or otherwise. The Trustees may make advance payments in connection with the indemnification under this Section 7.5 provided that the Indemnified Person shall have given a written undertaking to repay any amount advanced to the Indemnified Person and to reimburse the Trust in the event that it is subsequently determined that the Indemnified Person is not entitled to such indemnification. The Trustees may purchase such insurance as they determine, in the exercise of their discretion, adequately insures that each Indemnified Person shall be indemnified against any such loss, liability, or damage pursuant to this Section 7.5. The rights accruing to any Indemnified Person by reason of the foregoing shall not be deemed to exclude any other rights to which such Indemnified Person may legally be entitled nor shall anything else contained herein restrict the right of the Trustees to indemnify or reimburse such Indemnified Person in any proper case, even though not specifically provided for herein, nor shall anything contained herein restrict the right of any such Indemnified Person to contribution under applicable law.

      7.6 TRUST PROCEEDING. The Trustees in connection with the exercise of their discretionary duties hereunder, or to preserve and protect the interests of Beneficiaries in the Trust, shall be entitled to commence a proceeding and request judicial consideration, direction and other actions regarding all aspects of the administration and governance of the Trust, pursuant to applicable Colorado law.

ARTICLE 8

PROTECTION OF PERSONS DEALING WITH THE TRUSTEES

      8.1 RELIANCE ON STATEMENTS BY TRUSTEES. Any Person dealing with the Trustees shall be fully protected in relying upon the Trustees’ certificate, signed by any one of the Trustees, that such Trustee has the authority to take any action under this Trust. Any Person dealing with the Trustees shall be fully protected in relying upon the Trustees’ certificate setting forth the facts concerning the calling of any meeting of the Beneficiaries, the giving of notice thereof, and the action taken at such meeting.

ARTICLE 9

COMPENSATION OF TRUSTEES

      9.1 AMOUNT OF COMPENSATION. For so long as Messrs. Moore, Radusch and Rhodes serve as Trustees hereunder they shall receive the following compensation:

Year 1	— no compensation;
Year 2	— $7,500 per month, of which $5,000 will be
paid currently and $2,500 will be deferred
until the completion of that second year;
Year 3-5	— $6,500 per month for Mr. Moore; and
$6,000 per month for Mr. Radusch.

      Any successor to any of Messrs. Moore, Radusch and Rhodes shall be paid such amount as shall be determined by the Beneficiaries (as defined in the Shareholder Liquidating Trust) of the Shareholder Liquidating Trust; provided, however, that the amounts payable to all Trustees in any year shall not exceed the aggregate amount payable in such year indicated above.

      9.2 DATES OF PAYMENT. The compensation payable to the Trustees pursuant to provisions of Section 9.1 shall be paid monthly in arrears or at any time in arrears.

      9.3 EXPENSES. The Trustees shall be reimbursed from the Trust assets for all out-of-pocket expenses reasonably incurred by the Trustees in the performance of the Trustees’ duties in accordance with this Agreement.

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ARTICLE 10

TRUSTEES AND SUCCESSOR TRUSTEES

      10.1 NUMBER OF TRUSTEES. In order to coordinate activities between this Trust and the Shareholder Liquidating Trust, the Trustees of this Trust shall be the Trustees serving under the Shareholder Liquidating Trust from time to time.

      10.2 ACTIONS BY TRUSTEES. (a) Meetings; Quorum. Meetings of the Trustees shall be held regularly on a schedule established by the Trustees at the offices of Chadmoore or at such other location as may be reasonably determined by the Trustees. The presence of at least a majority of the entire number of Trustees then entitled to be in office shall be required to constitute a quorum. Each Trustee shall have one vote on all matters submitted for vote to the Trustees. Any Trustee may call a meeting of the Trustees. Written notice of every meeting of the Trustees shall be given to each Trustee at least two (2) days prior to the date of such meeting. Notice of a meeting need not be given to any Trustee who signs a waiver of notice or a consent to holding the meeting or a consent in lieu of meeting or an approval of the minutes of a meeting, whether before or after the meeting, or who attends the meeting without protesting (prior thereto or at its commencement) the lack of notice. Actions and decisions of the Trustees shall be determined at meetings of the Trustees at which a quorum is present by a vote of at least a majority of the Trustees present at such meeting.

(b) Action by Consent of Trustees. Any action required or permitted to be taken at a meeting of the Trustees may be taken without a meeting if there are no vacancies and if a consent in writing, setting forth the action taken, is signed by all of the Trustees. Any consent satisfying the provisions of this Section 10.2(b) shall have the same effect as a vote of the Trustees at a duly convened meeting of the Trustees.

(c) Telephone Conference. Trustees may participate in a meeting through the use of conference telephone or similar communications equipment, provided that all of the Trustees participating in such meeting can communicate with each other. Participation in a meeting pursuant to this Section 10.2(c) shall constitute presence at the meeting for all purposes.

      10.3 ACCEPTANCE OF APPOINTMENT BY SUCCESSOR TRUSTEE. Any successor Trustee appointed hereunder shall, without any further act, become vested with all the estates, properties, rights, powers, trusts, and duties of its predecessor or predecessors in the Trust hereunder with like effect as if originally named therein; but the retiring Trustee or Trustees shall nevertheless, when requested in writing by the successor Trustee or the remaining Trustees, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee upon the Trust herein expressed, all the estates, properties, rights, powers, and trusts of such retiring Trustee or Trustees, and he or they shall duly assign, transfer, and deliver to such successor Trustee all property and money held by such Trustee or Trustees hereunder.

      10.4 BONDS. Unless required by the Board of Directors of Chadmoore prior to the effective date of this Agreement, or unless a bond is required by law, no bond shall be required of any original Trustee hereunder. Prior to a successor Trustee’s acceptance of an appointment as such pursuant to Section 10.3, or unless a bond is required by law and such requirement cannot be waived by or with the approval of the Beneficiaries, no bond shall be required of any successor Trustee hereunder. If a bond is required by law, no surety or security with respect to such bond shall be required unless required by law, and such requirement cannot be waived by or with the approval of the Beneficiaries or by the Board of Directors of Chadmoore prior to the effective date of this Agreement. If a bond is required by the Board of Directors of Chadmoore or by law, the Board of Directors of Chadmoore prior to the effective date of this Agreement or the Trustees, as the case may be, shall determine whether, and to what extent, a surety or security with respect to such bond shall be required.

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ARTICLE 11

CONCERNING THE BENEFICIARIES

      11.1 LIMITATION ON SUITS BY BENEFICIARIES. No Beneficiary shall have any right by virtue of any provision of this Agreement to institute any action or proceeding at law or in equity against any party other than the Trustees upon or under or with respect to the Trust or the agreements relating to or forming part of the Trust.

      11.2 REQUIREMENT OF UNDERTAKING. The Trustees may request any court to require, and any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustees for any action taken or omitted to be taken by them as Trustees, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section 11.2 shall not apply to any suit by the Trustees.

ARTICLE 12

AMENDMENTS

      12.1 NO AMENDMENT. This Agreement may not be amended in any way that would materially adversely impact the Beneficiaries or would result in Chadmoore or the Shareholders having an interest in this Trust in any way.

ARTICLE 13

MISCELLANEOUS PROVISIONS

      13.1 FILING DOCUMENTS. This Agreement shall be filed or recorded in such office or offices as the Trustees may determine to be necessary or desirable. A copy of this Agreement and all amendments thereof shall be maintained in the office of each Trustee and shall be available at all times during regular business hours for inspection by any Beneficiary or his duly authorized representative. The Trustees shall file or record any amendment of this Agreement in the same places where the original Agreement is filed or recorded. The Trustees shall file or record any instrument that relates to any change in the office of the Trustees in the same places where the original Agreement is filed or recorded.

      13.2 INTENTION OF PARTIES TO ESTABLISH TRUST. This Agreement is intended to create a liquidating trust for federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent therewith and, if necessary, this Agreement may be amended by the Trustees without action by the Beneficiaries to comply with such federal income tax laws, which amendments may apply retroactively. This Agreement is not intended to create, and shall not be interpreted as creating, a corporation, association, partnership, or joint venture of any kind for purposes of federal income taxation or for any other purpose.

      13.3 BENEFICIARIES HAVE NO OTHER RIGHTS OR PRIVILEGES. Except as expressly provided in this Agreement or under applicable law, the Beneficiaries shall have no rights or privileges under this Agreement or with respect to the Trust Assets or the Trustees.

      13.4 LAWS AS TO CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

      13.5 SEVERABILITY. In the event any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to

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Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      13.6 NOTICES. Any notice or communication by the Trustees to any Beneficiary shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in the United States mail addressed to such Person at his address as shown in the records of the Trust. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telegram or telecopier to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

If to the Trustees (Robert W. Moore, Stephen K. Radusch and Rick D. Rhodes):

2875 East Patrick Lane, Suite G Las Vegas, Nevada 89120 Facsimile: 702-740-5643

with a copy to:

Gray Cary Ware & Freidenrich LLP 400 Capitol Mall, Suite 2400 Sacramento, California 95814 Attention: Gilles S. Attia, Esq. Facsimile: 916-930-3201

      13.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

      13.8 BINDING. The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, Beneficiaries, employees or agents of the Trust, but only the Trust Assets shall be bound.

      13.9 INFORMATION. Chadmoore shall provide to the Trustees such documents and information as the Trustees may reasonably request from time to time in connection with the preparation of tax returns and other legitimate purposes, and shall permit the Trustees to make copies thereof. Any such documents and information provided pursuant to this Section 13.8 shall be held in confidence and shall be treated in the same manner as the receiving Person treats its own confidential information.

*  *  *  *  *

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      IN WITNESS WHEREOF, Chadmoore Wireless Group, Inc., has caused this Agreement to be signed and acknowledged by its President and Chief Executive Officer, and the same to be attested by its Secretary, and each Trustee herein has executed this Agreement, as Trustee and not as an individual, effective this           day of           , 200 .

CHADMOORE WIRELESS GROUP, INC.

By:

Name: Robert W. Moore
Title: President and Chief Executive Officer

Attest:

Secretary

ROBERT W. MOORE
As Trustee

STEPHEN K. RADUSCH
As Trustee

RICK D. RHODES
As Trustee

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Annex B-4

CHADMOORE WIRELESS GROUP, INC.

SHAREHOLDER LIQUIDATING TRUST AGREEMENT

      AGREEMENT AND DECLARATION OF TRUST, dated as of           , 2002, by and between Chadmoore Wireless Group, Inc., a Colorado corporation (“Chadmoore”), and Robert W. Moore, Stephen K. Radusch and Rick D. Rhodes (collectively, the “Trustees”).

      WHEREAS, the board of directors of Chadmoore (the “Board”) and holders of Shares (as defined herein) have approved the voluntary dissolution of Chadmoore pursuant to a Plan of Liquidation (the “Plan”);

      WHEREAS, the Board anticipates that Chadmoore may not be able to fully wind up all of its affairs prior to its dissolution, and therefore has made specific arrangements for such contingency in the Plan;

      WHEREAS, following the sale of substantially all of the operating assets of Chadmoore (collectively, the “Assets”) to Nextel Finance Company, in exchange for shares of common stock of Nextel Communications, Inc. (“Nextel”) or cash (the “Sale”), the Plan provides for (i) the filing of articles of dissolution of Chadmoore in accordance with Colorado law; (ii) the establishment of a reserve amount that, in the reasonable judgment of the board of directors of Chadmoore, will be sufficient to satisfy the requirements of Colorado law to provide adequately for the payment of any known, contingent, unliquidated and unknown liabilities of Chadmoore and the costs of dissolution; (iii) if the Sale and liquidation under the Plan are a “tax-free reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, and Chadmoore receives shares of class A common stock, par value $.001 per share, of Nextel common stock in the Sale (A) the establishment of a liquidating trust pursuant to the terms and conditions hereof (the “Trust”) and the establishment of the Creditor Liquidating Trust (as defined below) in the form attached as an exhibit hereto; (B) the transfer by Chadmoore to the Trust of certain assets designated by the Board (the “Retained Assets”) sufficient, in the judgment of the Board, to satisfy any remaining actual and potential liabilities of Chadmoore not satisfied by the Creditor Liquidating Trust (the “Assumed Liabilities”); (C) the grant, assignment and conveyance by Chadmoore of the Retained Assets and the Assumed Liabilities to the Trustees as agents for the Beneficiaries (as defined below); and (D) the authorization of the Trustees to allocate, hold and distribute the Trust Assets (as defined below) for and on behalf of the Beneficiaries in accordance with the terms and conditions hereof; and

      WHEREAS, by adopting the Plan, the holders of Shares have selected the Trustees to serve as trustees of the Trust.

      NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

NAMES AND DEFINITIONS

      1.1 NAME. This trust shall be known as the Chadmoore Shareholder Liquidating Trust.

      1.2 DEFINED TERMS. For all purposes of this Agreement, unless the context otherwise requires:

(a) ADDITIONAL ASSETS shall mean any assets that may be identified as having been owned by or owing to Chadmoore and not disposed of by Chadmoore prior to its dissolution; provided, however, that Additional Assets shall not include, and the Trustees shall not accept, any operating assets of a going concern or business.

(b) ADMINISTRATIVE EXPENSE shall mean any cost or expense incurred by the Trust or by the Trustees in administering the Trust in accordance with the terms hereof.

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(c) AGREEMENT shall mean this instrument as originally executed or as it may from time to time be amended pursuant to the terms hereof.

(d) ASSERTED LIABILITY shall have the meaning assigned to it in the Creditor Liquidating Trust.

(e) BENEFICIAL INTEREST shall mean, with respect to distributions to be made to any Beneficiary as of any Distribution Date, the amount payable to a given Beneficiary determined as if that distribution and all prior distributions to Beneficiaries hereunder had been made on a single Distribution Date and such distributions had been made to each Beneficiary in proportion to the ratio of (x) the sum of (1) the number of Shares held by the Beneficiary as of the close of business on the Record Date, (2) the number of Shares deemed to have been received by the Beneficiary on account of the exchange of Warrants (as defined below) as provided in the Plan and (3) the number of Shares deemed held by the Beneficiary as of the Distribution Date in respect of Stock Options (as defined below) deemed to be received on a net exercise basis on that Distribution Date, to (y) the aggregate number of Shares held or deemed held by all Beneficiaries pursuant to the preceding clause (x) as of that Distribution Date. In calculating each Beneficiary’s Beneficial Interest, Stock Options shall be deemed to be net exercised on a Distribution Date when the cumulative amount per Share distributed exceeds the exercise price per share of such Stock Options (regardless of whether those Stock Options had been deemed exercised on a prior Distribution Date for purposes of calculating Beneficial Interests on the prior Distribution Date), and the holder of a deemed exercised Stock Option shall be deemed to have paid the aggregate exercise price for such Stock Options by selling back to Chadmoore, as of that Distribution Date, the number of resulting Shares that, multiplied by the cumulative amount per Share distributed to date, equals the aggregate exercise price for such Stock Options. For purposes of the foregoing calculation, the cumulative amount per share distributed, as of any Distribution Date, shall be calculated by taking into account the amount distributed to Beneficiaries hereunder on that or any prior Distribution Date and the amount deemed paid as the aggregate exercise price of all Stock Options deemed to be exercised on a net exercise basis on that Distribution Date (including the portion of the aggregate exercise price attributable to resulting Shares that are deemed sold back to Chadmoore in calculating a Beneficiary’s portion of any distribution), and dividing those amounts by the aggregate number of shares of Common Stock held or deemed held by Beneficiaries in calculating a Beneficiary’s portion of any distribution as of that Distribution Date (including for this purpose the aggregate number of Shares deemed sold back to Chadmoore as of that Distribution Date).

(f) BENEFICIARY shall mean each Initial Beneficiary and each person to whom a Beneficial Interest is transferred pursuant to Section 3.3.

(g) CHADMOORE shall mean Chadmoore Wireless Group, Inc.

(h) CODE shall mean the Internal Revenue Code of 1986, as amended.

(i) CREDITOR shall mean each holder of a Liability.

(j) CREDITOR LIQUIDATING TRUST shall mean the liquidating trust created for the benefit of Creditors in accordance with the Plan.

(k) DISTRIBUTION DATE shall mean any particular date as of which distributions are to be made to Beneficiaries (whether pursuant to the Plan or hereunder).

(l) FINAL LIABILITY shall mean a Litigation Liability which is evidenced by a final non-appealable judgment; or an Asserted Liability or a Litigation Liability which the Trustees of the Creditor Liquidating Trust determine should be accepted or settled and paid out of Trust Assets as provided in, and in accordance with, the Creditor Liquidating Trust.

(m) INITIAL BENEFICIARY shall mean the holders of the outstanding Shares at the close of business on the Record Date, the holders of options, other than those who elect not to participate in the net exercise of such options, outstanding and vested at the close of business on the Record Date

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issued under each of the Chadmoore Wireless Group, Inc. 1995 Amended Nonqualified Stock Option Plan, the Chadmoore Wireless Group, Inc. Employee Benefit and Consulting Services Compensation Plan, the Chadmoore Wireless Group, Inc. 1998 Stock Option Plan and the Chadmoore Wireless Group, Inc. 2000 Stock Option Plan and any other stand-alone option agreements outside of such plans with current or former officers, non-management directors or employees of Chadmoore (collectively, the “Stock Options”) and the holders of the Warrant, represented by Certificate No. 2, dated May 1, 1998, issued by Chadmoore to Recovery Equity Investors II, L.P. (“REI”) and the Warrant, represented by Certificate No. 3, dated May 1, 1998, issued by Chadmoore to REI (collectively, the “Warrants”), as identified by name and address together with the number of each holder’s Shares, Stock Options or Warrants, as applicable, in a written schedule certified as complete and accurate by an officer of Chadmoore, and delivered to the trustees by Chadmoore.

(n) LIABILITY shall mean all unsatisfied debts, claims, liabilities, judgments, decrees, suits or other payment obligations of Chadmoore, whether contingent or fixed, acknowledged or disputed as to validity, or identified or asserted prior to or after creation of the Trust.

(o) LITIGATION LIABILITY shall mean a Liability that involves any legal action for which the Trustees of the Creditor Liquidating Trust have received or caused to be made service of process.

(p) PERSON shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, trust, joint venture, any unincorporated organization, or government or political subdivision thereof.

(q) RECORD DATE shall mean the filing date of the articles of dissolution of Chadmoore under Colorado law.

(r) RETAINED ASSETS shall mean the assets of Chadmoore identified on an exhibit attached hereto, which the Board believes to have a value, as of the date hereof, of $ .

(s) SHARES shall mean the shares of common stock, $0.001 par value per share, of Chadmoore.

(t) SHAREHOLDERS shall mean the holders of record of the outstanding Shares at the close of business on the Record Date.

(u) TERMINATION DATE shall mean the termination date of the Trust as determined in accordance with Section 4.1 hereof.

(v) TRUST ASSETS shall mean all of the property held from time to time by the Trustees under this Agreement, which initially shall consist solely of the Retained Assets granted, assigned and conveyed to the Trustees by Chadmoore pursuant to the Plan, and in addition, shall thereafter include Additional Assets and all dividends, income, proceeds and other receipts of, from, or attributable to any assets held by the Trust, less any of the foregoing utilized by the Trustees to pay expenses of the Trust, satisfy Liabilities of the Trust or make distributions to the Beneficiaries pursuant to the terms and conditions hereof.

(w) TRUSTEES shall mean the original Trustees and each such Trustee’s successors appointed pursuant to and in accordance with the terms hereof.

ARTICLE 2

GRANT TO AND NATURE OF TRUST

      2.1 GRANT. Chadmoore hereby grants, delivers, releases, assigns and conveys to the Trustees, and the Trustees agree to accept and hold in trust, for the benefit of the Beneficiaries of the Trust, all of Chadmoore’s right, title, interest in and to the Trust Assets, for the uses and purposes stated herein, subject to the terms and provisions set out below, and the Trustees hereby accept such Trust Assets, and agree to hold and manage the Trust Assets in trust, subject to the following terms and provisions.

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      2.2 PURPOSE OF TRUST.

(a) The Trust is organized for the sole purpose of satisfying the Liabilities and making distributions to the Beneficiaries, with no objective to continue or engage in the conduct of a trade or business.

(b) If the consideration paid to Chadmoore for its assets in the Sale is common stock of Nextel and the Sale and the liquidation pursuant to the Plan qualify as a tax-free reorganization, Chadmoore is required to liquidate and dissolve prior to fully winding up its affairs, including, but not limited to, its payment, discharge or other resolution of any Liabilities without any established procedure to so resolve such Liabilities. The Board approved the Plan and the requisite number of holders of Shares approved the voluntary dissolution of Chadmoore pursuant to the Plan, which calls for the establishment of the Creditor Liquidating Trust and this Trust, for the purpose of providing a procedure which will enable Chadmoore to dissolve in a timely fashion, and wind up its affairs, by distributing to the Creditors (by distributions to the Creditor Liquidating Trust) and the Beneficiaries and in accordance with the priority of their rights and interests in the Trust Assets under applicable law all assets which are granted, assigned, conveyed and delivered to the Trust pursuant to the terms contained herein. Due notice has been given to Creditors and unlocated Shareholders regarding their interests in the Trust to the extent required by Colorado law. The Retained Assets granted and assigned to the Trust and the other Trust Assets shall be held in the Trust and the Trustees will: (i) transfer the Trust Assets to the Creditor Liquidating Trust if necessary for the Creditor Liquidating Trust to satisfy Liabilities and to carry out the purposes of the Trust and facilitate distribution of the Trust Assets; (ii) allocate, protect, conserve and manage the Trust Assets and apply the same to the satisfaction, discharge or other resolution of Liabilities in accordance with the terms and conditions hereof; and (iii) distribute all remaining Trust Assets to Beneficiaries in the event that such Trust Assets will not be required by the Creditor Liquidating Trust for the satisfaction, discharge or other resolution of Liabilities, in accordance with the terms and conditions hereof.

(c) It is intended that the granting, assignment and conveyance of the Trust Assets by Chadmoore to the Trust pursuant to the terms hereof shall be treated for federal, state and local income tax purposes as if Chadmoore made such distributions directly to the Beneficiaries. It is further intended that for federal, state, and local income tax purposes, the Trust shall be treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of any state or local law, and the Beneficiaries shall be treated as the owners of their respective shares of the Trust pursuant to Sections 671-678 of the Code and any analogous provision of state or local law, and shall be taxed on their respective shares of the Trust’s taxable income (including both ordinary and capital gains) pursuant to Section 671 of the Code and any analogous provision of state or local law. The Trustees shall file all tax returns required to be filed with any governmental agency consistent with its position, including, but not limited to, any returns required of grantor trusts pursuant to Section 1.671-4(a) of the income tax regulations.

      2.3 PROHIBITED ACTIVITIES.

(a) The Trust shall not continue or engage in the conduct of any trade or business, and the Trustees are expressly prohibited from, and shall have no power or authority to, continue or engage in: (i) the conduct of any trade or business on behalf of the Trust or the Beneficiaries; (ii) any activity that is not reasonably necessary to, and consistent with, the purpose of the trust as provided in Section 2.2 hereof; (iii) any activity that is inconsistent with treatment of the Trust as a liquidating trust under the private letter ruling standards established in Revenue Procedure 82-58, 1982-2 C.B. 847, as the same may be amended, supplemented, or modified; or (iv) any activity otherwise inconsistent with treatment of the Trust as a liquidating trust under Treasury Regulation Section 301.7701-4(d), and all of the terms and conditions hereof shall be construed accordingly.

(b) The powers, duties and authorities of the Trustees hereunder are limited to holding title to the Trust Assets, the payment or discharge of the expenses of the Trust, transferring Trust Assets to

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the Creditor Liquidating Trust for the payment or discharge of Liabilities, the collection of the proceeds, dividends, income and revenue from time to time accruing to or otherwise payable in respect of the Trust Assets, the preservation and protection of the Trust Assets, the sale of the Trust Assets through public or private sale only in the event that these Trust Assets may no longer be required by the Creditor Liquidating Trust or otherwise for the satisfaction, discharge or other resolution of Liabilities, in accordance with the terms and conditions hereof, the distribution to the Beneficiaries of the proceeds, dividends, income and revenue from time to time received with respect to the Trust Assets under Colorado law, and the distribution of the Trust Assets to the Beneficiaries at such date or dates, but in any event no later than the Termination Date, as in the reasonable judgment and discretion of the Trustees, such distribution would be advantageous to the Beneficiaries, provided that the Trustees shall have no personal liability for making or failing to make such a distribution or the timing of any such distribution other than as required by Section 5.5.

      2.4 NO REVERSION TO CHADMOORE. In no event shall any part of the Trust Assets, or any income derived therefrom, revert to or be distributed to Chadmoore.

      2.5 INSTRUMENTS OF FURTHER ASSURANCE. After the dissolution of Chadmoore, such Persons as shall have the right and power to so act, will upon reasonable request of the Trustees, execute, acknowledge, and deliver such further instruments and do such further acts as may be necessary or proper for Chadmoore to carry out the purposes of this Agreement, to confirm or effectuate the transfer to the Trustees of any property intended to be covered hereby, and to vest in the Trustees, their successors and assigns, the estate, powers, instruments or funds in trust hereunder.

      2.6 PAYMENT OF LIABILITIES. If the Creditor Liquidating Trust does not have sufficient assets to satisfy the payment of any valid Final Liability, the Trust hereby guarantees, to the extent of the then-current value of the Trust Assets, the payment of such valid Final Liability, but only to the extent that the amount of such valid Final Liability exceeds the then-current value of the assets of the Creditor Liquidating Trust. Upon receipt of a written request for any such amount from the trustees of the Creditor Liquidating Trust, the Trustees shall transfer Trust Assets in such amount to the Creditor Liquidating Trust. Should any Liability be asserted against the Trust as the transferee of the Trust Assets or as the result of the guarantee made in this paragraph, the Trustees may use such part of the Trust Assets as may be necessary in evaluating and contesting the validity of any such Liability or in payment thereof, but in no event shall the Trustees be personally liable, nor shall resort be had to the private property of the Trustees, in the event that the Trust Assets are not sufficient to satisfy, discharge or otherwise resolve the Liabilities.

      2.7 INCIDENTS OF OWNERSHIP. The Trustees hereby declare and agree that they are holding the Trust Assets solely for the benefit of the Creditors (solely as guarantors to the extent provided in Section 2.6) and Beneficiaries of the Trust, and hereby assign to each Beneficiary its respective Beneficial Interest in the Trust Assets, and retain only such incidents of legal ownership as are necessary to undertake the actions and transactions authorized herein.

ARTICLE 3

BENEFICIARIES

      3.1 BENEFICIAL INTERESTS.

(a) The Beneficial Interest of each Initial Beneficiary hereof shall be determined by the Trustees in accordance with a copy of a list certified by an officer of Chadmoore as of the Record Date. The Trustees shall express the Beneficial Interest of each Beneficiary in terms of units (“Units”), with the number of Units of each Initial Beneficiary equal to the number of his, her or its Shares as determined in accordance with his or her or its Beneficial Interest.

(b) If a conflicting claim or demand is asserted with respect to the ownership of any Units, or if there is a disagreement between the transferees, distributees, assignees, heirs, representatives or

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legatees succeeding to all or part of the interest of a Beneficiary resulting in conflicting claims or demands being made in connection with such Units, then, in any such event, the Trustees shall be entitled, at their sole discretion, to refuse to comply with any such conflicting claim or demand and the Trustees may elect to make no payment or distribution with respect to such Units, or to make such payment to a court of competent jurisdiction or an escrow agent, and in so doing, the Trustees shall not be or become liable to any of such parties for their failure or refusal to comply with any of such conflicting claims or demands, nor shall the Trustees be liable for interest on any funds which they may so withhold. The Trustees shall be entitled to refrain and refuse to act until either: (i) the rights of the adverse claimants have been adjudicated by a final, non-appealable judgment of a court of competent jurisdiction; (ii) all differences have been adjusted by the valid written agreement of all such parties, and the Trustees shall have been furnished with an executed counterpart of such agreement; or (iii) there is furnished to the Trustees a surety bond or other security satisfactory to the Trustees, as they shall deem appropriate, to fully indemnify them as between all conflicting claims or demands.

      3.2 RIGHTS OF BENEFICIARIES. Each Beneficiary shall be entitled to participate in the rights and benefits due a Beneficiary in accordance with the terms hereof according to the Beneficiary’s Beneficial Interest. Each Beneficiary shall take and hold the same subject to all of the terms and provisions hereunder. The interest of each Beneficiary hereunder, is and shall be in all respects, personal property and upon the death of an individual Beneficiary, the Beneficiary’s Beneficial Interest shall pass as personal property to the Beneficiary’s legal representative and such death shall in no way terminate or affect the validity of this Agreement. A Beneficiary shall have no title to, right to, possession of, management of, or control of, the Trust Assets except as provided herein. No widower, widow, heir or devisee of any person who may be a Beneficiary shall have any rights of dower, homestead, inheritance, partition, or of any other right, statutory or otherwise, in any property forming a part of the Trust Assets but the whole title to all of the Trust Assets shall be vested in the Trustees and the sole interest of the Beneficiaries shall be the rights and benefits given to such Persons under this Agreement. For federal, state and local income tax purposes, the Beneficiaries will be treated as the grantors and deemed owners of the Trust, and they will be treated as owning undivided interests in the Trust Assets.

      3.3 TRANSFER OF INTERESTS OF BENEFICIARIES. The Beneficial Interest of a Beneficiary may not be transferred either by the Beneficiary in person or by a duly authorized agent or attorney, or by the properly appointed legal representative of the Beneficiary, nor may a Beneficiary have authority or power to sell, assign, transfer, encumber or in any other manner anticipate or dispose of the Beneficiary’s Beneficial Interest; provided, however, that the Beneficial Interest shall be assignable or transferable by will, intestate succession or operation of law, and in such event may be reregistered as to legal title if transferred among custodial agents acting on behalf of the Beneficiary or transferred directly to the Beneficiary from such agent, in each such case, upon duly given written notice to the Trustees. The Beneficial Interests of the Beneficiaries hereunder shall not be subject to attachment, levy, execution, sequestration or any order of a court, nor shall such interest be subject to the contracts, debts, obligations, engagements or liabilities of any Beneficiary, but the interest of a Beneficiary shall be paid by the Trustees to the Beneficiary free and clear of all assignments, attachments, levies, executions, sequestrations and orders and shall become the property of a Beneficiary only when actually received by such Beneficiary.

      3.4 TRUSTEES AS BENEFICIARY. Each Trustee, either individually or in a representative or fiduciary capacity, may be a Beneficiary to the same extent as if he were not a Trustee hereunder and have all the rights of a Beneficiary, including, without limitation, the right to vote and to receive distributions, to the same extent as if he were not a Trustee hereunder.

ARTICLE 4

DURATION AND TERMINATION OF TRUST

      4.1 DURATION. This Trust shall terminate upon the earliest of: (i) the date on which the existence of the Trust is no longer required by the applicable law of the State of Colorado, (ii) a

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termination required by the applicable laws of the State of Colorado; or (iii) the expiration of a period of five (5) years from the date of the creation of the Trust; provided, however, that (A) the Trustees may extend the existence of this Trust to such later date as they may designate, if they determine that an extension is reasonably necessary to pay or make provision for then Asserted Liabilities upon receipt of an opinion from a qualified advisor that such extension will not cause the Trust to be treated as other than a liquidating trust under Treasury Regulation Section 301.7701-4(d) and any analogous provision of applicable state or local law, and (B) prior to such termination, the Trust Assets are distributed as provided in Section 5.5. The date that the Trust terminates shall be referred to herein as the “Termination Date.”

      4.2 OBLIGATION OF TRUSTEES UPON TERMINATION. Upon distribution of all of the Trust Assets, the Trustees shall thereafter act only in a custodial capacity to provide for the retention of the documents, records, lists of holders of Units, and files which shall have been delivered to or created by the Trustees. At the Trustees’ discretion, all such documents, records, lists and files may be destroyed at any time at least seven (7) years after the distribution of all of the Trust Assets. Except as is otherwise specifically provided herein, upon the distribution of all of the Trust Assets, the Trustees shall have no further duties or obligations hereunder.

ARTICLE 5

ADMINISTRATION OF TRUST ASSETS

      5.1 TRUST ACCOUNT; SALE OF TRUST ASSETS. The Trustees shall credit the Trust Assets to a segregated account established on the books of the Trustees (“Account”), and shall invest moneys in the Account only as provided in Section 6.1 hereof. The Trustees may, at such times as the Trustees may deem appropriate, transfer, assign, or otherwise dispose of all or any part of the Trust Assets as they deem appropriate; provided, however, that such disposition is consistent with the purposes of the Trust as set forth in Section 2.2; provided further, that the Trustees shall not be required to diversify the Trust Assets, and shall incur no personal liability whatsoever in tort, contract, or otherwise, due to any such lack of diversification of the Trust Assets.

      5.2 TRANSACTIONS WITH RELATED PERSONS. Notwithstanding any other provisions of this Agreement, the Trustees shall not knowingly, directly or indirectly, sell or otherwise transfer all or any part of the Trust Assets to, or contract with: (i) any Trustee, Beneficiary or agent (acting in their individual capacity) of the Trust; (ii) any member of the family of any Trustee or agent or Beneficiary of the Trust or (iii) any Person of which any Trustee, Beneficiary or agent of this Trust, or any family member, is an affiliate by reason of being a trustee, director, officer, partner or direct or indirect beneficial owner of 5% or more of the outstanding capital stock, shares or other equity interest of such Persons. No provision herein shall prohibit any distribution hereunder to a Beneficiary, or prohibit any transfer of Trust Assets to the Creditor Liquidating Trust to satisfy a valid Final Liability.

      5.3 RESTRICTION ON TRUST ASSETS. Other than shares of common stock of Nextel received by Chadmoore in the Sale, the Trust shall not receive transfers of any marketable securities or any assets prohibited by Revenue Procedure 82-58, as the same may be amended, supplemented, or modified, including, but not limited to, any listed stocks or securities, any readily-marketable assets, any operating assets of a going business, any unlisted stock of a single issuer that represents eighty percent (80%) or more of the stock of such issuer, or any general or limited partnership interest, except any stock or securities received in a transaction contemplated by Section 6.2(k) hereof. The Trustees shall not receive or retain cash in excess of a reasonable amount to meet expenses, charges, and obligations of the Trust and Administrative Expenses and to satisfy or discharge any valid Final Liability as provided in Section 2.6 above. The Trustees shall not invest any of the cash funds held as Trust Assets except as permitted by Section 6.1 hereof.

      5.4 PAYMENT OF EXPENSES AND LIABILITIES. From the Trust Assets, the Trustees shall pay all expenses, charges, and obligations of the Trust, the Trustees and the Trust Assets, shall satisfy or

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discharge any valid Final Liability as provided in Section 2.6 above and shall pay such transferee liabilities which the Trustees may be obligated to pay as transferee of the Trust Assets, including, but not limited to, interest, penalties, taxes, assessments, and public charges of any kind or nature and the cost, charges, and expenses connected with or arising out of the execution or administration of this Trust and such other payments and disbursements as are provided in this Agreement or which may be determined to be a proper charge against the Trust Assets by the Trustees. The Trustees will make continuing efforts to dispose of the Trust Assets, make timely distributions, and not unduly prolong the duration of the Trust.

      5.5 DISTRIBUTIONS. The Trustees shall distribute the proceeds of Trust Assets to the Creditors and Beneficiaries in the following order of priority:

(a) Administrative Expenses shall be timely paid by the Trustees in the ordinary course of their administration and management of the Trust.

(b) Valid Final Liabilities shall be paid as requested by the trustees of the Creditor Liquidating Trust as provided in Section 2.6 through transfer of Trust Assets to the Creditor Liquidating Trust.

(c) If any Trust Assets remain after all Final Liabilities and accrued Administrative Expenses have been paid (or adequate reserves for disputed, contingent or potential Liabilities have been established), Beneficiaries shall be paid from the proceeds of the Trust Assets in accordance with their Units.

(d) At such time as may be determined by the Trustees, but at least annually, the Trustees shall distribute, or cause to be distributed to the Beneficiaries, the proceeds of liquidation of the Trust Assets not distributed to Creditors unless they determine that any of these distributions would be inconsistent with the purposes of the Trust; provided, however, that any distribution to be made hereunder pursuant to any Stock Option shall be delivered only upon either receipt by the Trustees of funds in the amount of, or net of any cash or shares of Nextel common stock necessary to fund, withholding taxes applicable to the distribution with respect of such Stock Option.

If any person is entitled to receive a fraction of a share of Nextel common stock, the Trustees shall distribute cash in lieu of such fractional share amount.

      5.6 FINAL DISTRIBUTION. If the Trustees determine that all valid Liabilities and all Administrative Expenses have been satisfied, the Trustees shall, as expeditiously as is consistent with the conservation and protection of the Trust Assets, distribute any remaining Trust Assets to the Beneficiaries. The Trustees shall hold in the Trust and thereafter make disposition of all liquidating distributions and other payments due any Beneficiaries for whom no correct address is known to the Trustees or whom distribution payments are returned or checks are not negotiated, in accordance with applicable state law, including laws regarding escheat and abandoned property and the Trustees shall have no other duties regarding such property; provided, however, that to the fullest extent permitted by law, the Trustees may deposit such distributions and payments with state abandoned property authorities sooner than required by such laws.

      5.7 REPORTS TO BENEFICIARIES. As soon as practicable after the end of each calendar year of the Trust and after termination of the Trust, the Trustees shall submit a written report and account to the Beneficiaries showing: (i) the Trust Assets and the liabilities of the Trust recognized pursuant to generally accepted accounting principles as of the end of each such year or upon termination and the receipts and disbursements of the Trustees for such year or period, certified by an independent certified public accountant; (ii) any changes in the Trust Assets and Final Liabilities which were not previously reported; and (iii) any action taken by the Trustees in the performance of their duties under this Agreement which they have not previously reported, and which in their opinion, materially affects the Trust Assets. The Trustees may submit similar reports for such interim periods during each year as they deem advisable or as may be required by a governmental agency. The reporting year of the Trust shall end on December 31 of each year. Notwithstanding any other provision herein, the Trustees shall not report or disclose to any Person any matter or information that is subject to attorney-client privilege or confidentiality between the Trustees and their legal counsel.

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      5.8 FEDERAL INCOME TAX INFORMATION AND REPORTING. By the date required of each year pursuant to the Code, the Trustees shall provide to each Beneficiary a statement for the preceding calendar year showing, on a Unit basis, the dates and amount of all distributions made by the Trustees, income earned on assets held by the Trust, if any, and such other information as is reasonably available to the Trustees which may be helpful in determining the amount of gross income attributable to the Trust that such Beneficiary should include in such Beneficiary’s federal income tax return for the preceding year. In addition, after receipt of a request in good faith, or in the Trustees’ discretion without such request or as required by applicable law, the Trustees shall furnish to any Person who has been a Beneficiary at any time during the preceding year, a statement containing such further information as is reasonably available to the Trustees which shall be helpful in determining the amount of taxable income which such Person should include in such Person’s federal income tax return.

      5.9 BOOKS AND RECORDS. The Trustees shall maintain in respect of the Trust and Beneficiaries books and records relating to the Trust Assets and the income and Liabilities of the Trust in such detail and for such period of time as may be necessary to enable them to make full and proper accounting in respect thereof in accordance with this Article 5 and to comply with applicable provisions of law. Such books and records shall be maintained on a basis or bases of accounting necessary to facilitate compliance with the tax reporting requirements of the Trust and the reporting obligations of the Trustees under Section 5.8. Beneficiaries shall have the right upon thirty (30) days’ prior written notice delivered to the Trustees to inspect during normal business hours such books and records (including financial statements); provided, however, that, if so requested, such Beneficiary shall have entered into a confidentiality agreement satisfactory in form and substance to the Trustees.

ARTICLE 6

POWER OF AND LIMITATIONS ON THE TRUSTEES

      6.1 LIMITATIONS ON TRUSTEES. The Trustees shall not at any time, on behalf of the Trust or Beneficiaries, enter into or engage in any trade or business, and no part of the Trust Assets shall be used or disposed of by the Trustees in furtherance of any trade or business. The Trustees shall be restricted to the holding and collection of the Trust Assets and the distribution thereof for the purposes set forth in this Agreement and to the conservation and protection of the Trust Assets and the administration thereof in accordance with the provisions of this Agreement. In no event shall the Trustees retain cash in excess of a prudent amount needed to meet Liabilities and to pay other obligations, or receive any property, make any distribution, satisfy or discharge any claims, expenses, charges, Liabilities, and obligations or otherwise take any action which is inconsistent with the complete liquidation of Chadmoore as that term is used and interpreted by Section 368(a)(l)(C) and (a)(2)(G) of the Code, Treasury Regulations promulgated thereunder, and rulings, decisions, and determinations of the Internal Revenue Service and courts of competent jurisdiction, or take any action which would jeopardize the status of the Trust as described in Section 2.2(c) or 2.3. This limitation shall apply regardless of whether the conduct of any such trade or business would otherwise be deemed by the Trustees to be necessary or proper for the conservation and protection of the Trust Assets. In addition to the restrictions of Section 5.3, the Trustees shall invest the Trust Assets only in the following: United States Treasury bills, money market mutual funds, short-term certificates of deposit or short-term time or demand deposits with banks or savings institutions, high grade commercial paper and such other investments as may be permitted from time to time for investment companies in liquidation by the staff of the United States Securities and Exchange Commission. Notwithstanding the foregoing, the Trust may hold shares of Nextel common stock distributed to it by Chadmoore. The Trustees may invest any portion of the Trust Assets in investments other than those enumerated in the preceding sentence of this Section only upon receipt of: (a) (i) a private letter ruling issued by the Internal Revenue Service concluding that such investment will not prevent the Trust from being treated as a liquidating trust under Treasury Regulation Section 301.7701-4(d) or prevent the complete liquidation of Chadmoore as that term is used and interpreted by Section 368(a)(1)(C) and (a)(2)(G); or (ii) a tax opinion letter from a qualified advisor that concludes at “should” level or greater (70% or more chance of success if litigated on the merits) that such investment is permissible under

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Revenue Procedure 82-58, as the same may be amended, supplemented, or modified; and (b) a no-action letter from the Securities and Exchange Commission confirming that it will not take any action on account of such investment violating the requirements of the Investment Company Act of 1940, as amended. The Trustees shall be prohibited from removing or amending the transferability restriction on the Beneficial Interests set forth in Section 3.3 hereof.

      6.2 SPECIFIC POWERS OF TRUSTEES. Subject to the provisions of Section 6.1, the Trustees shall have the following specific powers in addition to any powers conferred upon them by any other Section or provision of this Agreement or any statutory laws of the State of Colorado; provided, however, that the enumeration of the following powers shall not be considered in any way to limit or control the power of the Trustees to act as specifically authorized by any other Section or provision of this Agreement and to act in such a manner as the Trustees deem reasonably necessary or appropriate to conserve and protect the Trust Assets or to confer on the Beneficiaries the benefits intended to be conferred upon them by this Agreement:

(a) to transfer Trust Assets to the Creditor Liquidating Trust as required by the Creditor Liquidating Trust to satisfy Liabilities of the Creditor Liquidating Trust;

(b) to determine the time and manner and nature and amount of the consideration to be received with respect to the sale or other disposition of the Trust Assets;

(c) to collect, enforce, liquidate or otherwise convert into cash, or such other property as they deem appropriate, all property, assets and rights in the Trust Assets, to accept or abandon, any Additional Assets and to pay, discharge, and satisfy all other Liabilities and obligations existing with respect to the Trust Assets, the Trust, or the Trustees;

(d) subject to Section 5.2, to elect, appoint, engage, or retain any Persons as agents, representatives, or independent contractors (including, without limitation, investment advisors, accountants, transfer agents, attorneys at law, managers, appraisers, brokers, or otherwise) in one or more capacities, and to pay compensation from the Trust Assets for services in as many capacities as such Person may be so elected, appointed, engaged or retained, to prescribe the titles, powers, and duties, terms of service and other terms and conditions of the election, appointment, engagement or retention of such Persons and, except as prohibited by law, to delegate any of the powers and duties of the Trustees to any one or more agents, representatives, independent contractors, or other Persons;

(e) in accordance with Section 5.3, to retain and set aside such funds out of the Trust Assets as the Trustees shall deem necessary or expedient to pay, or provide for the payment of: (i) Liabilities of the Trust; and (ii) the Administrative Expenses;

(f) to do and perform any and all acts necessary and appropriate and permissible under the Investment Company Act of 1940, as amended, and other applicable law, for the conservation and protection of the Trust Assets, including acts or things reasonably necessary or appropriate to maintain assets held by the Trustees pending disposition thereof or distribution thereto to the Beneficiaries;

(g) to institute or defend actions or declaratory judgments or other actions and to take such other action, in the name of the Trust, or as otherwise required, as the Trustees may deem reasonably necessary or desirable to enforce the rights vested in the Trustees to the Trust Assets and to enforce any instruments, contracts, agreements, causes of action, or rights relating to or forming a part of the Trust Assets;

(h) to determine conclusively from time to time the value of and to revalue the securities and other property of the Trust, in accordance with independent appraisals or other information as they deem necessary;

(i) to cancel, terminate, or amend any instruments, contracts, agreements, obligations, or causes of action relating to or forming a part of the Trust Assets, and to execute new instruments, contracts, agreements, obligations, or causes of action notwithstanding that the terms of any such instruments, contracts, agreements, obligations, or causes of action may extend beyond the terms of this Trust,

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provided that no such instrument, contract, agreement, obligation, or cause of action shall permit the Trustees to engage in any activity prohibited by Sections 2.3, 2.4, 3.3, 5.3 or 6.1;

(j) to vote by proxy or otherwise on behalf of the Beneficiaries and with full power of substitution all shares of stock and all securities held by the Trustees hereunder and to exercise every power, election, discretion, option and subscription right and give every notice, make every demand, and to do every act or thing in respect of any shares of stock or any securities held by the Trustees which the Trustees might or could do if they were the absolute owners thereof;

(k) to undertake or join in any merger, plan of reorganization, consolidation, liquidation, dissolution, readjustment or other transaction of any corporation, any of whose shares of stock or other securities, obligations, or properties may at any time constitute a part of the Trust Assets and to accept the substituted shares of stock, bonds, securities, obligations and properties and to hold the same in trust in accordance with the provisions hereof;

(l) in connection with the sale or other distribution or disposition of any securities held by the Trust, to comply with applicable Federal and state securities laws, and to enter into agreements relating to the sale or other disposition or distribution thereof; and

(m) to perform any act authorized, permitted, or required under any instrument, contract, agreement, right, obligation, or cause of action relating to or forming a part of the Trust Assets whether in the nature of an approval, consent, demand, or notice thereunder or otherwise, unless such act would require the consent of the Beneficiaries in accordance with the express provisions of this Agreement.

ARTICLE 7

CONCERNING THE TRUSTEES, BENEFICIARIES,

AND AGENTS

      7.1 GENERALLY. Each Trustee accepts and undertakes to discharge the Trust created by this Agreement, upon the terms and conditions hereof on behalf of the Creditors and Beneficiaries. In discharging his duties to the Creditors and Beneficiaries, each Trustee shall exercise such of the rights and powers vested in him by this Agreement in good faith and, subject to the terms of this Agreement, use the same degree of care as an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the Trustee reasonably believes to be in the best interests of the Trust. With respect to duties to Creditors and Beneficiaries, no provision of this Agreement shall be construed to relieve any Trustee from liability for his own negligent action, his own negligent failure to act, or his own willful misconduct, except that:

(a) neither the Trust nor any Trustee shall be required to diversify the Trust Assets, and no Trustee shall incur any personal liability whatsoever, in tort, contract, or otherwise, due to any such lack of diversification of the Trust Assets except to the extent contemplated by Section 6.1 in respect of shares of Nextel common stock;

(b) no successor Trustee shall be in any way responsible for the acts or omissions of any predecessor Trustee in office prior to the date on which such successor becomes a Trustee;

(c) no Trustee shall be liable except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Trustees;

(d) in the absence of bad faith, a Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustees and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which are specifically required to be furnished to the Trustees by any

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provision hereof, each Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement; and

(e) a Trustee will not be liable as such to the Trust or the Beneficiaries for any action the Trustee takes or omits to take as a Trustee if, in connection with such action or omission, the Trustee performed the duties of the position in accordance with this Section 7.1 and the other terms and conditions contained herein.

      7.2 RELIANCE BY TRUSTEES. Except as otherwise provided in Section 7.1:

(a) each Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed in good faith by him to be genuine and to have been signed or presented by the proper party or parties;

(b) the Trustees may consult with legal counsel, auditors or other experts to be selected by them, and the advice or opinion of such counsel, auditors, or other experts shall be full and complete personal protection to the Trustees and agents of the Trust in respect of any action taken or suffered by the Trustees in good faith and in reliance on, or in accordance with, such advice or opinion;

(c) persons dealing with the Trustees shall look only to the Trust Assets to satisfy any liability incurred by the Trustees to such Person in carrying out the terms of this Trust, and the Trustees shall have no personal or individual obligation to satisfy any such liability; and

(d) as far as practicable, the Trustees shall cause any written instrument creating an obligation of the Trust to include a reference to this Agreement and to provide that neither the Beneficiaries, the Trustees, nor their agents shall be liable thereunder, and that the other parties to such instrument shall look solely to the Trust Assets for the payment of any claim thereunder or the performance thereof; provided, however, that the omission of such provision from any such instrument shall not render the Beneficiaries, the Trustees, or their agents liable, nor shall the Trustees be liable to anyone for such omission.

      7.3 LIABILITY TO THIRD PERSONS. Notwithstanding Section 7.1 hereof, with respect to liabilities to third parties other than Creditors and Beneficiaries, (i) no Beneficiary shall be subject to any personal liability whatsoever, in tort, contract, or otherwise, to any Person in connection with the Trust Assets or the affairs of the Trust, and (ii) no Trustee, or agent of this Trust shall be subject to any personal liability whatsoever in tort, contract, or otherwise, to any Person in connection with the Trust Assets or the affairs of this Trust, except for the Trustee’s or agent’s own willful misconduct, knowingly and intentionally committed in bad faith; and all such other Persons shall look solely to the Trust Assets for satisfaction of claims of any nature arising in connection with the affairs of this Trust.

      7.4 RECITALS. Any written instrument creating an obligation of this Trust shall be conclusively taken as having been executed or done by any Trustee or agent of this Trust only in its capacity as Trustee under this Agreement, or in its capacity as an employee or agent of the Trust.

      7.5 INDEMNIFICATION. The Trustees, and each Person employed or appointed by the Trustees pursuant to Section 6.2 of the Trust, (each an “Indemnified Person” and collectively the “Indemnified Persons”) shall be indemnified out of the Trust Assets against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and attorneys’ fees, reasonably incurred by the Indemnified Persons in connection with the defense or disposition of any action, suit or other proceeding by the Trust or any other Person, whether civil or criminal, in which the Indemnified Person may be involved or with which the Indemnified Person may be threatened while in office or thereafter by reason of his being or having been such a Trustee, employee or agent; provided, however, that except as otherwise specifically provided in this Agreement, the Indemnified Person shall not be entitled to such indemnification with respect to any matter as to which the Indemnified Person shall have been adjudicated to have acted in bad faith or with willful misfeasance, gross negligence, or reckless disregard of the Indemnified Person’s duties and; provided further, that, as to any matter disposed of by a

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compromise payment by such Indemnified Person pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless the Trustees shall have received a written opinion from independent counsel approved by the Trustees (exclusive of any Trustee who is an Indemnified Party) to the effect that if the foregoing matters had been adjudicated, such Indemnified Person would not have been found to have acted in bad faith or with willful misfeasance, gross negligence, or in reckless disregard of the Indemnified Person’s duties. The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which the Indemnified Person may otherwise be lawfully entitled; provided, however that, no Indemnified Person may satisfy any right of indemnity or reimbursement granted herein, or to which the Indemnified Person may be otherwise entitled, except out of the Trust Assets, and no Beneficiary shall be personally liable to any person with respect to any claim for indemnity or reimbursement or otherwise. The Trustees may make advance payments in connection with the indemnification under this Section 7.5 provided that the Indemnified Person shall have given a written undertaking to repay any amount advanced to the Indemnified Person and to reimburse the Trust in the event that it is subsequently determined that the Indemnified Person is not entitled to such indemnification. The Trustees may purchase such insurance as they determine, in the exercise of their discretion, adequately insures that each Indemnified Person shall be indemnified against any such loss, liability, or damage pursuant to this Section 7.5. The rights accruing to any Indemnified Person by reason of the foregoing shall not be deemed to exclude any other rights to which such Indemnified Person may legally be entitled nor shall anything else contained herein restrict the right of the Trustees to indemnify or reimburse such Indemnified Person in any proper case, even though not specifically provided for herein, nor shall anything contained herein restrict the right of any such Indemnified Person to contribution under applicable law.

      7.6 TRUST PROCEEDING. The Trustees in connection with the exercise of their discretionary duties hereunder, or to preserve and protect the interests of Beneficiaries in the Trust, and, subject to the provisions of Section 11.2, any Beneficiary of the Trust, shall be entitled to commence a proceeding and request judicial consideration, direction and other actions regarding all aspects of the administration and governance of the Trust, pursuant to applicable Colorado law.

ARTICLE 8

PROTECTION OF PERSONS DEALING WITH THE TRUSTEES

      8.1 RELIANCE ON STATEMENTS BY TRUSTEES. Any Person dealing with the Trustees shall be fully protected in relying upon the Trustees’ certificate, signed by any one of the Trustees, that such Trustee has the authority to take any action under this Trust. Any Person dealing with the Trustees shall be fully protected in relying upon the Trustees’ certificate setting forth the facts concerning the calling of any meeting of the Beneficiaries, the giving of notice thereof, and the action taken at such meeting.

ARTICLE 9

COMPENSATION OF TRUSTEES

      9.1 AMOUNT OF COMPENSATION. In lieu of commissions or other compensation fixed by law for trustees, no Trustee shall receive any compensation for services as a Trustee hereunder, but shall be compensated for his or her services as a trustee of the Creditor Liquidating Trust.

      9.2 EXPENSES. The Trustees shall be reimbursed from the Trust assets for all out-of-pocket expenses reasonably incurred by the Trustees in the performance of the Trustees’ duties in accordance with this Agreement.

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ARTICLE 10

TRUSTEES AND SUCCESSOR TRUSTEES

      10.1 NUMBER OF TRUSTEES. There shall initially be three (3) Trustees of this Trust, provided, however, that upon the date which is two years from the date hereof, the number of Trustees of the Trust shall be reduced to two (2), each of whom shall have been serving as a Trustee hereunder for at least the previous six months, which Trustees shall be deemed to have succeeded all of the existing Trustees. Each Trustee shall be a natural person or a corporation which is incorporated under the laws of a state in the United States and, if a corporation, shall be authorized to act as a corporate fiduciary under the laws of the State of Colorado. If any corporate Trustee shall ever change its name, or shall reorganize or reincorporate, or shall merge with or into or consolidate with any other bank or trust company, such corporate Trustee shall be deemed to be a continuing entity and shall continue to act as a Trustee hereunder with the same liabilities, duties, powers, titles, discretions and privileges as are herein specified for a Trustee.

      10.2 ACTIONS BY TRUSTEES. (a) Meetings; Quorum. Meetings of the Trustees shall be held regularly on a schedule established by the Trustees at the offices of Chadmoore or at such other location as may be reasonably determined by the Trustees. The presence of at least a majority of the entire number of Trustees then entitled to be in office shall be required to constitute a quorum. Each Trustee shall have one vote on all matters submitted for vote to the Trustees. Any Trustee may call a meeting of the Trustees. Written notice of every meeting of the Trustees shall be given to each Trustee at least two (2) days prior to the date of such meeting. Notice of a meeting need not be given to any Trustee who signs a waiver of notice or a consent to holding the meeting or a consent in lieu of meeting or an approval of the minutes of a meeting, whether before or after the meeting, or who attends the meeting without protesting (prior thereto or at its commencement) the lack of notice. Actions and decisions of the Trustees shall be determined at meetings of the Trustees at which a quorum is present by a vote of at least a majority of Trustees then present at such meeting.

(b) Action by Consent of Trustees. Any action required or permitted to be taken at a meeting of the Trustees may be taken without a meeting if there are no vacancies and a consent in writing, setting forth the action taken, is signed by all of the Trustees. Any consent satisfying the provisions of this Section 10.2(b) shall have the same effect as a vote of the Trustees at a duly convened meeting of the Trustees.

(c) Telephone Conference. Trustees may participate in a meeting through the use of conference telephone or similar communications equipment, provided that all of the Trustees participating in such meeting can communicate with each other. Participation in a meeting pursuant to this Section 10.2(c) shall constitute presence at the meeting for all purposes.

      10.3 RESIGNATION AND REMOVAL. Any Trustee may resign and be discharged from the Trust hereby created by mailing written notice thereof to the Beneficiaries at their respective addresses as they appear on the records of the Trustees. Such resignation shall become effective on the day specified in such notice or upon the appointment of such Trustee’s successor, and such successor’s acceptance of such appointment, whichever is later. Any Trustee may be removed at anytime, with or without cause, by Beneficiaries having an aggregate Beneficial Interest of at least a majority of the total Beneficial Interests.

      10.4 APPOINTMENT OF SUCCESSORS. Should at any time a Trustee resign, die, become incompetent, or be removed, or be adjudged bankrupt or insolvent, a vacancy shall be deemed to exist and a successor shall be elected by Beneficiaries holding a majority of the Beneficial Interests. In the event that the Beneficiaries do not elect a Trustee within sixty (60) days of the resignation, removal, bankruptcy or insolvency, death or incompetency of the Trustee, a successor Trustee shall be appointed by a court of competent jurisdiction upon application of any Beneficiary. If any successor Trustee shall not be any of Messrs. Moore, Radusch or Rhodes, his or her compensation shall be approved by Beneficiaries holding a majority of the Beneficial Interests or a court, as the case may be, subject to the limitations on compensation set forth in the Creditor Liquidating Trust.

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      10.5 ACCEPTANCE OF APPOINTMENT BY SUCCESSOR TRUSTEE. Any successor Trustee appointed hereunder shall, without any further act, become vested with all the estates, properties, rights, powers, trusts, and duties of its predecessor or predecessors in the Trust hereunder with like effect as if originally named therein; but the retiring Trustee or Trustees shall nevertheless, when requested in writing by the successor Trustee or the remaining Trustees, execute and deliver an instrument or instruments conveying and transferring to such successor Trustee upon the Trust herein expressed, all the estates, properties, rights, powers, and trusts of such retiring Trustee or Trustees, and he or they shall duly assign, transfer, and deliver to such successor Trustee all property and money held by such Trustee or Trustees hereunder.

      10.6 BONDS. Unless required by the Board of Directors of Chadmoore prior to the effective date of this Agreement, or unless a bond is required by law, no bond shall be required of any original Trustee hereunder. Prior to a successor Trustee’s acceptance of an appointment as such pursuant to Section 10.3 or 10.4, or unless a bond is required by law and such requirement cannot be waived by or with the approval of the Beneficiaries, no bond shall be required of any successor Trustee hereunder. If a bond is required by law, no surety or security with respect to such bond shall be required unless required by law, and such requirement cannot be waived by or with the approval of the Beneficiaries or by the Board of Directors of Chadmoore prior to the effective date of this Agreement. If a bond is required by the Board of Directors of Chadmoore or by law, the Board of Directors of Chadmoore prior to the effective date of this Agreement or the Trustees, as the case may be, shall determine whether, and to what extent, a surety or security with respect to such bond shall be required.

ARTICLE 11

CONCERNING THE BENEFICIARIES

      11.1 EVIDENCE OF ACTION BY BENEFICIARIES. Whenever in this Agreement it is provided that the Beneficiaries may take any action (including the making of any demand or request, the giving of any notice, consent, or waiver, the removal of a Trustee, the appointment of a successor Trustee, or the taking of any other action), the fact that at the time of taking any such action such Beneficiaries have joined therein may be evidenced: (i) by any instrument or any number of instruments of similar tenor executed by the Beneficiaries in person or by agent or attorney appointed in writing (by such number of Beneficiaries as is required to take such action); or (ii) by the record of such number of Beneficiaries as is required to take such action voting in favor thereof at any meeting of Beneficiaries duly called and held in accordance with the provisions of Article 12. No action taken by the Beneficiaries may be inconsistent with the distribution priorities set forth in Section 5.5 hereof.

      11.2 LIMITATION ON SUITS BY BENEFICIARIES. No Beneficiary shall have any right by virtue of any provision of this Agreement to institute any action or proceeding at law or in equity against any party other than the Trustees upon or under or with respect to the Trust or the agreements relating to or forming part of the Trust, and the Beneficiaries do hereby waive any such right, unless Beneficiaries having an aggregate Beneficial Interest of at least twenty-five percent (25%) shall have made written request to the Trustees to institute such action or proceeding in their own names hereunder and shall have offered to the Trustees reasonable indemnity against the costs and expenses to be incurred therein or thereby, and the Trustees for thirty (30) days after the receipt of such notice, request, and offer of indemnity shall have failed to institute any such action or proceeding.

      11.3 REQUIREMENT OF UNDERTAKING. The Trustees may request any court to require, and any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustees for any action taken or omitted to be taken by them as Trustees, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section 11.3 shall not apply to any suit by the Trustees.

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ARTICLE 12

MEETING OF BENEFICIARIES

      12.1 PURPOSE OF MEETINGS. A meeting of the Beneficiaries may be called at any time and from time to time pursuant to the provisions of this Article for the purposes of taking any action which the terms of this Agreement permit Beneficiaries having a specified aggregate Beneficial Interest to take either acting alone or with the Trustees.

      12.2 MEETING CALLED BY TRUSTEES. The Trustees may at any time call a meeting of the Beneficiaries to be held at such time and at such place within the State of Colorado (or elsewhere if so determined by the Trustees) as the Trustees shall determine. Written notice of every meeting of the Beneficiaries shall be given by the Trustees (except as provided in Section 12.3), which written notice shall set forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, and shall be mailed not more than sixty (60) nor less than ten (10) days before such meeting is to be held to all of the Beneficiaries of record not more than sixty (60) days before the date of such meeting. The notice shall be directed to the Beneficiaries at their respective addresses as they appear in the records of the Trust.

      12.3 MEETING CALLED ON REQUEST OF BENEFICIARIES. Within thirty (30) days after written request to the Trustees by Beneficiaries having an aggregate Beneficial Interest of at least twenty-five percent (25%) to call a meeting of all the Beneficiaries, which written request shall specify in reasonable detail the action proposed to be taken, the Trustees shall proceed under the provisions of Section 12.2 to call a meeting of the Beneficiaries, and if the Trustees fail to call such meeting within such thirty (30) day period then such meeting may be called by Beneficiaries, or their designated representative, having an aggregate Beneficial Interest of at least twenty-five percent (25%).

      12.4 PERSONS ENTITLED TO VOTE AT MEETING OF BENEFICIARIES. Each Beneficiary shall be entitled to vote at a meeting of the Beneficiaries either in person or by his proxy duly authorized in writing. The vote of each Beneficiary shall be based on the number of Units held by each Beneficiary in the Trust. The signature of the Beneficiary on such written authorization need not be witnessed or notarized.

      12.5 QUORUM. At any meeting of Beneficiaries, the presence of Beneficiaries having an aggregate Beneficial Interest sufficient to take action on any matter for the transaction of which such meeting was called shall be necessary to constitute a quorum.

      12.6 ADJOURNMENT OF MEETING. Any meeting of Beneficiaries may be adjourned from time to time and a meeting may be held at such adjourned time and place without further notice.

      12.7 CONDUCT OF MEETINGS. The Trustees shall appoint the Chairman and the Secretary of the meeting. The vote upon any resolution submitted to any meeting of Beneficiaries shall be by written ballot. Two inspectors of votes, appointed by the Chairman of the meeting, shall count all votes cast at the meeting for or against any resolution and shall make and file with the Secretary of the meeting their verified written report.

      12.8 RECORD OF MEETING. A record of the proceedings of each meeting of Beneficiaries shall be prepared by the Secretary of the meeting. The record shall be signed and verified by the Secretary of the meeting and shall be delivered to the Trustees to be preserved by them. Any record so signed and verified shall be conclusive evidence of all of the matters therein stated.

ARTICLE 13

AMENDMENTS

      13.1 CONSENT OF BENEFICIARIES. At the direction or with the consent of Beneficiaries having an aggregate Beneficial Interest of at least a majority or such greater percentage as shall be specified in this Agreement for the taking of an action by the Beneficiaries under the affected provision of

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this Agreement, the Trustees shall promptly make and execute a declaration amending this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or amendments thereto; provided, however, that no such amendment shall: (i) permit the Trustees to engage in any activity prohibited by Sections 2.3, 2.4, 3.3, 5.3 or 6.1 hereof or affect the Beneficiaries’ rights to receive their proportionate shares of the Trust Assets at the time of any distribution; (ii) cause the Trust, in the opinion of counsel to the Trustees, to be treated for federal, state or local income tax purposes, as other than a liquidating trust under Treasury Regulation Section 301.7701-4(d), or cause the Beneficiaries to be treated as other than the owner of their respective shares of the Trust’s taxable income pursuant to Section 671-678 of the Code and any analogous provision of state or local law; (iii) expand the liability or potential liability of a Trustee for acts performed by such Trustee prior to the adoption of such amendment; or (iv) be inconsistent with the distribution priorities set forth in Section 5.5 hereof or the rights of Creditors to be paid prior to Beneficiaries.

      13.2 NOTICE AND EFFECT OF AMENDMENT. Promptly after the execution by the Trustees of any such declaration of amendment, the Trustees shall give notice of the substance of such amendment to the Beneficiaries or, in lieu thereof, the Trustees may send a copy of the amendment to each Beneficiary. Upon the execution of any such declaration of amendment by the Trustees, this Agreement shall be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties, and immunities of the Trustees and the Beneficiaries under this Agreement shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modification and amendments, and all the terms and conditions of any such amendment shall thereby be deemed to be part of the terms and conditions of this Agreement for any and all purposes.

ARTICLE 14

MISCELLANEOUS PROVISIONS

      14.1 FILING DOCUMENTS. This Agreement shall be filed or recorded in such office or offices as the Trustees may determine to be necessary or desirable. A copy of this Agreement and all amendments thereof shall be maintained in the office of each Trustee and shall be available at all times during regular business hours for inspection by any Beneficiary or his duly authorized representative. The Trustees shall file or record any amendment of this Agreement in the same places where the original Agreement is filed or recorded. The Trustees shall file or record any instrument that relates to any change in the office of the Trustees in the same places where the original Agreement is filed or recorded.

      14.2 INTENTION OF PARTIES TO ESTABLISH TRUST. This Agreement is intended to create a liquidating trust for federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent therewith and, if necessary, this Agreement may be amended by the Trustees without action by the Beneficiaries to comply with such federal income tax laws, which amendments may apply retroactively. This Agreement is not intended to create, and shall not be interpreted as creating, a corporation, association, partnership, or joint venture of any kind for purposes of federal income taxation or for any other purpose.

      14.3 BENEFICIARIES HAVE NO RIGHTS OR PRIVILEGES AS SHAREHOLDERS. Except as expressly provided in this Agreement or under applicable law, the Beneficiaries shall have no rights or privileges under this Agreement or with respect to the Trust Assets or the Trusts or attributable to their former status as Shareholders.

      14.4 LAWS AS TO CONSTRUCTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

      14.5 SEVERABILITY. In the event any provision of this Agreement or the application thereof to any Person or circumstances shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be

B-4-17

affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      14.6 NOTICES. Any notice or communication by the Trustees to any Beneficiary shall be deemed to have been sufficiently given, for all purposes, if deposited, postage prepaid, in the United States mail addressed to such Person at his address as shown in the records of the Trust. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telegram or telecopier to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

If to the Trustees (Robert W. Moore, Stephen K. Radusch and Rick D. Rhodes):

2875 East Patrick Lane, Suite G Las Vegas, Nevada 89120 Facsimile: 702-740-5643

with a copy to:

Gray Cary Ware & Freidenrich LLP 400 Capitol Mall, Suite 2400 Sacramento, California 95814 Attention: Gilles S. Attia, Esq. Facsimile: 916-930-3201

14.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

      14.8 BINDING. The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, Beneficiaries, employees or agents of the Trust, but only the Trust Assets shall be bound.

      14.9 INFORMATION. Chadmoore shall provide to the Trustees such documents and information as the Trustees may reasonably request from time to time in connection with the preparation of tax returns and other legitimate purposes, and shall permit the Trustees to make copies thereof. Any such documents and information provided pursuant to this Section 14.9 shall be held in confidence and shall be treated in the same manner as the receiving Person treats its own confidential information.

*  *  *  *  *

B-4-18

      IN WITNESS WHEREOF, Chadmoore Wireless Group, Inc., has caused this Agreement to be signed and acknowledged by its President and Chief Executive Officer, and the same to be attested by its Secretary, and each Trustee herein has executed this Agreement, as Trustee and not as an individual, effective this           day of           , 200 .

CHADMOORE WIRELESS GROUP, INC.

By:

Name: Robert W. Moore
Title: President and Chief Executive Officer

Attest:

Secretary

ROBERT W. MOORE
As Trustee

STEPHEN K. RADUSCH
As Trustee

RICK D. RHODES
As Trustee

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Annex C

COLORADO DISSENTER’S RIGHTS STATUTES

§ 7-113-101. Definitions

      For purposes of this article:

      (1) “Beneficial shareholder” means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

      (3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

      (4) “Fair value”, with respect to a dissenters’ shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

      (5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

      (6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

      (7) “shareholder” means either a record shareholder or a beneficial shareholder.

§ 7-113-102. Right to dissent

      (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

           (a) Consummation of a plan of merger to which the corporation is a party if:

                (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

                (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

           (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

           (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

           (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

      (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

           (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

           (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

           (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

      (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder’s shares, pursuant to the corporate action, anything except:

           (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

           (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934”, as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

           (c) Cash in lieu of fractional shares; or

           (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

      (2) Deleted by Laws 1996, H.B.96-1285, S 30, eff. June 1, 1996.

      (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

      (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

      (4) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 7-113-103. Dissent by nominees and beneficial owners

      (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters’ rights as to the shares held on the beneficial shareholder’s behalf only if:

           (a) The beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

           (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

      (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation on the ability to exercise dissenters’ rights. Any such requirement shall be stated in the dissenters’ notice given pursuant to section 7-113-203.

§ 7-113-201. Notice of dissenters’ rights

      (1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders’ meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202(1).

      (2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202(2).

§ 7-113-202. Notice of intent to demand payment

      (1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters’ rights shall:

           (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the proposed corporate action is effectuated; and

           (b) Not vote the shares in favor of the proposed corporate action.

      (2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters’ rights shall not execute a writing consenting to the proposed corporate action.

      (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder’s shares under this article.

§ 7-113-203. Dissenters’ notice

      (1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this article.

      (2) The dissenters’ notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters’ rights under section 7-113-102 and shall:

           (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

           (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

           (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

           (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

           (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

           (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

           (g) Be accompanied by a copy of this article.

§ 7-113-204. Procedure to demand payment

      (1) A shareholder who is given a dissenters’ notice pursuant to section 7-113-203 and who wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

           (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

           (b) Deposit the shareholder’s certificates for certificated shares.

      (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder’s exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of such corporate action.

      (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

      (4) A shareholder who does not demand payment and deposit the shareholder’s share certificates as required by the date or dates set in the dissenters’ notice is not entitled to payment for the shares under this article.

§ 7-113-205. Uncertificated shares

      (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

      (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

§ 7-113-206. Payment

      (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters’ rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenters’ shares, the amount the corporation estimates to be the fair value of the dissenters’ shares, plus accrued interest.

      (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

           (a) The corporation’s balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

           (b) A statement of the corporation’s estimate of the fair value of the shares;

           (c) An explanation of how the interest was calculated;

           (d) A statement of the dissenters’ right to demand payment under section 7-113-209; and

           (e) A copy of this article.

§ 7-113-207. Failure to take action

      (1) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters’ notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

§ 7-113-208.	Special provisions relating to shares acquired after announcement of proposed corporate action

      (1) The corporation may, in or with the dissenters’ notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenters’ payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters’ rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters’ rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

      (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

§ 7-113-209. Procedure if dissenter is dissatisfied with payment or offer

      (1) A dissenter may give notice to the corporation in writing of the dissenters’ estimate of the fair value of the dissenters’ shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation’s offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

           (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

           (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

           (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

      (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenters’ shares.

§ 7-113-301. Court action

      (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

      (2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation’s principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenters’ payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenters’ shares, or as provided by law.

      (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenters’ shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenters’ shares for which the corporation elected to withhold payment under section 7-113-208.

§ 7-113-302. Court costs and counsel fees

      (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

           (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

           (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

Annex D

BERWIND FINANCIAL, L.P.

October 29, 2001

Board of Directors

Chadmoore Wireless Group, Inc.
2875 East Patrick Lane
Suite G
Las Vegas, NV 89120

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Chadmoore Wireless Group, Inc. (“Chadmoore”), par value $.001 per share, (the “Shareholders”), of the financial terms of the proposed transaction (“Proposed Transaction”) by and between Chadmoore and Nextel Communications, Inc. (“Nextel”). The terms of the Proposed Transaction are set forth in the Agreement and Plan of Reorganization dated as of August 21, 2000 by and between Chadmoore and Nextel (including all amendments, schedules and exhibits, the “Definitive Agreement”), and provide that Nextel (through a wholly-owned subsidiary) will acquire substantially all of the assets of Chadmoore in exchange for an aggregate number of shares of Class A Common Stock of Nextel (“Nextel Stock”) determined by dividing $130 million by the Nextel Closing Price (as defined in the Definitive Agreement), subject to the pricing adjustments detailed in the Definitive Agreement, which may include, under certain circumstances, consideration in the form of cash. If the value (as set forth in the Definitive Agreement) of the Channels (as defined in the Definitive Agreement) which Chadmoore fails to Deliver (as defined in the Definitive Agreement) exceeds $4.225 million, in the aggregate, the value of the consideration received by Chadmoore will be reduced by the value of the Channels Chadmoore fails to Deliver. Depending upon the Nextel Closing Price and resultant form of consideration, the Proposed Transaction may or may not qualify for tax-free status. For purposes hereof, we have assumed that if the Proposed Transaction is tax-free, Chadmoore will receive consideration of at least $103.4 million and if the Proposed Transaction is not tax-free, Chadmoore will receive consideration, after taxes, of at least $103.4 million.

      Berwind Financial, L.P., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

      In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of Chadmoore, (ii) considered Chadmoore’s viability as a going concern, (iii) reviewed the historical financial performance and current financial position of Nextel based on its publicly filed financial statements and reviewed Nextel’s general prospects based on recently published company and industry reports issued by research analysts, (iv) reviewed the Definitive Agreement, (v) studied and analyzed the stock market trading history of Chadmoore and Nextel, (vi) considered the terms and conditions of the Proposed Transaction as compared with the terms and conditions of comparable transactions, (vii) met with certain members of Chadmoore’s senior management to discuss its respective operations, historical financial statements and future prospects, (viii) considered the orderly liquidation valuation of Chadmoore’s licenses and tangible assets performed by BIA Consulting, Inc., and (ix) conducted such other financial analyses, studies and investigations as we deemed appropriate.

      Our opinion is given in reliance on information and representations made or given by Chadmoore, and its respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Chadmoore and Nextel including financial statements, financial projections (in the

3000 CENTRE SQUARE WEST, 1300 MARKET STREET, PHILADELPHIA, PA 19102, PHONE (215) 575-2400.
FAX: (215) 563-4878
Member National Association of Securities Dealers

D-1

Board of Directors
October 29, 2001

case of Chadmoore) and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning Chadmoore and Nextel nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Transaction is, in all respects, lawful under applicable law.

      With regard to financial and other information relating to the general prospects of Chadmoore, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the management of Chadmoore as to Chadmoore’s current financial condition and most likely future performance. We have relied upon the assurance of management of Chadmoore that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect and that they have not omitted to provide us with any material information that would be necessary or useful in our analysis of the Proposed Transaction. In rendering our opinion, we have assumed that in the course of obtaining necessary regulatory approvals for the Proposed Transaction, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Transaction to Chadmoore.

      Our opinion is based upon information as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and speaks to no other period. Our opinion pertains only to the financial consideration of the Proposed Transaction and is provided for the information and assistance of the Board of Chadmoore. Our opinion does not constitute a recommendation to the Board of Chadmoore and does not constitute a recommendation to Chadmoore’s shareholders as to how such shareholders should vote on the Proposed Transaction. In addition, we are not expressing an opinion as to the price at which Nextel common stock will trade following the date hereof.

      Based on the foregoing, it is our opinion that, as of the date hereof, the financial terms of the Proposed Transaction by and between Chadmoore and Nextel are fair, from a financial point of view, to the Shareholders.

Sincerely,

/s/ BERWIND FINANCIAL, L.P.

BERWIND FINANCIAL, L.P.

3000 CENTRE SQUARE WEST, 1300 MARKET STREET, PHILADELPHIA, PA 19102, PHONE (215) 575-2400.
FAX: (215) 563-4878
Member National Association of Securities Dealers

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Annex E

FORM OF VOTING AGREEMENT

November 16, 2001

Nextel Communications, Inc.

2001 Edmund Halley Drive
Reston, VA 20191

Re:	Agreement and Plan of Reorganization dated as of August 21, 2000 (the “Agreement”), as amended August 31, 2000, February 20, 2001, June 29, 2001, and November 16, 2001, by and among Nextel Communications, Inc. (“Nextel”), Nextel Finance Company (“Acquisition Sub”) and Chadmoore Wireless Group, Inc. (“Chadmoore”) (as amended, the “Amended Agreement”)

Gentlemen:

      To induce you to enter into the Amended Agreement referenced above, the undersigned, being a Shareholder of Chadmoore, agrees as follows:

(a)	The undersigned hereby irrevocably agrees to (i) attend, in person or by proxy, the meeting of Chadmoore’s Shareholders relating to the vote on the Reorganization (as defined in the Agreement) and the transactions contemplated by the Amended Agreement, and any and all lawful adjournments thereof, and (ii) vote (or cause to be voted) the shares (the “Shareholder Shares”) of the common stock of Chadmoore, $0.001 par value (the “common stock”), owned by the undersigned as of the date hereof and any other voting securities of Chadmoore, whether issued heretofore or hereafter, that the undersigned owns or has the right to vote, for the approval of the Reorganization and the transactions contemplated by the Amended Agreement. The undersigned confirms that such agreement to attend and vote is coupled with an interest. The undersigned revokes any and all previous proxies with respect to the Shareholder Shares and/or any other voting securities of Chadmoore owned by the undersigned, including, without limitation, the Letter Agreement, dated as of August 21, 2000, between the undersigned and Nextel with respect to its support of the Agreement.

(b)	The undersigned will not solicit, encourage or recommend to other holders of common stock that: (i) they vote their shares of common stock against the approval of the Reorganization and the transaction contemplated by the Amended Agreement; (ii) they abstain from voting, or otherwise fail to vote, their shares of common stock in connection with the consideration of the Reorganization and the transactions contemplated by the Amended Agreement; (iii) they sell, transfer, tender or otherwise dispose of their shares of common stock other than as contemplated in connection with the Reorganization; or (iv) they attempt to exercise any applicable statutory appraisal or other similar rights.

      This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Name:

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